As Filed with the Securities and Exchange Commission on December 12, 2003
                                                   Registration No.: 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                    FORM S-4
                             Registration Statement
                        Under The Securities Act of 1933
                       --------------------------------

                               YDI Wireless, Inc.
             (Exact name of Registrant as specified in its charter)

            Delaware                        3679                 04-2751645
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number) Identification No.)
                       --------------------------------

                               YDI Wireless, Inc.
                                8000 Lee Highway
                             Falls Church, VA 22042
                                 (703) 205-0600
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              Robert E. Fitzgerald
                             Chief Executive Officer
                               YDI Wireless, Inc.
                                8000 Lee Highway
                             Falls Church, VA 22042
                                 (703) 205-0600
                     (Name, Address, Including Zip Code, and
          Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
  David L. Renauld, Esq.            Gary W. Havener        Carl A. Generes, Esq.
    YDI Wireless, Inc.                 President           4315 West Lovers Lane
 20 Industrial Drive East             Phazar Corp          Dallas, TX 75209-2818
South Deerfield, MA 01373      405 West Loop 820 South       (214) 352-8674
     (413) 665-8551        Suite 100, Fort Worth, TX 76108
                                   (817) 560-1717
                        --------------------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        --------------------------------
                         CALCULATION OF REGISTRATION FEE

========================  ================  ==================  ==================  ============
                          Amount of Shares   Proposed Maximum    Proposed Maximum     Amount of
    Title of Securities   to be Registered  Offering Price per  Aggregate Offering  Registration
     to be Registered            (1)             Share (2)            Price (2)          Fee
------------------------  ----------------  ------------------  ------------------  ------------
 Common stock, par value
    $0.01 per share           2,222,014           $5.01            $10,981,559         $889.00
========================  ================  ==================  ==================  ============

(1) Based on the maximum number of shares of the Registrant's common stock that may be issued in the merger.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f) and 457(c) of the Securities Act of 1933, as amended and based upon (i) $5.01, the average of the high and low per share prices of the Phazar common stock as reported on the Nasdaq SmallCap Market on December 10, 2003, and (ii) the maximum number of shares of Phazar common stock expected to be exchanged in the merger.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION DATED DECEMBER 12, 2003


     [YDI WIRELESS LOGO]                     [PHAZAR CORP LOGO]PHAZAR CORP

                               December ___, 2003
Dear Stockholder:

     We are very pleased to announce that YDI Wireless, Inc. and Phazar Corp have agreed to merge.

     Phazar stockholders are cordially invited to attend a special meeting of Phazar stockholders relating to that merger. At the Phazar special meeting, Phazar stockholders will be asked to adopt and approve the Agreement and Plan of Merger, dated as of October 30, 2003, pursuant to which YDI Wireless and Phazar have agreed to merge. At the Phazar special meeting, Phazar's stockholders will also be asked to give Phazar's management the discretionary authority to adjourn the meeting to a later date or dates, but not later than February 25, 2004, in order to solicit additional proxies in favor of the merger proposal. The date, time, and place of the special meeting are as follows:

   February 2, 2004, 9:30 a.m. local time, at National Depository Corporation,
           Suite 100, 405 West Loop 820 South, White Settlement, Texas

     Under the terms of the merger agreement, Stun Acquisition Corporation, a wholly owned subsidiary of YDI, will merge with and into Phazar and Phazar will become a wholly owned subsidiary of YDI. YDI will be the surviving publicly traded company.

     In the merger, Phazar stockholders will become entitled to receive 1.2 shares of YDI common stock in exchange for each share of Phazar common stock they hold except for shares of Phazar held by YDI and its subsidiaries which will be canceled. Based on shares outstanding as of December 8, 2003, YDI stockholders will own approximately 87.3% of the combined entity and Phazar stockholders will own approximately 12.7%. The number of shares of YDI common stock to be issued will not be adjusted based upon changes in the market price of the common stock of YDI or Phazar. As a result, the value of the YDI common stock to be received by Phazar stockholders will depend on the market price of the YDI common stock at the time of the merger.

     The YDI common stock is currently quoted for trading on the OTC Bulletin Board under the symbol "YDIW," and on December 11, 2003, the last sale price of the YDI common stock was $4.55 per share.

     After careful consideration, the boards of directors of YDI and Phazar have unanimously approved the merger agreement and the merger. Phazar's board of directors recommends that their stockholders vote FOR the merger proposals
described in the attached materials.              ---

     The accompanying notice of special meeting and proxy statement/prospectus explain the proposed merger and provide specific information about the special meeting. Please read these materials carefully. In particular, you should carefully consider the discussion in the sections entitled "Risk Factors" beginning on page 12 and "The Merger" beginning on page 31.

     We join our boards of directors in strongly supporting the merger of YDI and Phazar and enthusiastically recommend that the Phazar stockholders vote in favor of the proposals presented to them for approval.

Sincerely,                                   Sincerely,

Robert F. Fitzgerald                         Gary W. Havener
Chief Executive Officer                      President
of YDI Wireless, Inc.                        of Phazar Corp

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this proxy statement/prospectus or the YDI common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated December ___, 2003 and was first mailed to stockholders of Phazar on or about December ___, 2003.





|------------------------------------------------------------------------------|
|     The information in this proxy statement/prospectus is not complete and   |
|may be changed. YDI may not issue the common stock to be issued in            |
|connection with the transactions described in this proxy statement/prospectus |
|until the Registration Statement filed with the Securities                    |
|and Exchange Commission is effective. This proxy statement/prospectus is not | |an offer to sell these securities nor a solicitation of an offer to buy these |
|securities in any state where the offer or sale is not permitted.             |
|------------------------------------------------------------------------------|

                                   PHAZAR CORP
                              101 S.E. 25th Avenue
                             Mineral Wells, TX 76067

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON FEBRUARY 2, 2004

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders relating to the merger of YDI Wireless, Inc. and Phazar Corp ("Phazar") to be held on February 2, 2004, at 9:30 a.m. local time, at National Depository Corporation, Suite 100, 405 West Loop 820 South in White Settlement, Texas.

     At this meeting, you will be asked to vote upon the following matters:

         1. A proposal to approve and adopt the agreement and plan of merger, dated as of October 30, 2003, among Phazar, YDI Wireless, Inc., and Stun Acquisition Corporation, a wholly owned subsidiary of YDI;
         2. A proposal to grant Phazar's management the discretionary authority to adjourn the special meeting to a date or dates not later than February 25, 2004, if necessary to enable Phazar's board of directors to solicit additional proxies in favor of the merger; and
         3. Such other business as may properly come before the special meeting or any adjournment of the meeting.

     Under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), Phazar stockholders who properly object to the proposal to approve and adopt the merger agreement have the right to demand an appraisal of, and payment for, their shares if Phazar completes the merger. If the merger agreement is approved by the stockholders of Phazar at the special meeting and the merger is effected by Phazar, then any stockholder who properly perfects its appraisal rights may demand the appraisal of such holder's shares. The surviving corporation and any such stockholder shall in such case have the rights and duties and shall follow the procedure set forth in Section 262 of the DGCL.

     For a more complete description of your statutory appraisal rights, see "Special Meeting of Phazar Stockholders--Appraisal or Dissenters' Rights" beginning on page 29 and the full text of Section 262 of the DGCL included as Annex C to the accompanying proxy statement/prospectus.

     Our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote FOR the merger. The proposal is described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety and consider carefully before voting. In particular you should consider the matters discussed under "Risk Factors" beginning on page 12.

     Only stockholders of record at the close of business on December 12, 2003, the record date for the meeting, are entitled to receive notice of the special meeting and to vote at this meeting or at any adjournment of the meeting.

         Please mark, sign, date, and return the enclosed form of proxy in the enclosed postage-paid envelope as promptly as possible to ensure your representation at the meeting. If you attend the special meeting, you may vote in person even if you have returned a proxy.

                                    Sincerely

                                    Gary W. Havener, President
December ___, 2003
Mineral Wells, Texas

                             YOUR VOTE IS IMPORTANT.
           PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR
                  NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION..................................       v
TRADEMARKS...........................................................       v
QUESTIONS AND ANSWERS ABOUT THE MERGER...............................       vi
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS............................       1
 The Companies.......................................................       1
 Summary of the Merger...............................................       1
 Decision of YDI's Board of Directors................................       1
 Recommendation of Phazar's Board of Directors.......................       2
 Opinion of Phazar's Financial Advisor...............................       2
 Special Meeting of Phazar Stockholders..............................       2
 Directors and Executive Officers of the Combined Company after the Merger 2 Interest of Stockholders, Directors, and Executive Officers in the Merger 2
 Conduct of Business Prior to Completion of the Merger...............       3
 Conditions to Completion of the Merger..............................       3
 Termination of the Merger Agreement.................................       3
 Termination Fees....................................................       4
 "No Solicitation" Provisions........................................       4
 Appraisal or Dissenters' Rights.....................................       4
 Accounting Treatment................................................       5
 Regulatory Matters..................................................       5
 Tax Consequences....................................................       5
 Risk Factors........................................................       5
 Completion and Effectiveness of the Merger..........................       5
 Comparison of Stockholder Rights....................................       5
 Recent Development..................................................       5
 Selected Historical and Pro Forma Financial Information.............       9
 Comparative per Share Data..........................................       13
 Comparative Market Price and Dividend Information...................       14
RISK FACTORS.........................................................       16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...........       35

SPECIAL MEETING OF PHAZAR STOCKHOLDERS...............................       36
 Proxy Statement/Prospectus and Date, Time and Place of Special Meeting     36
 Purpose of the Special Meeting......................................       36
 Recommendation of Phazar's Board of Directors.......................       36
 Record Date, Quorum, Vote Required, Voting of Proxies...............       36
 How to Revoke a Proxy...............................................       37
 Solicitation of Proxies and Expenses................................       37
 Stock held by Phazar Directors and Executive Officers...............       38
 Appraisal or Dissenters' Rights.....................................       38
THE MERGER...........................................................       39
 General Description of the Merger...................................       39
 Completion and Effectiveness of the Merger..........................       39
 Background of the Merger............................................       39
 Joint Reasons for the Merger........................................       43
 YDI's Reasons for the Merger........................................       44
 Decision of YDI's Board of Directors................................       48

 Interests of YDI's Directors and Executive Officers in the Merger...       48
 Phazar's Reasons for the Merger.....................................       49
 Recommendation of Phazar's Board of Directors.......................       52
 Opinion of Phazar's Financial Advisor...............................       52
 Interests of Phazar's Directors and Executive Officers in the Merger       55

 Restrictions on Sales of Shares by Affiliates of Phazar.............       55
 Delisting and Deregistration of Phazar Common Stock After the Merger       56
 Accounting Treatment................................................       56
 Regulatory Matters..................................................       57
 Appraisal or Dissenters' Rights.....................................       57
 Material United States Federal Income Tax Consequences of the Merger       60
THE MERGER AGREEMENT.................................................       63
 General.............................................................       63
 Effective Time of the Merger........................................       63
 Merger Consideration................................................       63
 Treatment of Phazar Stock Options...................................       63
 Exchange of Stock Certificates......................................       63
 Meeting of Stockholders.............................................       64
 Name of Phazar after the Merger.....................................       64
 Board Composition...................................................       65
 Representations and Warranties......................................       65
 Conduct of Business Pending the Merger..............................       66
 Conditions to the Completion of the Merger..........................       68
 "No Solicitation" Provisions........................................       70
 Additional Agreements in Merger Agreement...........................       72
 Termination.........................................................       74
 Effect of Termination...............................................       75
 Termination Fees and Expenses.......................................       75
 Amendments..........................................................       76
 Extension and Waiver................................................       76
AGREEMENTS RELATED TO THE MERGER.....................................       77
 Employment Agreement................................................       77
 Removal of Personal Guarantee.......................................       77
PHAZAR'S ADJOURNMENT PROPOSAL........................................       78
YDI'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS............................       79
 Overview............................................................       79
 Critical Accounting Policies........................................       80
 Results of Operations...............................................       80
 Liquidity and Capital Resources.....................................       87
 Disclosures about Market Risk.......................................       89
PHAZAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS......................................       91
 Critical Accounting Policies........................................       91
 Results of Operations...............................................       92
 Liquidity and Capital Resources.....................................       93
 Disclosures about Market Risk.......................................       94
YDI BUSINESS.........................................................       95
 Overview............................................................       95
 Industry Background.................................................       95
 YDI's Solution......................................................       98
 Strategy............................................................       100
 Products............................................................       100
 Sales and Marketing.................................................       103
 Customer Service....................................................       103
 Customers...........................................................       103
 Research and Development............................................       104
 Manufacturing.......................................................       104
 Competition.........................................................       104
 Intellectual Property...............................................       105
 Government Regulation...............................................       106

 Employees...........................................................       106
 Properties..........................................................       106
 Legal Proceedings...................................................       107
 Market Price and Dividend Information...............................       108
 YDI Equity Compensation Plan Information............................       109
 Recent Stock Issuance...............................................       111
PHAZAR'S BUSINESS....................................................       111
 General.............................................................       111
 Antenna Products Corporation........................................       111
 Tumche Corp (fka Phazar Aerocorp, Inc.).............................       113
 Phazar Antenna Corp.................................................       113
 Thirco, Inc.........................................................       113
 Seasonality.........................................................       114
 Backlog.............................................................       114
 Raw Material Source and Supply......................................       114
 Employees...........................................................       114
 Foreign Sales.......................................................       114
 Description of Property.............................................       114
 Research and Development............................................       115
 Sales and Marketing.................................................       115
 Competition.........................................................       115
 Government Regulation...............................................       115
 Intellectual Property...............................................       116
 Market Price and Dividend Information...............................       116
 Phazar Equity Compensation Plan Information.........................       116
YDI'S MANAGEMENT.....................................................       118
 Directors, Executive Officers, and Key Employees of YDI.............       118
 Board of Directors..................................................       119
 Director Compensation...............................................       120
 Compensation Committee Interlocks and Insider Participation.........       121
 Executive Compensation and Related Information......................       121
 Employment Agreements and Change-of-Control Provisions..............       123
 YDI's Related Party Transactions....................................       124
 YDI's Policy on Interested Transactions.............................       126
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS,
      AND OFFICERS OF YDI............................................       126
PHAZAR'S MANAGEMENT..................................................       129
 Directors and Executive Officers of Phazar..........................       129
 Executive Compensation and Related Information......................       130
 Material Relationships and Related Party Transactions...............       130
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND PHAZAR'S
      DIRECTORS AND MANAGEMENT.......................................       132
DESCRIPTION OF YDI'S CAPITAL STOCK...................................       133
 Authorized Capital Stock............................................       133
 YDI Common Stock....................................................       133
 YDI Preferred Stock.................................................       133
 YDI Stockholder Rights Plan.........................................       134
 Anti-Takeover Effects of Provisions of Delaware Law and YDI's
      Charter and By-laws............................................       134
 Transfer Agent and Registrar.........................................      135
 Quotation............................................................      135
COMPARISON OF RIGHTS OF HOLDERS OF YDI COMMON STOCK AND
      PHAZAR COMMON STOCK............................................       136

SUBMISSION OF STOCKHOLDER PROPOSALS..................................      139
LEGAL MATTERS........................................................      139
EXPERTS..............................................................      139
INDEX TO FINANCIAL STATEMENTS........................................      F-1
ANNEX A - AGREEMENT AND PLAN OF MERGER
ANNEX B - OPINION OF GEORGE C. WITTE, BUSINESS APPRAISER
ANNEX C - APPRAISAL OR DISSENTERS' RIGHTS

                       WHERE YOU CAN FIND MORE INFORMATION

     YDI and Phazar each file, and after the merger YDI will continue to file, reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Copies of these reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

                                 Judiciary Plaza
                                    Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC at the address set forth above or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, including each of YDI and Phazar, that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

Information on YDI's Websites

     Information on any YDI website or the website of any subsidiary of YDI is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve the merger, unless that information is also in this proxy statement/prospectus.

Information on Phazar's Websites

     Information on any Phazar website or the website of any subsidiary of Phazar is not part of this proxy statement/prospectus and you should not rely on that information in deciding whether to approve the merger, unless that information is also in this proxy statement/prospectus.


                                   TRADEMARKS

     This document contains trademarks and servicemarks of YDI and Phazar, as well as trademarks of others. All other brand names or trademarks appearing in this document are the property of their respective holders.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q: Why are YDI and Phazar proposing to       stock. As a result, the value of
   merge?                                    the YDI common stock to be received
                                             in the merger will fluctuate as the
A: We are proposing to merge because         market price of YDI common stock
   we believe that the combination of        fluctuates. Neither YDI nor Phazar
   our two companies will provide our        has the right to terminate the
   respective stockholders with              merger agreement, and Phazar does
   substantial benefits and will             not have the right to change the
   enable us to better serve our             recommendation of its board of
   customers. The proposed merger            directors to its stockholders,
   brings together YDI's established         based on changes in the market
   product lines and substantial sales       price of YDI or Phazar common
   and engineering capabilities with         stock.
   Phazar's established product lines
   and customer relationships. In         Q: What will YDI stockholders receive
   addition, we believe the combined         in the merger?
   company will have increased
   management depth, larger market        A: If the merger is completed, YDI
   presence, larger scale and reduced        stockholders will continue to hold
   administrative expenses.                  their existing YDI common stock.

                                             Based on shares outstanding on
Q: What will Phazar stockholders             December 8, 2003, YDI stockholders
   receive in the merger?                    immediately prior to the merger
                                             will hold approximately 87.3% of
A: If the merger is completed, subject       YDI's common stock when the merger
   to compliance with or exemption           is completed.
   from all applicable state
   regulations related to the issuance    Q: What are the material federal
   of securities, holders of Phazar          income tax consequences to Phazar
   common stock will receive 1.2             stockholders resulting from the
   shares of YDI common stock for each       merger?
   share of Phazar common stock they
   hold on the date of the merger,        A: We expect the transaction to
   with YDI rounding up any fractional       qualify as a tax-free
   shares to the next full share             reorganization for U.S. federal
   instead of issuing fractional             income tax purposes. Assuming the
   shares in the merger. Shares of           transaction qualifies as a tax-free
   Phazar held by YDI and its                reorganization, Phazar stockholders
   subsidiaries will be canceled. For        will generally not recognize any
   example, if you own 1,000 shares of       gain or loss for U.S. federal
   Phazar common stock, you will             income tax purposes as a result of
   receive 1,200 shares of YDI common        the merger.
   stock in exchange for your Phazar
   shares. The number of shares of YDI       WE ENCOURAGE PHAZAR STOCKHOLDERS TO
   common stock to be issued for each        CONSULT THEIR OWN TAX ADVISORS FOR
   share of Phazar common stock is           A FULL UNDERSTANDING OF THE TAX
   fixed and will not be adjusted            CONSEQUENCES OF THE MERGER.
   based upon changes in the market
   price of YDI or Phazar common          Q: What stockholder votes are needed
   to approve the merger?                    merger as quickly as possible. We
                                             expect to complete the merger by
A: There is no vote of the YDI               April 1, 2004.
   stockholders needed to approve the
   merger.                                Q: Are YDI or Phazar stockholders
                                             entitled to appraisal or
   For Phazar, the affirmative vote of       dissenters' rights?
   holders of Phazar common stock
   representing at least 66-2/3% of       A: Holders of Phazar common stock have
   the outstanding shares of Phazar          the right to an appraisal of the
   common stock (excluding shares held       value of their shares in connection
   by YDI or its subsidiaries) as of         with the merger. Holders of YDI
   December 12, 2003 is required to          common stock do not have appraisal
   approve and adopt the merger              rights.
   agreement.
                                          Q: What do I need to do now?
Q: What is the Phazar adjournment
   proposal?                              A: After carefully reading and
                                             considering the information
A: In the Phazar adjournment proposal,       contained in this proxy
   Phazar is asking its stockholders         statement/prospectus, please
   to grant its management the               complete, sign and date your proxy
   discretionary authority to adjourn        and return it in the enclosed
   the Phazar special meeting, to a          return envelope as soon as
   date or dates not later than              possible, so that your shares may
   February 25, 2004 if the number of        be represented at the Phazar
   shares voting in favor of approval        special meeting. If you sign, date
   and adoption of the merger is             and return your proxy card but do
   insufficient to approve the               not include instructions on how to
   proposal. Adjourning the Phazar           vote your proxy, we will vote your
   stockholder meeting to a later date       shares FOR the proposals described
   will provide additional time to           in this proxy statement/prospectus.
   solicit proxies in favor of the
   proposal.                                 The Phazar special meeting will
                                             take place on February 2, 2004. You
Q: What vote is required to approve          may attend your special meeting and
   the Phazar adjournment proposal?          vote your shares in person rather
                                             than voting by proxy.
A: The Phazar adjournment proposal
   will require the affirmative vote      Q: If my shares are held in "street
   of a majority of the shares of            name" by my broker, will my broker
   Phazar common stock present, in           vote my shares for me?
   person or represented by proxy at
   the special meeting and voting on      A: Your broker will vote your shares
   the proposal. YDI and its                 only if you provide instructions on
   subsidiaries are permitted to vote        how to vote in accordance with the
   on the adjournment proposal.              information and procedures provided
                                             to you by your broker.
Q: When do you expect to complete the
   merger?                                   If you hold Phazar common stock and
                                             do not instruct your broker how to
A: We are working to complete the            vote your shares, it will be
   equivalent to voting against              send Phazar stockholders written
   approval and adoption of the merger       instructions for exchanging their
   agreement at your special meeting         stock certificates for certificates
   but will have no effect on the            representing shares of the combined
   outcome of the adjournment                company. YDI stockholders will not
   proposal.                                 need to obtain new stock
                                             certificates.
Q: What happens if I do not vote?
                                          Q: Whom should I call with questions?
A: If you are a Phazar stockholder and
   you do not submit a proxy or vote      A: If you have any questions about the
   at your special meeting, your             merger or if you need additional
   shares will not be counted for the        copies of this proxy
   purposes of determining the               statement/prospectus or the
   presence of a quorum and your             enclosed proxy, you should contact:
   inaction will have the same effect
   as a vote against approval and              For information about Phazar:
   adoption of the merger agreement.                 Phazar Corp
   If you submit a proxy and                         101 S.E. 25th Avenue
   affirmatively elect to abstain from               Mineral Wells, TX 76067
   voting, your proxy will be counted                Tel: (940) 325-0716
   as present for the purposes of                    Attn: Corporate Secretary
   determining the presence of a
   quorum, but will not be voted at            For information about YDI:
   the special meeting. As a result,                 YDI Wireless, Inc.
   your abstention will have the same                20 Industrial Drive East
   effect as a vote against approval                 South Deerfield, MA  01373
   and adoption of the merger                        Tel: (413) 665-8551
   agreement but will have no effect                 Attn: Corporate Secretary
   on the outcome of the adjournment
   proposal.                                 You may also obtain additional
                                             information about YDI and Phazar
Q: Can I change my vote after I have         from documents filed with the
   mailed my signed proxy?                   Securities and Exchange Commission
                                             by following the instructions in
A: Yes. If you want to change your           the section entitled "Where You Can
   vote, send the corporate secretary        Find More Information" on page iv.
   of Phazar a later-dated, signed
   proxy card before your special
   meeting or attend your special
   meeting and vote in person. You may
   also revoke your proxy by sending
   written notice to the corporate
   secretary of Phazar before your
   special meeting.

Q: Should I send in my stock
   certificates now?

A: No. Stockholders should not send in
   their stock certificates now. After
   the merger is completed, we will

                   SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS

     We are sending this proxy statement/prospectus to Phazar stockholders. This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement and the opinion of George C. Witte, Business Appraiser, attached as Annexes A and B, respectively, and the other documents to which we refer. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.





The Companies (see page 95 and 111)       manufactures, and markets standard and
                                          custom antennas, guyed and self
     YDI Wireless, Inc.                   supported towers, support structures,
     8000 Lee Highway                     masts, and communication accessories
     Falls Church, VA 22042               worldwide. Customers include the U.S.
     (703) 205-0600                       Government, both military and civil
                                          agencies, U.S. Government prime
   YDI Wireless, Inc. is a leading        contractors, and commercial clients.
provider of extended range,               Examples of Antenna Products
license-free wireless data equipment      Corporation's U.S. Government supplied
and is a leading designer of turnkey      products include ground to air
long distance wireless systems ranging    collinear antennas, instrument landing
from 115 kilobits per second (kbps) to    antennas and towers, fixed system
1 gigabit per second (Gbps) for           multi-port antenna arrays, tactical
applications such as wireless             quick erect antennas and masts,
Internet, wireless video, wireless        shipboard antenna tilting devices,
local area networks (LANs), wireless      transport pallets, surveillance
wide area networks (WANs), wireless       antennas, antenna rotators,
metropolitan area networks (MANs),        positioners and controls, and high
wireless virtual private networks, and    power broadcast baluns.
802.11b Hot Spot and Hot Zone
solutions.                                Summary of the Merger (see page 39)

     Phazar Corp                             In the merger, Stun Acquisition
     101 S.E. 25th Avenue                 Corporation, a newly formed wholly
     Mineral Wells, TX 76067              owned subsidiary of YDI, will merge
     (940) 325-3301                       with and into Phazar, and Phazar will
                                          survive the merger as a wholly owned
   Phazar Corp is a holding company.      subsidiary of YDI. As a result of the
Its wholly owned subsidiary, Antenna      merger, each share of Phazar common
Products Corporation, designs,            stock, except for shares owned by YDI
or its subsidiaries which will be         Recommendation of Phazar's Board of
canceled pursuant to the merger and       Directors (see page 52)
dissenting shares, will be converted
into the right to receive 1.2 shares         After careful consideration,
of the common stock of YDI. Holders of    Phazar's board of directors determined
Phazar common stock who would have        that the merger is in the best
received a fractional share of YDI        interests of Phazar and its
common stock will receive an              stockholders. Phazar's board of
additional fraction of a share            directors unanimously recommends that
sufficient to issue them the next full    the Phazar stockholders vote FOR
share of YDI common stock. Each share     approval and adoption of the merger
of YDI common stock outstanding prior     agreement.
to the merger will be unaffected by
the merger.                               Opinion of Phazar's Financial Advisor
                                          (see page 52)
   The YDI common stock that holders
of Phazar common stock will receive in       In connection with the proposed
the merger is quoted for trading on       merger, Phazar's financial advisor,
the OTC Bulletin Board under the          George C. Witte, Business Appraiser,
ticker symbol "YDIW."                     delivered his written opinion to
                                          Phazar's board of directors as to the
   In the merger, Phazar stockholders     fairness, from a financial point of
will receive shares of YDI common         view, to Phazar's stockholders of the
stock representing approximately 12.7%    exchange ratio provided for in the
of the total number of shares of the      merger. The full text of Mr. Witte's
combined company's common stock           written opinion, dated October 27,
outstanding following the merger,         2003, is attached to this proxy
based on shares outstanding on            statement/prospectus as Annex B. We
December 8, 2003. On December 11,         encourage you to read this opinion
2003, the last trading day before the     carefully in its entirety for a
date of this proxy                        description of the procedures
statement/prospectus, the last sale       followed, assumptions made, matters
price of YDI common stock on the OTC      considered and limitations on the
Bulletin Board was $4.55 per share.       review undertaken.

   We have attached a copy of the         Special Meeting of Phazar Stockholders
merger agreement, which is the legal      (see page 36)
document that governs the merger, as
Annex A to this proxy                        The special meeting of Phazar
statement/prospectus. We encourage you    stockholders will be held at National
to read it carefully.                     Depository Corporation, Suite 100, 405
                                          West Loop 820 South, White Settlement,
Decision of YDI's Board of Directors      Texas, on February 2, 2004, beginning
(see page 48)                             at 9:30 a.m., local time. If you owned
                                          shares of Phazar on December 12, 2003,
   After careful consideration, YDI's     the record date for the Phazar special
board of directors determined that the    meeting, you are entitled to receive
merger is in the best interests of YDI    this document and to vote in
and its stockholders and approved the     connection with the merger. On
merger and the merger agreement. No       December 8, 2003, there were 2,191,928
vote of YDI's stockholders is             shares of Phazar common stock
necessary to approve the merger or the    outstanding, 1,088,101 shares, or
issuance of YDI common stock in the       approximately 49.6 percent, of which
merger.                                   were owned by Phazar directors and
executive officers and 470,250 shares,    Interest of Stockholders, Directors,
or approximately 21.4 percent, of         and Executive Officers in the Merger
which were owned by YDI. You can cast     (see pages 38 and 43)
one vote for each share of Phazar
common stock you own.                        When considering the
                                          recommendations of Phazar's board of
   The affirmative vote of at least       directors, you should be aware that
66-2/3% of the outstanding shares of      some of the stockholders, directors,
Phazar common stock (excluding shares     and executive officers of each company
held by YDI or its subsidiaries) is       have interests in the merger that are
required to approve and adopt the         different from, or are in addition to,
merger agreement. The affirmative vote    your interests. These interests
of the holders of a majority of the       include:
shares of Phazar common stock present
in person or represented by proxy and      o YDI directly or through its
voting on the proposal at the special        subsidiaries owns 470,250 shares
meeting is required to grant                 (approximately 21.4%) of Phazar's
discretionary authority to Phazar's          outstanding common stock;
management to adjourn or postpone the
special meeting to enable the Phazar       o Clark D. Wraight, a member of
board of directors to solicit                Phazar's board of directors and its
additional votes to approve and adopt        Vice President, Secretary, and
the merger agreement.                        Treasurer, will enter into an
                                             employment agreement with YDI,
Directors and Executive Officers of          effective upon the closing of the
the Combined Company after the Merger        merger, under which he will serve
(see pages 38, 43, and 50)                   as President of Phazar after the
                                             merger when Phazar is a wholly
   Following the merger, the current         owned subsidiary of YDI;
executive officers of YDI will
continue in their roles. Robert E.         o YDI has agreed to remove Gary
Fitzgerald will continue as Chief            Havener's personal guarantee of the
Executive Officer. Michael F. Young          bank loan secured by Phazar's
will continue as President and Chief         primary facility within 30 days of
Technical Officer. Patrick L. Milton         consummation of the merger;
will continue as Chief Financial
Officer and Treasurer. Gordon D. Poole     o four directors from YDI, Carol B.
will continue as Vice President Sales        Armitage, Robert E. Fitzgerald,
- West. David L. Renauld will continue       Daniel A. Saginario, and Michael F.
as Vice President, Legal and Corporate       Young, and one director from
Affairs and Secretary. It is expected        Phazar, Clark D. Wraight, will be
that Clark D. Wraight, current Vice          the initial members of the board of
President, Secretary, and Treasurer of       directors of the combined company;
Phazar, will become President of
Phazar after the merger when Phazar is     o one director from YDI, Gordon D.
a wholly owned subsidiary of YDI.            Poole, will resign as a director of
                                             YDI upon closing of the merger; and
   Following the merger, the board of
directors of the combined company will     o YDI and Phazar, as the surviving
consist of four directors from YDI,          corporation in the merger, will
Carol B. Armitage, Robert E.                 indemnify each officer, director,
Fitzgerald, Daniel A. Saginario, and         or employee of Phazar and any other
Michael F. Young, and one director           person entitled to be indemnified
from Phazar, Clark D. Wraight.               by Phazar under its charter,
   by-laws or any indemnification            In addition, the obligation of
   agreement with Phazar as in effect     Phazar to effect the merger is further
   on the date of the merger agreement    subject to the satisfaction or waiver
   to the same extent provided in such    of the following additional
   charter, by-laws or agreement.         conditions:

Conduct of Business Prior to               o one member of YDI's board of
Completion of the Merger (see page 51)       directors shall have submitted his
                                             written resignation, effective as
   In the merger agreement, both YDI         of the completion of the merger;
and Phazar agreed to conduct their           and
business in the ordinary course
substantially as conducted previously      o no material adverse change with
except for activities contemplated by        respect to YDI may have occurred.
the merger agreement or to the extent
the other party otherwise consents.          In addition, the obligation of YDI
These restrictions apply from the date    to effect the merger is further
of the merger agreement until the         subject to the satisfaction or waiver
earlier of termination of the merger      of the following additional
agreement or completion of the merger.    conditions:

Conditions to Completion of the Merger     o YDI must have received the
(see page 53)                                resignations from such officers and
                                             directors of Phazar and its
   YDI's and Phazar's obligations to         subsidiaries as YDI requests; and
complete the merger are subject to the
satisfaction or waiver of several          o no material adverse change with
closing conditions, including, in            respect to Phazar may have
addition to other customary closing          occurred.
conditions, the following:
                                          Termination of the Merger Agreement
 o Phazar stockholders must have          (see page 57)
   approved and adopted the merger
   agreement;                                The merger agreement may be
                                          terminated before the merger is
 o the registration statement on Form     completed:
   S-4, of which this prospectus is a
   part, must be effective, and no         o by mutual written consent;
   stop order suspending its
   effectiveness may be in effect and      o by either party, if the merger has
   no proceedings for suspending its         not been completed by April 1, 2004
   effectiveness may be pending before       through no fault of the terminating
   or threatened by the Securities and       party;
   Exchange Commission; and
                                           o by either party, if the
 o no more than 10% of Phazar's              stockholders of Phazar have not
   outstanding shares may be able to         approved and adopted the merger
   exercise dissenters' rights under         agreement at their stockholders'
   Delaware law; and                         meeting, provided Phazar may not
                                             terminate on this basis if it is in
 o compliance with or exemption from         material breach of the merger
   all applicable state regulations          agreement;
   related to the issuance of
   securities.                             o by either party, if the board of
   directors of the other party           Termination Fees (see page 58)
   accepts or approves a superior
   proposal or recommends a superior         Phazar will pay a $300,000
   proposal to the stockholders of the    termination fee to YDI if:
   other party and the terminating
   party is not in material breach of      o Phazar's board of directors amends,
   the merger agreement;                     withholds, or withdraws its
                                             recommendation of the merger, YDI
 o by either party, if there has been        is not in material breach of the
   a material breach by the other            merger agreement, and YDI
   party of any representation,              terminates the merger agreement; or
   warranty, covenant or agreement in
   the merger agreement, and               o Phazar's board of directors accepts
                                             or approves a superior proposal or
   o the breach has not been cured           recommends a superior proposal to
     within thirty days after written        its stockholders and the merger
     notice (except that no cure period      agreement is terminated by a party
     shall be required for a breach          which is not in material breach of
     which by its nature cannot be           the merger agreement.
     cured);
                                             YDI will pay a $300,000 termination
   o the terminating party is not in        fee to Phazar if:
     material breach of the terms of
     the merger agreement; and             o YDI's board of directors amends,
                                             withholds, or withdraws its
   o the breach would result in the          approval of the merger, Phazar is
     failure to satisfy one or more          not in material breach of the
     conditions to the merger;               merger agreement, and Phazar
                                             terminates the merger agreement; or
 o by either party, if the other
   party's board of directors amends,      o YDI's board of directors accepts or
   withholds or withdraws its approval       approves a superior proposal or
   (in the case of YDI) or                   recommends a superior proposal to
   recommendation (in the case of            its stockholders and the merger
   Phazar) of the merger and the             agreement is terminated by a party
   terminating party is not in               which is not in material breach of
   material breach of the merger             the merger agreement.
   agreement; and
                                          "No Solicitation" Provisions
 o by either party, if a court issues     (see page 54)
   a final, non-appealable order that
   prevents the merger, or a                 The merger agreement contains
   governmental entity shall have         provisions prohibiting Phazar from
   enacted a law, regulation, or order    initiating or engaging in any
   or taken any final action which has    discussion regarding a competing
   the effect of making the merger        acquisition transaction. Phazar has
   illegal or prohibits YDI's             agreed that it and its subsidiaries
   ownership or operation of a            will not, and will cause their
   material portion of its business or    respective directors, officers,
   requires YDI to dispose of or hold     employees, representatives, investment
   separate a material portion of its     bankers, agents and affiliates not to,
   business or assets or Phazar's         take any action to solicit a competing
   business or assets as a result of      acquisition proposal.
   the merger.

   The merger agreement contains          of Delaware is attached to this proxy
provisions prohibiting YDI from           statement/prospectus as Annex C. Your
entering into any agreement that would    failure to comply with the procedures
preclude or prohibit the merger. YDI      described in Annex C will result in
has agreed that it and its                the loss of appraisal rights.
subsidiaries will not, and will cause
their respective directors, officers,     Accounting Treatment (see page 44)
employees, representatives, investment
bankers, agents and affiliates not to,       The merger is expected to be
enter into any agreement with any         accounted for using the purchase
third party which would preclude or       method of accounting. YDI will be
prevent the merger or the other           deemed the acquirer for financial
transactions contemplated by the          reporting purposes. Under the purchase
merger agreement.                         method of accounting, the purchase
                                          price in the merger is allocated among
   There are limited exceptions to        the Phazar assets acquired and the
these prohibitions that enable the        Phazar liabilities assumed to the
boards of directors of YDI and Phazar     extent of their fair market value,
to fulfill their fiduciary duties to      with any excess purchase price being
the YDI stockholders and Phazar           allocated to goodwill.
stockholders, respectively.
                                          Regulatory Matters (see page 45)
Appraisal or Dissenters' Rights
(see pages 29 and 45)                        The offer of YDI common stock is
                                          being made solely by this proxy
   Under Delaware law, YDI                statement/prospectus and is being made
stockholders are not entitled to          to holders of all outstanding shares
appraisal rights in connection with       of Phazar common stock. YDI has agreed
the merger.                               to take all steps necessary to comply
                                          with the state securities and blue sky
   Under Delaware law, Phazar             laws applicable to the issuance of
stockholders are entitled to appraisal    shares of YDI common stock in the
rights in connection with the merger.     merger.
To exercise appraisal rights, a Phazar
stockholder must:                         Tax Consequences (see page 47)

 o provide written notice to Phazar          We expect the transaction to
   before the taking of the vote of       qualify as a tax-free reorganization
   the Phazar stockholders on the         for U.S. federal income tax purposes.
   approval and adoption of the merger    Assuming the transaction qualifies as
   agreement demanding appraisal of       a tax-free reorganization, Phazar
   the stockholder's shares;              stockholders will generally not
                                          recognize any gain or loss for U.S.
 o vote against the approval and          federal income tax purposes as a
   adoption of the merger agreement or    result of the merger.
   abstain from voting; and
                                          Risk Factors (see page 12)

 o comply with other procedures
   required by Section 262 of the            By voting for or against the merger
   General Corporation Law of the         proposal, Phazar stockholders are
   State of Delaware.                     effectively deciding whether or not to
                                          invest in YDI common stock. An
   A copy of Section 262 of the           investment in YDI common stock
General Corporation Law of the State      involves a high degree of risk. Phazar
stockholders should carefully consider
the factors discussed in the section
entitled "Risk Factors" before
deciding how to vote on the merger
proposal.

Completion and Effectiveness of the
Merger (see page 31)

   The merger will be completed when
all of the conditions to completion of
the merger are satisfied or waived in
accordance with the merger agreement.
The merger will become effective when
a certificate of merger is filed with
the Secretary of State of the State of
Delaware, which will occur as soon as
practicable after the last of the
conditions to completion of the merger
has been satisfied or waived. YDI and
Phazar expect to complete the merger
by April 1, 2004.

Comparison of Stockholder Rights
(see page 107)

   Phazar is a Delaware corporation,
and the rights of Phazar stockholders
are currently governed by Delaware law
and Phazar's charter and by-laws. YDI
is also a Delaware corporation. After
the merger, Phazar stockholders will
hold shares of YDI common stock and
their rights as stockholders of YDI
will be governed by Delaware law and
YDI's charter and by-laws, which are
different from Phazar's charter and
by-laws.

Recent Development (see page 87)

   On December 8,2003, YDI sold
500,000 shares of its common stock
at a price of $4.10 per share to a
single accredited investor in a
private placement.  After fees, YDI
received $1.9 million from this stock
issuance.  YDI agreed to file a
registration statement covering the
500,000 shares issued in this private
placement no later than the earlier
of March 8,2004 or thirty days after
the YDI common stock begins trading on
the Nasdaq SmallCap Market or the
Nasdaq National Market.

             Selected Historical and Pro Forma Financial Information


         The following tables present selected historical financial data of YDI, selected historical financial data of Phazar, and selected unaudited pro forma financial data of YDI, which reflect the merger.





YDI Selected Historical Consolidated Financial Data

         The following selected historical consolidated financial data were derived from YDI's historical financial statements. The financial statements for the fiscal year ended December 31, 1998 were not audited by independent accountants. The financial statements for the fiscal years ended December 31, 1999 and 2000 were audited by Reznick Fedder & Silverman, independent accountants. The financial statements for the fiscal years ended December 31, 2001 and 2002 were audited by Hoffman, Fitzgerald, & Snyder, P.C., independent accountants. The selected financial data of YDI for the nine months ended September 30, 2002 and 2003 were derived from the unaudited condensed consolidated financial statements of YDI. This information should be read in conjunction with YDI's management discussion and analysis of financial condition and results of operations and YDI's financial statements, including the related notes, contained elsewhere in this proxy statement/prospectus.


                                                                                            Nine Months Ended
                                                         Year Ended December 31,              September 30,
                                          --------------------------------------------------------------------
                                             1998     1999      2000      2001      2002      2002     2003
                                             ----     ----      ----      ----      ----      ----     ----
                                                     (in thousands, except per share data)
Consolidated Statements of Operations
Data:
   Revenue, net........................   $   606  $ 2,474  $ 13,046  $ 14,314  $ 20,304  $ 15,019  $ 21,694
   Gross profit (loss).................       331    1,251     6,673     5,028     7,928     5,337     8,554
   Income (loss) from continuing
   operations..........................       (37)     358     3,539      (30)     1,498       790      (208)
   Net income (loss) applicable to
     common stockholders...............       (37)     215     2,248       125     1,562       511     4,349
   Basic net income (loss) per share...     (0.01)    0.06      0.59      0.03      0.42      0.14      0.42
   Diluted net income (loss) per share    $ (0.01) $  0.06  $   0.59  $   0.03  $   0.42  $   0.14  $   0.41
   Shares used in computing basic net
     income (loss) per share (1).......     3,750    3,750     3,827     3,750     3,750     3,750    10,459
   Shares used in computing diluted net
     income (loss) per share (1).......     3,750    3,750     3,827     3,750     3,750     3,750    10,582


(1) Post (a) 10,204.08 to 1 stock split implemented September 26, 2002 and (b) net 1 for 4 reverse stock split implemented on July 9, 2003.

                                                         December 31,
                                           ----------------------------------------- September 30,
                                            1998    1999     2000     2001     2002      2003
                                            ----    ----     ----     ----     ----      ----
                                                              (in thousands)

Consolidated Balance Sheet Data:
   Cash and cash equivalents and short
     term investments..................  $     1  $  340  $ 1,219  $ 1,133  $   939   $ 6,269
   Working capital.....................       (9)    569    2,793    2,111    2,947     9,893
   Total assets........................       27     961    4,806    6,898    8,572    18,094
   Long-term obligations, less current
     portion...........................       63      16       10    1,568    1,402     1,333
   Total stockholders' equity..........  $   (46) $  606  $ 2,870  $ 2,908  $ 4,508   $13,101

Phazar Selected Historical Consolidated Financial Data

         The following selected historical consolidated financial data were derived from financial statements audited by Weaver and Tidwell, LLP, independent accountants, for the years ended May 31, 1999, 2000, 2001, 2002, and 2003. The selected financial data of Phazar for the nine months ended August, 2002 and 2003 were derived from the unaudited condensed consolidated financial statements of Phazar adjusted to remove the discontinued aircraft interior refurbishing operations. Phazar disposed of this business on May 31, 2003. This information should be read in conjunction with Phazar's management's discussion and analysis of financial condition and results of operations and Phazar's financial statements, including the related notes, contained elsewhere in this proxy statement/prospectus.

                                                                                              Nine Months Ended
                                                            Year Ended May 31,                    August 31,
                                          ---------------------------------------------------------------------
                                             1999     2000     2001     2002     2003     2002     2003
                                             ----     ----     ----     ----     ----     ----     ----
                                                  (in thousands, except per share data)
Consolidated Statements of Operations
Data:
   Revenue, net........................   $ 7,787  $ 6,304  $ 8,302  $ 6,768  $ 7,414  $ 4,802  $ 5,622
   Gross profit (loss).................     1,891    1,657    2,943    2,248    2,829    1,886    1,949
   Income (loss) from continuing
   operations.........................        359      (42)     393   (1,208)     390     (689)     455
   Net income (loss) applicable to
     common stockholders...............       234      (36)     259   (1,150)    (132)    (455)     301
   Basic net income (loss) per share...      0.13    (0.02)    0.12    (0.53)   (0.06)   (0.21)    0.14
   Diluted net income (loss) per share.   $  0.13  $ (0.02) $  0.12  $ (0.53) $ (0.06)   (0.21)    0.14
   Shares used in computing basic net
     income (loss) per share...........     1,853    1,920    2,153    2,172    2,178    2,174    2,180
   Shares used in computing diluted net
     income (loss) per share...........     1,853    1,920    2,153    2,172    2,178    2,174    2,180

                                                             May 31,
                                         ---------------------------------------------- August 31,
                                            1999     2000     2001     2002      2003      2003
                                            ----     ----     ----     ----      ----      ----
                                                                        (in thousands)
Consolidated Balance Sheet Data:
   Cash and cash equivalents and short
     term investments..................  $   270  $   282  $   313  $   202  $    191   $   683
   Working capital.....................    2,563    2,945    2,756    1,929     1,464     1,781
   Total assets........................    6,869    7,352    6,017    5,717     4,719     5,497
   Long-term obligations, less current
     portion...........................    1,975    1,912    1,813    1,682       632       734
   Total stockholders' equity..........  $ 2,975  $ 3,646  $ 3,322  $ 2,266  $  2,543   $ 2,868

                    Selected Unaudited Consolidated Pro Forma
                        Condensed Combined Financial Data

                    (In thousands, except per share amounts)

         The selected unaudited consolidated pro forma condensed combined financial data give effect to YDI's proposed merger with Phazar as if the merger had been completed on January 1, 2003 for the statement of operations data and as of September 30, 2003 for the balance sheet data. Note the Phazar comparative time periods used are the nine-month period ended August 31, 2003 and the year ended May 31, 2003. The unaudited pro forma statement of operations data have been adjusted to reflect the 1-for-4 reverse stock split YDI implemented on July 9, 2003. The selected unaudited consolidated pro forma condensed combined financial data should be read in conjunction with the full unaudited pro forma consolidated condensed combined financial information beginning on page F-2 of this proxy statement/prospectus as well as the respective consolidated financial statements and related notes of YDI and Phazar contained in this proxy statement/prospectus.

         You should not rely on the selected consolidated unaudited pro forma condensed combined financial information as an indication of the results of operations or financial position that would have been achieved if this merger had taken place earlier or of the results of operations or financial position of the combined company after completion of the merger.

                                                         Year Ended   Nine Months Ended
                                                         December 31,   September 30,
                                                            2002            2003
                                                         ------------ ------------------
                                                    (in thousands, except per share data)
Unaudited pro forma statement of operations data:
 Revenue, net............................................. $  27,271     $  27,026
 Gross profit (loss)......................................     8,222        10,503

 Income (loss) from continuing operations.................   (12,152)          335
 Net income (loss)........................................ $  (2,948)    $   4,750
 Basic income (loss) per share............................      (.50)         0.38
 Shares used in computing basic income (loss) per share...     5,855        12,515
 Diluted income (loss) per share.......................... $   (0.50)    $    0.38
 Shares used in computing diluted income (loss) per share.     5,855        12,639


                                                              September 30, 2003
                                                              ------------------
                                                                (in thousands)
Unaudited pro forma balance sheet data:
 Cash and cash equivalents..............................        $     6,952
 Working capital........................................             11,449
 Goodwill and other intangible assets, net..............              5,733
 Total assets...........................................             27,655
 Long-term obligations, less current portion............              2,067
 Total stockholders' equity.............................        $    20,033

                           Comparative Per Share Data


         The following table provides historical per share data of YDI and Phazar and combined per share data on a pro forma basis. Pro forma book value per share and earnings per share have been calculated assuming that 1.2 shares of YDI common stock will be issued in exchange for each outstanding share of Phazar common stock. The historical YDI data have been adjusted to reflect the 1-for-4 reverse stock split implemented on July 9, 2003. Equivalent pro forma data are calculated by multiplying the pro forma combined per share data by the exchange ratio of 1.2. This information should be read in conjunction with the selected historical financial data, the pro forma condensed combined financial information, and the separate historical financial statements and related notes of YDI and Phazar contained elsewhere in this proxy statement/prospectus.


         The Phazar comparative time periods used are for the nine-month period ended August 31, 2003 and the year ended May 31, 2003. In addition, the pro forma combined and equivalent pro forma figures take into account the YDI acquisition of Telaxis Communications Corporation in April 2003, while the YDI December 31, 2002 historical figures do not. Also, the Phazar historical numbers reflect the removal of the discontinued aircraft interior refurbishing operations for the September 30, 2003 entries in the table below. Phazar disposed of this business on May 31, 2003.

                                        YDI       Phazar   Pro Forma Equivalent
                                     Historical Historical Combined  Pro Forma
                                     ---------- ---------- --------  ---------
Book value per share:
   December 31, 2002.................  $  1.20   $   1.17   $   1.16  $    1.09
   September 30, 2003................     0.96       1.31       1.31       1.28

Earning per share:
Basic:
     Year ended December 31, 2002....     0.42      (0.06)     (0.54)     (0.50)
     Nine months ended September 30,
     2003 ...........................     0.42       0.14       0.39       0.38
Diluted:
     Year ended December 31, 2002....     0.42      (0.06)     (0.54)     (0.50)
     Nine months ended September 30,
     2003 ...........................  $  0.41   $   0.14   $   0.39  $    0.38
Dividends per share:
     Year ended December 31, 2002....       --         --         --         --
     Nine months ended September 30,
     2003 ...........................       --         --         --         --

                Comparative Market Price and Dividend Information

         YDI common stock is quoted on the OTC Bulletin Board under the symbol "YDIW." Phazar common stock is quoted on the Nasdaq SmallCap Market under the symbol "ANTP."

         The table below shows, for the quarters indicated, the reported high and low sale prices of Phazar common stock, as reported on the Nasdaq SmallCap Market, and YDI common stock, as reported on the Nasdaq National Market until December 18, 2002 and on the Nasdaq SmallCap Market from December 19, 2002 until March 31, 2003. The table below shows, for the period from April 1, 2003 through December 11, 2003, the reported high and low bid quotations for the YDI common stock on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions. In each case, this information is based on published financial sources. The YDI common stock prices and bids have been adjusted to reflect the net 1 for 4 reverse stock split implemented on July 9, 2003.
                                                         YDI Common Stock
                                                  -----------------------------
                                                       High            Low
                                                       ----            ---
        2001
        First Quarter (ended March 31, 2001)         $ 11.12           $ 4.00
        Second Quarter (ended June 30, 2001)          $ 5.76           $ 2.08
        Third Quarter (ended September 30, 2001)      $ 2.92           $ 0.96
        Fourth Quarter (ended December 31, 2001)      $ 3.76           $ 0.80

        2002
        First Quarter (ended March 31, 2002)          $ 7.08           $ 2.80
        Second Quarter (ended June 30, 2002)          $ 5.64           $ 2.20
        Third Quarter (ended September 30, 2002)      $ 3.16           $ 0.76
        Fourth Quarter (ended December 31, 2002)      $ 1.32           $ 0.56

        2003
        First Quarter (ended March 31, 2003)           $1.12            $0.44
        Second Quarter (ended June 30, 2003)           $4.84            $0.60
        Third Quarter (ended September 30, 2003)       $4.95            $3.00
        Fourth Quarter (through December 11, 2003)     $5.00            $3.05

                                                        Phazar Common Stock
                                                    ----------------------------
                                                        High            Low
                                                        ----            ---
        2002
        First Quarter (ended August 31, 2001)          $1.90            $1.30
        Second Quarter (ended November 30, 2001)       $1.99            $1.20
        Third Quarter (ended February 28, 2002)        $1.81            $1.19
        Fourth Quarter (ended May 31, 2002)            $1.90            $1.21

        2003
        First Quarter (ended August 31, 2002)          $1.90            $1.51
        Second Quarter (ended November 30, 2002)       $2.01            $1.22
        Third Quarter (ended February 28, 2003)        $2.05            $1.60
        Fourth Quarter (ended May 31, 2003)            $2.20            $1.74

        2004
        First Quarter (ended August 31, 2003)          $3.00            $1.90
        Second Quarter (through December 11, 2003)     $5.79            $2.46


         The following table presents trading information for the YDI common stock and Phazar common stock on October 29, 2003, the last full trading day before our announcement of the signing of the merger agreement, and on December 11, 2003, the last practicable trading day for which information was available before the date of this proxy statement/prospectus. The market prices of shares of YDI common stock and Phazar common stock fluctuate. We cannot assure you what the market prices of the YDI or Phazar common stock will be at the merger date. As a result, Phazar stockholders should obtain current market quotations before they vote at the special meeting.

                                               YDI               Phazar
                                           Common Stock       Common Stock
                                           ------------       ------------
       Closing price on October 29, 2003       $3.95              $3.57
       Closing price on December 11, 2003      $4.55              $4.70

         Neither YDI nor Phazar has ever declared or paid cash dividends on their respective common stock. The combined company does not anticipate paying cash dividends on its common stock in the foreseeable future.


         As of December 8, 2003, there were approximately 105 record holders of YDI's common stock and approximately 375 record holders of Phazar's common stock.

                                  RISK FACTORS

         Phazar's stockholders should carefully consider the following factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and the related notes, before voting at their special meeting. The combined companies' business, operating results, and financial condition could be harmed by any of the following factors. The trading price of the combined companies' common stock could decline due to any of these factors, and you could lose all or part of your investment.

                        Risks Associated With the Merger

Decreases in the trading price of YDI common stock will reduce the market value of what Phazar stockholders receive in the merger.

         Upon completion of the merger, shares of Phazar capital stock will be converted into the right to receive shares of YDI capital stock. Because the ratio at which the shares will be converted is fixed and there will be no adjustment for changes in the market price of either Phazar common stock or YDI common stock, changes in the price of YDI common stock will affect the market value of the consideration that Phazar stockholders receive in the merger. The Phazar common stock and the YDI common stock have historically experienced significant price volatility, and the market value of the shares of YDI common stock received in the merger may fluctuate. Stock price changes may result from a variety of factors, many of which are beyond the control of Phazar and YDI. Neither party is permitted to terminate the merger agreement, and Phazar is not permitted to change its recommendation concerning the merger or resolicit the vote of its stockholders, solely because of changes in the market price of either party's common stock.

         The prices of Phazar common stock and YDI common stock at the closing of the merger may have changed since the date of the merger agreement and may vary from their respective prices on the date of this document and on the date of the Phazar special meeting. Because the date the merger is completed may be later than the date of the special meeting, the prices of the Phazar common stock and the YDI common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed.

YDI and Phazar may not realize the intended benefits of the merger, which may have a material adverse effect on the combined company's business and financial condition.

         The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger, including the timely, efficient, and successful execution of a number of post-merger events, including integrating the operations of the two companies, retaining existing customers of both companies and attracting additional customers, retaining strategic partners of each company and attracting new strategic partners, and creating uniform standards, controls, procedures, policies, and information systems. These processes may be difficult, unpredictable, and costly.

         The execution of these post-merger events will involve considerable risks and may not be successful. These risks include unanticipated expenses and potential delays related to integration of technology and other resources of the two companies, the impairment of relationships with employees, suppliers, and customers as a result of any integration of new management and other personnel, potential unknown liabilities associated with the merger and the combined operations, and the other risks described in this section.

         The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. If we cannot successfully integrate the companies' operations, products, and personnel, we may not realize the expected benefits of the merger, which could adversely affect the combined company's business and financial condition.

Integrating the operations of Phazar and YDI may divert management's attention away from the day-to-day operations of the combined company.

         Integration of our operations, products, and personnel may place a significant burden on management and the internal resources of the combined company. The diversion of management's time and attention and any difficulties encountered in the transition and integration process could harm the combined company's business.

The merger may cause us to lose key employees, which could diminish the benefits of the transaction to the combined company.

         To be successful and achieve the intended benefits of the merger, the combined company must retain, assimilate, and motivate executives and other key employees, including those in managerial, technical, sales, and marketing. Some employees may find that the total or specific benefits offered to them by the combined company are less than they previously enjoyed. Employee retention may also be challenging after the merger due to possible cultural conflicts between the companies and because employees of YDI and Phazar will likely experience uncertainty about their future role with the combined company until strategies with regard to the combined company are announced or executed. As a result of these factors, employees may not remain with the combined company. If a significant number of employees depart, the company's business will suffer.

The merger will result in significant costs to YDI and Phazar, whether or not the merger is completed.

         The merger will result in significant costs to YDI and Phazar. Transaction costs are estimated at approximately $300,000. These costs are expected to consist primarily of fees for attorneys, accountants, and financial printers, as well as filing fees and mailing costs. Most of these costs will be incurred whether or not the merger is completed. In addition, if the merger agreement is terminated under specified circumstances relating to superior acquisition proposals, either party may be obligated to pay a $300,000 termination fee.

The market price of the combined company's common stock may decline as a result of the merger.

         The market price of the combined company's common stock may decline as a result of the merger for a number of reasons, including if the integration of the two companies is not completed in a timely and efficient manner, if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial analysts, industry analysts, or investors, or if the effect of the merger on the combined company's financial results is not consistent with the expectations of financial analysts, industry analysts, or investors.

Failure to complete the merger could cause YDI's or Phazar's stock price to decline.

         If the merger is not completed for any reason, YDI's or Phazar's stock price may decline because some costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed. In addition, if the merger is not completed, YDI's or Phazar's stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Directors of Phazar have potential conflicts of interest in recommending that the Phazar stockholders vote in favor of approval of the merger agreement.

         Some of the directors of Phazar who recommend that you vote in favor of the merger agreement have employment arrangements or benefits arrangements that provide them with interests in the merger that differ from yours. The receipt of compensation or other benefits in the merger, including the continuation of indemnification arrangements for current directors of Phazar following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the merger agreement.

If the conditions to the merger are not met, the merger will not occur.

         Specified conditions must be satisfied or waived to complete the merger. These conditions are summarized in the section captioned "The Merger Agreement - Conditions to the Completion of the Merger" and are set forth in detail in the merger agreement. YDI and Phazar cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied and/or waived, the merger will not occur or will be delayed, and YDI and Phazar each may lose some or all of the intended benefits of the merger.

YDI and Phazar may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

         Each of the conditions to YDI's and Phazar's obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of YDI and Phazar. If the board of directors of Phazar determines a waiver is not sufficiently material to warrant resolicitation of the Phazar stockholders, they will have the discretion to complete the merger without seeking further stockholder approval.

Sales of YDI's and Phazar's products could decline or be inhibited if the pending merger disrupts customer or partner relationships.

         The pending merger may have the effect of disrupting customer or partner relationships. YDI's and Phazar's customers or potential customers may delay or alter their buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of YDI and Phazar and the combined company's future product strategy. YDI's or Phazar's customers or potential customers may instead purchase products of competitors. In addition, by increasing the breadth of YDI's and Phazar's business, the merger may make it more difficult for the combined company to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more direct competitor than either YDI or Phazar as independent companies. Any significant delay or reduction in orders for YDI's or Phazar's products could cause sales of the combined company's products to decline.

The rights of holders of Phazar common stock will change as a result of the merger.

         After the merger, stockholders of Phazar, a Delaware corporation, will become stockholders of YDI, a Delaware corporation, and their rights will be governed by YDI's charter and bylaws, which are different from Phazar's charter and bylaws. As a result of these differences and the relative company contributions to the combined company's board of directors, Phazar stockholders may have less control over corporate actions proposed to be taken by YDI than they would have had over corporate actions proposed to be taken by Phazar. These differences include:
o After the merger, two entities will own more than a majority of YDI's outstanding common stock. These entities are Michael F. Young, current board member, president, and chief technical officer of YDI, and Concorde Equity, an investment company controlled by Robert E. Fitzgerald, current board member and chief executive officer of YDI.

o The board of directors of the combined company will initially consist of five members. Four members will be continuing YDI directors, and one former member of the Phazar board of directors will be appointed to the YDI board. YDI may add additional independent members to its board of directors before or after the merger for purposes of meeting the listing standards of The Nasdaq Stock Market, Inc. and other legal requirements.

o YDI's bylaws require advance notice to YDI if a stockholder desires to propose business for consideration at an annual meeting of YDI stockholders or to nominate a person or persons for election to YDI's board of directors at an annual or special meeting of YDI stockholders. Phazar's bylaws do not require this advance notice.

o Only YDI's board of directors may call a special meeting of YDI stockholders. Phazar's president, a majority of its board of directors, or holders of a majority of the outstanding capital stock of Phazar may call a special meeting of Phazar stockholders.


     Risks relating to the Operations of YDI and Phazar Following the Merger

YDI is a defendant in pending stockholder litigation that could materially and adversely affect our business.

         YDI is a party to four purported securities class action lawsuits. These lawsuits relate to the underwriters' alleged unlawful activities in connection with YDI's initial public offering in February 2000. The lawsuits have been assigned along with approximately 1,000 other lawsuits making substantially similar allegations against hundreds of other publicly-traded companies and their public offering underwriters to a single federal judge for consolidated pre-trial purposes. A tentative settlement of these lawsuits has been reached between the plaintiffs and affected companies. However, there can be no assurance that this or any other settlement will be consummated. These lawsuits are at an early stage and involve substantial uncertainty and, accordingly, we cannot predict the outcome. Defending lawsuits of this nature can be a lengthy and expensive process, and we may not prevail. Even if we prevail or the action is settled, the costs associated with these lawsuits could be substantial. In addition, these lawsuits could have other material adverse impacts on us, such as management distraction, adverse publicity, and adverse reaction from the financial markets, from our customers, or from actual or potential strategic partners. The difficulties and uncertainties relating to these lawsuits very likely may be increased and complicated because of the large number of pending similar cases and other parties involved. The outcome of these lawsuits could materially compromise YDI's ability to continue to operate its business.

Continuing uncertainty in the telecommunications equipment industry and the global economy may adversely affect the growth and stability of our business and may negatively affect our financial condition and results of operations.

         In the past few years, the overall economic climate in the United States and many other parts of the world has declined. Telecommunication markets specifically have experienced a severe downturn, which has been highlighted by the bankruptcy filings of several former prominent telecommunications companies. Large companies have also reduced the amount of vendor financing they are willing to extend. Due to this restricted access to new capital and internal reluctance to spend existing capital, large and small service providers have limited financial resources to start or complete infrastructure projects. If these service providers are unable or unwilling to adequately finance and grow their operations, they may not order or delay or cancel orders for products such as ours. In certain situations such service providers may be forced to cease operations or operate under bankruptcy law protection, which may cause us losses. Since we expect purchase orders may be received and accepted far in advance of shipment, we expect at times to permit orders to be modified or canceled with limited or no penalties. Our inability to reduce actual costs relating to the modified or canceled order could materially adversely affect our operating results.

The telecommunications equipment industry is intensely competitive.

         The telecommunications equipment industry in which we now operate is intensely competitive. A number of large telecommunications equipment suppliers, as well as a number of smaller companies, have developed or are developing products that compete (or could be viewed as competing) with ours. These competitors may have or develop products that are superior to ours in performance, cost, technological approach, durability, security, and other criteria. This competition can have the effect of reducing the prices at which we can sell our products. In turn, this can reduce our gross margins and negatively impact our general financial performance.

A decline in the selling prices or margins of our products would adversely affect our financial condition and results of operations.

         We believe that average selling prices and gross margins for our products will tend to decline in both the near term and the long term from the point at which a product is initially priced and marketed. Reasons for this decline may include the maturation of such products, the effect of volume price discounts in existing and future contracts, technology changes, and the intensification of competition.

         If we cannot develop new products in a timely manner or we fail to achieve increased sales of new products at a higher average selling price, then we would be unable to offset declining average selling prices. If we are unable to offset declining average selling prices by reducing direct materials and manufacturing expenses, our gross margins will decline.

Due to uncertainty regarding the timing and amount of customer orders, it is difficult to predict our future revenue and results of operations, which may fluctuate significantly.

         We have experienced and will continue to experience significant fluctuations in sales, gross margins, and operating results. We generally have a very short time between receiving an order and shipping the order. Very few of our customers provide us with long term purchase commitments. As a result, we generally have a relatively low backlog and have limited visibility of sales going forward. At times, sales get delayed. Sales delays have been associated with, among other things:

         o customers' seasonal purchasing and budgetary cycles, as well as their own buildout schedules;
         o compliance with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies;
         o compliance with governmental or other regulatory standards;
         o difficulties associated with customers' ability to secure financing;
         o letter of credit delays;
         o negotiation of price and other terms; and
         o education of customers as to the potential applications of our products and services as well as related product-life cost savings.

     Factors that could cause our quarterly results to fluctuate also include:

         o the timing of obtaining customers for any new products we may introduce;
         o the mix of our product sales;
         o the hiring and loss of personnel;
         o timing of expenditures for research and development activities;
         o our manufacturing capacity constraints and our ability to fulfill orders;
         o disruptions in delivery of products manufactured by subcontractors or of components or subsystems provided by third-party suppliers;

         o the delay of a shipment near the end of a particular quarter into the next quarter due to unanticipated shipment rescheduling, cancellations, or deferrals by customers, competitive or economic factors, unexpected manufacturing or other difficulties, or delays in deliveries of components, subassemblies, or services by third-party suppliers;
         o our inability to obtain components and test and manufacturing equipment at the prices and times and in the quantities we need;
         o the timing of our investments in additional manufacturing capacity;
         o unexpected poor assembly or test yields for our products;
         o price competition and new product introductions by us or by our competitors;
         o seasonal factors that may affect capital spending by customers, such as the varying fiscal year ends of customers;
         o political instability, regulatory developments, and conditions affecting the telecommunications industry generally; and
         o general economic conditions.

We face substantial competition from a number of competitors with substantially greater resources and longer operating histories, and we may not be able to compete effectively.

         We are experiencing intense competition worldwide from a number of leading telecommunications equipment and technology suppliers. These companies offer a variety of competitive products and services and some may offer broader telecommunications product lines. These companies include Proxim, Alvarion, Cisco, Alcatel, Stratex Networks, Ceragon, Nokia, Samsung, and Harris Corporation. Many of these companies have greater installed bases, financial resources, and sales, production, marketing, manufacturing, engineering, and other capabilities than we do. Additionally, YDI's FiberLeapTM products must compete with the existing and new fiber optic infrastructure and suppliers in the United States and elsewhere.

We also face competition from private and start-up companies given the limited barriers to entry in our business.

         We face actual and potential competition not only from established companies, but also from start-up and other private companies that are developing and marketing new commercial products and services. Most of the products we sell are based on standards established by the Institute of Electrical and Electronics Engineers (IEEE) that require interoperability. As a result, there are not significant barriers to entry into a number of markets we serve. This lack of barriers and the perceived attractiveness of some of these markets, as well as general positive media attention to these markets, have resulted in these private companies entering these markets. These private companies include Vivato, Trapeze, Colubris Networks, and Trango Broadband.

Competing technologies may have advantages over our products and make our products less competitive.

         A number of competing technologies may be able to provide high-speed, broadband access or connectivity. These competing technologies include digital subscriber lines, hybrid fiber coaxial cable, fiber optic cable, T-1/E-1 and other high-speed wire, laser (also known as free space optics), satellite, and other point-to-multipoint wireless and point-to-point wireless technologies. Some of these technologies may have advantages over our products, such as lower cost, greater range, better security, and greater current market acceptance. In addition, new products or new technologies may be developed that supplant or provide lower-cost or better performing alternatives to our products. For example, the majority of products we sell are based on the IEEE 802.11b standard. We believe products are being developed based on the IEEE 802.11g, 802.11a/b, and 802.16 standards which may have advantages over products based on the IEEE 802.11b products, such as greater data transmission capabilities and longer range.

We may experience difficulty in distinguishing our products from others which may reduce our sales.

         We believe that products in certain portions of the wireless connectivity market have become commodities in which there is intense price competition, and we believe that trend will continue and intensify. We need to carefully and clearly distinguish our products from competing products and technologies that may be able to provide wireless broadband access or connectivity. Points of distinction include operating range of our products, remote management and monitoring capabilities, durability and robustness of our products, data rate transmission capabilities of our products, ease and speed of installation of our products, markets served by our products, cost of our products, security and interference issues, and value proposition of our products for our customers. Failure to distinguish our products for our customers, investors, and others could hinder market acceptance of our products, delay our obtaining customers for our products, force reductions in contemplated sales prices of our products, and reduce our overall sales.

We are selling into a market that has a broad range of desired product characteristics and features which may make it difficult for us to develop products that will address a broad enough market to be commercially viable.

         We are selling into a market place that is experiencing a convergence of competing technologies. The market that we currently serve is experiencing a convergence of voice driven telecommunications methodology and data centric networking based methodology. As a result there exists a divergence of product requirements and corporate cultures for our customers and even within the same customer. Typically, established telecommunications providers desire extremely robust products with the expectation of a relatively long effective life. Networking providers on the other hand are looking for optimal performance at any given time with the assumption that they will be upgrading the equipment again in a several years and therefore are extremely cost sensitive. In addition, established telecommunications providers seek products that fit into their existing networks (T-1, E-1, OC-3, OC-12 interfaces and data rates) while networking based providers prefer ethernet interfaces and data rates. If we are unable to satisfy one or more of the requirements of our current and prospective customers, we may lose, or fail to gain, meaningful market share.

Our customers' inability to finance their purchases of our products could adversely affect our financial condition and results of operations.

         Many of our customers are new and smaller service providers which do not have the financial resources of existing, larger service providers. Financial difficulties of existing or potential customers may limit the overall demand for our products. Customers in the telecommunications industry have, from time to time, reportedly undergone financial difficulties and may therefore limit their future orders or find it difficult to pay for products sold to them. Any cancellation, reduction, or delay in orders or shipments, for example, as a result of a customer's inability to finance its purchases of our products, may materially adversely affect our business. Difficulties of this nature have occurred in the past and we believe they will likely occur in the future.

Difficulties in receiving payment from customers could adversely affect our financial condition and results of operations.

         We are subject to credit risk in the form of trade accounts receivable. We could be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially for customers in the early phases of business development. Our current credit policy typically allows payment terms of 30 days. However, this can vary depending upon the customer and the economic norms of the markets. We could face difficulties in receiving payment in accordance with our policies, particularly from customers awaiting financing to fund their expansion and from customers outside of the United States.

We cannot predict whether we will continue as a profitable company, and lack of profitability may adversely affect our ability to continue as a going concern and our stock price.

         Both YDI and Phazar announced profitable financial results for their respective most recently completed financial quarter. However, the combined company may not be profitable in the future. We have made no predictions concerning our future profitability or lack of profitability. Our failure to achieve profitability within the time frame investors and others expect may affect our ability to continue as a going concern and cause the market price of our stock to decline or prevent it from rising.

Our business depends on continued demand for broadband connectivity and access and the acceptance of our products.

         The future success of the combined business is dependent in part upon the continued and increasing demand for high-speed, broadband connectivity and access, particularly with regard to the Internet, and for high-speed telecommunications products. The volume and variety of wireless telecommunications services and the markets for and acceptance of such services have slowed and may not grow at all or as expected. The growth of such services may also fail to create anticipated demand for our products. Predicting which segments of these markets will develop and at what rate these markets will grow is difficult. We may needlessly spend money and resources developing products for a market that does not develop. On the other hand, we may miss market opportunities if we fail to act promptly and decisively to develop new products. Our business, financial condition, and results of operations will be materially adversely affected if we develop the wrong product or miss market opportunities.

Market acceptance of our products might suffer if we are unable to keep pace with rapid technological changes and industry standards.

         Our ability to compete in the telecommunications market will depend upon successful development, introduction and sale of new products and enhancements on a timely and cost-effective basis in response to changing customer requirements and competitors' product developments. Any success in developing new and enhanced products will depend upon a variety of factors. Such factors include:

   o  integration of various elements of complex technology;
   o timely and efficient implementation of manufacturing and assembly processes at turnkey suppliers and manufacturing cost reduction programs for existing product lines;
   o  development and completion of related software tools;
   o  product performance, quality, and reliability; and
   o  timely and efficient completion of product design.

         We may not be successful in selecting, developing, manufacturing, and marketing new products or enhancements.

We depend on key personnel who would be difficult to replace, and our business would likely be harmed if we lose their services and cannot hire additional qualified personnel.

         Our future operating results depend in significant part upon the continued contributions of senior management and key sales and technical personnel, many of who would be difficult to replace. Future operating results also depend upon the ability to attract and retain qualified management, sales, and technical personnel. Competition for these personnel is intense, and we may not be successful in attracting or retaining them. Only a limited number of persons with the requisite skills to serve in these positions may exist, and it may be difficult for us to hire the skilled personnel we need.

         We do not have key-man life insurance on any of our executive officers or other key employees. We do not currently have a succession plan in place. Loss of the services of any of our key executive officers or other key employees could have a material adverse effect on our business, financial condition, and results of operations.

Our limited internal manufacturing capacity and sources of supply make us dependent on contract manufacturers and may affect our ability to meet customer demand, which would harm our sales and damage our reputation.

         YDI's internal manufacturing capacity, by design, is limited. Under certain market conditions, as for example when there is high capital spending and rapid system deployment, our internal manufacturing capacity will not be sufficient to fulfill customers' orders. We currently expect to rely on contract manufacturers to provide manufacturing of our complete products, components, and subassemblies. The current uncertainty and historical fluctuation in our business may make contract manufacturers unwilling or reluctant to manufacture products for us at all or on acceptable terms. Our failure to obtain satisfactory performance from any third-party manufacturers could cause us to lose sales or expose us to product quality issues. It may be difficult and time-consuming to engage a third-party manufacturer or manufacturers. If we are unable to engage a third-party manufacturer or manufacturers, we may have to increase our internal manufacturing capability. We may be unable to do so at all or without significant expense. Our failure to manufacture, assemble, and ship product and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on our business, financial condition, and results of operations.

Because many of our components or products are provided by limited or single-source suppliers, we may not be able to meet our customers' needs or make our products profitably.

         Many of the components, subassemblies, and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers. We have from time to time experienced an inability to obtain in a timely manner an adequate supply of finished products and required components and subassemblies. As a result, we have reduced control over the cost, timely delivery, reliability, and quality of finished products, components, and subassemblies. Our inability to obtain these components at the prices we desire could halt production and could hurt our sales and lower our margins. Further, our inability to obtain these components in the quantities and at the times we desire could hurt our ability to meet customer demands and expand our business. We typically do not have any committed long-term supply agreements with these vendors. However, we on occasion do enter into long-term fixed-price supply agreements with these vendors. Our inability to develop alternative sources for limited-supplier components or to obtain sufficient quantities of components could result in delays or reductions in product shipments. It could also increase our costs and reduce or eliminate our profit margins in our long-term fixed-price contracts with our customers. In the event of a reduction or interruption in the supply of a key component, a significant amount of time could be required to qualify alternative suppliers and receive an adequate flow of replacement components. Reconfiguration of our products to adapt to new components may also be required and could entail substantial time and expense. In addition, because the process of manufacturing certain of these components is extremely complex, our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations, which could negatively affect the cost and timely delivery of our products.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.

         In a competitive industry such as the wireless telecommunications equipment industry, the ability to effect prompt turnaround and delivery on customer orders can make the difference in maintaining an ongoing relationship with our customers. This competitive market condition requires us to keep inventory on hand to meet such market demands. Given the variability of customer requirements and purchasing power, it is difficult to closely predict the amount of inventory needed to satisfy demand. If we over- or under-estimate inventory requirements to fulfill customer needs, our results of operations could be adversely affected. If market conditions change swiftly, such as was the case in 2001, it may not be possible to terminate purchasing contracts in a timely fashion to prevent excessive inventory increases. In particular, increases in inventory could materially adversely affect operations if such inventory is ultimately not used or becomes obsolete.

Our failure to effectively manage our growth could strain our infrastructure, management, and resources and adversely affect our results of operations.

         Our ability to manage any possible future growth will depend upon expansion of our executive, sales, engineering, manufacturing, accounting, and other internal management and operations support systems and the implementation of a variety of systems, procedures, and controls, including improvements or replacements to inventory and management systems designed to help control and monitor inventory levels and other operating decision criteria. In particular, we must successfully manage and control overhead expenses and inventories, the development, introduction, marketing, and sales of new products, the management and training of our employee base, the integration and coordination of a geographically and ethnically diverse group of employees, and the monitoring of third-party manufacturers and suppliers. Any failure to coordinate and improve systems, procedures, and controls, at a pace consistent with our business, could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs, and financial reporting difficulties. Attempts to manage or expand our marketing, sales, manufacturing, and customer support efforts may not be successful or result in future additional sales.

Future growth will require capital and other investments that may not be recovered.

         To maintain a competitive market position, we are required to continue to invest resources for growth. We devote significant resources to the development and marketing of new products and technologies and are continuously conducting evaluations of these products. We will continue to invest in additional resources for plant and equipment, inventory, personnel, and other items to begin production of these products and to provide any necessary marketing and administration to service and support bringing these products to a commercial production stage. Start-up costs may include additional manufacturing overhead, additional allowance for doubtful accounts, inventory and warranty reserve requirements, and the creation of after sales service and support organizations. Additional inventory acquired for new product development and customer service requirements also increases the risk of further write-downs if such products do not gain reasonable market acceptance at expected gross profit margin. If undertaken, we anticipate these commitments and expenditures would be made in advance of realization of increased sales, which may not occur. If sales do not increase as expected, our gross margins would be adversely affected.

Difficulties in reducing our operating expenses could harm our results of operations.

         A material portion of our operating expenses is fixed. If we experience a material reduction or delay in sales, we may find it difficult to reduce our operating expenses on a timely basis. Difficulties of this nature would adversely affect our financial condition and harm our operating results.

Because of international sales and operations, we may be exposed to currency risk and political risks that could adversely affect our financial condition and results of operations.

         Some of YDI's sales to date have been made to customers located outside the United States, and we expect that some of our future sales will continue to be to customers outside the United States. Historically, YDI's international sales have been denominated in United States dollars. For international sales that are denominated in United States dollars, a decrease in the relative value of foreign currencies could make our products less price-competitive and could have an adverse effect on our financial condition and results of operations. For any international sales denominated in foreign currencies, a decrease in the value of the foreign currencies relative to the United States dollars could result in decreased margins from those transactions.

         Our international business activities may carry additional risks, including:

         o changes and variances in regulatory requirements;
         o costs and risks of localizing products in foreign countries;
         o delays in receiving and processing components and materials;
         o availability of suitable export financing;
         o timing and availability of export licenses, tariffs, and other trade barriers;
         o difficulties in staffing and managing foreign operations, branches, and subsidiaries;
         o difficulties in complying with foreign customs, protocols, and general ways of doing business;
         o difficulties in managing distributors;
         o potentially adverse tax consequences;
         o foreign currency exchange fluctuations;
         o the burden of complying with a wide variety of complex foreign laws and treaties, including those relating to telecommunications equipment;
         o difficulty in accounts receivable collections; and
         o political and economic instability.

         In addition, our customer purchase and other agreements may be governed by foreign laws, which may differ significantly from United States laws. Also, the court systems and procedures in foreign countries may differ significantly from United States courts. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

         In many cases, regulatory authorities in foreign countries own or strictly regulate local telephone companies. Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications equipment often limit access to those markets. The successful expansion of our international operations in some markets will depend on our ability to form and maintain strong relationships with established companies providing communication services and equipment or other local partners in those regions. The failure to establish regional or local relationships or to successfully market or sell our products in international markets could limit our ability to expand operations.

         Some of our potential markets include developing countries that may deploy wireless communications networks as an alternative to the construction of wireline infrastructure. These countries may decide not to construct wireless telecommunications systems or construction of these systems may be delayed. Economic, political, and foreign currency volatility may be more pronounced in these less-developed areas.

         Countries in the Asia/Pacific, African, and Latin American regions have recently experienced weaknesses in their currency, banking, and equity markets. These weaknesses have adversely affected and could continue to adversely affect demand for our products.

We permit flexible purchase order changes that may adversely affect our margins and sales.

         We have typically permitted purchase orders to be modified or canceled with limited or no penalties. Any inability or failure to reduce actual costs or cancel supplier and contract manufacturing commitments in response to a customer modification or cancellation could adversely affect our gross margins.

Governmental regulation affecting markets in which we compete or products we make could adversely affect our business and results of operations.


         Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. To operate in a jurisdiction, we must obtain regulatory approval for our products and comply with differing and evolving standards and regulations. The delays inherent in this approval process may cause the cancellation, postponement, or rescheduling of the installation of communications systems by us and our customers. The failure to comply with regulations in a jurisdiction could result in the suspension or cessation of our ability to operate in that jurisdiction. New regulations or changes in the interpretation of existing regulations could require us to modify our products and incur substantial costs to bring our products into compliance.

Our products typically require regulatory approval before they can be commercially deployed.

         Our products must typically receive regulatory approvals before they can be commercially deployed. As a result, customers may require that we obtain these approvals before buying or agreeing to buy our products. Obtaining these approvals can be a long, expensive process. Delays in obtaining the necessary approvals and/or waivers could hinder market acceptance of our products, delay sales of our products, and adversely affect our ability to market those products.

We are subject to domestic and international authorities' allocations of the radio frequency spectrum.

         Equipment to support new systems and services can be marketed only if suitable frequency allocations are made available to telecommunications service providers. The process of allocating frequencies to service providers is typically expensive, complex, and lengthy. If service provides and others are delayed in deploying new systems and services, we could experience lack of orders or delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our results.

We rely on a limited number of customers for a material portion of our sales, and the loss of sales to any of those customers could harm our business, financial conditions, and results of operation.

         During the nine-month period ended September 30, 2003, one customer accounted for approximately 10% of YDI's sales. Our ability to maintain or increase our sales in the future will depend in part upon our ability to obtain additional orders from this customer as well as obtain orders from new customers as well as the financial condition and success of our customers, the telecommunications industry, and the global economy. Our customer concentration also results in concentration of credit risk. Finally, acquisitions in the telecommunications industry are common, which tends to further concentrate the potential customer base and in some cases may cause orders to be delayed or canceled.

The combined product lines of YDI and Phazar extend the scope of the market that the combined marketing and sales forces must address and may strain their capabilities, thereby adversely affecting product sales or marketing and sales expenses.

         YDI's products and Phazar's products generally address different segments of the wireless communications market and may require different skills and capabilities for marketing, sales, and customer support. As a result, the combined company may not realize significant benefits from combining the product lines. There may also be adverse impacts on the existing sales forces' abilities to sell their existing products.

Our business and financial condition could be adversely affected by warranty or product liability claims.

         Products as complex as ours frequently contain undetected errors, defects or failures, especially when first introduced or when new versions are released. The occurrence of such errors, defects or failures could result in product returns and other losses and liabilities for us or our customers. Such occurrence could also result in the loss of or delay in market acceptance of our products, as well as expenses associated with re-work of previously delivered equipment. Although we provide what we believe to be appropriate overall warranty reserves based on historical repair occurrences, a high repair occurrence related to a specific new product line could make the reserves inadequate at any specific time. Due to our continuing introduction of new products, we may have insufficient experience with the problems that could arise with these products.

Our failure to protect our intellectual property could adversely affect our business and operations.

         Our ability to compete depends in part on our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate to prevent misappropriation of our technology. Existing trade secret, trademark, and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured, or sold may not fully protect our products. This may make the possibility of piracy of our technology and products more likely. Other companies could independently develop similar or superior technology without violating our proprietary rights. A significant portion of our proprietary technology is know-how, and employees with know-how may depart before transferring their know-how to other employees. We may engage in litigation to:

         o enforce our patents;
         o protect our trade secrets and know-how;
         o defend ourselves against claims alleging that we infringe the rights of others; or
         o determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could result in substantial cost and divert the attention of our management, which could harm our operating results and future operations.

Our operations could infringe on the intellectual property rights of others.

         Our products could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that we no longer infringe the rights of others. The terms of any licenses we may be required to seek may not be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products. A party making a claim of infringement could secure a judgment against us that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any claim of infringement by a third party also could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. Any of these events could seriously harm our business.

       Risk Relating to Capital Markets and Our Stock Following the Merger

The YDI common stock is quoted for trading on the OTC Bulletin Board, which is generally a less attractive market than the Nasdaq SmallCap Market where the Phazar common stock currently trades.

         The Phazar common stock is currently listed on the Nasdaq SmallCap Market, while the YDI common stock is quoted for trading on the OTC Bulletin Board of the National Associations of Securities Dealers, Inc. Following the merger, the Phazar common stock will be delisted from the Nasdaq SmallCap Market, and Phazar stockholders will receive YDI common stock. The market for the YDI common stock may be a less liquid market for existing and potential stockholders to trade shares of stock and could depress the trading price of YDI's common stock. For example, some investors, including institutional investors, may have investment guidelines that prohibit investing in common stock traded on the OTC Bulletin Board.

         Because the YDI common stock is quoted for trading on the OTC Bulletin Board, our common stock generally is subject to regulation as a "penny stock." SEC regulations generally define a "penny stock" to be any equity security that has a market price or exercise price of less than $5.00 per share. Shares listed on the Nasdaq National Market, the Nasdaq SmallCap Market, or a national exchange are excluded from this definition. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules generally require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell the combined company's common stock and may affect the ability of holders to sell the common stock in the secondary market and the price at which a holder can sell the common stock.

Our companies' stock prices and stock prices of competitors have been volatile and may continue to be volatile and may decline.

         The market prices of YDI's and Phazar's common stock have been volatile, and the market price of the combined company's common stock is likely to remain volatile following the merger. In recent years, the stock market in general, and the market for shares of small capitalization technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated to the operating performance of individual companies. Companies, such as YDI and Phazar, with low average daily trading volumes may experience greater stock price volatility. Historical and potential reasons for volatility include:

         o our financial performance or the performance of our competitors;
         o market conditions in the industry;
         o technological innovations or other trends in our industry;
         o successes or failures at significant product evaluations or site demonstrations;
         o the introduction of new products by us or our competitors;
         o the arrival or departure of key personnel;
         o the purchase or sale of YDI common stock by our stockholders, directors, or officers;
         o acquisitions;
         o strategic alliances or joint ventures involving us or our competitors;
         o announcements by our customers;
         o announcements by us concerning our relationships with our existing or new customers or our products;
         o announcements concerning the trading market for our common stock;
         o the initial estimate of our performance or recommendation by securities analysts relating to our common stock and changes in those estimates or recommendations;
         o decisions by major participants in the communications industry;
         o decisions by investors to de-emphasize investment categories;
         o groups or strategies that include our companies or industry; and
         o the general conditions of the financial markets and the global economy.

         This volatility often negatively affects the price of the YDI common stock and the Phazar common stock and may inhibit or prevent the combined company from raising capital or attracting a high level of trading liquidity.

After the merger, over a majority of YDI's common stock will be owned by two persons.

         Two persons, Concorde Equity, LLC and Michael F. Young, currently own approximately two-thirds of the outstanding YDI common stock. Concorde Equity is an investment company controlled by Robert E. Fitzgerald, a board member and Chief Executive Officer of YDI. Mr. Young is a board member and President and Chief Technical Officer of YDI. After the merger and the related issuance of YDI common stock to the former Phazar stockholders, Concorde Equity and Mr. Young will still own more than a majority of the outstanding YDI common stock. This majority ownership means that, as a matter of Delaware corporate law, Concorde Equity and Mr. Young generally will be able to approve actions and proposals on behalf of the stockholders of YDI regardless of how any other YDI stockholder votes. Concorde Equity and Mr. Young could act either by vote at a meeting or by written consent delivered to YDI, subject to compliance with applicable securities regulations. Therefore, other YDI stockholders will have a limited ability to affect or influence decisions made by YDI stockholders.

         This ownership and other positions held by Messrs. Fitzgerald and Young mean that those two individuals effectively control the company and can make substantially all decisions relating to the company regardless of how any other stockholder votes. This control could result in proposals being approved by the YDI stockholders that many YDI stockholders do not want or conversely proposals being rejected by the YDI stockholders that many YDI stockholders do want. For example, this majority ownership means that Messrs. Fitzgerald and Young, acting together without any other YDI stockholder, could approve or reject most offers to acquire YDI. Another example is that Messrs. Fitzgerald and Young, acting together without any other YDI stockholder, will be able to elect or reject each member of the board of directors of YDI.

         This majority control and actions taken by the two holders of the majority control could result in a lower stock price than if the YDI common stock was widely held without any significant holders.

Imbalance of supply-demand levels of our securities in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.

         Future sales of common stock by us or by our existing stockholders could cause our stock price to fall or prevent it from increasing.

         Two stockholders, Concorde Equity and Mr. Young, owned 5,165,817 and 4,209,183, respectively, shares of YDI common stock on December 8, 2003, which together constituted approximately 66% of YDI's outstanding shares of common stock on that date. Concorde Equity and Mr. Young received this stock in a private placement in connection with the combination of YDI and Young Design in April 2003. As such, this stock is currently subject to substantial restrictions on sale or transfer. YDI agreed to register this stock with the SEC in the first half of 2004. This registration, either by itself or together with actual or perceived sales of this stock by Concorde Equity and Mr. Young, could cause our stock price to fall or prevent it from increasing.

         On December 8, 2003, YDI issued 500,000 shares of its common stock in a private placement to a single accredited investor. YDI also agreed to file a registration statement covering the shares issued in this private placement with the Securities and Exchange Commision no later than the earlier of March 8, 2004 or thirty days after the YDI common stock begins trading on the Nasdaq SmallCap Market or the Nasdaq National Market. There can be no assurance as to when or if the YDI common stock will begin trading on the Nasdaq SmallCap Market or the

Nasdaq National Market. This registration, or the anticipation of this registration, could cause our stock price to fall or prevent it from increasing.

         We believe that a number of YDI's pre-IPO stockholders continue to hold their shares and those or other stockholders may decide to sell their shares. Existing Phazar stockholders may choose to sell the YDI common stock they receive soon after the merger transaction. As of December 8, 2003, YDI had options outstanding to buy approximately 793,487 shares of its common stock and may grant options or other stock grants relating to an additional 632,275 shares of its common stock. YDI has filed registration statements with the SEC relating to the shares of its common stock that may be issued pursuant to the exercise of those outstanding stock options and stock options or other stock grants that we may grant in the future. Holders of those options could decide to exercise the options and immediately sell the shares. On December 8, 2003, YDI also had warrants outstanding to purchase 395,715 shares of its common stock at a purchase price of $2.08 per share. Shares of our common stock received upon exercise of those warrants may, depending on the method of exercise, be immediately available for public sale.

         If a substantial amount of our common stock becomes available for sale in the public market, this could cause the market price of our common stock to fall, particularly given the relatively low trading volumes of our stock. The sale of shares by our directors and officers could cause the market price of our common stock to fall. Similarly the perception among investors that any of the sales described above will occur could produce the same effect.

If we raise additional capital, the result may be dilutive to existing stockholders.

         Given the recent prices for our companies' common stock and the difficulty of attracting significant market interest for our equity capital, significant dilution to our stockholders could result if we raise additional funds by issuing equity securities. In addition, if we issue equity securities to raise capital, those securities may have rights, privileges, or preferences senior to those of our common stock. These issuances may also involve issuing stock at a price per share below the current trading prices or that is otherwise dilutive to our current stockholders. The YDI board of directors may decide to issue additional equity securities in many situations without the need for any stockholder vote.

         For example, on December 8, 2003, we issued 500,000 shares of our common stock in a private placement at a price of $4.10 per share. The last sale price of our common stock on the OTC Bulletin Board on December 8, 2003 was $4.75 per share.

We have limited capital resources and our prospects for obtaining additional financing, if required, are uncertain.

         Our operations to date have required substantial amounts of capital. Our capital requirements will depend on numerous factors, including expansion of marketing and sales efforts, research and development costs of new products, maintaining status of competitive products, the commercial acceptance of our products, the timing and extent of demand for our products, potential acquisition opportunities, the integration of YDI and Phazar companies, and potential changes in strategic direction. Additional financing may not be available in the future on acceptable terms or at all. If adequate funds are not available, we may be required to reduce or close down business or product lines or delay, scale back, or eliminate our sales and marketing, research and development, acquisition, or manufacturing programs. We may also need to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Our inability to obtain capital, or our ability to obtain additional capital only upon onerous terms, could seriously damage our business, operating results, and financial condition and further erode our stock price.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words or the negative of these words. In particular, statements regarding expected strategic benefits, advantages, and other effects of the merger described in "The Merger--Joint Reasons for the Merger" beginning on page 34, "The Merger--YDI's Reasons for the Merger" beginning on page 35, and "The Merger--Phazar's Reasons for the Merger" beginning on page 38 and elsewhere in this proxy statement/prospectus are forward-looking statements. You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of YDI's and Phazar's future results of operations or of our financial position or state other forward-looking information. YDI and Phazar believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section above captioned "Risk Factors," as well as any other cautionary language in this proxy statement/prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

         o market acceptance of and continuing demand for our products;
         o our ability to protect our intellectual property;
         o the impact of competitive products, pricing, and customer service and support;
         o our ability to obtain additional financing to support our operations;
         o obtaining and maintaining regulatory approval where required;
         o changing market conditions; and
         o other risks detailed in this proxy statement/prospectus.

     You should also consider carefully the statements under "Risk Factors" beginning on page 12 and other sections of this proxy statement/prospectus and in the other documents filed with the SEC, which address factors that could cause our actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect our management's view only as of the date of this prospectus. YDI and Phazar are not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

                     SPECIAL MEETING OF PHAZAR STOCKHOLDERS

Proxy Statement/Prospectus and Date, Time and Place of Special Meeting

         This proxy statement/prospectus is furnished in connection with the solicitation by the Board of Directors of Phazar Corp of proxies to be voted at the special meeting of stockholders of Phazar to be held at 9:30 a.m., local time, on February 2, 2004 at National Depository Corporation, Suite 100, 405 West Loop 820 South, White Settlement, Texas and at any adjournment thereof. This proxy statement/prospectus and the proxies solicited hereby are first being sent or delivered to Phazar stockholders on or about December ___, 2003.

Purpose of the Special Meeting

         At the special meeting, Phazar is asking holders of Phazar common stock to approve the following matters:

         1. A proposal to approve and adopt the agreement and plan of merger, dated as of October 30, 2003, among Phazar, YDI Wireless, Inc., and

             Stun Acquisition Corporation, a wholly owned subsidiary of YDI;

         2. A proposal to grant Phazar's management the discretionary authority to adjourn the special meeting to a date or dates not later than February 25, 2004, if necessary to enable Phazar's board of directors to solicit additional proxies in favor of the merger; and

         3. Such other business as may properly come before the special meeting or any adjournment of the meeting.

Recommendation of Phazar's Board of Directors

         After careful consideration, Phazar's board of directors has approved the merger and the merger agreement and unanimously recommends a vote FOR the proposal to approve and adopt the merger agreement. The Phazar board also unanimously recommends that Phazar stockholders vote FOR the adjournment
proposal.                                            ---

Record Date, Quorum, Vote Required, Voting of Proxies

         A stockholder may revoke a proxy at any time prior to its use. If it is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposal, the proxy will be voted FOR approval of the plan and agreement of merger with YDI Wireless, Inc and Stun Acquisition Corporation.

         Only stockholders of record at the close of business on December 12, 2003 will be entitled to vote at the meeting. The total number of issued and outstanding shares of Phazar common stock as of December 8, 2003 is 2,191,928 shares, each share having one vote. 470,250 of those shares were held by YDI and its subsidiaries. There are no other issued or authorized classes of Phazar stock.

         Only votes cast in person or by proxy will be counted at the meeting. Abstentions, if any, will be reflected in the minutes of the meeting.

         In order to conduct business at Phazar stockholders' meeting, a quorum must be present. A majority of the shares of Phazar common stock issued and outstanding and entitled to vote at the meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Phazar will treat shares of Phazar common stock represented by a properly signed and returned proxy as present at the special meeting for purposes of determining the existence of a quorum at the meeting. In general, Phazar will count abstentions and broker non-votes as present or represented for purposes of determining the existence of a quorum.

         Two-thirds of the outstanding shares of Phazar common stock held by holders other than YDI and its subsidiaries must be voted for the proposal to approve and adopt the merger agreement in order for the proposal to pass. Abstentions and broker non-votes will have the same effect as votes against this proposal.

         The affirmative vote of the holders of a majority of the shares of Phazar common stock present in person or represented by proxy and voting on the proposal at the special meeting is required to grant discretionary authority to Phazar's management to adjourn or postpone the special meeting to enable the Phazar board of directors to solicit additional votes to approve and adopt the merger agreement.

How to Revoke a Proxy

         Signing the enclosed proxy card will not prevent a record holder from voting in person at the Phazar special meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the special meeting in the following ways:

         o filing with Phazar's secretary, before the vote at the special meeting, a written notice of revocation bearing a later date than the proxy;
         o executing a later dated proxy relating to the same shares and delivering it to Phazar before the vote at the meeting; or
         o attending the meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.

         Record holders should send any written notice of revocation or subsequent proxy to Phazar's secretary at 101 S.E. 25th Avenue, Mineral Wells, Texas 76067 or hand deliver the notice of revocation or subsequent proxy to Phazar's secretary before the vote at the Phazar special meeting.

Solicitation of Proxies and Expenses

         The solicitation of proxies from Phazar stockholders is made on behalf of the board of directors of Phazar. The cost of soliciting proxies will be borne by Phazar including expenses in connection with the preparation and mailing of this proxy statement and all papers, which now accompany or may hereafter supplement it. In addition to solicitation by mail, Phazar may request that Phazar's directors, officers, or employees solicit proxies from stockholders by telephone, in person, or by other means. These persons will not receive additional compensation, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Phazar will also supply brokers or persons holding stock in their names or in the names of their nominees with such number of proxies, proxy material, and other solicitation material reports as they may require for mailing to beneficial owners, and will reimburse them for their reasonable expenses.

Stock held by Phazar Directors and Executive Officers

         As of December 8, 2003, the current directors and executive officers of Phazar owned 1,088,101 outstanding shares of Phazar common stock. These shares represented approximately 49.6% of the 2,191,928 shares of Phazar common stock outstanding on that date.

Appraisal or Dissenters' Rights

         Under Delaware law, Phazar stockholders are entitled to appraisal rights in connection with the merger. To exercise appraisal rights, a Phazar stockholder must:

         o provide written notice to Phazar before the taking of the vote of the Phazar stockholders on the approval and adoption of the merger agreement demanding appraisal of the stockholder's shares;

         o vote against the approval and adoption of the merger agreement or abstain from voting; and

         o comply with other procedures required by Section 262 of the Delaware General Corporation Law.

         Phazar stockholders should carefully review the section entitled "Appraisal or Dissenters' Rights" beginning on page 45 and Annex C, which contains the text of Section 262 of the Delaware General Corporation Law. Your failure to comply with the procedures described in Annex C will result in the loss of appraisal rights.

                                   THE MERGER

         This section of the proxy statement/prospectus describes the material aspects of the proposed merger and the related transactions, but it may not contain all of the information that is important for you to know. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer.

General Description of the Merger

         At the effective time, Stun Acquisition Corporation, a wholly-owned subsidiary of YDI, will be merged with and into Phazar. Phazar will be the surviving corporation and will continue as a wholly-owned subsidiary of YDI. Stun Acquisition Corporation will cease to exist. In the merger, each outstanding share of Phazar common stock, except for dissenting shares and shares held by YDI or its subsidiaries, will be converted automatically into the right to receive 1.2 shares of YDI common stock. All options currently outstanding to purchase shares of Phazar's common stock will be terminated prior to the merger.

         Based on the number of shares of Phazar common stock and YDI common stock outstanding as of December 8, 2003 and the exchange ratio, approximately 2,066,014 shares of YDI common stock will be issued in the merger, representing approximately 12.7% of the total YDI common stock expected to be outstanding after the merger. This number does not include options outstanding to purchase 130,000 shares of Phazar common stock. If these options are all exercised prior to the merger, YDI expects to issue 156,000 additional shares of YDI common stock in the merger. The number of shares of YDI common stock to be issued in the merger also does not include any shares relating to the 470,250 shares of Phazar common stock owned directly or indirectly by YDI because those shares will be canceled in the merger.

Completion and Effectiveness of the Merger

         The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement by the stockholders of Phazar. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

         YDI and Phazar are working toward completing the merger as quickly as possible. YDI and Phazar intend to complete the merger immediately after the stockholders of Phazar approve the merger at their special meeting and all other conditions to the merger have been satisfied. YDI and Phazar expect to complete the merger by April 1, 2004.

Background of the Merger

         Both YDI and Phazar regularly evaluate a wide variety of different strategies, opportunities, and business scenarios to improve their competitive positions and enhance their respective stockholder values, including opportunities for acquisitions of other companies or product lines, possible partnerships or alliances, and other strategic transactions. In particular, since 2001 YDI has considered and investigated a variety of possible strategic transactions.

         In 1999 YDI began looking at Phazar as a potential passive investment opportunity. At the time, YDI was purchasing antenna products from Phazar and felt that Phazar's shares were undervalued in the public markets. In late 2000 YDI began purchasing Phazar's shares in the open market. From December 29, 2000 through October 17, 2001, YDI purchased and sold shares of Phazar's common stock at prices ranging from $1.125 to $2.00 ending such time period with a net amount of 15,525 shares. On October 17, 2001, YDI purchased from BAE Systems Aerospace, Inc. Advanced Systems 165,888 shares of the common stock of Phazar at a total cost of $250,000. In addition, YDI continued to purchase shares of Phazar common stock in the open market. From October 18, 2001 through February 22, 2002, YDI increased its holding in Phazar common stock by 86,380 net shares at prices ranging from $1.28 to $1.84. YDI continued to buy additional shares of Phazar's common stock as market conditions permitted through June 16, 2003, ultimately resulting in the ownership of 470,250 shares of Phazar stock.

         Shortly after the October 2001 purchase of the shares from BAE, Robert Fitzgerald, Chief Executive Officer of YDI, contacted Phazar to discuss YDI's holdings in Phazar. Mr. Fitzgerald talked with Gary Havener, Chairman and President of Phazar. On or about January 18, 2002, Mr. Fitzgerald traveled to Phazar's Mineral Wells facility and met with Mr. Havener and Clark Wraight, Vice President of Phazar. Discussions were directed primarily on the manufacturer/customer relationship between Phazar and YDI and how the two companies might achieve increased sales by introducing and marketing new products. There were no meaningful discussions regarding any kind of business combination between the companies.

         From time to time Mr. Fitzgerald would have telephone conversations with Mr. Havener or Mr. Wraight regarding the relationship between the companies and the wireless market in general. On or about September 4, 2002, Mr. Fitzgerald met with Mr. Havener in the Fort Worth area for a general discussion on the relationship between the companies. At that meeting Mr. Fitzgerald first suggested the possibility of a business combination between the companies. Mr. Havener responded that he would take any formal offer to Phazar's Board of Directors for review but that for a variety of factors, including the fact that YDI was a private company and was unable to offer a liquid security to Phazar's shareholders, he did not think that the timing was right to explore a business combination between YDI and Phazar. After discussions, Mr. Fitzgerald agreed that the timing was not right, and no further material action regarding a business combination was then undertaken by either company.

         On or around September 12, 2002, YDI sent to Mr. Havener, for presentation to Phazar's Board, a Letter of Intent offering to either make a significant equity investment in Phazar or to purchase the antenna operations of Phazar. Phazar's Board rejected this proposal.

         On April 1, 2003, YDI concluded its merger with Telaxis Communications Corporation and, as a result, became a publicly traded company. Shortly thereafter, Mr. Fitzgerald and Mr. Havener had several telephone conversations regarding the performance of the respective companies, the potential of a business combination involving the companies, and the need of each company to return to profitability whether or not a business combination were to occur.

         Effective May 31, 2003, Phazar sold its Phazar Aerocorp division to an acquisition group headed by Mr. Havener. At Mr. Havener's request, YDI gave Phazar's Board of Directors a letter indicating YDI's general support for the Phazar Aerocorp divestiture.

         On or about June 4, 2003, Mr. Fitzgerald and Mr. Havener met in the Fort Worth area. In this meeting, Mr. Havener suggested that the timing might be better to discuss the potential for a business combination. The factors that had changed since the prior meeting were YDI's merger with Telaxis and the significant increase in YDI's asset base as well as YDI becoming a publicly traded company. In addition, Phazar's divestiture of Phazar Aerocorp made Phazar a more attractive target to YDI since Phazar Aerocorp was losing money, carried significant debt, and was not synergistic with the operations of either YDI or the rest of Phazar.

         On June 24, 2003, YDI held a meeting of its Board of Directors. The meeting was attended in person by each member of YDI's board of directors at the time: Mr. Fitzgerald, Michael F. Young, Carol B. Armitage, Daniel A. Saginario, John L. Youngblood, and Gordon D. Poole. The meeting was also attended by David
L. Renauld, YDI's Vice President, Legal and Corporate Affairs, and Patrick L. Milton, YDI's Chief Financial Officer. At this meeting, Mr. Fitzgerald provided the Board with a number of acquisition and merger opportunities. After consideration of the options, the Board instructed Mr. Fitzgerald to hold further discussions with Phazar and authorized Mr. Fitzgerald to send a Letter of Intent to Phazar suggesting a transaction in which Phazar would become a wholly owned subsidiary of YDI. On July 11, 2003, YDI sent a draft letter of intent to Phazar contemplating a merger of Phazar into a wholly owned subsidiary of YDI.

         On July 21, 2003, Mr. Havener notified Mr. Fitzgerald that conceptually Phazar was interested in YDI's proposal but that several issues, including the exchange ratio, would require additional analysis and negotiation.

         On July 22, 2003, YDI's board of directors met telephonically. The meeting was attended by Ms. Armitage and Messrs. Fitzgerald, Young, Saginario, and Poole, all of YDI's directors at the time, and also by Messrs. Renauld and Milton. At that meeting, Mr. Fitzgerald provided a status report to the board concerning the possible acquisition of Phazar, and the officers of YDI were authorized to continue the consideration and negotiation.

         On September 8, 2003, YDI's board of directors met telephonically. The meeting was attended by Ms. Armitage and Messrs. Fitzgerald, Young, Saginario, and Poole, all of YDI's directors at the time, and also by Messrs. Renauld and Milton. At that meeting, Mr. Fitzgerald provided a status report to the board concerning the possible acquisition of Phazar. Following questions, answers, and general discussion, the officers of YDI were authorized to offer to acquire Phazar at an exchange ratio of up to 1.2 shares of YDI common stock for each outstanding share of Phazar common stock.

         On September 9, 2003, YDI sent Phazar a revised letter of intent which contemplated an exchange ratio of 1.2 shares of YDI for each share of Phazar. On October 6, 2003, Mr. Renauld sent a draft definitive merger agreement to Phazar and Carl A. Generes, Phazar's outside counsel, for review.

         On October 7, 2003, Mr. Fitzgerald attended Phazar's annual shareholders meeting held at its facilities in Mineral Wells, Texas. Following the shareholders meeting, Phazar held a Board of Directors meeting. Mr. Fitzgerald provided Phazar's Board with a presentation on YDI, the proposed transaction and the benefits of the proposed transaction to the shareholders of both YDI and Phazar. An extensive question and answer discussion session followed. Mr. Fitzgerald was excused from the meeting and Phazar's Directors held additional discussions regarding a business combination with YDI. Mr. Fitzgerald then re-joined the meeting and it was agreed that the companies would enter into the Letter of Intent that had been negotiated and that both companies would use their best efforts to conduct due diligence, negotiate a definitive agreement and execute a definitive agreement on or before October 31, 2003.

         In the month of October, YDI personnel conducted an extensive due diligence review of Phazar and Phazar's personnel, financial advisor, accountants and attorney conducted an extensive due diligence review of YDI. On October 13, 2003, Mr. Havener visited YDI's South Deerfield facility to examine YDI's research and development facilities, personnel and operations. A meeting involving Mr. Havener, Mr. Fitzgerald, Mr. Renauld and Kenneth R. Wood, YDI's Vice President Engineering, occurred in the late afternoon and a variety of subjects relating to product development and asset optimization were discussed.

         On October 20, 2003, Phazar engaged George C. Witte, Business Appraiser to provide an opinion on the fairness of the merger to Phazar's shareholders. Over the next 7 days, Mr. Witte had conversations with Mr. Havener, Mr. Wraight, and Mr. Fitzgerald and performed due diligence on YDI and Phazar.

         YDI engaged Environmental Managers, Inc. (EMI) of Fort Worth, Texas to perform an environmental study of Phazar's main facilities and its 50 acre test range outside of Mineral Wells. YDI was informed that no material adverse environmental condition was discovered at Phazar's main facility but that additional investigation was recommended at the test range facility. YDI engaged EMI to perform additional environmental investigation of the test range facility and on November 14, 2003 received a report that no material adverse environmental condition was discovered at the test range facility.

         From October 27 to 29, 2003, Mr. Wraight visited YDI's facilities in Falls Church, Virginia to conduct final due diligence, ask additional questions arising pursuant to Phazar's examination of YDI and answer additional questions arising pursuant to YDI's examination of Phazar.

         In October 2003, Mr. Fitzgerald, Mr. Saginario, a director of YDI, Mr. Renauld, Mr. Havener, Mr. Wraight and Mr. Generes had a series of negotiations regarding the terms and conditions of the definitive merger agreement. In addition, Mr. Fitzgerald and Mr. Wraight engaged in discussions regarding Mr. Wraight's role in a combined company and initiated discussion of an employment agreement to take effect in the event that the contemplated merger was consummated.

         On October 28 and 29, 2003, substantial conversations and documents flowed between YDI and Phazar including final due diligence material, revisions of the definitive merger agreement, and additional progress on Mr. Wraight's employment agreement.

         On October 30, 2003 YDI's board of directors and Phazar's Board of Directors met independently to discuss and approve the merger agreement and the transactions contemplated thereby.

         YDI held a telephonic Board of Directors meeting attended by Mr. Fitzgerald, Mr. Young, Ms. Armitage, Mr. Saginario, and Mr. Poole, all of YDI's current board members, and Mr. Renauld and Mr. Milton. The initial point of action was discussion to grant the officers of YDI the authority to remove Mr. Havener's personal guarantee on the debt secured by Phazar's facility after consummation of the contemplated merger and authority to send Mr. Havener a letter to that effect. Such authority was unanimously approved, and a letter to that effect was immediately faxed to Mr. Havener.

         At YDI's Board of Directors meeting, Mr. Fitzgerald provided the Board with extensive information about Phazar and the proposed transaction including alterative acquisition opportunities and the risks associated with engaging in a transaction with Phazar. Mr. Milton provided the Board with a review of Phazar's financial results and pro forma historical and projected performance of a combined company. Mr. Fitzgerald presented an overview of the due diligence performed and the material areas of interest. Mr. Renauld then provided an overview of the merger agreement and the materials provisions of the merger agreement and their effects on YDI and its operations both before and after the contemplated merger. Extensive questions, answers and discussions followed. After discussion, YDI's Board of Directors unanimously approved the merger agreement and the transactions contemplated thereby.

         The Phazar Corp Board of Directors met on October 30, 2003 to discuss and approve the merger agreement and the transactions contemplated thereby. The following directors were in attendance in person: Messrs. Havener and Wraight, James Kenney, and R. Allen Wahl. Phazar's final director, James Miles, attended via phone. Also present was Mr. Generes and Carter Rouse, Independent Auditor, Weaver and Tidwell. Mr. Wraight provided the Board with information about YDI obtained during his visit of YDI's facilities in Falls Church, Virginia on October 27-29, 2003. Mr. Havener provided the Board with information about YDI obtained during his visit of YDI's facilities in South Deerfield, Massachusetts on October 13, 2003. Mr. Generes reviewed the proposed merger agreement and presented an overview of the due diligence performed and the material areas of interest. Mr. Carter then provided an overview of the due diligence performed by Weaver and Tidwell. Mr. Havener provided the Board with the written Fairness Opinion from George Witte, Business Appraiser dated October 27, 2003. The fairness opinion is more fully described in Opinion of Phazar's Financial Advisor as described on page 41. After an extended period of discussion regarding the proposed merger, the Board voted unanimously to approve the merger agreement and authorized Mr. Havener to sign the merger agreement on behalf of Phazar.

         YDI and Phazar promptly exchanged executed versions of the definitive Merger Agreement and on the afternoon of October 30, 2003 jointly issued a press release publicly announcing the execution of the definitive agreement.

Joint Reasons for the Merger

         The boards of directors of YDI and Phazar have identified several mutual benefits of the merger that they believe will contribute to the success of the combined company. The principal potential benefits include the following:

         o the anticipated impact of the merger on the combined company's viability as an ongoing company, business prospects, and financial resources and performance, particularly the extent to which the two companies' product lines, customer bases, and sales channels can complement each other;

         o the opportunities for current stockholders of both YDI and Phazar to participate in the potential for growth of the combined company after the merger;

         o the combined company will have a product portfolio that YDI and Phazar believe will offer a broader combined scope of product lines in the wireless communications industry;

         o the combined company's product portfolio will include products with a history of revenue generation as well as recently developed, next-generation products, which YDI and Phazar believe will provide an opportunity for continued revenue growth;

         o the opportunity to use the combined company's more comprehensive product line to improve its competitive position, to attract a wider variety of potential customers, suppliers, and strategic partners, and to expand relationships and revenue opportunities with current and future customers;

         o the anticipated benefits of the merger for the continuing employees of the combined company, which YDI and Phazar believe will offer greater opportunities than either company alone for employees to advance their careers and expand their interests into different technologies, product types, and customer applications;

         o the flexibility of being a more diversified organization to adapt to changing market and industry conditions in the future, including by concentrating more efforts on well-performing portions of the combined company's business and scaling back under-performing portions of the combined company's business; and

         o the opportunity for operational synergies and economies of scale and the anticipated savings and benefits from those synergies and economies of scale.

         YDI and Phazar have each identified additional reasons for the merger, which are discussed below. Stockholders of both companies should be aware that the potential benefits of the merger may not be realized. See "Risk Factors" beginning on page 12.

YDI's Reasons for the Merger

         In approving the merger agreement, the YDI board of directors consulted with YDI's management and considered a number of factors. The board considered information from a variety of sources, including:

         o information concerning YDI's and Phazar's respective businesses, prospects, business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

         o the board's familiarity, and that of YDI's management, with the business, operations, and prospects of Phazar;

         o consultations with YDI's management concerning the business, operations, financial condition, organizational structure,technology, products and services, and competitive positions of YDI and Phazar on both an historical and prospective basis;

         o information from YDI's management and from research reports from industry analysts regarding trends in the wireless communications industry, including the expected duration of the current economic downturn and the relative degree to which the current economic downturn is expected to continue to affect YDI and Phazar;

         o the due diligence investigation conducted by YDI's management;

         o YDI's management's view of the positive results of combining the operations and businesses of YDI and Phazar;

         o information regarding other possible acquisition candidates and the costs, benefits, and risks associated with a business combination with those other candidates;

         o the current state of the telecommunications industry and the current state of YDI;

         o the terms of the merger agreement, including price and structure, which were considered by both the YDI board of directors and management of YDI to provide a fair and equitable basis for the merger;

         o the current financial market conditions and historical stock market prices, volatility, liquidity, and trading information about the YDI common stock and the Phazar common stock; and

         o the impact of the merger on YDI's customers and employees and others with whom it has business relationships.

         In reaching its decision to approve the merger, YDI's board of directors identified the following material factors, that, taken as a whole, supported its decision:

         o the reasons described under the section entitled "Joint Reasons for the Merger";

         o the board's assessment of the financial terms of the merger in light of YDI's and Phazar's recent operating performance, current industry, and financial market conditions, the relative contributions expected to be made by the two companies to the results of operations of the combined company, and the historical trading prices and volatility of the YDI common stock and the Phazar common stock;

         o a stronger and more compelling portfolio of products created by the addition of Phazar's product line as a result of the merger;

         o the opportunity that the combined company would have to market YDI's products to Phazar's existing base of customers;

         o the potential benefits of combining YDI's sales and development capabilities with Phazar's established customer base;

         o the terms and conditions of the merger agreement;

         o the significant consolidation occurring in the wireless industry and the need for YDI to combine in order to offer additional products, networking technologies, and other product offerings and gain critical mass in order to maintain its position as a leading source for wireless equipment and networks with a broad array of products;

         o the limited rights that Phazar has to terminate the merger agreement, including the fact that Phazar may not terminate the merger agreement solely on the basis of changes in the price of the YDI common stock;

         o the enhanced manufacturing and distribution capabilities resulting from the merger, which should improve YDI's ability to compete in broader geographic regions;

         o the possibility that the trading market for the common stock of the combined company would be more liquid than the trading market for the YDI common stock, particularly in light of the board's judgment that the common stock of the combined company would be more likely than the YDI common stock to qualify for listing on the Nasdaq National Market or the Nasdaq SmallCap Market;

         o the fact that YDI stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger.

         In its deliberations concerning the merger, YDI's board of directors also identified and considered a number of risks and potentially negative factors, including the following:

         o the risk that the contemplated and potential benefits sought in the merger might not be fully realized;

         o the risks associated with Phazar's recent HAARP contract award and that Phazar may not be able to complete the contract at costs equal to or below the contracted amount;

         o the risk that the HAARP contract accounts for the majority of Phazar's revenue and has a limited duration;

         o the risks associated with possible environmental liabilities arising from Phazar's business or properties;

         o the possible adverse effects of the public announcement of the merger on the sales of YDI and Phazar and their respective relationships with employees, suppliers and strategic partners, including the possibility that the combined company might not succeed in retaining key employees of Phazar and YDI;

         o the risk that there may be material adverse issues relating to Phazar that were not discovered in the due diligence process;

         o the technical, cultural, and geographic difficulties of integrating companies, product lines, and technologies;

         o the potential negative effect on YDI's stock price associated with public announcement of the proposed merger;

         o the potential negative effect on YDI's stock price if revenue, earnings and cash flow expectations of the combined company are not met;

         o the potential dilutive effect on YDI's common stock price if revenue and earnings expectations for Phazar are not met;

         o the significant costs that had been and would be incurred by YDI in seeking to complete the merger, including legal, accounting,and other fees relating to the merger;

         o the risk that Phazar would be unable to obtain the necessary approval of the merger from two-thirds of its stockholders;

         o the risk that the integration of YDI and Phazar would be an expensive, complex, and time-consuming process that could disrupt the business of either or both companies if not completed in a timely and efficient manner;

         o the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on YDI's operating results, the trading price of the YDI's common stock, business partners, customers, suppliers, and YDI's ability to attract and retain key management and other personnel;

         o the risk that YDI would have to pay a variety of fees and expenses if the merger agreement were terminated under some circumstances;

         o the ability to successfully manage the combined company given YDI's limited management resources; and

         o the other risks and uncertainties discussed above under "Risk Factors" beginning on page 12.

         After due consideration, YDI's board of directors concluded that the potential benefits to YDI and its stockholders of the merger outweighed the risks associated with the merger.

         The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the YDI board of directors. In view of the wide variety of factors considered in connection with the board's evaluation of the merger and the complexity of these matters, the YDI board of directors did not quantify or otherwise assign relative weight to the specific positive or negative factors considered. In addition, the YDI board of directors did not reach any specific conclusion on each factor considered or any aspect of any particular factor. Rather, YDI's board made its determination based on the totality of the information it considered. Individual members of the YDI board of directors may have given different weight to different factors. The members of the board were aware that some of the directors and executive officers of YDI may have interests in the merger in addition to, or different from, their interests as stockholders of YDI, and the board considered these interests in deciding to approve the transaction.

Decision of YDI's Board of Directors

         After careful consideration, YDI's board of directors determined that the merger is in the best interests of YDI and its stockholders. YDI's board of directors unanimously approved the merger, the merger agreement, and the issuance of shares of YDI common stock in the merger. No vote of YDI's stockholders is necessary in connection with the merger, the merger agreement, or the issuance of shares of YDI common stock in the merger.

         In considering the decision of the YDI board of directors with respect to the approval of the merger and the issuance of shares of YDI common stock in the merger, you should be aware that certain directors and executive officers of YDI have interests in the merger that are different from, or are in addition to, the interests of YDI stockholders. Please see the section entitled "Interests of YDI's Directors and Executive Officers in the Merger" beginning on page 38 of this proxy statement/prospectus.

Interests of YDI's Directors and Executive Officers in the Merger

         When considering the recommendation of YDI's board of directors, you should be aware that certain of YDI's directors and officers have interests in the merger that are different from, or are in addition to, YDI stockholders. These interests may create potential conflicts of interest. The board of directors of YDI was aware of these interests and took these interests into account in approving the proposed merger, the merger agreement, and the issuance of YDI common stock in the merger.

     Directorships

         YDI's board of directors currently consists of five directors, Carol B. Armitage, Robert E. Fitzgerald, Gordon D. Poole, Daniel A. Saginario, and Michael F. Young. Immediately following the merger, Mr. Poole will resign from the board of directors and the remaining four directors will be joined by Clark
D. Wraight from Phazar.

     Officers

         Three members of YDI's board of directors are also employees and officers of YDI. Mr. Fitzgerald is YDI's Chief Executive Officer. Mr. Young is YDI's President and Chief Technical Officer. Mr. Poole is YDI's Vice President Sales - West. Each of these individuals will retain those positions following the merger. Patrick L. Milton will continue as Chief Financial Officer and Treasurer of YDI. David L. Renauld will continue as Vice President, Legal and Corporate Affairs and Secretary of YDI.

Phazar's Reasons for the Merger

         In approving the merger agreement and in recommending that Phazar's stockholders approve the merger, the Phazar board of directors consulted with Phazar's management, as well as its financial and legal advisors, and considered a number of factors. The board considered information from a variety of sources, including:

         o information concerning YDI's and Phazar's respective businesses, prospects, business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

         o the board's familiarity, and that of Phazar's management, with the business, operations, and prospects of YDI;

         o consultations with Phazar's management concerning the business, operations, financial condition, organizational structure,technology, products and services, and competitive positions of YDI and Phazar on both an historical and prospective basis;

         o information from Phazar's management and from research reports from industry analysts regarding trends in the antenna products and wireless communications industries, including the expected duration of the current economic downturn and the relative degree to which the current economic downturn is expected to continue to affect YDI and Phazar;

         o the due diligence investigation conducted by Phazar's management and advisors;


         o Phazar's management's view of the positive results of combining the operations and businesses of YDI and Phazar;

         o information regarding other possible acquisition candidates and the costs, benefits, and risks associated with a business combination with those other candidates;

         o the current state of the antenna products industry and the current state of Phazar;

         o the terms of the merger agreement, including price and structure, which were considered by both the Phazar board of directors and management of Phazar to provide a fair and equitable basis for the merger;

         o the current financial market conditions and historical stock market prices, volatility, liquidity, and trading information about the YDI common stock and the Phazar common stock; and

         o the impact of the merger on Phazar's customers and employees and others with whom it has business relationships.

         In reaching its decision to approve the merger agreement and to recommend that the Phazar stockholders vote to approve the merger proposal, Phazar's board of directors identified the following material factors, that, taken as a whole, supported its decision:

         o the reasons described under the section entitled "Joint Reasons for the Merger";

         o the board's assessment of the financial terms of the merger in light of YDI's and Phazar's recent operating performance, current industry, and financial market conditions, the relative contributions expected to be made by the two companies to the results of operations of the combined company, and the historical trading prices and volatility of the YDI common stock and the Phazar common stock;

         o a stronger and more compelling portfolio of products created by the combination of YDI's and Phazar's product lines as a result of the merger;

         o the opportunity that the combined company would have to market YDI's products to Phazar's existing base of customers;

         o the potential benefits of combining YDI's sales and development capabilities with Phazar's established customer base;

         o the terms and conditions of the merger agreement;

         o Phazar's historical inability to sustain growth in sales;

         o the limited rights that YDI has to terminate the merger agreement, including the fact that YDI may not terminate the merger agreement solely on the basis of changes in the price of the Phazar common stock;

         o the enhanced manufacturing and distribution capabilities resulting from the merger, which should improve Phazar's ability to compete in broader geographic regions;

         o the possibility that the trading market for the common stock of the combined company would be more liquid than the trading market for the Phazar common stock; and

         o the fact that Phazar stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger.

         In its deliberations concerning the merger, Phazar's board of directors also identified and considered a number of risks and potentially negative factors, including the following:

         o the risk that the contemplated and potential benefits sought in the merger might not be fully realized;

         o the possible adverse effects of the public announcement of the merger on the sales of YDI and Phazar and their respective relationships with employees, suppliers and strategic partners, including the possibility that the combined company might not succeed in retaining key employees of Phazar and YDI;

         o the class action lawsuit pending against YDI that could, if plaintiffs prevailed, have a material adverse effect on YDI;

         o the risk that the 1.2 exchange ratio is too low based on future Phazar and YDI respective earnings forecasts;

         o the risk that there may be material adverse issues relating to YDI that were not discovered in the due diligence process;

         o the technical, cultural, and geographic difficulties of integrating companies, product lines, and technologies;

         o the potential negative effect on Phazar's stock price associated with public announcement of the proposed merger;

         o the potential negative effect on YDI's stock price if revenue, earnings and cash flow expectations of the combined company are not met;

         o the potential dilutive effect on YDI's common stock price if revenue and earnings expectations for YDI are not met;

         o YDI's brief operating history and negative earnings;

         o the significant costs that have been and would be incurred by Phazar in seeking to complete the merger, including legal, accounting, and other fees relating to the merger;

         o the risk that Phazar would be unable to obtain the necessary approval of the merger from two-thirds of its stockholders;

         o the risk that the integration of YDI and Phazar would be an expensive, complex, and time-consuming process that could disrupt the business of either or both companies if not completed in a timely and efficient manner;

         o the risk that the merger might not be completed and the potential adverse effects of the failure to complete the merger on Phazar's operating results, the trading price of the Phazar's common stock, business partners, customers, suppliers, and Phazar's ability to attract and retain key management and other personnel;

         o the risk that Phazar would have to pay a variety of fees and expenses if the merger agreement were terminated under some circumstances;

         o the ability to successfully manage the combined company given YDI's limited management resources; and

         o the other risks and uncertainties discussed above under "Risk Factors" beginning on page 12.

         After due consideration, Phazar's board of directors concluded that the potential benefits to Phazar and its stockholders of the merger outweighed the risks associated with the merger.

         The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the Phazar board of directors. In view of the wide variety of factors considered in connection with the board's evaluation of the merger and the complexity of these matters, the Phazar board of directors did not quantify or otherwise assign relative weight to the specific positive or negative factors considered. In addition, the Phazar board of directors did not reach any specific conclusion on each factor considered or any aspect of any particular factor. Rather, Phazar's board made its determination based on the totality of the information it considered. Individual members of the Phazar board of directors may have given different weight to different factors. The members of the board were aware that some of the directors and executive officers of Phazar may have interests in the merger in addition to, or different from, their interests as stockholders of Phazar, and the board considered these interests in deciding to recommend the transaction.

         YDI and Phazar cannot assure you that any of the expected results, synergies, opportunities, or other benefits described in the preceding three sections will be achieved as a result of the merger.

Recommendation of Phazar's Board of Directors

         After careful consideration, Phazar's board of directors determined that the merger is in the best interests of Phazar and its stockholders. Phazar's board of directors unanimously approved the merger, the merger agreement and recommends that Phazar stockholders vote FOR the approval and
adoption of the merger agreement.                      ---

         In considering the recommendation of the Phazar's board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Phazar have interests in the merger that are different from, or are in addition to, the interests of Phazar stockholders. Please see the section entitled "Interests of Phazar's Directors and Executive Officers in the Merger" beginning on page 43 of this proxy statement/prospectus.

Opinion of Phazar's Financial Advisor

         On October 27, 2003, George C. Witte, Business Appraiser delivered his written opinion to Phazar's board of directors that, as of that date and subject to the assumptions, considerations and limitations set forth in his opinion, the exchange ratio in the merger of 1.2 shares of YDI common stock for each share of Phazar common stock is fair, from a financial point of view, to Phazar. The full text of the opinion of Mr. Witte, which sets forth assumptions made, matters considered and limitations on the review undertaken by Mr. Witte in connection with rendering the opinion, is attached to this proxy statement/prospectus as Annex B.

         Mr. Witte provided the opinion described above for the information and assistance of the Phazar board of directors in connection with its consideration of the merger. The terms of the merger agreement and the exchange ratio in the merger, however, were determined through negotiations between Phazar and YDI and were approved by the Phazar board of directors.

         Phazar stockholders are urged to read the opinion provided by Mr. Witte to the Phazar board of directors carefully and in its entirety. The opinion of Mr. Witte described above is not a recommendation as to how any Phazar stockholder should vote with respect to the proposal to approve the issuance of shares of Phazar common stock in connection with the merger.

         In connection with rendering the opinion described above and performing his related financial analyses, Mr. Witte reviewed, among other things:

         o certain publicly available financial and other information concerning Phazar and YDI;
         o certain internal financial analyses and forecasts for Phazar and YDI prepared by their respective managements; and
         o the merger agreement.

         Mr. Witte also held discussions with members of the senior management of Phazar and YDI regarding the balance sheets of their respective companies, their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition, and the future prospects of their respective companies. Mr. Witte also visited certain facilities of Phazar and performed such other studies and analyses as he considered appropriate.

         For purposes of rendering his opinion, Mr. Witte assumed that all conditions to the obligations of each of Phazar and YDI to consummate the merger will be satisfied without any waiver thereof. Mr. Witte relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by him and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Mr. Witte assumed that the internal financial forecasts prepared by the managements of Phazar and YDI were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of Phazar and YDI and that there was no change in the assets or liabilities, financial condition, business or prospects of YDI and Phazar since the date of the most recent financial statements made available to Mr. Witte. In addition, Mr. Witte did not make an independent evaluation or appraisal of the assets and liabilities of Phazar or YDI or any of their respective subsidiaries, and no evaluations or appraisals of the assets or liabilities of Phazar or YDI or any of their respective subsidiaries were provided to Mr. Witte. Mr. Witte also assumed that all material governmental, regulatory or other consents and approvals that are necessary for the completion of the merger will be obtained without any meaningful adverse effect on Phazar or YDI or on the contemplated benefits of the merger. In addition, Phazar informed Mr. Witte, and accordingly for purposes of rendering his opinion Mr. Witte assumed, that the merger will be tax-free to each of Phazar and YDI and their respective stockholders.

     Other Considerations

         In connection with their consideration of the opinion rendered by Mr. Witte to the Phazar board of directors in connection with the merger, Phazar stockholders should also consider the following matters.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion rendered by Mr. Witte to the Phazar board of directors in connection with the merger. In arriving at his opinion as to the fairness of the exchange ratio in the merger to Phazar, Mr. Witte considered the results of all of his analyses and did not attribute any particular weight to any factor or analysis that he considered. Rather, Mr. Witte made his determination on the basis of his experience and professional judgment after considering the results of all of the analyses he considered. In addition, Mr. Witte prepared his analyses solely for purposes of rendering an opinion to the Phazar board of directors as to the fairness from a financial point of view to Phazar of the exchange ratio of 1.2 shares of YDI common stock to be exchanged for each share of Phazar common stock in connection with the merger. The analyses that Mr. Witte performed in connection with rendering his opinion were not appraisals and do not necessarily reflect the prices at which businesses or securities actually may be sold. In addition, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because the analyses performed by Mr. Witte in connection with rendering his opinion are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Phazar, YDI or their respective advisors, none of Phazar, YDI, Mr. Witte or any other person assumes responsibility if future results are materially different from those forecast or are not achieved in the time periods contemplated.

         Mr. Witte's advisory services and his opinion were provided for the information and assistance of the Phazar board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of Phazar common stock should vote with respect to such transaction. This opinion is limited to the fairness, from a financial point of view, to Phazar of the exchange ratio, and Mr. Witte expresses no opinion as to the merits of the underlying decision by Phazar to engage in the merger. Mr. Witte was not asked to, and therefore did not, express any opinion as to what the value of YDI common stock issuable in the merger actually will be when issued or the prices at which YDI common stock will trade or otherwise be transferable at any time.

Mr. Witte is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, reorganizations, recapitalizations and other transactions. Mr. Witte is familiar with Phazar having provided services to Phazar in the past on one occasion. Effective May 31, 2003, an entity, the majority of which is owned by Phazar's president, Gary Havener, purchased the assets and operations of Phazar Aerocorp, an 80% owned subsidiary of Phazar. In connection with this transaction, Mr. Witte gave to Phazar a fairness opinion for which he was paid $7,500.

         Phazar engaged Mr. Witte to act as its financial advisor in connection with the merger. The terms of Phazar's engagement agreement with Mr. Witte provide that Phazar will pay Mr. Witte $10,000.

Interests of Phazar's Directors and Executive Officers in the Merger

         When considering the recommendation of Phazar's board of directors, you should be aware that certain of Phazar's directors and officers have interests in the merger that are different from, or are in addition to, Phazar stockholders. These interests may create potential conflicts of interest. The board of directors of Phazar was aware of these interests and took these interests into account in approving the proposed merger and the merger agreement.

         Phazar Directors. Phazar's board of directors currently consists of five directors, Gary W. Havener, Clark D. Wraight, Allen Wahl, James Miles, and James Kenney. In connection with the merger, they will resign from the board of directors of Phazar. Gary W. Havener will also resign as an officer of Phazar and all of its subsidiaries.

         Election of directors. Under the terms of the merger agreement, YDI will cause Clark D. Wraight to be appointed to YDI's board of directors. All YDI board members are currently elected at each annual meeting of YDI stockholders.

         Employment Agreement. YDI is expected to enter into an employment agreement with Clark D. Wraight, Vice President, Secretary, and Treasurer of Phazar. The employment agreement is expected to become effective upon the consummation of the merger. Under the expected terms of the agreement, YDI would employ Mr. Wraight as President of Phazar after the merger when Phazar is a wholly owned subsidiary of YDI. For more information about this agreement, see "Agreements Related to the Merger--Employment Agreement."

         Removal of Guarantee. YDI has agreed to remove Gary Havener's personal guarantee of the bank loan secured by Phazar's primary facility within 30 days of consummation of the merger.

         Indemnification. YDI will indemnify all persons who were directors, officers, or other indemnitees of Phazar before the merger to the same extent those persons were indemnified under Phazar's charter, by-laws, or indemnification agreements in effect on the date of the merger agreement.

Restrictions on Sales of Shares by Affiliates of Phazar

         The shares of YDI common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of YDI common stock issued to any person who is deemed to be an "affiliate" of Phazar at the time of the special meeting. Persons who may be deemed to be affiliates including individuals or entities that control, are controlled by, or are under the common control of Phazar and may include executive officers, directors, and major stockholders of Phazar. Affiliates may not sell their shares of YDI common stock acquired in the merger except under:

         o an effective registration statement under the Securities Act covering the resale of those shares;
         o an exemption under paragraph (d) of Rule 145 under the Securities Act; or
         o any other applicable exemption under the Securities Act.

         YDI's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of YDI common stock to be received by Phazar's affiliates in connection with the merger.

         In general, under Rule 145, for one year following the effective time of the merger, an affiliate of Phazar prior to the merger will be entitled to sell shares of YDI common stock acquired in the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate, together with certain related persons and certain persons acting in concert, within any three-month period pursuant to Rule 145 may not exceed the greater of 1% of the outstanding shares of YDI common stock or the average weekly trading volume of the shares of YDI common stock during the four calendar weeks before the sale. Finally, resale under Rule 145 will only remain available to persons who were affiliates of Phazar prior to the merger if YDI remains current with its informational filings with the SEC. One year after the effective time of the merger, a person who was an affiliate of Phazar prior to the merger will be able to sell shares of YDI common stock received in the merger without regard to such manner of sale or volume limitations, provided that YDI is current with its informational filings and such person is not then an affiliate of YDI. Two years after the effective time of the merger, a person who was an affiliate of Phazar prior to the merger will be able to sell those shares of YDI common stock without any restrictions so long as such person had not been an affiliate of YDI for at least three months prior to the sale.

Delisting and Deregistration of Phazar Common Stock After the Merger

         If the merger is completed, Phazar common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

         The merger will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States of America. After the merger, the results of operations of Phazar will be included in the consolidated financial statements of YDI. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. YDI will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this proxy statement/ prospectus, YDI has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Regulatory Matters

         The offer of YDI common stock is being made solely by this proxy statement/prospectus and is being made to holders of all outstanding shares of Phazar common stock. YDI has taken and will take all action as may reasonably be required under state securities or blue sky laws for the issuance of shares of YDI common stock in connection with the merger. YDI is not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If YDI becomes aware of any valid state statute or any such administrative or judicial action prohibiting the making of the offer or the issuance of shares in connection with the merger, YDI will make a good faith effort to comply with the statute or administrative or judicial order. In any jurisdiction where the securities, blue sky, or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on YDI's behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         Neither YDI nor Phazar is aware of any other material governmental or regulatory approval or filings required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part and compliance with applicable corporate laws of the State of Delaware.

Appraisal or Dissenter's Rights

         Under Delaware law, YDI stockholders are not entitled to appraisal rights in connection with the merger.

         Under Delaware law, Phazar stockholders are entitled to appraisal rights in connection with the merger. The following is a summary of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), which sets forth the procedures that Phazar stockholders must follow in order to object to the proposal to approve and adopt the merger agreement and demand statutory appraisal rights. These procedures are complicated and must be followed completely. Failure to follow those provisions exactly may result in the loss of your appraisal rights. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of
Section 262. The full text of Section 262 is included as Annex C to this proxy statement/prospectus. Please review Section 262 for the complete procedures.

         General requirements

         Section 262 generally requires Phazar stockholders to do the following:

         o You must deliver a written demand for appraisal to Phazar before the vote is taken at the Phazar special meeting of stockholders. This written demand for appraisal must be separate from the proxy.In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal.

         o You must not vote in favor of approval and adoption of the merger agreement. If you return a properly executed proxy or otherwise vote in favor of approval and adoption of the merger agreement, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the merger in order to preserve your appraisal rights.

         o You must continuously hold your shares of Phazar stock from the date you make the demand for appraisal through the closing of the merger.

     Requirements for written demand for appraisal

         A written demand for appraisal of Phazar common stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. You should address the written demand to Phazar Corp, 101 S.E. 25th Avenue, Mineral Wells, TX 76067, Attention: Secretary. It is important that Phazar receive all written demands before the vote concerning the merger is taken. The written demand for appraisal should specify the Phazar stockholder's name and mailing address, the number of shares of stock owned, and that the Phazar stockholder is thereby demanding appraisal of such stockholder's shares.

         If you have complied with the conditions of Section 262, you will be entitled to receive a statement from Phazar setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Phazar within 120 days after the closing of the merger. After the merger, Phazar will have 10 days after receiving a request to mail the statement to the stockholder.

     Filing a Petition in the Chancery Court

         Within 10 days after the closing of the merger, Phazar must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262. Within 120 days after the closing of the merger, either Phazar or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of Phazar stock held by all of the stockholders who are entitled to appraisal rights. Because Phazar has no obligation to file a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

         If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Phazar, Phazar will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Phazar as to the value of their shares. The Chancery Court will then send notice to all of the stockholders who have demanded appraisal. If the Chancery Court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the DGCL and whether they are entitled to appraisal under that section.

         After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct Phazar to pay that value to the stockholders who are entitled to appraisal. The Chancery Court can also direct Phazar to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate.

         The Chancery Court could determine that the fair value of shares of Phazar stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

     Loss of stockholder's rights


         If you demand appraisal, after the closing of the merger you will not be entitled to:


         o vote your shares of stock, for any purpose, for which you have demanded appraisal;

         o receive notice of any stockholders' meeting;

         o receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

         o receive the payment of the consideration provided for in the merger agreement.

         However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Phazar a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Phazar. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court's approval.

Material United States Federal Income Tax Consequences of the Merger

         The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders of Phazar common stock. This discussion does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

         For purposes of this discussion, the term "U.S. holder" means:

         o a citizen or resident of the United States;
         o a corporation, partnership, or other entity created or organized under the laws of the United States or any of its political subdivisions;
         o a trust that:
           o is subject to the supervision of a court within the United States and the control of one or more United States persons;
           o has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or
         o an estate that is subject to United States federal income tax on its income regardless of its source.

         This discussion assumes that you hold your shares of Phazar common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

         o a financial institution;
         o a tax-exempt organization;
         o an S corporation or other pass-through entity;
         o an insurance company;
         o a mutual fund;
         o a dealer in securities or foreign currencies;
         o a trader in securities who elects the mark-to-market method of accounting foryour securities;
         o a Phazar stockholder subject to the alternative minimum tax provisions of the Internal Revenue Code;
         o a Phazar stockholder who received your Phazar common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
         o a person that has a functional currency other than the United States dollar;
         o a holder of options granted under any Phazar benefit plan; or a Phazar stockholder who holds Phazar common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction.

         YDI and Phazar believe that the material United States federal income tax consequences of the merger are as follows:

         o The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code. Provided the transaction qualifies as a reorganization:

           o you will not recognize gain or loss when you exchange your Phazar common stock solely for YDI common stock;

           o your tax basis in the YDI common stock that you receive in the merger will equal your tax basis in the Phazar common stock you surrendered; and

           o your holding period for the YDI common stock that you receive in the merger will include your holding period for the shares of Phazar common stock that you surrender in the exchange.

         If you acquired different blocks of Phazar common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Phazar common stock, and the YDI common stock you receive will be allocated pro rata to each such block of stock. In addition, your basis and holding period in your YDI common stock may be determined with reference to each block of Phazar common stock.

     Reporting Requirements

         If you receive YDI common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

         This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the merger.

         No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

                              THE MERGER AGREEMENT


         The following description summarizes the material provisions of the merger agreement. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus.

General

         The merger agreement provides that Stun Acquisition Corporation, a wholly-owned subsidiary of YDI formed specifically in connection with the merger, will merge with and into Phazar, and Phazar will survive the merger as a wholly-owned subsidiary of YDI. As a result of the merger, Stun Acquisition Corporation will cease to exist.

Effective Time of the Merger

         The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur on or before April 1, 2004. However, because the merger is subject to conditions to closing summarized below, we cannot predict the exact timing.

Merger Consideration


         In the merger, Phazar stockholders will receive 1.2 shares of YDI common stock for each share of Phazar common stock they hold, except for shares of Phazar held by YDI and its subsidiaries which will be canceled pursuant to the merger. The number of shares of YDI common stock that Phazar stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations, and other similar events with respect to the YDI common stock or Phazar common stock that occur between the date of the merger agreement and the completion of the merger. YDI will not issue fractional shares of common stock in the merger. Instead, each Phazar stockholder otherwise entitled to a fractional share will receive an additional fraction of a share of YDI common stock sufficient to receive the next whole share of YDI common stock.

Treatment of Phazar Stock Options

         All Phazar stock options currently outstanding will be terminated prior to the effective time of the merger.

Exchange of Stock Certificates

         After completion of the merger, Registrar and Transfer Company, the exchange agent for the merger, will send a letter of transmittal to each Phazar stockholder. The letter of transmittal will contain instructions for the surrender of Phazar stock certificates.

         Upon surrender of stock certificates in accordance with the instructions in the letter of transmittal, together with the completed and signed letter of transmittal, surrendering Phazar stockholders will be entitled to receive stock certificates representing the shares of YDI common stock into which the shares of Phazar common stock represented by the surrendered Phazar stock certificates were converted in the merger as described below.

         Phazar stockholders who do not surrender their Phazar stock certificates will not receive dividends payable to YDI stockholders, if any, on any date after the effective time of the merger. When the Phazar stock certificates are finally surrendered, any of these unpaid dividends will be paid, without interest.

         Phazar's transfer books will be closed at the effective time of the merger, and no further transfers of shares of Phazar stock will be recorded. If shares of Phazar stock have been transferred and the transfer was not registered in Phazar's transfer books, a certificate representing the shares of YDI common stock into which the transferred shares were converted in the merger will be issued to the person to whom those shares were transferred, together with any unpaid dividends in respect of those YDI shares, so long as the stock certificates representing the transferred Phazar shares are accompanied by all documents required to evidence and effect the transfer and by evidence of payment of any applicable stock transfer taxes.

         If your Phazar stock certificates have been lost, stolen, or destroyed, you will be entitled to receive the merger consideration only by making an affidavit and, if required by YDI, by posting a bond in an amount that YDI reasonably determines is sufficient to protect YDI against claims related to those stock certificates. Phazar stockholders are urged to notify Phazar's transfer agent, ComputerShare Investor Services, immediately if their Phazar stock certificates have been lost, stolen, destroyed, or are not properly registered in order to begin the process of obtaining replacement Phazar stock certificates. ComputerShare Investor Services can be reached at 7550 Lucerne Drive, Suite 103, Cleveland, OH 44130-6503, telephone (440) 239-7352. After the merger, Phazar stockholders should contact Registrar and Transfer Company at 10 Commerce Drive, Cranford, New Jersey 07016, telephone (800) 368-5948.

         YDI will not issue fractional shares of YDI common stock. Instead, each

Phazar stockholder who would otherwise be entitled to a fraction of a share of YDI common stock (after aggregating all fractional shares of YDI common stock to be received by that stockholder) will receive from YDI an additional fraction of a share of YDI common stock as may be necessary to issue to the stockholder the next whole share of YDI common stock.

         None of YDI, Stun Acquisition Corporation, Phazar, and the exchange agent will be liable to any Phazar stockholder for any amount that is properly paid to a public official under applicable abandoned property or similar laws.

Meeting of Stockholders

         Phazar is obligated under the merger agreement to hold and convene the Phazar special meeting of stockholders for purposes of voting for approval and adoption of the merger agreement. No vote of YDI stockholders is needed to approve the merger.

Name of Phazar after the Merger

         In connection with the merger, Phazar's corporate name will be changed to "Antenna Products, Inc."

Board Composition

         If the merger is completed, YDI has agreed to fix the number of its directors at five and to appoint Clark D. Wraight, who currently serves as a director of Phazar, as a new YDI director. Mr. Wraight will serve until the next YDI annual meeting of stockholders and until his successor has been duly elected and qualified.

         If the merger is completed, YDI expects to employ Mr. Wraight as President of Phazar after the merger when Phazar is a wholly owned subsidiary of YDI.

         YDI may add additional independent members to its board of directors before or after the merger for purposes of meeting the listing standards of The Nasdaq Stock Market, Inc. and other legal requirements. YDI may need to obtain Phazar approval before adding additional independent directors to its board before the merger.

Representations and Warranties

         The merger agreement contains customary representations and warranties of Phazar and YDI relating to, among other things:

         o corporate organization, qualification, standing, and power;
         o subsidiaries;
         o capital structure;
         o power to enter into the merger agreement, authorization and enforceability of the merger agreement, required board and stockholder approvals to complete the merger, and whether entering into the merger would violate their respective charters or by-laws, existing material agreements, licenses,or permits or applicable laws;
         o required government approval and filings;
         o documents filed with the SEC and financial statements;
         o absence of material changes or events since August 31, 2003 (for Phazar) or September 30, 2003 (for YDI);
         o tax matters;
         o title to properties and assets;
         o intellectual property matters;
         o agreements, contracts, and commitments;
         o compliance with material agreements;
         o requirements regarding permits and licenses;
         o litigation;
         o environmental matters;
         o payment of fees to brokers, investment bankers, finders or financial advisors in connection with the merger agreement and the merger;
         o labor matters;
         o employee benefit matters;
         o compliance with laws;
         o preparation of the registration statement and compliance with securities laws;
         o opinion of financial advisor (for Phazar);
         o the inapplicability of anti-takeover laws other than DGCL Section 203 to the merger agreement or the consummation of the merger.

         Additional representations regarding Stun Acquisition Corporation made by YDI to Phazar relate to, among other things:

         o corporate organization, qualification, standing and power;
         o capitalization; and
         o power to enter into the merger agreement, authorization and enforceability of the merger agreement, required consents and approvals (including board, stockholder and governmental) to complete the merger, and whether entering into the merger will violate its charter or by-laws, existing material agreements, licenses, or permits or applicable laws.

         The merger agreement provides that these representations and warranties will not survive, or continue in effect, after the closing of the merger.

Conduct of Business Pending the Merger

         During the period from the date of the merger agreement to the earlier of the termination of the merger agreement or the completion of the merger, each of YDI and Phazar must comply with agreements relating to the conduct of their respective businesses. Except as consented to by the other party or as expressly contemplated or permitted by the merger agreement, each of YDI and Phazar has agreed that it will:

         o conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

         o conduct its business in material compliance with all applicable laws and regulations;

         o pay its debts and taxes and perform or pay its material obligations;

         o use reasonable efforts consistent with past practice and policies to preserve its business organizations;

         o use reasonable efforts to keep available the services of its officers and other employees;

         o use reasonable efforts to preserve its existing relationships with customers, suppliers, distributors, creditors, licensors, licensees and others having business dealings with it so as not to materially impair its goodwill and ongoing businesses;

         o promptly advise the other party of any event or occurrence not in the ordinary course; and

         o not enter into or amend any agreement or take any action which reasonably would be expected to have a material adverse effect.

         Except as otherwise contemplated by the merger agreement or as consented to by the other party, the merger agreement prohibits each of YDI and Phazar from taking specific action before completion of the merger, including:

         o waiving any stock repurchase rights, accelerating, amending or changing the period of exercisability of options or repurchase of restricted stock granted under any stock plan, repricing options granted under any stock plan, or authorizing cash payments in exchange for any options granted under any such plan;

         o entering any partnership arrangements, joint development agreements, or strategic alliances;

         o granting any severance or termination pay to any of its executive officers or any other employee, except for employees who are not officers in amounts consistent with past practices and policies or pursuant to agreements existing at the time of the signing of the merger agreement;

         o transferring or licensing any intellectual property rights, or amending, extending, or modifying any rights of others in its intellectual property rights, other than non-exclusive licenses entered into in the ordinary course of business;

         o commencing any litigation, with specified permitted exceptions;

         o repurchasing its shares;

         o declaring or paying dividends or making any other distributions;

         o splitting, combining, or reclassifying its outstanding shares;

         o issuing shares, or options to purchase its shares, or securities convertible or exchangeable into or exercisable for its shares, with specified permitted exceptions including, in the case of YDI, options to purchase shares of YDI common stock issued pursuant to YDI's stock option plans and, in the case of Phazar, the issuance of shares of Phazar common stock to its board members for attending board and audit committee meetings in amounts consistent with past practice and not to exceed 6,000 shares in the aggregate;

         o amending its organizational documents;

         o acquiring an equity interest in or a material portion of the assets of any other business or entity, by merger, consolidation or otherwise;

         o selling, leasing, encumbering or otherwise disposing of its material assets, except in the ordinary course of business;

         o incurring, assuming, or guaranteeing indebtedness for money borrowed, other than ordinary course trade payables or under existing credit facilities;

         o adopting or amending any employee benefit or stock plan, or entering into any employment contract or collective bargaining agreement other than offer agreements entered in the ordinary course of business, or paying bonuses to any of its directors or employees (in the case of

           YDI, paying bonuses in excess of the amount accrued on YDI's balance sheet as of September 30, 2003), or increasing the compensation payable to any of its officers, directors or employees except in the ordinary course of business;

         o revaluing any assets other than in the ordinary course of business or changing any accounting methods, principles or practices, except as required by generally accepted accounting principles;

         o paying or satisfying any claim, liability or obligation in an amount in excess of $10,000, individually, or $50,000, in the aggregate, except in the ordinary course of business;

         o making or changing any material tax election, adopting or changing any tax accounting method, settling any material tax claim or assessment, or taking any action reasonably likely to interfere with the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code;

         o making any capital expenditure in excess of $100,000 in the aggregate;

         o modifying, amending or terminating any material contract or entering into a contract which requires payments in excess of $25,000 over the term of the contract except in the ordinary course of business;

         o settling any material litigation or releasing or assigning any related material claims;

         o entering into, modifying or canceling any development, licensing, distribution or similar agreement with respect to its material intellectual property rights, other than in the ordinary course of business;

         o engaging in any action intended to adversely impact the merger including with respect to any anti-takeover law;

         o taking any action that would entitle a person to a payment under any security or agreement or which would result in an adjustment of the exercise price or number of shares issuable under any security or agreement, or failing to take any action that would prevent such a payment or adjustment; and

         o taking, or agreeing to take, any action that could reasonably be expected to result in any of the conditions to the merger not being satisfied.

Conditions to the Completion of the Merger

         The obligations of YDI and Phazar to complete the merger are subject to the satisfaction or waiver of various conditions on or before the date on which the merger is completed, and include, in addition to other customary closing conditions, the following:

         o The stockholders of Phazar must have approved and adopted the merger agreement;

         o the registration statement on Form S-4 registering the shares of YDI common stock to be issued in the merger must have become effective, no stop order suspending the effectiveness of the registration statement may have been issued, and no proceeding for that purpose, or a similar proceeding with respect to this prospectus/proxy statement, may have been initiated or threatened by the SEC;

         o no court may have issued an order and no other legal restriction may be in effect that prevents the completion of the merger;

         o Phazar and YDI shall have obtained all consents, approvals or authorizations, made all filings or registrations, and given all notices required to complete the merger or other transactions contemplated by the merger agreement if failure to obtain any such consent, approval or authorization, make any such filing or registration or give any such notice, is reasonably expected to have a material adverse effect on the business, properties, assets, financial condition or the results of operations of YDI or Phazar or will result in a material violation of any law;

         o after the Phazar stockholders meeting, no more than 10% of the outstanding shares of Phazar common stock may be able to exercise dissenters' rights under the Delaware General Corporation Law;

         o the representations and warranties made by the other party in the merger agreement must be true and correct in material respects as of the date of the merger agreement and as of the time of the completion of the merger, except for changes contemplated by the merger agreement and for those representations and warranties which are made as of particular date, which must be true and correct as of that date;

         o the other party must have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with by it on or before the date of the completion of the merger; and

         o there may not have been any material adverse change relating to the other party or any development that reasonably would be expected to have a material adverse effect on the other party.

         The obligation of Phazar to complete the merger is subject to the satisfaction or waiver of the following additional condition on or before the date on which the merger is completed:

         o one of YDI's current directors must have submitted to YDI a written resignation, effective as of the completion of the merger.

         The obligation of YDI to complete the merger is subject to the satisfaction or waiver of the following additional condition on or before the date on which the merger is completed:

         o YDI must have received the resignations of such directors and officers of Phazar and its subsidiaries as YDI may request.

         The obligation of YDI to complete the merger initially was subject to the satisfaction of a condition related to the receipt of a Phase II Environmental Assessment Report. However, this condition has already been satisfied.

         If applicable law permits, any condition to the merger may be waived. Applicable law does not permit YDI or Phazar to waive conditions relating to stockholder approval, injunctions, or court orders.

"No Solicitation" Provisions

         Subject to the exceptions described below, Phazar agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to:

         o solicit or encourage submission of any acquisition proposal relating to Phazar by any person other than YDI; or

         o participate in any discussions or negotiations with, provide any information concerning Phazar or its subsidiaries or access to the properties, books or assets of Phazar or its subsidiaries to, or assist, facilitate or encourage, or enter into any agreement or understanding with, any person in connection with an acquisition proposal relating to Phazar other than YDI; or

         o make or authorize any statement or recommendation in support of any acquisition proposal relating to Phazar made by any person other than YDI.

         However, before obtaining stockholder approval of the merger agreement and the merger, Phazar may, to the extent that its board determines in good faith, after consultation with outside legal counsel, that the fiduciary duties of the board under applicable law require it to do so:

         o participate in discussions and negotiations regarding an acquisition proposal relating to Phazar with the person making the acquisition proposal after that person has delivered a written superior proposal; and

         o furnish information to the person making the acquisition proposal relating to Phazar after that person has delivered a written superior proposal.

         Phazar may furnish information to the person making the acquisition proposal only if:

         o it has first notified YDI of the information to be provided by it to the person making the acquisition proposal;

         o it has notified YDI of the acquisition proposal, the terms of the acquisition proposal, and the identity of the person making the acquisition proposal; and

         o the person making the acquisition proposal has signed a confidentiality agreement at least as restrictive as the confidentiality agreement between Phazar and YDI.

         YDI agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to enter into any agreement or understanding with any third party which would preclude or prevent the merger with Phazar or other transactions contemplated by the merger agreement other than in connection with a superior proposal.

         In the merger agreement, "acquisition proposal" generally means any proposal relating to any possible acquisition of a company, by merger, purchase of at least 50% of its outstanding shares, purchase of all or substantially all of its assets, or otherwise.

         In the merger agreement, "superior proposal" means, with respect to Phazar, any unsolicited bona fide acquisition proposal relating to Phazar by a third party, which Phazar's board of directors determines, in its good faith reasonable judgment, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction more favorable to Phazar's stockholders than the proposed merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the board of Phazar, after consultation with its independent financial advisors, is reasonably capable of being obtained by the third party and which is likely to be completed.

         In the merger agreement, "superior proposal" means, with respect to YDI, any unsolicited bona fide acquisition proposal relating to YDI by a third party, which YDI's board of directors determines, in its good faith reasonable judgment, could reasonably be expected to result in a transaction that, without the merger with Phazar, is more favorable to YDI's stockholders than either the proposed merger or such transaction after the merger (if doing the transaction after the merger would be permitted or possible) and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the board of YDI, is reasonably capable of being obtained by the third party and which is likely to be completed.

         In addition, Phazar and YDI agreed to immediately advise the other party of any acquisition proposal made with respect to that company or any request for access or information in connection with an acquisition proposal with respect to that company, the terms of the acquisition proposal, and the identity of the person making the acquisition proposal. In addition, Phazar and YDI agreed to provide the other party with:

         o at least 48 hours prior written notice (or, if less, the amount of notice given to its board but no less than 8 hours prior written notice) of any meeting of its board at which the board is reasonably expected to consider a superior proposal; and

         o at least two business day's prior written notice (or, if less, the amount of notice given to its board but no less than 8 hours prior written notice) of any meeting of its board at which the board is reasonably expected to recommend a superior proposal to the company's stockholders.

         If Phazar or YDI receives a superior proposal, its board of directors may approve the superior proposal and recommend the superior proposal to its stockholders if the board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law, and if it does so, it may amend or withdraw its recommendation of the merger. However, if Phazar's or YDI's board approves a superior proposal or recommends the superior proposal and either party terminates the merger agreement, provided that the terminating party is not in material breach of the merger agreement, the company whose board has approved or recommended the superior proposal must pay the other party a $300,000 termination fee.

Additional Agreements in Merger Agreement

     Preparation of SEC Documents

         YDI and Phazar each agreed to jointly prepare and file with the SEC this proxy statement/prospectus in compliance with applicable laws and regulations and use its reasonable best efforts to respond to any SEC comments concerning this document, cause the registration statement to be declared effective as soon as practicable, and to cause the proxy statement to be mailed to Phazar's stockholders as soon thereafter as practicable. The parties also agreed to provide each other with any information the parties discover necessary to keep this proxy statement/prospectus current and in compliance with applicable laws.

     Access to information; confidentiality

         YDI and Phazar each agreed to permit the other party and its representatives to have reasonable access to information concerning its business, properties, and personnel. The parties signed a confidentiality agreement in which they agreed to keep confidential any information or documents obtained from the other party, except as provided in the confidentiality agreement.

     Public announcements

         YDI and Phazar agreed to consult with each other before issuing any press release or public statement relating to the merger, but no prior consultation is required if the press release or public statement is required by law or any listing agreement. Any press release or public statement by either party must comply with the confidentiality agreement between the parties.

     State securities laws

         YDI agreed to take such steps as necessary to comply with the securities and blue sky laws of all United States jurisdictions applicable to the issuance of the YDI common stock in the merger. Phazar agreed to use its reasonable best efforts to assist YDI as may be necessary in connection with such compliance.

     Reasonable best efforts and further assurances

         Each of YDI and Phazar agreed to use its reasonable best efforts to complete the merger and to fulfill the closing conditions to the merger. Each party agreed, at the reasonable request of the other party, to sign and deliver all documents and take all actions necessary or desirable to complete the merger. Additionally, each of YDI and Phazar agreed to take all reasonable actions necessary or desirable to comply with all legal requirements with respect to the merger, including obtaining all consents, approvals, or authorizations from governmental authorities and third parties required in connection with the merger.

     Phazar Stock Options

         Phazar agreed to provide a notice to each holder of an outstanding option to purchase shares of Phazar common stock, promptly after execution of the merger agreement and at least thirty (30) days prior to the effective time of the merger, stating that Phazar has entered into the merger agreement and that Phazar is requiring the holder of the stock option to exercise all of the unexercised portion of the stock option prior to the effective time of the merger or suffer the forfeiture of the unexercised portion of the stock option and take such additional actions, reasonably requested by YDI, to cause all options outstanding to purchase shares of Phazar common stock to terminate prior to the effective time of the merger.

     Benefit Plans

     YDI agreed:

         o to take all reasonable actions necessary to allow eligible employees of Phazar to participate in YDI's employee benefit plans or alternative but substantially comparable plans after the merger;

         o that for purposes of determining eligibility and vesting under YDI's employee benefit plans, YDI will take into account the service of Phazar employees with Phazar to the same extent that Phazar credited such service;

         o to honor all benefit obligations of, and contractual rights of, current and former employees of Phazar existing as of the merger, as well as all employment or severance agreements of Phazar; and

         o to cause YDI's 401(k) plan to accept rollovers of eligible rollover distributions made to Phazar's employees under Phazar's 401(k) plan if Phazar is required to terminate its 401(k) plan.

         If employees of Phazar become eligible to participate in a medical, dental, or vision plan of YDI, YDI agreed to cause the plan to:

         o waive any preexisting condition limitations to the extent such conditions are covered unconditionally under the plans of YDI;

         o honor under the plans any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year before such participation; and

         o waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the employee on or after the merger to the extent the employee had satisfied any similar limitation or requirement under a similar plan sponsored by Phazar before the merger.

     Tax treatment

         YDI and Phazar agreed to use reasonable efforts to cause the merger to qualify as a reorganization under Section 368 of the Internal Revenue Code.

     No solicitation of employees

         Phazar and YDI agreed that for a period of 12 months after termination of the merger agreement, they will not solicit, induce, or recruit any of the other party's employees to leave its employment.

     Takeover statutes

         If any fair price, moratorium, control share acquisition, or other similar anti-takeover statute or regulation is or becomes applicable to the merger and the other transactions contemplated by the merger agreement, YDI and Phazar agreed that they and their boards of directors will grant any approvals and take all actions legally permissible so that these transactions may be promptly consummated on the terms contemplated by the merger agreement.

     Indemnification

         To the extent permitted by law, YDI and Phazar as the surviving corporation in the merger agreed to indemnify after the merger each officer, director, or employee of Phazar before the merger and any other person entitled to be indemnified by Phazar under its charter, by-laws, or any indemnification agreement with Phazar as in effect on the date of the merger agreement to the same extent provided in such charter, by-laws, or agreement.

Termination

         The merger agreement may be terminated by mutual written consent of YDI and Phazar. It may also be terminated:

         o by either YDI or Phazar, if the merger is not completed on or before April 1, 2004. However, neither party may terminate the merger agreement on this basis if its willful failure to fulfill any of its material obligations under the merger agreement is the cause of the merger not being completed by this date;

         o by either YDI or Phazar, if the Phazar stockholders fail to approve the merger and the merger agreement, except that Phazar cannot terminate in these circumstances if it is in material breach of the merger agreement;

         o by either YDI or Phazar, if:

           o a court issues a final, non-appealable order that prevents the completion of the merger, or

           o a government entity takes any final action or has enacted, promulgated, issued, or deemed applicable to the merger any statute, rule, regulation, or order which would make the merger illegal or which would prohibit YDI's ownership or operation of all or a material portion of Phazar's business or would compel YDI to dispose of or hold separate all or a material portion of its business or assets or the business or assets of Phazar as a result of the merger;

         o by either YDI or Phazar, if the terminating party is not in material breach of the merger agreement and:

           o there has been a material breach by the other party of its representations, warranties, covenants, or agreements contained in the merger agreement,

           o the breach would result in the failure to satisfy one or more of the conditions to the merger, and

           o the breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice is given to the party alleged to be in breach;

         o by YDI, if Phazar's board of directors amends, withholds, or withdraws its recommendation of the merger and YDI is not in material breach of the merger agreement;

         o by Phazar, if YDI's board of directors amends, withholds, or withdraws its recommendation of the merger and Phazar is not in material breach of the merger agreement;

         o by either YDI or Phazar, if:

           o Phazar's board of directors accepts or approves a superior proposal relating to Phazar or recommends such a superior proposal to the Phazar stockholders and the terminating party is not in material breach of the terms of the merger agreement, or

           o YDI's board of directors accepts or approves a superior proposal relating to YDI or recommends such a superior proposal to the YDI stockholders and the terminating party is not in material breach of the merger agreement.

Effect of Termination

         Termination of the merger agreement will generally terminate the obligations and liabilities of the parties under the merger agreement, except to the extent that the termination results from the breach by a party of any of its representations, warranties, or obligations under the merger agreement, and except that the parties must continue to comply with provisions relating to payment of expenses, confidentiality, and non-solicitation of employees.

Termination Fees and Expenses

         If the merger is not completed, YDI and Phazar will each pay its own fees and expenses incurred in connection with the merger agreement. YDI and Phazar will, however, split equally the fees and expenses, other than attorneys', accountants' and financial advisor's fees, incurred in connection with the filing and printing of the registration statement and amendments or supplements to the registration statement. If the merger is completed, the surviving company in the merger will pay all of the fees and expenses incurred by Phazar, including attorneys', accountants' and financial advisors' fees.

     YDI and Phazar agreed that Phazar will pay YDI a $300,000 termination fee if:

         o Phazar's board of directors amends, withholds, or withdraws its recommendation of the merger, YDI is not in material breach of the merger agreement, and YDI terminates the merger agreement; or

         o Phazar's board of directors approves a superior proposal relating to Phazar or recommends such a superior proposal to its stockholders, either party terminates the merger agreement, and the terminating party is not in material breach of the merger agreement.

     YDI and Phazar agreed that YDI will pay Phazar a $300,000 termination fee if:

         o YDI's board of directors amends, withholds, or withdraws its recommendation of the merger, Phazar is not in material breach of the merger agreement, and Phazar terminates the merger agreement; or

         o YDI's board of directors approves a superior proposal relating to YDI or recommends such a superior proposal to its stockholders, either party terminates the merger agreement, and the terminating party is not in material breach of the merger agreement.

Amendments

         The parties to the merger agreement may amend the merger agreement at any time only by a written instrument signed by all of the parties.

Extension and waiver

         At any time before the merger, any party to the merger agreement may:

         o waive any inaccuracies in the representations and warranties made to it in the merger agreement or any document delivered under the merger agreement,

         o waive any obligation of any other party under the merger agreement, or

         o give any other party additional time to comply with any obligation under the merger agreement.

         Any waiver or extension must be in writing and must be signed by the party giving the waiver or extension.

                        AGREEMENTS RELATED TO THE MERGER

         This section of the proxy statement/ prospectus describes agreements related to the merger agreement. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you.

Employment Agreement

         Clark D. Wraight, Phazar's Vice President, Secretary, and Treasurer, is expected to enter into an employment agreement with YDI that provides the terms and conditions of his employment as President of Phazar after the merger when Phazar is a wholly owned subsidiary of YDI. The terms and conditions of this agreement have not yet been finalized. In general, Mr. Wraight's employment agreement is currently expected to contain the following terms.

         The original term of the employment contract is expected to be three years with automatic one-year renewal periods. Mr. Wraight's annual base salary is expected to be $125,000 per year. In addition, Mr. Wraight would be able to earn bonuses based upon objectives set by the Board of Directors. It is expected that Mr. Wraight will also receive options to purchase 100,000 shares of YDI common stock with an exercise price of 100% of the current market price on the date of the grant. These options would vest over three years. Mr. Wraight would also be eligible for all benefits offered to all YDI employees.

         It is expected that the employment agreement will provide for severance benefits of approximately twelve months of compensation in the event that Mr. Wraight is terminated without cause, or, if in the event of a change in control, Mr. Wraight is unable to enter into an acceptable employment agreement with the successor corporation, or if Mr. Wraight is requested by YDI to regularly report to work more than 50 miles from the Mineral Wells, Texas location.

         Since a definitive employment agreement has not been finalized, the terms of the actual employment agreement may vary significantly from the terms described above.

Removal of Personal Guarantee

         On October 30, 2003, YDI provided a letter to Gary Havener, in which YDI agreed to cause Mr. Havener's personal guarantee of a bank loan secured by Phazar's primary facilities to cease within 30 days after closing of the contemplated merger either by having the bank cancel the guarantee or by paying off the underlying debt. The outstanding balance of the loan on August 31, 2003 was approximately $680,000.

                          PHAZAR'S ADJOURNMENT PROPOSAL

         If at the Phazar special meeting the number of shares of Phazar common stock voting in favor of the proposal to approve and adopt the merger agreement is insufficient to approve the proposal under Delaware law, Phazar's management intends to move to adjourn the special meeting in order to enable the Phazar board of directors to solicit additional proxies in favor of the merger. In that event, Phazar will ask its stockholders to vote only upon the adjournment proposal and not upon the merger proposal.

         In the adjournment proposal, Phazar is asking its stockholders to authorize the holder of any proxy solicited by the Phazar board of directors to vote in favor of granting management the discretionary authority to adjourn the Phazar special meeting and any later adjournments of that meeting to a date or dates not later than February 25, 2004, in order to enable the Phazar board of directors to solicit additional proxies in favor of the merger proposal.

         If the stockholders of Phazar approve the adjournment proposal, management of Phazar could adjourn the meeting and any adjourned session of the meeting to a date or dates not later than February 25, 2004 and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if Phazar has received proxies representing a sufficient number of votes against the merger proposal to defeat it, Phazar's management could adjourn the Phazar special meeting without a vote on the merger proposal until February 25, 2004 and seek during that period to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

         Under Phazar's by-laws and Delaware law, approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Phazar common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

         The Phazar board of directors believes that, if the number of shares of Phazar common stock voting in favor of the merger proposal is insufficient to approve the merger, it is in the best interests of the Phazar stockholders to enable the Phazar board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to approve it. Although YDI is precluded from voting its shares for the merger, it is able to vote its shares of Phazar in favor of or against the adjournment proposal.

         The Phazar board of directors recommends that Phazar stockholders vote FOR the proposal to grant Phazar's management the discretionary authority to
---
adjourn the special meeting to a date or dates not later than February 25, 2004.

                   YDI's MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Management's discussion and analysis of financial condition and results of operations contain forward-looking statements which involve risks and uncertainties. YDI's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" contained in this proxy statement/prospectus and beginning on page 12. The following discussion should be read together with YDI's financial statements and the related notes contained elsewhere in this proxy statement/prospectus.

Overview

         YDI was incorporated on February 28, 1986. The financial results for the years ended December 31, 2002 and 2001 are presented in accordance with generally accepted accounting principles. YDI is a designer and manufacturer of broadband wireless equipment and systems in the licensed-free wireless products communications industry. These point-to-point (PTP) and point-to-multipoint
(PTM) systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 2002, YDI purchased certain rights to manufacture and sell the Link EX, Link 4X, and RAN product lines. In March 2003, YDI purchased certain rights to manufacture and sell the Link CX product line. YDI's PTP products primarily enable service providers, businesses, and other enterprises to expand or establish private networks by bridging data traffic among multiple facilities. In addition, YDI has developed enhanced PTM systems that enable service providers, businesses, and other enterprises to connect multiple facilities within a geographic area to a central hub.

         On April 1, 2003, Telaxis Communications Corporation ("Telaxis") closed a strategic combination transaction with Young Design, Inc., a privately-held Virginia corporation ("Young Design"). In that transaction, Telaxis formed a subsidiary that merged with and into Young Design and each outstanding share of Young Design common stock was converted into the right to receive 2.5 shares of Telaxis common stock. Telaxis was the continuing corporation, Telaxis stockholders continued to hold Telaxis common stock following the transaction, and Young Design became a wholly owned subsidiary of Telaxis. Telaxis also started doing business as "YDI Wireless" following that combination.

         For accounting purposes, Young Design is treated as the acquirer since it was the larger of the two entities and had significantly greater operating revenue, and the assets and liabilities of Telaxis were recorded at fair value under the purchase method of accounting. The financial statements reflect the results of operations of Telaxis from April 1, 2003. The cost of the April 1, 2003 acquisition consisted of 9,792,180 shares of common stock valued at $8.4 million and acquisition costs of approximately $0.2 million. Accounting for the transaction as a reverse merger resulted in an excess of net assets over cost of $4.7 million. The valuation of the stock was based on the average closing price for the five days preceding the acquisition.

         YDI continually develops and introduces wireless products in the marketplace in an effort to provide customers with the best price/performance ratio for license-free wireless communications. YDI's diverse and expanding customer base as well as its market and industry experience makes it a strong competitor in the wireless communications market. In addition, YDI is a very experienced designer of turnkey long distance wireless systems for applications such as wireless Internet, wireless video, wireless local area networks (LANs), wireless wide area networks (WANs), and wireless virtual private networks
(VPNs).

Critical Accounting Policies

         The preparation of YDI's condensed financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect: the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. YDI is required to make judgments and estimates about the effect of matters that are inherently uncertain. Actual results could differ from its estimates. The most significant areas involving YDI's judgments and estimates are described below.

      Inventory Valuation

         Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis. Provisions are made to reduce excess or obsolete inventory to its estimated net realizable value. The process for evaluating the value of excess and obsolete inventory often requires YDI to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may necessitate future adjustments to these provisions.

      Accounts Receivable Valuation

         YDI maintains an allowance for doubtful accounts for estimated losses resulting from the inability of YDI's customers to make required payments. If the financial condition of YDI's customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

Result of Operations

Nine Months Ended September 30, 2003 and 2002

     The following table provides statements of operations data as a percentage of sales for the periods presented.

                                                     Nine Months Ended
                                                       September 30,
                                                  -----------------------
                                                     2003          2002
                                                  ---------     ---------

            Sales .............................       100%          100%
            Cost of sales .....................         61            64
                                                  --------      --------

            Gross margin (loss) ...............         39            36
            Operating expenses
                Selling .......................          8             7
                General and administrative ....         26            20
                Research and development, net .          6             4
                                                  --------      --------

                   Total operating expenses ...         40            31
                                                  --------      --------

            Operating income (loss) ...........         (1)            5
            Other income (expense) ............         22            (1)
                                                  --------      --------

            Income before income taxes ........         21             4
            Income taxes ......................          1             1
                                                  --------      --------

            Net Income ........................         20             3
                                                  ========      ========


      Sales

         Sales for the nine-month period ended September 30, 2003 were $21.7 million as compared to $15.0 million for the same period in 2002 for an increase of $6.7 million or 45%. The increase in sales is attributed to the addition of sales and marketing resources, introduction of new products, and the receipt of relatively large orders from one customer during the first nine months of 2003 for one of these new products.

      Costs of goods sold and gross profit

         Cost of goods sold and gross profit for the nine months ended September 30, 2003 were $13.1 million and $8.6 million, respectively. For the same period in 2002, costs of goods sold and gross profit were $9.7 million and $5.3 million, respectively. Gross margin for the nine-month periods ending September 30, 2003 and 2002 were 39% and 36%, respectively. During the third quarter 2003, YDI introduced several new products to the market place and realized higher than usual margins. As competitive products are introduced to the market (which YDI expects will happen), YDI believes that these margins will stabilize closer to historical levels. YDI also implemented several manufacturing efficiencies and strategies that reduced its costs and increased its gross profit. In addition, YDI was able to utilize significant component inventory that was valued at below current replacement cost which resulted in a non-recurring improvement in gross margin. In summary, YDI expects its weighted average cost of goods sold to return to its historical levels despite continued efforts to introduce less costly manufacturing alternatives and introduce new products.

      Sales and marketing

         Selling and marketing expenses consist primarily of employee salaries and associated costs for selling, marketing, and customer support. Selling and marketing expenses increased to $1.7 million for the nine months ended September 30, 2003 from $1.1 million for the nine months ended September 30, 2002. The increase in sales and marketing expenses is primarily a result of added personnel to address the growing market for YDI's expanded product line.

      General and Administrative Expenses

         General and administrative expenses consist primarily of employee salaries and associated costs for information systems, finance, legal, and administration. General and administrative expenses increased to $5.8 million for the nine months ended September 30, 2003 from $3.0 million for the nine months ended September 30, 2002. The increase was due primarily to the increase in sales volume, costs associated with a public company, and the costs associated with combining Young Design and Telaxis.

      Research and Development Expenses

         Research and development expenses consist primarily of personnel and related costs associated with YDI's product development efforts. These include costs for development of products and components, test equipment and related facilities. Gross research and development expenses increased to $1.3 million for the nine months ended September 30, 2003 from $0.5 million for the nine months ended September 30, 2002. The research and development cost increase is attributable to an increase in engineering personnel and the support of the expanded product line that resulted from the Telaxis combination.

      Other Income

         The increase in other income was due to a one-time gain from the Telaxis combination. The amount of net assets over costs associated with the Telaxis combination created a $4.7 million gain that was immediately recognized in accordance with SFAS No. 142 at the time of the combination.

      Income Taxes

         Provision for income taxes for the nine months ending September 30, 2003 in the amount of $0.2 million relates to (1) an increase in the valuation allowance associated with the deferred tax assets of $0.4 million that had been recorded as of December 31, 2002 offset by (2) the tax benefit from carrying back of existing net operating losses to recover taxes previously paid. As of September 30, 2003, YDI cannot predict when sufficient taxable income will be generated to justify accruing deferred tax assets without a valuation allowance. Provision for income taxes for the nine months ending September 30, 2002 in the amount of $0.2 million relates to an estimated effective tax rate of 42%.

Years Ended December 31, 2002 and 2001

         The following table provides statements of operations data as a percentage of sales for the periods presented.
                                                        Years Ended
                                                        December 31,
                                                  ------------------------
                                                     2002         2001
                                                  -----------  -----------

            Sales .............................        100%         100%
            Cost of sales .....................         61           65
                                                  --------     --------

            Gross margin (loss) ...............         39           35
            Operating expenses
                Selling .......................         12           16
                General and administrative ....         18           17
                Research and development, net .          2            2
                                                  --------     --------

                   Total operating expenses ...         32           35
                                                  --------     --------

            Operating income (loss) ...........          7            -
            Other income (expense) ............          5            1
                                                  --------     --------

            Income before income taxes ........         12            1
            Income taxes ......................          4            -
                                                  --------     --------

            Net Income ........................          8            1
                                                  ========     ========

      Sales

         Sales for the twelve months ended December 31, 2002 were $20.3 million as compared to $14.3 million for the same period in 2001 for an increase of $6.0 million or 42%. The increase in sales is attributed to the addition of sales and marketing staff, introduction of new products, and an increase in YDI's average order size from its customers during the calendar year of 2002 as a result of its introduction of its new higher priced larger bandwidth backhaul and "NLOS" radio products. New product sales for the year ended December 31, 2002 amounted to just under $3.0 million and consisted primarily of its new backhaul radios and related accessories.

      Costs of goods sold and gross profit

         Costs of goods sold and gross profit for the year ended December 31, 2002 were $12.4 million or 61% and $7.9 million or 39%, respectively. For the same period in 2001, costs of goods sold and gross profit were $9.3 million or 65% and $5.0 million or 35%, respectively. During calendar 2002, YDI introduced several new products to the market place and realized higher than usual margins. As competitive products are introduced to the market (which YDI expects will happen), YDI believes that these margins will stabilize closer to historical levels. YDI also implemented several manufacturing efficiencies and strategies that reduced its product costs and increased its gross profit. In addition, YDI was able to utilize significant component inventory that was valued at below current replacement cost (as a result of purchasing excess inventory items from the large secondary surplus parts market) available on a one-time basis during that timeframe which resulted in a non-recurring improvement in gross margin. In summary, YDI expects its weighted average cost of goods sold to return to its historical levels despite continued efforts to introduce less costly manufacturing alternatives and its effort to introduce new products to the market.

     Sales and marketing

         Selling and marketing expenses consist primarily of employee salaries and associated costs for selling, marketing, and customer support. Selling and marketing expenses remained unchanged for the years ended December 31, 2002 and 2001. The increase in sales and marketing personnel was offset by YDI's efforts to reduce non-productive sales and marketing expenses such as elimination of certain trade shows and related expenses deemed unnecessary by management. Sales and marketing support expenditures are continually being monitored to ensure these expenses are needed to enhance YDI's sales effort.

      General and Administrative Expenses

         General and administrative expenses consist primarily of employee salaries and associated costs for information systems, finance, legal, and administration. General and administrative expenses increased to $3.6 million for the year ended December 31, 2002 from $2.4 million for the year ended December 31, 2001. The increase in general and administrative expenses primarily consists of costs associated with hiring needed personnel and their related benefits, annual performance bonuses and increased facility costs all amounting to about $1.6 million. These expenses were offset by improved credit and collection procedures resulting in reduced bad debt expense of over $0.4 million for the year.

      Research and Development Expenses

         Research and development expenses consist primarily of personnel and related costs associated with our new product development efforts. These include costs for development of products and components, test equipment and related facilities. Gross research and development expenses remained the same for both 2002 and 2001 at $0.4 million. We try to maintain our research and development costs between 2-4% in relationship to our revenue, but realize that we must monitor this indexing relationship on a continual basis to ensure new product development continues unimpeded and is as productive as possible.

      Income Taxes

         The effective tax rate in 2002 was 43% compared to an income tax benefit in 2001. The effective tax rate exceeded the statutory state and federal rates of 38% due to the impact of certain non-taxable income and expense items. The income tax benefit in 2001 relates to the recognition of deferred tax assets based on the expectation of taxable income in 2002 (which did occur).

Years Ended December 31, 2001 and 2000

         The following table provides statements of operations data as a percentage of sales for the periods presented.

                                                        Years Ended
                                                        December 31,
                                                  -----------------------
                                                     2001         2000
                                                  ----------- -----------

            Sales .............................        100%         100%
            Cost of sales .....................         65           49
                                                  --------     --------

            Gross margin (loss) ...............         35           51
            Operating expenses
                Selling .......................         16           10
                General and administrative ....         17           11
                Research and development, net .          2            3
                                                  --------     --------

                   Total operating expenses ...         35           24
                                                  --------     --------

            Operating income (loss) ...........          -           27
            Other income (expense) ............          1            1
                                                  --------     --------

            Income before income taxes ........          1           28
            Income taxes ......................          -           11
                                                  --------     --------

            Net Income ........................          1           17
                                                  ========     ========


      Sales

         Sales for the twelve months ended December 31, 2001 were $14.3 million as compared to $13.0 million for the same period in 2000 for an increase of $1.3 million or 10%. Even though this increase may look small, YDI's largest customer in 2000, who accounted for about $6.0 million or 46% of that year's revenue, stopped buying equipment because of an overstocking situation they found themselves in during the year. Therefore, sales to new customers for 2001 were $7.3 million, with no single customer accounting for more than 10% of annual sales. YDI hired several new sales personnel in order to combat this significant loss of a major customer and expanded its customer base significantly reducing its risk of revenue concentration that had previously exposed YDI to possible volatile fluctuations in revenue. In summary, the increase in revenue is attributed to the addition of new sales and marketing resources, new customers and the introduction of new products.

      Costs of goods sold and gross profit

         Costs of goods sold and gross profit for the year ended December 31, 2001 were $9.3 million or 65% and $5.0 million or 35%, respectively. For the same period in 2000, costs of goods sold and gross profit were $6.4 million or 49% and $6.7 million or 51%, respectively. During calendar 2001, YDI's margins declined by nearly 16%. The reasons for this significant decline were the overall economic downturn, especially in the communication's industry, price erosion required to remain competitive and deeper than expected customer discounts required to maintain and gain back the revenue lost from YDI's largest customer in 2000.

      Sales and marketing

         Selling and marketing expenses consist primarily of employee salaries, commissions and associated costs for selling, marketing, and customer support. Selling and marketing expenses increased for the year ended December 31, 2001 to $2.3 million from $1.3 million as of December 31, 2000 or about 85%. YDI was required to take dramatic steps in sales and marketing to recover from the loss of its prior year's largest customer. Therefore, the significant increase in sales and marketing expenses was primarily due to increased sales personnel and enhanced commissions for generating new customers along with retention bonuses, where applicable. Sales and marketing support expenditures were closely monitored and continue to be monitored to ensure these expenses are needed to enhance YDI's sales effort in addition to its customer support goals.

      General and Administrative Expenses

         General and administrative expenses consist primarily of employee salaries and benefits, performance bonuses, if applicable and associated costs for information systems, finance, legal, and administration. General and administrative expenses increased to $2.4 million for the year ended December 31, 2001 from $1.5 million for the year ended December 31, 2000. The increase in general and administrative expenses primarily consists of costs associated with hiring needed personnel, increased facilities expenses and an increase in bad debt as a result of management's decision to ease credit parameters and extend terms in its effort to increase its customer base. The increase in bad debt over the prior year amounted to about $0.35 million, but was still in-line with industry standards and produced significantly more customers with improved revenues as previously noted above.

      Research and Development Expenses

         Research and development expenses consist primarily of personnel and related costs associated with YDI's new product development efforts. These include costs for development of products and components, test equipment and related facilities. Gross research and development expenses remained the same for both 2001 and 2000 at about $0.4 million. YDI continually tries to maintain its research and development costs between 2-4% in relationship to its revenue, but realizes that it must review this relationship on a continual basis to ensure new product development continues unimpeded and that new products are introduced in a timely manner to its sales force.

      Income Taxes

         The income tax benefit recorded in 2001 relates to the recognition of deferred tax assets based on the expectation of taxable income in 2002 (which did occur). The effective tax rate in 2000 was 38% which approximates the combined statutory sate and federal tax rates.

Liquidity and Capital Resources

         At September 30, 2003, YDI had cash and cash equivalents of $6.4 million (including restricted cash of $0.1 million) and marketable securities of $1.1 million.

         The increase in accounts receivable to $2.4 million at September 30, 2003 from $1.7 million at December 31, 2002 reflects the increase in sales as a result of an expanded customer base and new product introduction while maintaining a consistent DSO (Days Sales Outstanding) of approximately 30 days for both reporting periods. The increase in accounts payable and accrued expenses to $3.4 million at September 30, 2003 from $2.1 million at December 31, 2002 reflects increased payables due to the increase in sales volumes, but primarily was caused by accruals for severances, accrued vacation, reserves for discontinued operations, and related costs of the combination transaction.

         Cash provided by the operating activities in the nine months ended September 30, 2003 was $0.6 million compared to $0.7 million for the same period in 2002. For the nine months ended September 30, 2003 and 2002, cash provided by operating activities primarily represented YDI's net income.

         Cash provided by investing activities for the nine months ended September 30, 2003 was $5.3 million compared to cash utilized by investing activities of $0.4 million for the same period in 2002. In the nine months ended September 30, 2003, these amounts related primarily to the purchase of Telaxis by Young Design. As for the nine month period ending September 30, 2002, these amounts related primarily to the purchase of securities for investment and capital expenditures required in support of business growth.

         Cash used by financing activities in the nine months ended September 30, 2003 was $0.6 million compared to cash provided of $0.5 million for the same period in 2002. The financing activities for the nine months ended September 30, 2003 consisted primarily of payments on capital lease obligations and long-term debt offset by the issuance of notes payable for new product acquisitions and related intellectual property for these products. The financing activities for the nine months ended September 30, 2002 consisted primarily of the issuance of notes payable for the acquisition of a new product line to complement YDI's existing product offerings.

         At December 31, 2002, YDI had cash and cash equivalents of $0.9 million.

         The increase in accounts receivable to $1.7 million at December 31, 2002 from $0.9 million at December 31, 2001 reflects the increase in sales as a result of an expanded customer base and new product introductions, while maintaining a consistent DSO (Days Sales Outstanding) of approximately 30 days for 2002. The increase in accounts payable and accrued expenses to $2.2 million at December 31, 2002 from $1.3 million at December 31, 2001 reflects increased payables due to the increase in sales volumes.

         Cash provided by the operating activities in the year ended December 31, 2002 was $0.2 million compared to $0.4 million for the same period in 2001. For the year ended December 31, 2002, these amounts relate to numerous activities ranging from operating profit, cumulative accounting changes, deferred taxes and balance sheet management.

         Cash used by investing activities for the year ended December 31, 2002 was $0.7 million compared to cash used by investing activities of $0.3 million for the same period in 2001. In the years ended December 31, 2002 and 2001, these amounts related primarily to the purchase of Phazar stock by Young Design.

         Cash provided/(used) by financing activities in the year ended December 31, 2002 was $0.3 million compared to cash (used) of $0.1 million for the same period in 2001. The financing activities for the year ended December 31, 2002 consisted primarily of issuance of notes payable for new product acquisitions and related intellectual property for these products reduced by quarterly payments made against these notes payable. The financing activities for the year ended December 31, 2001 consisted primarily of the issuance of notes payable for the acquisition of a new product line to complement YDI's existing product offerings.

         YDI's 2003 and future cash requirements will depend upon a number of factors, including the impact of the Young Design - Telaxis combination, the timing and extent of growth in its product lines, the timing and level of research and development activities and sales and marketing campaigns, and its ability to generate sales orders while controlling manufacturing and overhead costs. YDI believes that its cash and cash equivalents at September 30, 2003 will provide sufficient capital to fund its operations for at least 12 months. However, YDI's capital needs may be higher or lower depending on a number of factors, primary among them being the results we achieve as a combined company. YDI may require additional capital to fund its operations. In addition, from time to time YDI evaluates opportunities to acquire complementary technologies or companies. Should YDI identify any of these opportunities, it may need to raise additional capital to fund its operations as well as the costs associated with the acquisitions. There can be no assurance that additional financing will be available to YDI on favorable terms or at all.

Debt, Covenant Compliance and Liquidity

         YDI has a $2 million line of credit with Bank of America. YDI has not used this line of credit as of September 30, 2003.

         YDI has the following contractual obligations and commercial commitments as of September 30, 2003:

                                                 Payments due by period
                                     -------------------------------------------
                                             Less than  1 -3     4 - 5   After 5
                                      Total    1 year   years    years    years
                                     ------- --------- -------- -------- -------
Line of credit ..................... $    -  $      -  $     -  $     -  $    -
                                     ======  ========  =======  =======  ======

                                                Payments due by period
                                                (numbers in thousands)
                                     -------------------------------------------
                                              Less than  1 -3    4 - 5  After 5

                                      Total    1 year    years   years   years
                                     -------- ---------- ------- ------ -------
Operating leases - buildings ....... $ 2,989   $   785   $1,262  $  609 $   333
Operating leases - equipment .......     147       129       18       -       -
Employment Contracts ...............     980       980        -       -       -
                                     -------   --------  ------  ------ -------
Total contractual cash obligations . $ 4,116   $ 1,894   $1,280  $  609 $   333
                                     ========  =======   ======  ====== =======

Disclosures about Market Risk

         The following discusses YDI's exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. This discussion contains forward-looking statements that are exposed to risks and uncertainties, many of which are out of YDI's control. Actual results could vary materially as a result of a number of factors, including those discussed above under "Risk Factors" beginning on page 12.

         As of September 30, 2003, YDI had cash and cash equivalents of $6.4 million. Substantially all of these amounts consisted of highly liquid investments with remaining maturities at the date of purchase of less than 90 days. As of September 30, 2003, YDI had marketable securities of $1.1 million which consisted of short-term, interest bearing, investment grade securities or direct or guaranteed obligations of the U.S. government with maturities through March 2004. These investments are exposed to interest rate risk and will decrease in value to the extent that market interest rates increase. YDI believes a hypothetical increase in market interest rates of up to as much as 10 percent from the September 30, 2003 rates would not cause the fair value of these investments to decline significantly, since YDI's investments mature within twelve months. Although an immediate increase in interest rates would not have a material effect on YDI's financial condition or results of operations, declines in interest rates over time will reduce its interest income.

         The vast majority of YDI's current sales are made to customers in the United States and any international sales are negotiated and paid-for in United States Dollars, therefore YDI has minimal foreign currency exchange rate risk.

         YDI has sales in various regions of the world. Additionally, YDI may export and import to and from other countries. YDI's sales may therefore be subject to volatility because of changes in political and economic conditions in these countries.

         YDI presently does not use any derivative financial instruments to hedge its exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks; nor does YDI invest in speculative financial instruments.

         Due to the nature of YDI's borrowings and its short-term investments, YDI has concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

      Impact of Recently Issued Accounting Standards

         In April, 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends Statement 133 for decisions made by the Derivatives Implementation Group, in particular the meaning of an initial net investment, the meaning of underlying and the characteristics of a derivative that contains financing components. Presently, YDI has no derivative financial instruments and, therefore, believes that adoption of the Statement will have no effect on its financial statements.

         In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement requires that the issuer classify certain instruments as liabilities, rather than equity, or so-called mezzanine equity. Presently, YDI has no financial instruments that come under the scope of the Statement and, therefore, believes that adoption of the new Statement will have no impact on its financial statements.

                  PHAZAR'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

         The preparation of Phazar's consolidated financial statements in accordance with accounting principles and practices generally accepted in the United States of America requires Phazar to make estimates and assumptions that affect: the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting periods. Phazar is required to make judgments and estimates about the effect of matters that are inherently uncertain. Actual results could differ from Phazar's estimates. The most significant areas involving Phazar's judgments and estimates are described below.

     Inventory Valuation

         Inventory is stated at the lower of cost or market, net of any applicable progress payments, with cost being determined on a first-in, first-out basis. Provisions are made to reduce excess or obsolete inventory to its estimated net realizable value. The process for evaluating the value of excess and obsolete inventory often requires Phazar to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may necessitate future adjustments to these provisions.

     Accounts Receivable Valuation

         Phazar maintains an allowance for doubtful accounts for estimated losses resulting from the inability of Phazar's customers to make required payments. If the financial condition of Phazar's customers were to deteriorate resulting in an impairment of their ability to make payments, additional allowances may be required.

     Revenue Recognition

         Revenue from short-term contracts calling for delivery of products is recognized as the product is shipped. Revenue and costs under certain long-term fixed price contracts with the U.S. Government are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable. Losses on contracts are recorded when identified.

     Income Taxes

         Phazar accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which utilizes the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of Phazar's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among the members of the consolidated group on the separate income tax return basis.

Results of Operations

         Phazar's continuing operation is that of its subsidiaries, Antenna Products Corporation, Phazar Antenna Corp and Thirco, Inc. For the purpose of this discussion, all results of Phazar Antenna Corp are included with the results of Antenna Products Corporation. The management discussion presented in this item relates to the operations of Subsidiary units and the associated Consolidated Financials as presented in Section F.

Year ended May 31, 2003 ("2003") Compared with Year Ended May 31, 2002 ("2002")

         Antenna Products Corporation and Phazar Antenna Corp combined, experienced improved sales in the third and fourth quarter of fiscal year 2003, resulting in overall sales of $7.4 million in 2003. This is $600 thousand or 9% more than the $6.8 million in sales in 2002. Orders increased in both military and commercial markets from a total of $7.2 million in 2002 to $12.5 million in 2003. This resulted in an ending backlog of firm orders at May 31, 2003 of $8.2 million, up significantly from the prior year-end backlog of $3.4 million.

         The year-end backlog includes a $6.2 million contract awarded to Antenna Products Corporation on April 17, 2003 from BAE Systems ATI. The contract is for the production of 132 crossed dipole antennas plus the antenna support structures and ground screen items. This equipment is scheduled to be delivered to the high frequency active auroral research program (HAARP) ionospheric research site near Gokona, Alaska in approximately 12 months.

         The gross profit margin for the continuing operations for fiscal year 2003 was 38% compared to 33% in 2002. Sales and administrative expenses as a ratio to sales were 32% of sales in 2003 compared to 51% in 2002. The operating margin for 2003 was 6% compared to (17.5%) in 2002. Warranty charges of $31,092 were higher than last year's rate of $27,389 and averaged less than 1% of sales. Bid and proposal activities and discretionary product development spending totaled $215,338, or 2.9% of sales in 2003. This compares to $301,141 or 4.5% of sales in 2002. Interest expense for the continuing operations decreased from $106,921 in 2002 to $101,866 in 2003.

         Income from continuing operations before income taxes was $389,837 in 2003 compared to a pre-tax loss of $1,207,810 in 2002.

         The result of the sale of the assets and business of Phazar Aerocorp Inc. on May 31, 2003 is identified in the consolidated financials as discontinued operations of the aircraft interiors segment. The net loss from operations of the discontinued aircraft interiors segment in 2003 was $705,882. This compares to a net loss from operations of the discontinued aircraft interiors segment of $384,375 in 2002. The net income as a result of the sale of the aircraft interiors segment in 2003 was $322,675.

First Quarter Ended August 31, 2003 Compared to First Quarter Ended August 31, 2002

         Phazar's consolidated sales from operations were $2,090,190 for the quarter ended August 31, 2003 compared to sales of $1,916,110 for the first quarter ended August 31, 2002. Phazar recorded a net income of $319,321 for the first quarter of fiscal year 2004 compared to a net loss of $58,785 for the first quarter of fiscal year 2003.

         Phazar's income improved in the first quarter of fiscal year 2004 due to improvements in the performance of Antenna Products Corporation and Phazar Antenna Corp

         The gross profit margin for the first quarter was 40% compared to 47% for the first quarter of last year.

         Sales and administrative expenses were lower in the first quarter of fiscal year 2004, $341,409 versus $711,193 in the first quarter of fiscal year 2003. Sales and administrative expenses as a ratio to sales were 16% in the first quarter of this year compared to 37% in the same period last year.

         Interest expense in the first quarter of fiscal year 2004 was $17,119 versus $42,869 in the same time period of fiscal year
2003.

         Phazar's backlog totaled $7.0 million on August 31, 2003. The backlog on August 31, 2003 includes the approximate balance of $5.4 million remaining on a $6.2 million contract awarded to Antenna Products Corporation on April 17, 2003 from BAE Systems ATI. This contract is for the production of 132 crossed dipole antennas plus the antenna support structures and ground screen items. This equipment is scheduled to be delivered to the high frequency active auroral research program (HAARP) ionospheric research site near Gokona, Alaska during the summer of 2004. Phazar's backlog totaled $3.2 million on August 31, 2002.

Liquidity and Capital Resources

         Funds generated from operations are the major internal sources of liquidity and are supplemented by funds derived from capital markets, principally bank facilities. Phazar has a $2.0 million revolving demand line of credit that is partially guaranteed by a principal shareholder. The credit line is regulated under a borrowing base formula using inventories and accounts receivable as collateral. The interest rate is established as one percentage point over Wall Street prime and is subject to a loan agreement with restrictive covenants. The most restrictive financial covenants require Phazar to maintain $2.0 million in tangible net worth and Antenna Products Corporation to maintain $1.0 million of working capital. At August 31, 2003 Phazar had a tangible net worth of $2.9 million and Antenna Products Corporation had a working capital of $1.6 million. As of August 31, 2003 Antenna Products Corporation had drawn $10 thousand of the $2.0 million line of credit with $1.7 million of the borrowing base available and unused. The revolving credit line agreement was renewed in September 2003. Phazar anticipates that the credit available is sufficient to cover the operations requirements of subsidiaries in 2004.

         Phazar's current assets total $3,676,195 as of August 31, 2003 with $2,809,265 in inventory and accounts receivable. Receivables are $991,371 at quarter ending August 31, 2003 compared to $984,556 at fiscal 2003 year-end. Net inventories have increased from $1,690,716 at May 31, 2003 to $1,817,894. Cash accounts have increased $491,533 from May 31, 2003. Current liabilities of Phazar increased $351,248 from fiscal year end due to the advance payments on the contract awarded to Antenna Products Corporation from BAE Systems ATI.

         As of August 31, 2003, an evaluation was performed under the supervision and with the participation of Phazar's management, including the CEO and CFO, of the effectiveness of the design and operation of Phazar's disclosure controls and procedures. Based on that evaluation, Phazar's management, including the CEO and CFO, concluded that Phazar's disclosure controls and procedures were effective as of August 31, 2003. There have been no significant changes in Phazar's internal controls or in other factors that could significantly affect internal controls subsequent to August 31, 2003.

Disclosures about Market Risk

         The following discusses Phazar's exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates. The discussion contains forward-looking statements that are exposed to risks and uncertainties, many of which are out of Phazar's control. Actual results could vary materially as a result of a number of factors.

         As of September 30, 2003, Phazar had cash and cash equivalents of $459 thousand in deposit accounts with major banks. Certain cash deposits may occasionally be in excess of federally insured limits. Phazar has not incurred losses related to its cash.

         The majority of Phazar's current sales are to customers in the United States, including the U.S. Government, both military and civil agencies, and prime contractors. Although Phazar might be directly affected by the well being of the defense industry, management does not believe significant credit risk exists at September 30, 2003.

         Ongoing credit evaluation of customer's financial condition are performed and, generally, no collateral is required. Phazar maintains reserves for potential credit losses and such losses have not exceeded management's expectations.

         Phazar has sales in various regions of the world and any international sales are negotiated and paid for in United States Dollars; therefore Phazar has minimal foreign currency exchange rate risk. Additionally, Phazar may export and import to and from other countries. Phazar's sales may therefore be subject to volatility because of changes in political and economic conditions in these countries.

         Phazar presently does not use any derivative financial instruments to hedge its exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuation in commodity prices or other market risks; nor does Phazar invest in speculative financial instruments.

         Due to the nature of Phazar's borrowings and its cash management, Phazar has concluded it has no material market risk to its cash items, and therefore, no quantitative tabular disclosures are required.

                                  YDI BUSINESS

Overview

         YDI provides broadband, or high-speed, wireless data access systems both in the United States and internationally, with a focus on license-free radio bands, which are regulated, but do not require the acquisition of a radio license for operations. Our systems enable service providers, enterprises and governmental organizations to deliver high speed data connectivity enabling a broad range of applications. We believe our fixed wireless systems address the growing need of our customers and end-users to rapidly and cost effectively deploy high-speed communication networks. Our goal is to offer reliable wireless data equipment with improved range, performance and ease of use.

         We focus primarily on the domestic market but have recently increased our efforts to improve sales outside of the United States. In the United States we sell primarily directly through our internal sales force but also work with value added resellers (VARs) and system integrators/installers. Overseas, we currently sell directly but we are increasing our number of international distributors and VARs and we expect that indirect channels will become an increasingly large portion of our international sales.

Industry Background

         The telecommunications industry is faced with financial stresses due in part to the connectivity gap. Major carriers are having difficulty in generating sufficient revenue to service the debt they incurred as they deployed their core networks. Their revenue difficulties are partially due to their limited ability to close the gap between their core network infrastructure and under-served subscribers that require or desire high-speed capacity. This barrier is often referred to as the "last mile" gap. Carriers typically have to overcome cost, time, technological, and other barriers when trying to close the last mile gap.

         Given the revenue difficulties faced by telecommunications carriers, they are limiting their further capital expenditures. In the current economic climate, it is expected that further network development, especially at the network edge, will focus on deployments where new capital expenditures will be closely followed by new revenue. Connecting new subscribers to existing broadband at low incremental cost would fit well in this market reality. We believe that our products are well suited to this market environment as they permit telecommunications carriers to bring broadband connectivity to the network edge faster and cheaper than with new landline build-outs.

         Industry sources have estimated that over 39 million miles of fiber optic cable have been laid and over $90 billion has been invested in that process, but less than 10% of the installed fiber is generating revenue. At the same time, less than 10% of the estimated 700,000 U.S. commercial buildings with occupancies greater than 100 people are estimated to be served by fiber. This fiber gap has arisen largely for two reasons. First, it is expensive and time-consuming to lay fiber to connect individual businesses to fiber network infrastructure, and the process of laying fiber is often delayed by the need to obtain rights of way and permits. Second, there is a shortage of alternative access solutions that would enable fiber carriers to connect potential customers to the fiber network infrastructure. As a result, much of the existing fiber network infrastructure is significantly underutilized.

         As a result of the capital expenditure reductions by fiber carriers, some potential subscribers are looking elsewhere to satisfy their connectivity needs. For example, enterprises are expected to increasingly turn to network integrators to provide connectivity between their LANs and storage area networks, or SANs, as their business conditions improve. Cellular network operators are faced with similar connectivity issues when they try to provide backhaul to connect their cellular telephone towers to the rest of their networks. We expect this issue to intensify as subscribers demand increasingly data-intensive mobile services. Overlaying all of these industry trends is the current desire for increased network redundancy and reduced vulnerability through duplicate and alternative fiber communications paths, which can often readily be provided with our products.

     Fixed Wireless Broadband

         Telecommunications carriers that do not have direct connectivity to the end customer through an existing medium such as copper or cable cannot cost effectively create a land line connection to that customer and are relegated to reselling the existing connectivity, possibly with enhancements, in some form or fashion. As a reseller, the telecommunications carrier is subjected to the quality of service and support provided by the underlying owner of the network. Extended range license-free fixed wireless broadband systems allow telecommunications carriers to establish an alternative network that they can own and control to enable them to offer superior connectivity head to head with the incumbent service provider. Often our products allow a telecommunications carrier to offer broadband connectivity to markets where no broadband has been previously deployed because it was not cost effective to offer broadband connectivity using traditional landline solutions. Equally important, the use of license-free spectrum permits a new entrant to rapidly and cost effectively reach a new market of subscribers demanding broadband connectivity.


         Many small to medium sized ISPs (Internet Service Providers) have no other means to offer high-speed Internet service to their customers other then using the license-free radio bands. This has been a boon for them as well as their customers. Many of these WISPs have even successfully deployed in suburban and urban areas where there is DSL and/or Cable offered by the major carriers.

         Our point-to-multipoint systems have be deployed by over 1,000 service providers and are currently serving tens of thousands of end customers, many of which had no broadband option at any price prior to the roll outs incorporating our equipment.

     Rural Broadband

         In many rural areas of the country there is no DSL or cable TV service available. Residential and business customers there typically only have slow-speed dial-up access. Some use satellite link for broadband Internet access, but it's slow up load speeds and extremely long latency does not make it an ideal choice for high-speed wireless Internet. Many Internet Service Providers now use the license-free radio bands to offer high-speed wireless Internet to their rural dial-up customers. Even the FCC admits that the use of these bands in servicing rural America is one of the few bright spots in the radio industry as a whole. Our long-range point-to-multipoint systems are ideal for these rural areas and towns where there is no broadband option at any price prior to the deployment of systems incorporating our equipment.

     Public Hot Spots and Hot Zones

         A new form of wireless connectivity, which currently appears to be experiencing substantial growth, is the proliferation of Hot Spots. Put simply, a Hot Spot is a geographical area in which end users utilizing a WLAN card can access a broadband wireless connection for Internet connectivity. Usually, the Hot Spot is offered by a telecommunications carrier for a fee or by the local venue owner/operator for a fee or as an amenity. But an increasing number of Hot Spots permitting free public access are being deployed by a variety of organizations. The advantages of Hot Spots are broadband connectivity of up to 3 Mbps, ease of use, mobile operations and roaming capabilities. The primary disadvantage of Hot Spots is that their limited range of less than 300 feet greatly limits the benefit of a single Hot Spot and would require the deployment of a huge number of Hot Spots to generate any meaningful level of coverage. To date, the deployment of Hot Spots has been sporadic and is generally limited to high traffic areas such as airports, convention centers, hotels and coffee shops. This limited deployment has attracted limited attention from end-users who require a broader area of coverage to get excited about the service.

         We have been the industry leader and originator of the concept of Hot Zones. A Hot Zone is functionally equivalent of a Hot Spot except that it incorporates our amplifier and high gain antenna technology to illuminate a dramatically larger area of coverage than is covered by a traditional Hot Spot. For instance, rather than providing a single coffee shop with wireless coverage by utilizing a Hot Spot, a carrier could provide wireless coverage to a whole zone of coffee shops and restaurants by utilizing a Hot Zone. Also, since the deployment of Hot Zones is more similar to the deployment of cellular telephone systems, we believe that telecommunications carriers will migrate to Hot Zone deployments rather than attempting to build out Hot Spots one building at a time. We believe that the proliferation of Hot Zones will create a dramatic improvement in the geographical footprint of Hot Spot type coverage which is required to increase the acceptance and demand from end users.

     Cellular Backhaul

         The need for high-speed connections between cellular telephone towers and the rest of the cellular telephone network is expected to rise dramatically. Use of cellular telephones and other mobile wireless access devices is expected to grow on a worldwide basis. Also, the complexity of cellular signals and amount of data that needs to be backhauled is expected to increase significantly as 2.5G, 3G and other high-data-rate cellular systems are developed and deployed. Backhaul data rates required for some individual cells are expected to increase from 1.5-to-2.0 Mbps for current cellular systems to as much as ten times this amount. These speeds are far beyond the capabilities of the land line T-1/E-1 connections that are typically used today, thereby providing an attractive market for Link CX product with its 45mbps DS-3 capabilities.

     Private Enterprise Networks

         Business, government and institutional enterprise network deployments are expected to accelerate as economic conditions improve. These deployments will provide high-speed connections between multiple buildings occupied by the same or affiliated businesses or other enterprises in a campus or business complex setting. Given that public fiber network carriers have curtailed their capital spending programs, enterprises are turning to network integrators to provide LAN-to-LAN and SAN-to-SAN connectivity. These integrators may be more receptive to considering alternative methods of providing connections - such as our products - rather than just fiber optic cable. In addition, high-data-rate next generation fixed wireless LAN systems such as 802.11a/b/g are creating additional needs for LAN-to-LAN connectivity that could be met with our products, depending upon the data rate required. The higher data rate capability within the LAN could generate demand for higher speed connections between LANs. FiberLeap(TM), with its Gigabit Ethernet (1.25 Gbps) data rates, could potentially provide the fiber optic connectivity that may be required by these new systems.

     The Desire for Redundancy and Reduced Vulnerability

         There is now a strong emphasis on redundancy in networks, including the use of alternative medium in achieving redundancy. In addition, there is greater emphasis on distributed network infrastructures to prevent single node network failures. These trends could favorably affect all of the market segments that we are addressing as our products provide a redundant path of wireless connectivity rather than the exclusive use of land-line-based connectivity.

YDI's Solution

         We believe that there exists a growing market to provide license-free high-speed wireless connectivity. The advantage of utilizing license-free spectrum is that the operator can deploy the necessary equipment without the expense and time associated with acquiring a license. This allows for rapid deployment as well as creating a more competitive landscape without the artificial barriers associated with a license holder having a monopolistic hold over a geographical area. There are several significant advantages of utilizing wireless connectivity as opposed to traditional land-line solutions such as copper, fiber, digital subscriber loop (DSL) or cable modems. Wireless can be very rapidly and selectively deployed at a much lower cost than traditional land line solutions. This permits service providers to rapidly enter new market and offer new services. Wireless is also well positioned to improve and grow over time as applications dictate while many land-line solutions are inherently limited by the medium that they operate in. Finally, as demonstrated by the rapid proliferation of cellular phones worldwide, users have demonstrated a preference for mobility and freedom from the constraints of a physical data connection.

         We try to provide the best price/performance ratio for our class of products by, where possible, combining industry standardized wireless communication equipment, such as an 802.11b equipment, with enhanced range, functionality and robustness. The goal is to provide higher quality product that can be utilized under the demanding conditions required by large-scale service providers while keeping the price of the equipment at a range that permits a relatively rapid payback of investment by our customers. Because our proprietary technology enables our systems to transmit over longer distances than competing product designs, service providers, businesses and other enterprises require fewer units to cover a specified area. As a result, they are able to reduce both their initial and incremental capital expenditures for network deployment.

         We offer a broad range of systems that enable service providers, businesses and other enterprises to create complete broadband wireless networks that connect end-users to the fiber backbone. Our point-to-point systems are primarily used within the backhaul segments of networks and also provide last mile access to large businesses. Our point-to-multipoint systems are used primarily to provide last mile access to small to mid-sized businesses and even residential users. Many of our systems use similar radio frequency technology, digital signal processing and network management software. We believe this design commonality offer, service providers, businesses and other enterprises higher end-to-end performance, lower equipment costs and lower training and maintenance costs.

         Markets which are benefiting from the use of our license-free wireless equipment include:

            o Service providers such as wireless Internet service providers (WISPs) who utilize fixed wireless connectivity to offer broadband connectivity to their customers

            o Operators of Hot Spots who utilize our equipment to provide high speed mobile connectivity in high density areas such as airports, convention centers and downtown areas

            o Telecommunications carriers that can utilize our products to offer enhanced services or to fill in gaps in their existing networks quickly and cost effectively

            o Service providers or enterprises that need high speed connectivity between two or more points such as linking the local area networks (LANs) of two buildings

            o Government, military or emergency service providers who utilize our equipment in order to provide a rapidly deployable high speed data distribution system in the event that existing communication systems are inadequate or unavailable or as a redundant back up to their primary communication systems.

         Our broadband wireless access systems have various disadvantages and limitations. For example, the broadband wireless access industry is technology intensive and requires us to continually develop new products or product enhancements in order for us to remain competitive. In addition, in contrast to mobile wireless access solutions, our systems require line-of-sight installation, which often requires the end-user to obtain roof rights from third parties. Since we focus primarily on license-free bands, our systems may also experience problems due to radio signal interference, which may occur if multiple wireless systems are operating on the same radio frequencies and in the same geographic areas as our systems. Signal fade due to rain is a significant limiting factor for the operation of our products that operate in the higher 24 GHz and 60 GHz frequencies. Certain aspects of our product line can be substituted with off the shelf WLAN products. Such products are extremely low cost and can either cause downward pressure on the prices that we can receive in the market place for our products and, in some case, even replace our products entirely.

Strategy

         Our objective is to be a leading global provider of broadband wireless access systems operating in the license-free frequencies. Our strategy to accomplish this objective is to:

         Capitalize on our technology expertise to rapidly introduce new products. Our dedicated team of engineers has multi-disciplinary technical capabilities, including radio frequency technology spanning from microwaves to millimeter waves as well as digital, software and networking expertise. We believe integrating these capabilities is highly complex, and we intend to continue to take advantage of our technology expertise to introduce product enhancements and new products in a rapid and cost effective manner. As systems become more complex and sophisticated and particularly, as systems operate at higher data rates and frequencies, we believe that it will become increasingly difficult for organizations without our breadth of skills to be competitive in product development.

         Leverage or direct sales model and direct relationship with our end customers. Due to our direct sales model, we have relationships with many of our end customers. As a result of this, we believe that we have closer and more sustainable relationships and generate more product loyalty. In addition, by maintaining direct contact with the end users we believe that we remain more attuned to the limitations of existing technology and opportunities for new product development. We plan to continue to offer synergistic products to our existing customers and to expand our direct customer base.

         Expand our sales efforts outside of the United States and establish international channels of distribution. Currently the vast majority of our revenues are generated by the sale of products within the United States. We believe that markets outside of the United States actually offer better market potential than what exists inside the United States because there is significantly less deployed communications infrastructure throughout much of the world. While we have had limited success in our overseas efforts to date, we believe that our products are competitive in the overseas markets. We believe that results to date have been limited in some part due to our application of our direct sales model into overseas markets. We believe that establishing distribution channels may be a better system for offering our products in overseas markets and have recently begun developing such distribution channels. It is still too early for us to ascertain if the use of local distributors will improve our overseas revenues.

         Expand through acquisitions. We intend to pursue acquisitions of complementary businesses, technologies, products or services to expand our presence in the broadband wireless access market. We are currently integrating the millimeter back-haul products acquired as the result of the merger completed on April 1, 2003 of Young Design, Inc. and Telaxis Communications Corp. Our Link EX, 4X, RAN and Link CX product lines are a result of technology purchases from InterWAVE Communications in May 2002 and March 2003.

Products

         We have three primary product lines: high-speed point-to-point products, point-to-multipoint products, and performance enhancement products.

High-Speed Point-to-Point Products

         Point-to-point systems are used to bridge networks from one location to another. Each of our systems consists of identical piece(s) of equipment deployed at each end of the desired link. Each piece of equipment is first connected to an end-user's network by a cable and a connector and the radio unit and antennas are positioned to have clear line of sight to each other, usually on a rooftop or tower. All of our point-to-point products are designed for the radio unit to be deployed as close to the antenna as possible to minimize cable cost and cable loss of the radio signal and, in fact, all units are available with an integrated antenna as an option to maximize efficiency and ease of installation. The two antennas are then aimed at one another to create a wireless connection between the two end-user locations. By using multiple systems, end-users can connect more than two locations to form a more extensive network. Our products operate at different transmission speeds and radio frequencies. The table below summarizes the features of our current products:

        -----------------------------------------------------------------------
                PRODUCT NAME               DATA RATE           FREQUENCY
                ------------               ---------           ---------
        -------------------------- ---------------------- ---------------------
         BRIB (Bridge in a Box)      4 Mbps half duplex     2.4 GHz
                                                            11 Channels
        -------------------------- ---------------------- ---------------------
         BAIB (Backhaul in a Box)    4 Mbps half duplex     5.8 GHz
                                                            13 channels
        -------------------------- ---------------------- ---------------------
         EtherLeap                   4 Mbps half duplex     24 GHz
                                                            13 channels
        -------------------------- ---------------------- ---------------------
         Link EX                     8 Mbps full duplex     UNII (5.2/5.7 GHz)
                                     (16 Mbps               8 channels
                                     aggregate)
        -------------------------- ---------------------- ---------------------
         Link 4X                     Four (4) E-1           UNII (5.2/5.7 GHz)
                                     circuits               8 channels
        -------------------------- ---------------------- ---------------------
         Link CX                     45 Mbps full duplex    5.3 GHz or 5.7 GHz
         Ethernet version            (90 Mbps aggregate)    versions available
                                                            2 channels
        -------------------------- ---------------------- ---------------------
         Link CX                     43 Mbps full           5.3 GHz or 5.7 GHz
         DS3 Version                 duplex                 version available
                                     Synchronous link       2 channels
        -------------------------- ---------------------- ---------------------
         FiberLeap                   OC-3, OC-12 or         60 GHz
                                     1.25 Gbps full
                                     duplex
        -------------------------- ---------------------- ---------------------

         BRIB, BAIB and EtherLeap. These point-to-point products have the same central radio technology inside them and differ only in the frequency at which they operate. All units utilize direct sequence spread spectrum (DSSS) technology for improved interference resistance. These units are designed to be pole mounted with data and power carried along a single line of weatherized cable allowing for quick and easy deployment. These products all share the same feature-rich radio management and monitoring software interface.

         The BRIB has a line of sight range of about 3 miles (longer range versions are available) and is an excellent low cost solution for low density deployments or for an enterprise connecting two buildings. The BAIB has a line of site range of up to 50 miles and is widely used as a backhaul solution by WISPs who are using 2.4 GHz for their point-to-multipoint last mile distribution and need to use a different frequency for backhaul. The EtherLeap has a range of about 1 to 3 miles and is used primarily by organizations seeking a higher level of security or interference resistance or in extremely RF hostile environment where the other licensee-free frequencies are all occupied.

         Link EX Link 4X. The Link EX consists of a pole-mounted radio that gets power and data from a single weatherized cable. The Link EX offers 8 Mbps full duplex connectivity with a line-of-sight range of up to 10 miles. This is important in latency sensitive applications such as voice or streaming video applications. The Link 4X incorporates a Link EX with an indoor unit that channelizes the Link EX's data stream into four (4) E-1 channels for easy integration into phone systems based upon European telco transmission standards. The Link EX is used primarily by carriers with small to mid-size backhaul needs.

         Link CX. The Link CX is primarily deployed to enable service providers, businesses and other enterprises to expand or establish private networks by bridging Internet and network traffic among multiple facilities. In addition, the Link CX is also used to provide fiber extension and last mile access. The CX has a line of sight range of up to 25 miles and offers extremely feature rich management and monitoring capabilities.

         FiberLeap(TM). The FiberLeap(TM) is a compact, easily deployed product operating in the 60 GHz millimeter-wave band between 57 GHz and 64 GHz. It enables fiberless transmission of data, voice and video communication at variable fiber optic data rates from OC-3 (155 Mbps) to OC-12 (622 Mbps) and Ethernet traffic at speeds up to 1.25 Gbps full duplex. It is engineered to provide link distances from 600 meters to 1,100 meters with 99.99% availability, depending upon prevailing rainfall rates in the geographic regions where it will be used.

         A FiberLeap(TM) product consists of two units, an outdoor access unit
(ODU) and an indoor unit (IDU) that is an interface panel. The outdoor unit contains the transmitter, receiver, antenna, and other electronics for one end of a link. The outdoor unit is a self-contained unit connecting to the indoor unit with a single cable that incorporates fiber optic as well as power cables. The ODU is typically mounted on a 4-inch diameter pole on a rooftop or tower. It can also be mounted on an exterior wall or behind a window. The IDU would normally be installed in the communications equipment room of an "off-net" subscriber building or an "on-net" building located at the access point to the metropolitan fiber optic ring infrastructure. The IDU is a simple breakout panel that connects in-building fiber optic cables and wires to the FiberLeap(TM) ODU. It also contains status lights to indicate the health of the FiberLeap(TM) link.

Point-to-multipoint products

         Our point-to-multipoint systems are designed to enable service providers, businesses and other enterprises to address the last mile bottleneck.

Our systems enable service providers to cost-effectively connect end-users to a central hub. Businesses, governmental agencies and other enterprises may also use these systems to cost-effectively connect multiple facilities within their private networks. Our point-to-multipoint systems permit cumulative connectivity of up to 4 Mbps and can support hundreds of customers from a single location. These systems can operate over distances of 10 miles or more providing for extremely large areas of coverage. Since our point-to-multipoint systems require line of sight to connect, actual coverage is dictated by the ability to achieve actual line of sight from the base site to the end customer's antenna.

         Our point-to-multipoint system are typically deployed in a hub and spoke configuration consisting of a single central base station, generally called a WIPOP (Wireless Point of Presence) and customer premise equipment (CPE) located at each end-user's location. The WIPOP wirelessly connects to the remote CPE. The WIPOP offers high-speed two-way data communications to each end-user using a technique called time division duplexing (TDD). The WIPOP can operate in
2.4 GHz or 5.8 GHz frequencies, in various geographic configurations and can be divided in discrete sectors to permit supporting hundreds of clients from a single base station. The WIPOP is able to connect to the central office of a service provider using our point-to-point technology.

         Our most popular CPE, our EtherAnt-II, transmits and receives data between the end-user and the WIPOP. The EtherAnt-II is extremely easy to install and uses a single weatherized Category 5 Ethernet cable carrying both data and power to the pole-mounted antenna with integrated radio. Our proprietary software allows for remote management and monitoring of an unlimited number of EtherAnt-IIs from a single location.

Sales and Marketing

         We sell our products domestically and internationally to service providers, government agencies, businesses and other enterprises directly through our sales force and indirectly through distributors and value-added resellers. We focus our marketing efforts on supporting our direct sales force, distributors, value-added resellers and systems integrators. We also seek to stimulate market demand by increasing brand awareness and educating potential customers about the advantages of using our products. We regularly hold wireless training seminars to introduce our customers and potential customers to the technologies and theories behind wireless data communications.

Customer Service

         We are committed to providing our customers with high levels of service and support. We provide training, technical assistance and customer support on the installation, management, use and testing of our products. We also provide a 12-month warranty for our systems and offer both in-warranty and out-of-warranty repair services. Our repair center is staffed with technicians who work directly with our quality assurance team to identify potential problems and repair equipment.

Customers

         We have a very diversified base of customers and end-users consisting of service providers, government agencies, businesses and other enterprises. We directly sold our products to over 3,500 customers in 2002, ranging from individual end users to large telecommunications carriers.

Research and Development

         Our research and development efforts are focused on improving the functionality and performance of our existing products as well as developing new products to meet the changing needs of our diverse base of customers and end-users. We devote a substantial portion of our resources to developing new products, enhancing existing products, expanding and improving our core wireless technologies and strengthening our technological expertise. We are currently pursuing the following research and development initiatives:

o Developing point-to-multipoint systems in different frequencies and with lower price points; o Adapting our products to additional frequencies and interfaces; and o Developing higher speed products.

Manufacturing

         We outsource much of our manufacturing to a variety of contract manufacturers. We complete the final assembly and testing of our products at our Falls Church, Virginia facility and to a lesser extent, our Sunnyvale, California facility. Our in-house manufacturing consists primarily of pilot production, final product assembly and product testing. We have complete manufacturing capabilities in our South Deerfield, Massachusetts facility including automated pick and place equipment which we utilize for quick turn projects, small production runs and pilot products. Our strategy is to outsource manufacturing and procurement of component parts to manufacturers with the expertise and ability to achieve the cost reductions associated with volume manufacturing and to respond quickly to orders, while maintaining our quality standards. This allows us to focus our internal resources on developing new products.

         We depend on single source suppliers for several of our components. Many of these components are purchased by our contract manufacturers. At times, we carry inventory of some of these components, as do our contract manufacturers, but we may still have manufacturing shortages from time to time when sales exceed forecasted levels. We have experienced difficulties in obtaining various components due to capacity constraints among suppliers in our industry and these shortages may occur in the future. In addition, components are routinely discontinued by manufacturers, which requires us to procure large "last time" buys of the discontinued components or redesign our systems around the discontinued component. There is risk that discontinuations may occur where it is not economically feasible to purchase large last time buy quantities or redesign around that part.

Competition

         The market for broadband wireless access systems is rapidly evolving, highly competitive and subject to rapid technological change and an increasing level of price competition and margin compression. Because we develop a variety of products for several different markets, we have a broad range of competitors. Competition for one or more of our systems include products manufactured or marketed by a number of large communication equipment suppliers, including Cisco Systems, Inc., Proxim Corporation, Alvarion, Symbol and Stratex Networks. Many of our competitors are substantially larger than we are and have significantly greater financial, sales, marketing, distribution, technical, manufacturing and other resources.

         Technological developments and consolidation within the broadband wireless access equipment industry result in frequent changes to our group of competitors. The principal competitive factors in our market include:

      o  product features and reliability;
      o  the ability to be among the first to introduce new products;
      o  price;
      o  brand recognition;
      o relationships with distributors, value-added resellers, systems integrators and service providers;
      o  the ability to integrate various products into a single network; and
      o  customer service and technical support.

         Broadband wireless access solutions compete with other high-speed solutions such as cable modem technologies, satellite technologies, digital subscriber lines and fiber optic cables. Many of these alternative technologies can take advantage of existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless access technologies. Other factors that influence the choice between wireless and wire line products include reliability and security, speed and volume capacity, cost effectiveness, availability of sufficient frequencies and geographic suitability. We expect to face increasing competitive pressures from both current and future technologies in the broadband access market.

Intellectual Property

         Our success depends on the preservation and protection of our product and manufacturing process designs and other proprietary technology. We use a variety of intellectual property in the development and manufacturing of our products, but do not believe that any of our intellectual property is individually critical to our current operations. Taken as a whole, however, we believe our intellectual property rights are significant.

         We currently have four (4) U.S. patents and seven (7) pending U.S. patent applications that pertain to our wireless systems and networking technologies. In addition to our registered intellectual property, we also use proprietary technology in our business. This technology includes internally developed proprietary comprehensive network management software and specialized knowledge and technical expertise that have been developed over time by our employees, particularly in regard to the manufacturing of large volume millimeter wave components and systems. In order to maintain the confidential nature of this technology, we have chosen to protect it by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it. All of our employees have signed our standard confidentiality agreement, which prohibits them from disclosing our confidential information, technology developments and business practices, as well as any confidential information entrusted to us by other parties.

         We also have two intellectual property license agreements with interWAVE Communications which grant us a royalty-free perpetual license to use some of its intellectual property, including patents, patent applications, copyrights, software, technology and proprietary Information related to our Link EX, Link 4X, RAN and Link CX products.

Government Regulation

         Our products are subject to extensive telecommunications-based regulation by the United States and foreign laws and international treaties. We must conform our products to a variety of regulatory requirements and protocols established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Each country has different regulations and a different regulatory process. In order for our products to be used in some jurisdictions, regulatory approval and, in some cases, specific country compliance testing and re-testing may be required. The delays inherent in this regulatory approval process may force us to reschedule, postpone or cancel the installation of our products by our customers, which may result in significant reductions in our sales.

         We are also subject to U.S. government export controls. We rely on our customers to inform us when they plan to deliver our products to other countries, and we regularly inform our customers of the export controls with which they must comply. In addition, domestic and international authorities continue to regulate the allocation and auction of the radio frequency spectrum. These regulations have a direct impact on us, because our licensed products can be marketed only if permitted by suitable frequency allocations, auctions and regulations. The implementation of these regulations may delay our end-users in deploying their systems, which could, in turn, lead to delays in orders of our products by our customers and end-users.

Employees

         As of September 30, 2003, we had 107 employees, including 32 in manufacturing, 30 in research and development, 26 in sales, marketing and customer service and 19 in finance and administration. We are not a party to any collective bargaining agreement. We believe that relations with our employees are good.

Properties

         We lease approximately 75,000 square feet of facilities in five locations. Our headquarters is an approximately 15,000 square foot facility located in Falls Church, Virginia. This facility accommodates the following departments: senior management, administration, finance, marketing, manufacturing, sales and a small amount of research and development. This property is leased from an affiliate of YDI on terms that are believed to be at market rates. The term of the lease for this facility expires in December 31, 2010.

         We lease an approximately 32,000 square foot facility located in South Deerfield, Massachusetts. This facility accommodates the majority of our research and development as well as limited run production capabilities. The term of the lease for this facility expires in October 31, 2005.

         We lease an approximately 15,000 square foot facility located in Sunnyvale, California. This facility accommodates sales as well as technical support and final manufacturing, testing and repair of our Link EX, Link 4X and Link CX products. The term of the lease for this facility expires in February 29, 2004.

         We lease an approximately 8,000 square feet facility located in Columbia, Maryland. This facility accommodates software and digital hardware design and support. The term of the lease for this facility expires in January, 2004. We will be closing this facility at the end of the lease and will terminate or relocate any affected personnel to our Falls Church facility.

         We lease an approximately 8,000 square feet facility located in Richardson, Texas. This facility accommodates one sales person. The term of the lease for this facility expires in December 31, 2006. We are currently exploring opportunities to sublease or otherwise utilize this facility.

Legal Proceedings

         During the period from June 12 to September 13, 2001, four purported securities class action lawsuits were filed against Telaxis in the U.S. District Court for the Southern District of New York, Katz v. Telaxis Communications Corporation et al., Kucera v. Telaxis Communications Corporation et al., Paquette v. Telaxis Communications Corporation et al., and Inglis v. Telaxis Communications Corporation et al. The lawsuits also named one or more of the underwriters in the Telaxis initial public offering and certain of its officers and directors. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint which supersedes the individual complaints originally filed. The amended complaint alleges, among other things, violations of the registration and antifraud provisions of the federal securities laws due to alleged statements in and omissions from the Telaxis initial public offering registration statement concerning the underwriters' alleged activities in connection with the underwriting of Telaxis' shares to the public. The amended complaint seeks, among other things, unspecified damages and costs associated with the litigation. These lawsuits have been assigned along with, we understand, approximately 1,000 other lawsuits making substantially similar allegations against approximately 300 other publicly-traded companies and their public offering underwriters to a single federal judge in the U.S. District Court for the Southern District of New York for consolidated pre-trial purposes. We believe the claims against us are without merit and have defended the litigation vigorously. The litigation process is inherently uncertain, however, and there can be no assurance that the outcome of these claims will be favorable for us.

         On July 15, 2002, together with the other issuer defendants, Telaxis filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In October 2002, the court approved a stipulation dismissing without prejudice all claims against the Telaxis directors and officers who had been defendants in the litigation. On February 19, 2003, the court issued its ruling on the separate motions to dismiss filed by the issuer defendants and the underwriter defendants. The court granted in part and denied in part the issuer defendants' motions. The court dismissed, with prejudice, all claims brought against Telaxis under the anti-fraud provisions of the securities laws. The court denied the motion to dismiss the claims brought under the registration provisions of the securities laws (which do not require that intent to defraud be pleaded) as to Telaxis and as to substantially all of the other issuer defendants. The court denied the underwriter defendants' motion to dismiss in all respects.

         In June 2003, we elected to participate in a proposed settlement agreement with the plaintiffs in this litigation. This decision was made by a special independent committee of our board of directors. We understand that a large majority of the other issuer defendants have also elected to participate in this settlement. If ultimately approved by the court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against us and against the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants. The proposed settlement provides that the insurers of the participating issuer defendants will guarantee that the plaintiffs in the cases brought against the participating issuer defendants will recover at least $1 billion. This means there will be no monetary obligation to the plaintiffs if they recover $1 billion or more from the underwriter defendants. In addition, we and the other participating issuer defendants will be required to assign to the plaintiffs certain claims that the participating issuer defendants may have against the underwriters of their IPOs.


         The proposed settlement contemplates that any amounts necessary to fund the guarantee contained in the settlement or settlement-related expenses would come from participating issuers' directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer's insurance coverage were insufficient to pay that issuer's allocable share of the settlement costs. Therefore, the potential exposure of each participating issuer defendant should decrease as the number of participating issuer defendants increases. We currently expect that our insurance proceeds will be sufficient for these purposes and that we will not otherwise be required to contribute to the proposed settlement.

         Consummation of the proposed settlement is conditioned upon, among other things, negotiating, executing, and filing with the court final settlement documents and final approval by the court. If the proposed settlement described above is not consummated, we intend to continue to defend the litigation vigorously. Moreover, if the proposed settlement is not consummated, we believe that the underwriters may have an obligation to indemnify us for the legal fees and other costs of defending these suits. While there can be no assurance as to the ultimate outcome of these proceedings, we currently believe that the final result of these actions will have no material effect on our consolidated financial condition, results of operations, or cash flows.

         YDI is subject to potential liability under contractual and other matters and various claims and legal actions which are pending or may be asserted. These matters arise in the ordinary course and conduct of YDI's business. While the outcome of all of the pending and potential claims and legal actions against YDI cannot be forecast with certainty, YDI believes that such matters should not result in any liability which would have a material adverse affect on YDI's business.

Market Price and Dividend Information

         YDI common stock is currently quoted on the OTC Bulletin Board under the symbol "YDIW." The table below shows, for the calendar year quarters indicated, the reported high and low sale prices of YDI common stock, as reported on the Nasdaq National Market until December 18, 2002 and on the Nasdaq SmallCap Market from December 19, 2002 until March 31, 2003. The table below shows, for the period from April 1, 2003 through December 11, 2003, the reported high and low bid quotations for the YDI common stock on the OTC Bulletin Board. These market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. In each case, this information is based on published financial sources. The YDI common stock prices and bids have been adjusted to reflect the net 1 for 4 reverse stock split implemented on July 9, 2003.

                                                          YDI Common Stock
                                                     ---------------------------
                                                         High             Low
                                                         ----             ---
              2001
              First Quarter                            $ 11.12           $ 4.00
              Second Quarter                            $ 5.76           $ 2.08
              Third Quarter                             $ 2.92           $ 0.96
              Fourth Quarter                            $ 3.76           $ 0.80

              2002
              First Quarter                             $ 7.08           $ 2.80
              Second Quarter                            $ 5.64           $ 2.20
              Third Quarter                             $ 3.16           $ 0.76
              Fourth Quarter                            $ 1.32           $ 0.56

              2003
              First Quarter                             $1.12            $0.44
              Second Quarter                            $4.84            $0.60
              Third Quarter                             $4.95            $3.00
              Fourth Quarter (through December 11,2003) $5.00            $3.05

         As of December 8, 2003, the number of stockholders of record of YDI common stock was approximately 105. YDI has never declared or paid any cash dividends on any class of YDI common equity. YDI currently intends to retain any future earnings to fund the development and growth of its business and currently does not anticipate paying cash dividends in the foreseeable future.

YDI Equity Compensation Plan Information

         The following table and narrative provide information about YDI's equity compensation plans as of December 31, 2002. The numbers set forth below have been adjusted to reflect the net 1 for 4 reverse stock split YDI implemented on July 9, 2003. More information about YDI's stock options is contained in YDI's financial statements, including the notes thereto, contained in this proxy statement/prospectus.

--------------------------------------------------------------------------------
Plan category        Number of securities     Weighted-average   Number of
                     to be issued upon        exercise price     securities
                     exercise of outstanding  of outstanding     remaining
                     options, warrants and    options, warrants  available for
                     rights                   and rights         future issuance
                                                                 under equity
                                                                 compensation
                                                                 plans(excluding
                                                                 securities
                                                                 reflected in
                                                                 column (a))
                     (a)                      (b)                (c)
-------------------- ------------------------ ------------------ ---------------
Equity compensation         597,598                 $15.73          249,752
plans approved by
security holders
-------------------- ------------------------ ------------------ ---------------
Equity compensation
plans not approved          197,919                  $2.15          175,324(1)
by security holders
-------------------- ------------------------ ------------------ ---------------
Total(2)                    795,517                  $12.35         425,076
-------------------- ------------------------ ------------------ ---------------
(1) Consists of shares available for future issuance under YDI's 2001 Nonqualified Stock Plan.
(2) The table shown above does not reflect the options that YDI assumed in connection with its combination with Young Design, Inc. on April 1, 2003. In that transaction, YDI assumed options to purchase 444,688 shares of YDI's common stock at an exercise price of $1.60 per share. The options had been issued under an equity compensation plan that was approved by Young Design's stockholders and have been adjusted to reflect the net 1 for 4 reverse stock split YDI implemented on July 9, 2003.

         On July 17, 2001, YDI's board of directors adopted its 2001 Nonqualified Stock Plan and reserved 375,000 shares of YDI's common stock for issuance pursuant to that plan. The 2001 plan provides for the grant of non-qualified stock options, performance share awards, and stock awards (restricted or unrestricted) to directors, officers, and employees. The compensation committee of the board of directors generally administers the 2001 plan and recommends to the board of directors or decides itself the terms of stock rights granted, including the exercise price, the number of shares that may be purchased under individual option awards, and the vesting period of options. No more than forty-nine percent of the awards granted under the 2001 plan may be granted to our directors and executive officers. Compliance with this requirement will be measured on the earlier of the date of the expiration of the 2001 plan or July 17, 2004, in which case compliance will also be measured on each anniversary thereafter, unless otherwise approved by The Nasdaq Stock Market, Inc. In addition, after July 17, 2004, no more than forty-nine percent of the awards granted under the 2001 plan during any plan year may be granted to our directors and executive officers, unless otherwise approved by The Nasdaq Stock Market, Inc. To the extent that these limitations are not necessary for the 2001 plan to qualify as a broadly based plan under the rules of The Nasdaq Stock Market, Inc., the limitations may be relaxed. The board of directors may amend, modify, or terminate the 2001 stock plan at any time as long as the amendment, modification, or termination does not impair the rights of plan participants under outstanding options or other stock rights.

Recent Stock Issuance

         YDI Wireless, Inc. entered into a stock purchase agreement, dated as of December 5, 2003, with one accredited investor for the issuance and sale by YDI of shares of its newly-issued common stock in a private placement. The purchase price of the YDI common stock was $4.10 per share. On December 8, 2003, the investor purchased 500,000 shares of YDI stock for $2,050,000 pursuant to that stock purchase agreement. In the stock purchase agreement, YDI agreed to file a registration statement covering the shares issued in this private placement with the Securities and Exchange Commission no later than the earlier of March 8, 2004 or thirty days after the YDI common stock begins trading on the Nasdaq SmallCap Market or the Nasdaq National Market.

         Ferris, Baker Watts Incorporated presented this investment opportunity to YDI and received a one-time fee due to that investment. After Ferris, Baker's fee, YDI received $1,906,500 from this stock issuance.

         Phazar consented to this stock issuance by YDI prior to the issuance.


                                PHAZAR's BUSINESS

General

         Phazar operates as a holding company with Antenna Products Corporation, Tumche Corp. (fka Phazar Aerocorp, Inc.), Phazar Antenna Corp and Thirco, Inc. as its subsidiaries. Antenna Products Corporation and Phazar Antenna Corp are operating subsidiaries with Thirco, Inc. serving as an equipment leasing company to Phazar's operating units. Phazar has no other business activity. Phazar's address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is (940) 325-3301.

         Product information is available from the Internet web page at:
//www.antennaproducts.com and at: //www.phazar.com.

Antenna Products Corporation

         Antenna Products Corporation was incorporated in Texas in 1984 to continue a business started in 1972 and operated as a closely held "C" corporation until January 24, 1992. Thereafter, Antenna Products Corporation has operated, as a wholly owned subsidiary of Phazar. Antenna Products Corporation's address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is (940) 325-3301.

         Antenna Products Corporation designs, manufactures and markets standard and custom antennas, guyed and self supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns. Examples of its commercial products include panel, sector, omnidirectional and closed loop telecommunications antennas, automatic meter reading (AMR), instrument scientific medical (ISM), cellular, paging and yagi antennas, guyed towers and self supported towers.

         Antenna Products Corporation's customer base is primarily government and government prime contractor focused, but this is slowly changing as Antenna Products Corporation continues to develop and market new commercial products. Antenna Products Corporation's market is international in scope. Antenna Products Corporation currently focuses on developing domestic markets and has a limited amount of foreign sales. The specialized need of Antenna Products Corporation's customers and the technology required to meet those needs change constantly. Accordingly, Antenna Products Corporation stresses its engineering, installation, service and other support capabilities. Antenna Products Corporation uses its own sales and engineering staff to service its principal markets. Some of Antenna Products Corporation's contracts are large relative to total annual sales volume and, therefore, the composition of the customer base is different year to year. In 2003 the U.S. Government was the single largest customer and accounted for 21% of the total sales volume. Thales ATM, Inc. was the second largest customer and accounted for 16% of total sales. Orders for equipment in some of these product categories are in backlog and, therefore, the U.S. Government and Thales ATM, Inc. are expected to be major clients again in 2004.

         Antenna Products Corporation is one of many suppliers of antennas and related manufacturing services to the government and government prime contractors. Antenna Products Corporation competes on the basis of cost and product performance in a market with no dominant supplier. Due to fixed-price contracts and pre-defined contract specifications prevalent within this market, Antenna Products Corporation competes primarily on the basis of its ability to provide state-of-the-art solutions in the technologically demanding marketplace while maintaining its competitive pricing.

         Antenna Products Corporation is primarily a build to order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. Approximately 20% of total inventory, $339,376 is currently maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules. Antenna Products Corporation performs work for the United States Government primarily under fixed-price prime contracts and subcontracts. Under fixed-price contracts, Antenna Products Corporation realizes any benefit or detriment occasioned by lower or higher costs of performance.

         Antenna Products Corporation is subject to certain risks common to all companies that derive a portion of their revenues from the United States Government. These risks include rapid changes in technology, changes in levels of government spending, and possible cost overruns. Recognition of profits on major contracts is based upon estimates of final performance, which may change as contracts progress. Contract prices and costs incurred are subject to Government Procurement Regulations, and costs may be questioned by the Government and are subject to disallowance. United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government. In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. Collections are generally set in accordance with federal acquisition standards, which require payment in accordance with "Net 30" terms after acceptance of goods. Antenna Products Corporation is not directly regulated by any governmental agency in the United States. Most of Antenna Products Corporation's customers, and the antenna and tower industries in general, are subject to meeting various government standards. These performance standards necessitate Antenna Products Corporation's ability to produce antenna designs, which can be updated to conform to customer requirements in a changing regulatory environment. These regulations have not adversely affected operations.

         Antenna Products Corporation plans to reinvest from 2% to 5% of sales in research and development projects and bid and proposal activities. The mix of expenditures between the two areas in any given year is a function of the demand for new independently developed innovative systems and the level of requirements solicited. In 2003 Antenna Products Corporation invested 2.9% of sales in independent research and development (R&D) and bid and proposal activities (B&P). The level of expenditures as a ratio to sales is expected to continue at this level in 2004. The level of expenditures for R&D and B&P as a ratio to sales was 4.5% of sales in 2002. Antenna Products Corporation does not consider patents to be material to its operations nor would the loss of any patents adversely affect operations.

Tumche Corp. (fka Phazar Aerocorp, Inc.)

         On May 31, 2003 Phazar sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new corporation that was formed by Gary Havener, principal shareholder and President of Phazar and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed Phazar's subsidiary, Antenna Products Corporation's $800,000 indebtedness to Sinan Corp. as a condition of the sale.

         On June 16, 2003 the name of Phazar Aerocorp Inc. was changed to Tumche Corp. Tumche Corp is a wholly owned subsidiary of Phazar.

Phazar Antenna Corp

         Phazar Antenna Corp is a wholly owned Subsidiary of Phazar. It was formed as a Delaware corporation and activated on June 1, 2000. Phazar Antenna Corp operates as a marketing, research and development unit. Phazar Antenna Corp's address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is (940) 325-3301.

         Phazar Antenna Corp provides a complete line of commercial wireless fixed and mobile antennas for ISM (instrument scientific medical), wireless Internet, wireless LAN, wireless local loop, fixed GPS, MMDS (fixed wireless) and embedded Bluetooth market applications. This product line complements Antenna Products Corporations existing product lines of cellular, PCS, paging, ISM and AMR (automatic meter reading) omni-directional and sector wireless antennas. The Phazar Antenna Corp commercial wireless product lines are manufactured at Antenna Products Corporation's plant in Mineral Wells, Texas.

Thirco, Inc.

         Thirco, Inc. was formed on November 1, 1993 as a Delaware company to purchase and lease equipment and facilities to the other operating units of Phazar. The primary lease arrangements are with Antenna Products Corporation. Thirco will occasionally assist in servicing the banking needs of Phazar's operating units. Since all activity is internal to Phazar and its operating subsidiaries, financial data is consolidated with Phazar. Thirco does not employ any full time employees and does not intend to employ any in the foreseeable future. Thirco does not intend to engage in any outside business transactions.

Seasonality

         Phazar's businesses are not dependent on seasonal factors.

Backlog

         Phazar Corp's backlog of orders was $8.2 million at May 31, 2003. This compares to $3.4 million in backlog at the end of fiscal year 2002. In July 2003, the backlog was $7.4 million. Over 80% of this backlog will be delivered in the 2004 fiscal year.

Raw Material Source and Supply

         Phazar's operating subsidiaries' principal raw materials are steel, aluminum, other metal alloys, plastic and composite tubing, hardware, electrical wire, wire rope, electronic components and electro-mechanical components. The materials are commonly available from numerous sources, including local distributors in quantities sufficient to meet the needs of the subsidiaries. The availability and supply of raw materials is not considered to be a problem for Phazar.

Employees

         As of November 14, 2003 Phazar Corp employed a total of ninety-two employees. Of the ninety-two, eleven are employed in administration and sales, ten in engineering and technical support, and seventy-one in manufacturing. None of Phazar Corp's employees are subject to collective bargaining agreements.

Foreign Sales

         Phazar Corp's sales in international markets are primarily to foreign governments or prime contractors to foreign governments and, as such, represent a small percentage of the overall annual volume. The level of profits from the commitment of assets to this portion of the business is no greater or no less than that of other market segments. International sales for 2003 and 2002 were 6.8% and 8.2%, respectively, of total sales.

Description of Property

         Antenna Products Corporation owns a ten-acre industrial site located along US Highway 180 in Mineral Wells, Texas. The facility consists of a main building containing 60,000 square feet of manufacturing area and 10,000 square feet of administrative and engineering offices, a second building containing 20,000 square feet of manufacturing and shipping area; and a third building containing 15,000 square feet utilized for receiving and material control. Three additional auxiliary buildings, which total in excess of 13,350 square feet, are utilized for chemical etching, painting and storage. The facilities are in good condition and with the current compliment of machinery and equipment are suitable and more than adequate to meet production requirements. Dependent on the mix of product types in process in any given time period, the Company could potentially more than double output with current and planned plant, property and equipment. Antenna Products Corporation carries a bank note on the manufacturing facility that is amortized over twenty years ending in the year 2011.

         Phazar Antenna Corp uses the facilities of Antenna Products Corporation in Mineral Wells, Texas. Phazar Antenna Corp has a leased facility in Ronkonkoma, New York that it vacated in June, 2002. The Company has attempted to sublet the New York facility without success. This lease will expire in April of 2004 and will not be renewed.

         Thirco owns a fifty-acre test site in Mineral Wells, Texas. The site includes three buildings with 28,000 square feet of space. The space is currently being leased to Antenna Products Corporation for test activity with some storage of inventory. The two larger buildings, if needed, are suitable with rearrangement and some conversion expense, for additional manufacturing utilization.

Research and Development

         Phazar plans to reinvest 2% to 5% of sales in research and development projects. The level of expenditures in research and development in any given year is a function of the demand for new independently innovative systems and the level of requirements solicited. In fiscal year 2003, Phazar invested 2.8% of sales in independent research and development (R&D). The level of expenditure as a ratio to sales is expected to continue at this level in fiscal year 2004.

Sales and Marketing

         Phazar manufactures and markets standard and custom antennas, guyed and self-supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, military and civil agencies, U.S. Government prime contractors and commercial clients, both foreign and domestic. Phazar is primarily a build to order company. As such, most orders are negotiated firm fixed-price contracts. Most commercial contracts are single order and single delivery firm fixed-price contracts. Some government contracts are multi-year performance with established option dates with a predetermined escalated price for delivery in that out year. These types of contracts can be valid from two to five years. Other types of government contracts are called supply contracts where the government buys a particular product and has estimated the quantity required over an expected period. Foreign sales for the fiscal year ended May 31, 2003 were 6.8% of total sales.

Competition

         Phazar is one of many suppliers of antennas and related products to the government and government prime contractors. Phazar competes on the basis of cost and product performance in a market with no dominant supplier. Due to fixed-price contracts and pre-defined contract specifications prevalent with this market, Phazar competes primarily on the basis of its ability to provide state-of-the-art solutions in the technologically demanding marketplace while maintaining its competitive pricing.

Government Regulation

         Phazar Corp is not directly regulated by any government agency in the United States. Most of Phazar's customers and antenna and tower industries in general, are subject to meeting various government standards. These performance standards necessitate Phazar's ability to produce antenna and tower designs, which can be updated to conform to customer requirements in a changing regulatory environment. These regulations have not adversely affected operations.

Intellectual Property

         Phazar used a variety of intellectual property in the development of new products and in the manufacturing processes used to build our products. Phazar protects this intellectual property by obtaining confidentiality or non-disclosure agreements from persons or customers who are given access to it. All of our employees have signed a confidentiality agreement, which prohibits them from disclosing our confidential information, technology developments and business practices, as well as any confidential information entrusted to us by other parties.

Market Price and Dividend Information

         The following table sets forth the range of high and low sale prices, as reported on the Nasdaq SmallCap Market for each indicated quarter. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

         As of December 8, 2003, there were approximately 375 stockholders on record of the Phazar common stock.
                                                         Phazar Common Stock
                                                   ---------------------------
                                                        High           Low
           2002                                         ----           ---
           First Quarter (ended August 31, 2001)       $1.90          $1.30
           Second Quarter (ended November 30, 2001)    $1.99          $1.20
           Third Quarter (ended February 28, 2002)     $1.81          $1.19
           Fourth Quarter (ended May 31, 2002)         $1.90          $1.21

           2003
           First Quarter (ended August 31, 2002)       $1.90          $1.51
           Second Quarter (ended November 30, 2002)    $2.01          $1.22
           Third Quarter (ended February 28, 2003)     $2.05          $1.60
           Fourth Quarter (ended May 31, 2003)         $2.20          $1.74

           2004
           First Quarter (ended August 31, 2003)       $3.00          $1.90
           Second Quarter (through December 11, 2003)  $5.79          $2.46

     Dividends

         To date, Phazar has not paid any cash dividends on shares of its common stock. Phazar currently anticipates that it will retain any available funds for use in the operation of its business, and does not anticipate paying any cash dividends in the foreseeable future.

Phazar Equity Compensation Plan Information

         The following table and narrative provide information about Phazar's equity compensation plans as of May 31, 2003. More information about Phazar's stock options is contained in Phazar's financial statements, including the notes thereto, contained in this proxy statement/prospectus.

--------------------------------------------------------------------------------
Plan category        Number of securities     Weighted-average   Number of
                     to be issued upon        exercise price     securities
                     exercise of outstanding  of outstanding     remaining
                     options, warrants and    options, warrants  available for
                     rights                   and rights         future issuance
                                                                 under equity
                                                                 compensation
                                                                 plans(excluding
                                                                 securities
                                                                 reflected in
                                                                 column (a))
                     (a)                      (b)                (c)
-------------------- ------------------------ ------------------ ---------------
Equity compensation                -                     -                -
plans approved by
security holders
-------------------- ------------------------ ------------------ ---------------
Equity compensation
plans not approved           135,000                 $2.00                -
by security holders
-------------------- ------------------------ ------------------ ---------------
Total                        135,000                 $2.00                -
-------------------- ------------------------ ------------------ ---------------
         In 1999, Phazar's Board of Directors granted a stock option to purchase 60,000 shares at $2.00 per share to an officer of Phazar. The option has an expiration date of March 31, 2006 or the officer's last day of employment, if earlier.

         In 2000, Phazar's Board of Directors granted a stock option to purchase 75,000 shares at $2.00 per share to an employee of Phazar. The options have an expiration date of November 20, 2007 or the employee's last day of employment, if earlier.

         During the years ended May 31, 2003 and 2002, Phazar's Board of Directors did not grant any stock options.

                                YDI's MANAGEMENT

Directors, Executive Officers, and Key Employees of YDI

         The executive directors, officers and key employees of YDI, their ages as of December 8, 2003, and their positions and backgrounds are as follows:

  Name                      Age Position
  ----                      --- --------
  Carol B. Armitage.......  45  Chairperson of the Board of Directors
  Robert E. Fitzgerald....  39  Chief Executive Officer and Director
  Michael F. Young........  52  President, Chief Technical Officer, and Director
  Gordon D. Poole.........  38  Vice President - Sales West and Director
  Patrick L. Milton.......  55  Chief Financial Officer and Treasurer
  David L. Renauld........  37  Vice President, Legal and Corporate Affairs, and
                                Secretary
  Kenneth R. Wood(1)......  49  Vice President, Engineering
  Daniel A. Saginario.....  59  Director
----------
  (1) Key employee.

         The principal occupations of each director, executive officer and key employee of YDI for at least the last five years are as follows:

         Carol B. Armitage has been Chairperson of YDI's board of directors since April 2003 and a director since October 2000. Since January 1998, she has been a consultant to companies involved in broadband communications. From September 1995 to December 1997, she served in several senior management roles at General Instrument, where her last position was as Senior Vice President, Technology and Strategy. From 1979 to September 1995, she held various engineering and management positions at Bell Laboratories, including Director in the wideband access division. Ms. Armitage holds a B.S. in electrical engineering from the University of Delaware and an M.S. in electrical engineering from Princeton University.

         Robert E. Fitzgerald has been YDI's Chief Executive Officer and a director since April 2003. He was Chief Executive Officer and a director of Young Design, Inc. from March 1999 to April 2003. From July 1998 to February 1999, Mr. Fitzgerald was an attorney with the law firm of Greenberg Traurig. Prior to that, he was an attorney with the law firm of Ginsburg, Feldman & Bress. He holds a B.A. in economics from the University of California - Los Angeles and a J.D. from the University of California - Los Angeles School of Law.

         Michael F. Young has been YDI's President, Chief Technical Officer, and a director since April 2003. He was President, Chief Technical Officer, and a director of Young Design from when it was incorporated in February 1986 to April 2003. Before starting Young Design, Mr. Young was an officer in the United States Army Signal Corps and left the service at the rank of Captain. He holds a bachelors degree in electrical engineering from the Polytechnic Institute of Brooklyn and a masters degree in radio and television broadcasting from Brooklyn College.

         Gordon D. Poole has been YDI's Vice President - Sales West and a director since April 2003. He was Vice President - Sales West and a director of Young Design from April 2001 to April 2003. From March 2000 to April 2001, he was President of Go Wireless Data Inc., a subsidiary of Young Design that was a wireless distribution company. Prior to that, he was in law school. He holds a B.A. in political science from San Jose State University and a J.D. from Santa Clara University.

         Patrick L. Milton has been YDI's Chief Financial Officer and Treasurer since April 2003. He was Chief Financial Officer and Treasurer of Young Design from April 2002 to April 2003. From March 1999 to April 2002, he was Chief Financial Officer of ioWave, Inc., a manufacturer of point-to-point wireless equipment. From January 1998 to March 1999, he was Chief Financial Officer and Senior Vice President of Operations for Net-Tel Corp., a competitive local exchange carrier and long distance telephone service provider. Mr. Milton holds a B.B.A. in Accounting and an M.B.A. from the University of Wisconsin-Whitewater.

         David L. Renauld has been YDI's Vice President, Legal and Corporate Affairs and Secretary since November 1999. He was YDI's Clerk from May 1999 until July 2003. From January 1997 to November 1999, he was an attorney with Mirick, O'Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

         Kenneth R. Wood has been YDI's Vice President, Engineering since December 1997. From April 1990 to December 1997, he was YDI's Senior Microwave Engineer and Program Manager. Mr. Wood holds a B.S. in electrical engineering from the University of Pretoria and an M.S. in microwaves from the University of London.

         Daniel A. Saginario has been a YDI director since April 2003. From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc. From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology. Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX's investments, and Corporate Director - Strategic Planning & Corporate Development. Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A from Pace University.

Board of Directors

         Each member of YDI's board of directors is elected each year at the annual meeting of stockholders for a one-year term of office. YDI's executive officers and key employees named above are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among YDI's directors and executive officers.

         YDI has a standing Audit Committee, Compensation Committee, and Nominating Committee, each of which was established by the board of directors.

         The members of YDI's Audit Committee are Mr. Saginario and Ms. Armitage. The Audit Committee selects and engages YDI's independent auditors, reviews and evaluates YDI's audit and control functions, reviews the results and scope of the audit and other services provided by YDI's independent auditors, and performs such other duties as may from time to time be determined by the board of directors.

         The members of YDI's Compensation Committee are Mr. Saginario, Chair, and Ms. Armitage. The Compensation Committee reviews the compensation and benefits of YDI's executive officers, recommends and approves stock awards under YDI's stock option plans (a shared power with the full board of directors), makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

         The members of YDI's Nominating Committee are Ms. Armitage, Chair, and Mr. Saginario. The Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairperson of the board on committee assignments, considers candidates for the board of directors proposed by stockholders, and performs such other duties as may from time to time be determined by the board of directors.

Director Compensation

         YDI's compensation policy for directors contemplates the following compensation:

         o an $11,000 annual retainer for serving on the board

         o a $6,500 annual retainer for serving as chairperson of the board

         o a $5,000 annual retainer for serving as chairperson of the audit committee of the board

         o a $2,500 annual retainer for serving as a member of the audit committee of the board

         o a $1,500 annual retainer for serving as chairperson of the compensation committee of the board

         o a $500 annual retainer for serving as chairperson of the nominating committee of the board

         o at a minimum, the following rights to acquire shares of YDI common stock:

           o for each new non-employee director elected or appointed to the board, a non-qualified stock option to purchase 12,500 shares of YDI common stock that vests in three equal annual installments beginning on the date of grant

           o for each incumbent non-employee director, a fully vested, non-qualified stock option to purchase 3,750 shares of YDI common stock granted immediately following each annual meeting of stockholders,as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

         In April 2003, YDI granted an option to purchase 12,500 shares of its common stock at $0.92 per share to Mr. Saginario, and in June 2003, YDI granted an option to purchase 3,750 shares of its common stock at $4.00 per share to Ms. Armitage, both in accordance with this standard policy.

         YDI will also reimburse its non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

         In 2002, YDI's board of directors had a compensation committee consisting of four directors - Drs. Albert E. Paladino and John L. Youngblood and Mr. Allan M. Doyle, Jr. and Ms. Armitage. Dr. Youngblood, who was then YDI's President and Chief Executive Officer, served as a member of YDI's compensation committee during 2002. Dr. Youngblood participated in discussions regarding the compensation of YDI's executive officers. None of YDI's executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of YDI's board of directors or compensation committee.

Executive Compensation and Related Information

         The following table summarizes the compensation earned for services rendered to YDI in all capacities during 2002 by YDI's only executive officer as of December 31, 2002 who is still an executive officer of YDI. This executive is referred to as the "YDI named executive officer" elsewhere in this proxy statement/prospectus.

                           Summary Compensation Table
                            For 2000, 2001, and 2002

                                                               Long-Term
                                                             Compensation
                                                         --------------------
                                Annual Compensation             Awards
                        -------------------------------- ---------------------
                                                         Restricted Securities

                                            Other Annual   Stock    Underlying   All Other
 Name and                Year Salary Bonus  Compensation  Award(s)   Options   Compensation
 Principal Position             ($)   ($)       ($)         ($)        (#)         ($)
 ----------------------------------------------------------------------------- -------------
 David L. Renauld....... 2002 153,774  -         -           -       10,000       3,499(a)
   Vice President, Legal 2001 153,774  -         -           -      100,000       3,571(b)
   and Corporate Affairs 2000 150,491 3,243      -           -       37,750       27,043(c)
   and Secretary

------------------------
(a) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $225 paid by YDI, and reimbursement of tax return preparation expenses of $774.

(b) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $224 paid by YDI, and reimbursement of tax return preparation expenses of $847.
(c) Represents reimbursement of relocation expenses of $24,929, matching amounts of $2,000 contributed by YDI to a defined contribution plan for Mr. Renauld, and premiums on term life insurance of $114 paid by YDI.

         The following table provides information regarding all options granted to the YDI named executive officer in 2002. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of the YDI common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent YDI's estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of the YDI common stock. YDI may not achieve the rates of appreciation assumed in this table, and the YDI named executive officer may not receive the calculated amounts. This table does not take into account any appreciation or depreciation in the price of the YDI common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

                              Option Grants in 2002

                                  Individual Grants                       Potential
                  ------------------------------------------------- Realizable Value at
                                                                       Assumed Annual
                   Number of    Percent of                          Rates of Stock Price
                   Securities  Total Options                          Appreciation for
                   Underlying    Granted to    Exercise                 Option Term
                   Options      Employees in     Price   Expiration ---------------------
      Name        Granted (#)  Fiscal Year (%) ($/Share)   Date       5% ($)     10% ($)
   -----------    ------------ --------------- --------- ---------- ---------- ----------
David L. Renauld..     2,500       25.97           1.52   8/29/12      2,390     6,056

         All options were granted at fair market value on the date of grant as determined by the YDI board of directors. The board of directors determined the fair market value of YDI's common stock based on the trading value of the YDI stock on the date of grant.

         These options originally vested over a three-year period, vesting as to 25% of the shares that may be purchased under the option on the date of grant and as to an additional 6.25% on the first day of January, April, July, and October following the date of grant until the option has fully vested. All of the unvested options became fully vested upon the completion of the transaction with Young Design in April 2003.

         All stock options granted to the YDI named executive officer in 2002 terminate on the earlier of:

         o two years after the date of his death or disability or the date of termination of the executive's employment, or

         o 10 years from the date of grant.

         The following table provides information regarding stock options exercised in 2002 and the value of all unexercised options held by the YDI named executive officer at the end of 2002. The value realized upon the exercise of options is based on the last sale prices of the common stock on the respective dates of exercise, as reported by the Nasdaq Stock Market, less the applicable option exercise prices. The value of unexercised in-the-money options represents the difference between the fair market value of YDI's common stock on December 31, 2002 ($0.72 per share) and the option exercise price, multiplied by the number of shares underlying the option.

                        2002 Aggregated Option Exercises
                        and Fiscal Year-End Option Values

                                                Number of Shares of
                                               Common Stock Underlying    Value of Unexercised
                                               Unexercised Options at   In-the-Money Options at
                                                Fiscal Year-End (#)        Fiscal Year-End ($)
                       Shares                 ------------------------- -------------------------
                    Acquired on     Value
          Name      Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
         -------    ------------ ------------ ----------- ------------- ----------- -------------
  David L. Renauld..       750        1,260       29,542        19,496           0             0

Employment Agreements and Change-of-Control Provisions

         YDI has an employment agreement with Mr. Renauld. The employment agreement had an original term of 24 months and renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date. The annual compensation for Mr. Renauld was initially set at an annual base salary in the amount of $153,774. Under his original agreement, Mr. Renauld was entitled to an annual car allowance of $7,800.

         Mr. Renauld is entitled to receive severance payments for either eleven months or twenty-four months after termination of his employment depending on the circumstances under which his employment terminates. If YDI terminates his employment for cause, he will not be entitled to severance payments. He will be entitled to eleven months of severance if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason, as defined in the employment agreements, after a change of control of YDI. The maximum 24-month severance period will apply only if YDI terminates his employment without cause after YDI undergoes a "change of control" that was not approved by a majority of YDI's board of directors. A "change of control" is defined in the employment agreement to include the completion of a merger or consolidation of YDI with any other entity (other than a merger or consolidation in which YDI is the surviving entity and is owned at least 50% collectively by persons who were stockholders of YDI before the transaction), the sale of substantially all of YDI's assets to another entity, any transaction that results in a person or group holding 50% or more of the combined voting power of YDI's outstanding securities, or changes to YDI's board of directors that result in the persons who were either directors on the date of the employment agreement or their nominated successors no longer comprising a majority of the board. The full amount of the severance payment would be paid on the last day of employment. There is no provision reducing severance payments by amounts earned by him at subsequent employment or for YDI to continue to provide benefits (or cash in lieu thereof) to him for any period following termination of employment. Mr. Renauld also agreed to provide consultation and advice to YDI for a period of up to three months following termination of his employment.

         The employment agreement also contains additional provisions stating that Mr. Renauld's last day of employment will be established either by YDI upon thirty days notice to him or by Mr. Renauld upon thirty days notice to YDI. However the date is set, the termination will be treated as an involuntary termination by YDI without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later.

         Following the completion of YDI's business combination with Young Design, YDI's board of directors approved the terms of an amended employment agreement with Mr. Renauld. Under the terms approved by the board, Mr. Renauld would continue in his current role with his current salary (which may be adjusted in the future). He would no longer receive his annual car allowance. Mr. Renauld would be entitled to receive severance under similar circumstances as contemplated under his current agreement, but the amount of severance would be eleven months of base salary. In addition, for a period of one year after the closing of YDI's business combination with Young Design, Mr. Renauld would be entitled to receive a declining amount of severance if he terminates his employment voluntarily without good reason. The severance payment would initially equal nine months' base salary and would be reduced by one month's base salary for each two months that Mr. Renauld remains with YDI after the completion of the business combination, such that he would receive a severance payment of only four months' base salary if he voluntarily terminates his employment without good reason in the last two months of the one-year period. On April 2, 2003, YDI's board granted Mr. Renauld a stock option to purchase 25,000 shares of YDI's common stock at an exercise price of $0.96 per share, the fair market value of YDI's common stock on that date. This option will terminate if Mr. Renauld terminates his employment without good cause in the one-year period described above and receives the severance payment described above. YDI has not yet executed an amended employment agreement with Mr. Renauld reflecting the foregoing terms.

         Under the stock option agreements, a large portion of the unvested options held by Mr. Renauld vested and became immediately exercisable upon the completion of the transaction with Young Design in April 2003. See "YDI's Related Party Transactions" below.

YDI's Related Party Transactions

         In August 2002, YDI amended the employment agreement of David L. Renauld. In January 2003, YDI made the same amendments to the employment agreement of Kenneth R. Wood, a key employee of YDI. The amendments address the amount of severance the employee would be entitled to receive if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason, as defined in the employment agreement, after a change of control of YDI. The amendments reduced the amount of severance in those circumstances from twelve months to eleven months and provided that the full amount would be paid on the last day of employment rather than over twelve months. The amendments removed the provision reducing severance payments by amounts earned by the employee at subsequent employment. The amendments also removed the requirement for YDI to continue to provide benefits (or cash in lieu thereof) to the employee for the twelve-month period following termination of employment. The employees also agreed to provide consultation and advice to YDI for a period of up to three months following termination of his employment.

         In January 2003, YDI made further amendments to the employment agreement of Mr. Renauld. The January 2003 amendments specify that Mr. Renauld's last day of employment will be established either by YDI upon thirty days notice to him or by Mr. Renauld upon thirty days notice to YDI. However the date is set, the termination will be treated as an involuntary termination by YDI without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later.

         In August 2002, YDI amended certain stock option agreements of Mr. Renauld. In January 2003, YDI made the same amendments to certain stock option agreements of Mr. Wood. These amendments increased the post-termination exercise period for certain options from three months to two years. These amendments also increased the number of unvested options that would be accelerated upon a change of control of YDI. All of the affected stock options had exercise prices higher than the market price of YDI's common stock on the dates of the amendments. The following table summarizes the number of stock options that accelerated on April 1, 2003 due to the terms of the stock option agreements, amended in certain cases as described above, and the combination transaction with Young Design, the total number of vested stock options on April 1, 2003, and the number of those vested stock options with a two-year post-termination exercise period.

--------------------------------------------------------------------------------
                 Number of Options                  Number of Vested Options
                       That        Total Number of       with Two-Year
                   Accelerated      Vested Options      Post-Termination
Name of Employee on April 1, 2003  on April 1, 2003      Exercise Period
---------------- ----------------- ---------------- -------------------------
David L. Renauld     13,413            47,488                 32,685
---------------- ----------------- ---------------- -------------------------
Kenneth R. Wood       8,990            47,677                 44,754
---------------- ----------------- ---------------- -------------------------

         YDI completed a strategic combination transaction with Young Design on April 1, 2003. Effective April 2003, YDI entered into indemnification agreements with Messrs. Fitzgerald, Poole, Milton, Saginario, and Young. The terms of these agreements are substantially the same as the indemnification agreements YDI previously entered into with its other directors and officers. These agreements contain provisions that are, in some respects, broader than the specific indemnification provisions contained in the applicable corporate law and in YDI's by-laws. In general, the indemnification agreements may require YDI:

        o to indemnify its directors and officers against liabilities that may arise due to their status or service as officers or directors, other than liabilities that may arise with respect to any matter as to which the person seeking indemnification is adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interest of YDI; and

        o to advance their expenses incurred as a result of any proceeding against them as to which they may be entitled to indemnification.

         In addition, YDI currently maintains a policy for directors' and officers' insurance.

         As a result of YDI's transaction with Young Design, YDI acquired the lease for Young Design's headquarters facilities in Falls Church, Virginia, which is leased from Merry Fields, LLC, a Delaware limited liability company. Merry Fields is wholly-owned by Concorde Equity and Michael F. Young. The annual lease amount is approximately $263,000, subject to a three percent annual increase. The lease expires on December 31, 2010. Merry Fields acquired the facility in 2000 using proceeds from a bank loan. Young Design guaranteed that bank loan, which as of December 31, 2002 had an outstanding principal amount of $1,521,800 and an interest rate of 7.34%. As part of the transaction between Young Design and YDI, Concorde Equity and Mr. Young agreed to indemnify Young Design and YDI if Young Design has to pay any money under that guarantee.

YDI's Policy on Interested Transactions

         YDI has adopted a policy whereby contracts and business arrangements with its officers, directors or stockholders or entities for whom they serve as officers, directors, trustees or members must be on an arm's-length basis and approved by the board of directors.


                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                         DIRECTORS, AND OFFICERS OF YDI

         The following table provides information regarding the beneficial ownership of YDI's outstanding common stock by:

         o each person or group that YDI knows owns more than 5% of the YDI common stock,

         o each of YDI's directors,

         o the YDI named executive officer,

         o each person who became one of YDI's executive officers since the end of YDI's last completed fiscal year, and

         o all of YDI's current directors and executive officers as a group.

         All amounts in this table are as of December 8, 2003.

         Beneficial ownership is determined under rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. The percentage beneficially owned by each person is based upon 14,151,398 shares of

YDI common stock outstanding on December 8, 2003. Shares of common stock that YDI may issue upon the exercise of options currently exercisable or exercisable within 60 days of December 8, 2003 are deemed outstanding for purposes of computing the percentage ownership of the person holding the options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, YDI believes the beneficial owners of the YDI common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. The address for each 5% stockholder is 8000 Lee Highway, Falls Church, VA 22042.

         The last column of the table below indicates the effect of the issuance of shares of YDI common stock to the former Phazar stockholders in the merger on the percentage ownership of YDI after the merger of the persons shown. The effect is based on the assumption of 2,066,014 shares of YDI common stock being issued to the former Phazar stockholders in the merger transaction due to 2,191,928 shares of Phazar common stock outstanding on December 8, 2003 (including the 470,250 shares of Phazar common stock owned by YDI directly or indirectly that will be canceled in the merger). This number does not include options outstanding to purchase 130,000 shares of Phazar common stock. If these options are exercised prior to the merger, YDI expects to issue 156,000 additional shares of YDI common stock in the merger. The shares of YDI common stock held by the persons shown in the table below will not change as a result of the merger.
                             Shares       Number of
                            Issuable       Shares
                            pursuant    Beneficially
                           to Options      Owned
                           Exercisable (Including the             Percentage
                             within      Number of                    of
                           60 days of      Shares     Percentage    Shares
 Name of Beneficial Owner   December    shown in the   of Shares  Outstanding
                             8, 2003    first column) Outstanding Post-Merger
 ------------------------- ----------- -------------- ----------- -----------
 Concorde Equity, LLC(1)..          -      5,165,817       36.5%        31.9%
 Robert E. Fitzgerald(1)..     30,937      5,196,754       36.6         32.0
 Michael F. Young(2)......     25,312      4,234,495       29.9         26.1
 Carol B. Armitage(3).....      9,563         13,501          *            *
 Gordon D. Poole(4).......     23,437         23,887          *            *
 Patrick L. Milton(5).....     11,718         13,718          *            *
 David L. Renauld(6)......     72,309         75,934          *            *
 Daniel A. Saginario......      4,166          6,666          *            *
 All current executive
 officers and directors as
 a group (7 persons)......    177,442      9,564,955       66.8         58.3
 ------------------------
     * Less than 1%.
(1) Mr. Fitzgerald is President and Managing Member of Concorde Equity. Concorde Equity became a significant stockholder in connection with the completion of YDI's combination transaction with Young Design on April 1, 2003. Mr. Fitzgerald became a director and YDI's Chief Executive Officer also in connection with the completion of that transaction. Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by

     Concorde Equity. Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by Concorde Equity, except to the extent of his pecuniary interest in those shares.
(2) Mr. Young became a significant stockholder, a director, and YDI's President and Chief Technical Officer in connection with the completion of YDI's combination transaction with Young Design on April 1, 2003.
(3) Ms. Armitage has joint ownership and shared voting and investment power with her husband of 2,000 shares of YDI common stock.
(4)  Mr. Poole became a director and YDI's Vice President - Sales West in connection with the completion of YDI's combination transaction with Young Design on April 1, 2003.
(5) Mr. Milton became YDI's Chief Financial Officer and Treasurer in connection with the completion of YDI's combination transaction with Young Design on April 1, 2003.
(6) Mr. Renauld has joint ownership and shared voting and investment power with his wife of 1,250 shares of YDI common stock.

         Upon completion of the merger, Clark D. Wraight will replace Gordon D.

Poole as a director of YDI. As of December 8, 2003, Mr. Wraight did not beneficially own any shares of YDI common stock. Based on Mr. Wraight's beneficial ownership of Phazar common stock as of December 8, 2003, it is expected that upon completion of the merger Mr. Wraight will be the beneficial owner of 186,918 shares of YDI common stock (plus an additional 72,000 shares if he exercises in full his outstanding options to purchase 60,000 shares of Phazar stock prior to merger).

                               PHAZAR'S MANAGEMENT

Directors and Executive Officers of Phazar

         The executive officers and directors of Phazar, their ages as of December 8, 2003, and their positions and backgrounds are as follows:

 Name              Age Principal Occupation                      Director Since
 ----              --- --------------------                      --------------
 Gary W. Havener.. 63  President and Chief Executive Officer,     January 1982
                       Phazar; Sole Director Antenna Products
                       Corp, Phazar Antenna Corp and Thirco,
                       Inc., subsidiaries of Phazar;
                       President, Thirco, Inc. and Sinan Corp.

 Clark D. Wraight. 59  Vice President and Secretary, Treasurer,   October 1996
                       Phazar; President and General Manager,
                       Antenna Products Corp and Phazar Antenna
                       Corp; Vice President, Thirco, Inc.;
                       Secretary, Treasurer, Thirco, Inc., and
                       Phazar Antenna Corp

 R. Allen Wahl.... 76   Independent Business Consultant and Past  October 1999
                        President & COO of Valmont Industries

 James Miles...... 61   Past Vice President and General Manager,  November 1999
                        GTE Media Ventures; Past President,
                        Contel of California

 James Kenney..... 62   Executive Vice President and Owner San    November 1999
                        Jacinto Securities, Inc.

         Mr. Havener served as the President of Phazar from January 1992 until October 1999. Mr. Havener served as the President of Antenna Products Corporation from January 1996 until April 1999. Mr. Havener currently serves as President and CEO of Phazar and President of Thirco, Inc. Mr. Havener also serves as sole director of Antenna Products Corporation, Phazar Antenna Corp and Thirco, Inc. Since December 1984 Mr. Havener has served as the President of Sinan Corp., an investment company. Sinan Corp. is not a parent, subsidiary or affiliate of the Company.

         Mr. Wraight served as Vice President and Secretary/Treasurer of Antenna Products Corporation from 1996 until April 1999 when he was appointed President. Mr. Wraight has been employed with Antenna Products since 1979 and has served as an officer of the Company since 1981. Mr. Wraight currently serves as Vice President and Secretary/Treasurer of Phazar, President and General Manager of Antenna Products Corporation, President and Secretary /Treasurer of Phazar Antenna Corp and Vice President and Secretary/Treasurer of Thirco, Inc., subsidiaries of the Company.

         Mr. Wahl was President and COO of Valmont Industries. The principal business of Valmont Industries is manufacturing steel tubular poles and lattice towers for the communication industry. Mr. Wahl currently serves as an independent business consultant.

         Mr. Miles served as Vice President and General Manager of GTE Media Ventures, a cable television design and operations company, from 1994 until 1999 and as President of Contel of California, a telecommunications company from 1984 until 1996. Mr. Miles was a Director of Desert Community Bank until 1994.

         Mr. Kenney has served as Executive Vice President and owner of San Jacinto Securities since 1993. San Jacinto Securities is an institutional stock brokerage firm.

         Each member of Phazar's Board of Directors is elected each year at the annual meeting of stockholders for a one-year term of office. Phazar's executive officers named above are elected annually by the directors and serve at the discretion of the directors. There are no family relationships among Phazar's director and executive officers.

Executive Compensation and Related Information

         The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Chief Executive Officer of Phazar.


                           Summary Compensation Table

Name and Principal    Annual Compensation
------------------    -------------------
Position
--------
President and CEO
-----------------   Fiscal Year                         Other Annual
                   Ended May 31, Salary ($) Bonus ($) Compensation ($)
                   ------------- ---------- --------- ----------------

Gary W. Havener        2003       $      -  $      -    $   3,000(1)
                                                        $  98,000(2)

Gary W. Havener        2002       $      -  $      -    $   4,072(1)
                                                        $       1(3)

Gary W. Havener        2001       $      -  $      -    $   3,016(1)
                                                        $  98,000(4)
----------------
     (1) Phazar director's fee.
     (2) 2003 Antenna Products Corp director's fee - $98,000 accrued.
     (3) 2002 Antenna Products Corp director's fee - $1 accrued.
     (4) 2001 Antenna Products Corp director's fee - $98,000 paid.

         Accrued amounts are paid in the following year.


Material Relationships and Related Party Transactions

         In April 1999, Phazar's Board of Directors granted a stock option to purchase 60,000 shares at $2.00 per share to Clark D. Wraight. The option has an expiration date of March 31, 2006 or Mr. Wraight's last day of employment, if earlier. In the event Phazar enters into an agreement to merge or consolidate with another entity or to sell all or substantially all of its assets, Phazar, in its sole discretion and upon 30 days prior written notice, may require Mr. Wraight to exercise all of the unexercised portion of this option, if any, prior to the consummation or closing date of any such event or suffer the forfeiture of the option. Mr. Wraight received a letter from Phazar on or about November 13, 2003 notifying him that Phazar has entered into an agreement to merge with a wholly owned subsidiary of YDI. The letter also notified Mr. Wraight that Phazar requires him to exercise the entire unexercised portion of his option in accordance with its terms or forfeit the option.

         Phazar sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new company that was formed by Gary Havener, principal shareholder and President of Phazar Corp and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets except for deferred tax assets for net operating losses of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed Phazar Corp's subsidiary Antenna Products Corporation's $800,000 indebtedness to Sinan Corp. as a condition of the sale.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                        PHAZAR'S DIRECTORS AND MANAGEMENT

         The following table set forth the beneficial ownership of Phazar's common stock as of December 8, 2003, (a) by each director, (b) by the named executive officers, and (c) by all persons known to Phazar to be the beneficial owners of more than 5% of Phazar's Common Stock, and (d) all directors and executive officers as a group.

Name and Address             Shares Owned Directly
----------------             ---------------------
of Beneficial Owners (1)        and Indirectly         Percent of Class (2)
------------------------        --------------         --------------------
Gary W. Havener (3)...........        909,136                    41.48%
 Sinan Corp.
 P.O. Box 121697
 Ft. Worth, TX 76121
R. Allen Wahl.................         14,400                     0.66%
 13 Collinway Place
 Dallas, TX 75230
Clark D. Wraight(4)...........        215,765                     9.58%
 Antenna Products Corporation
 101 S.E. 25th Ave.
 Mineral Wells, TX 76067
James Miles...................          4,700                     0.21%
 420 Private Rd. 52363
 Pittsburg, TX 75686
James Kenney..................          4,100                     0.19%
 5949 Sherry Lane, Suite 960
 Dallas, TX 75225
YDI Wireless, Inc.............        470,250                    21.45%
 8000 Lee Highway
 Falls Church, VA 22042
All directors and officers
of Phazar as a group
(five persons)................      1,148,101                    50.98%
----------------
      (1)The persons named herein have sole voting and investment power with respect to all shares of Phazar common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the Texas laws for personal holding companies, as applicable.
     (2) Based on total outstanding shares of 2,191,928 as of December 8, 2003.
     (3) Sinan Corp., wholly owned by Mr. Havener and his children, owns of record 397,390 of these shares representing 18.13% of the total outstanding shares. Mr. Havener as President of Sinan Corp. has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by Sinan Corp.
     (4) The shares owned by Mr. Wraight include 60,000 shares issuable pursuant to options currently exercisable.

                       DESCRIPTION OF YDI's CAPITAL STOCK

         This section describes the material terms of YDI's capital stock authorized by its certificate of incorporation as currently in effect. This section also summarizes relevant provisions of the Delaware General Corporation Law, which is referred to as Delaware law.

Authorized Capital Stock

         Total Shares. YDI is currently authorized to issue a total of 104,500,000 shares of capital stock consisting of:

         o 100,000,000 shares of common stock, par value $0.01 per share; and
         o 4,500,000 shares of preferred stock, par value $0.01 per share.

         Common Stock. Following completion of the merger, YDI anticipates that approximately 16,217,412 shares of its common stock will be outstanding based on the number of shares of YDI common stock and Phazar common stock outstanding on December 8, 2003.

         Preferred Stock. There are no outstanding shares of YDI preferred stock.

YDI Common Stock

         Holders of YDI common stock are entitled to one vote for each share held on all matters submitted to a vote of the YDI stockholders. Holders of YDI common stock are entitled to receive dividends, ratably, if any, as may be declared by the YDI board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. If YDI liquidates, dissolves, or winds up, the holders of YDI common stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the YDI common stock. The rights, preferences, and privileges of holders of YDI common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which YDI may designate and issue in the future without further stockholder approval.

YDI Preferred Stock

         The YDI board of directors is authorized to issue from time to time, without further stockholder approval, up to an aggregate of 4,500,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, and any qualifications, limitations, or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences, and the number of shares constituting any series or designations of any series. YDI may issue YDI preferred stock in ways which may delay, defer, or prevent a change in control of YDI without further action by YDI stockholders and may adversely affect the voting and other rights of the holders of YDI common stock. The issuance of YDI preferred stock with voting and conversion rights may adversely affect the voting power of the holders of YDI common stock, including the loss of voting control to others. YDI has no present plans to issue any shares of preferred stock.

YDI Stockholder Rights Plan

         On May 15, 2003, YDI and Registrar and Transfer Company, as rights agent, entered into an amendment to YDI's stockholder rights plan. The purpose of this amendment was to terminate the substantive effect of the rights plan immediately before YDI reincorporated into Delaware. The May 15, 2003 amendment amended the rights plan by shortening the period of time within which the stock purchase rights issued or issuable under the plan are exercisable. The rights plan previously provided that the rights would be exercisable until the earlier of (i) ten years after the rights plan was originally executed or (ii) the date that the rights are redeemed in accordance with the plan. The amendment revised those provisions to provide that the rights are exercisable until the earliest of (i) ten years after the rights plan was originally executed, (ii) the date that the rights are redeemed in accordance with the plan, and (iii) one minute before the effectiveness of the reincorporation merger of YDI. Accordingly, because YDI's stockholders did approve and YDI did implement the reincorporation merger, none of the rights are exercisable any longer.

Anti-Takeover Effects of Provisions of Delaware Law and YDI's Charter and
By-laws

         Provisions of Delaware law and YDI's organizational documents could make the acquisition of YDI and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage some coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of YDI to negotiate with it first. YDI believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure YDI outweigh the disadvantages of discouraging such proposals because, among other things, that negotiation could result in an improvement of their terms.


         The Delaware General Corporation Law has a business combination statute, Section 203. Section 203 of the GCL generally prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Unless a corporation opts into the applicability of Section 203 by a provision in its certificate of incorporation, Section 203 does not apply to a corporation if the corporation's voting stock is not listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by 2,000 or more stockholders. Since YDI does not satisfy these requirements and YDI's charter does not opt into the applicability of Section 203, Delaware's business combination statute does not currently apply to YDI. This would change if YDI meets one of the conditions to applicability set forth above in the future such as having its common stock authorized for quotation on the NASDAQ Stock Market.

         As described above, YDI is authorized to issue substantially more shares of common stock and preferred stock than are currently outstanding. Shares of authorized and unissued common stock and preferred stock of YDI could (within the limits imposed by applicable law) be issued, or preferred stock could be created and issued with terms, provisions, and rights, to make a takeover of YDI more difficult and therefore less likely. This is particularly applicable given that YDI's preferred stock is "blank-check" preferred stock, which means that the preferences, rights, and other terms of this stock can be set by the board of directors without any further action of the stockholders. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock and preferred stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of YDI Wireless.

         Under YDI's by-laws, a YDI stockholder must provide advance notice to YDI if the stockholder desires to propose business to be considered by the stockholders at an annual meeting of stockholders or to nominate a person or persons for election to YDI's board of directors at an annual or special meeting of stockholders. Also, only YDI's board of directors can call a special meeting of YDI's stockholders. These provisions could make it harder to replace YDI's directors and act on business that YDI's directors do not submit for stockholder action.

         These provisions may have the effect of delaying, deferring, or preventing a change in control of YDI without further action by its stockholders.

Transfer Agent and Registrar

         The transfer agent and registrar for YDI's common stock is Registrar and Transfer Company.

Quotation

         YDI common stock is quoted for trading on the OTC Bulletin Board under the symbol "YDIW."

               COMPARISON OF RIGHTS OF HOLDERS OF YDI COMMON STOCK
                             AND PHAZAR COMMON STOCK

         This section describes some of the differences between the rights of holders of Phazar common stock and the rights of holders of YDI common stock. Although we believe that this description covers the material differences between the rights of YDI and Phazar stockholders, this summary may not contain all of the information that is important to both YDI and Phazar stockholders. This summary is not intended to be a complete discussion of the certificate of incorporation and by-laws of YDI and the certificate of incorporation and by-laws of Phazar and is qualified in its entirety by applicable Delaware law. Phazar stockholders should carefully read this entire proxy statement statement/prospectus, the charter and by-laws of both YDI and Phazar, and any other documents to which we refer for a more complete understanding of the differences between being a stockholder of Phazar and being a stockholder of YDI.

         The rights of Phazar stockholders are governed by Delaware law and Phazar's charter and by-laws. Upon completion of the merger, the stockholders of Phazar will become stockholders of YDI, which is also a Delaware corporation, and, as a result, their rights will be governed by Delaware law and YDI's charter and by-laws.

                                    YDI                                        Phazar
                          ----------------------------------------------------------------------
Authorized Capital Stock  YDI's charter authorizes its          Phazar's charter authorizes its
                          boardof directors to issue,           board of directors to issue,
                          without stockholder approval,         without stockholder approval,
                          up to 100,000,000 shares of           up to 6,000,000 shares of Phazar
                          YDI common stock and up to            common stock and up to 2,000,000
                          4,500,000 ahares of YDI               shares of Phazar preferred stock.
                          preferred stock.
                                                                Phazar's board of directors may,
                          YDI's board of directors may,         subject to applicable law, issue
                          subject to applicable law, issue      these shares of common stock and
                          these shares of common stock and      preferred stock at such time, and
                          preferred stock at such time,         for such purposes, and for such
                          and for such purposes, and for        consideration, as it deems
                          such consideration, as it deems       advisable without stockholder
                          sdvisable without stockholder         approval.  The ability to issue
                          approval.  The ability to issue       shares of common stock and
                          shares af common stock and            preferred stock could have a
                          preferred stock aould have a          dilutive effect on current
                          dilutive effect on current            stockholders.  The ability to issue
                          stockholders. The ability to issue    shares of preferred stock could
                          shares of preferred stock could       also have an anti-takeover effect.
                          also have an anti-takeover effect.
                                                                On December 8, 2003, 2,191,928
                          On December 8, 2003, 14,151,398       shares of Phazar common stock
                          shares of YDI common stock were       were issued and outstanding, and
                          issued and Outstanding, and no        no shares of Phazar preferred
                          shares of YDI preferred stock         stock were issued and
                          were issued and outstanding.          outstanding.

                                    YDI                                        Phazar
                          ----------------------------------------------------------------------
                          Both Phazar's and YDI's boards of directors may, subject to applicable law and the rules of the Nasdaq Stock Market (in the case of Phazar), issue these shares of common stock and preferred stock at such time, for such purposes and for such consideration, as they deem advisable without stockholder approval.

                          The ability to issue shares of common stock and preferred stock could have a dilutive effect on current stockholders. To the extent that YDI has authorized a larger number of shares of common stock and preferred stock, its stockholders may be diluted to a greater extent. The ability to issue shares of preferred stock could also have an anti-takeover effect. To the extent that YDI has authorized a larger number of shares of preferred stock, its board of directors may also have greater flexibility to respond to a hostile takeover attempt.
                          -----------------------------------------------------------------------
Special Meeting of        Under YDI's bylaws, only the          Under Phazar's bylaws, the
Stockholders              YDI board of directors may            president, a majority of the
                          call a special meeting of             board of directors or a majority
                          YDI's stockholders.  Only             of the holders of the outstanding
                          business specified in YDI's           capital stock may call a special
                          notice of meeting oay be              meeting of Phazar's stockholders.
                          conducted at a special                Only business specified in Phazar's
                          meeting of YDI's                      notice of meeting may be conducted
                          stockholders.                         at a special meeting of Phazar's
                                                                stockholders.

                          Phazar stockholders have a greater ability to call a special meeting of stockholders than YDI stockholders.  This greater ability could provide
                          Phazar stockholders with greater influence in the business of Phazar.
                          -----------------------------------------------------------------------
Advance Notice            Under YDI's by-laws, a YDI            Phazar's by-laws do not require
Provisions                stockholder must provide              advance notice of stockholder
                          advance notice to YDI if              proposals.
                          the stockholder desires to
                          propose business to be
                          considered by the stockholders
                          at an annual meeting of
                          stockholders or to nominate
                          a person or persons for election
                          to YDI's board of directors at
                          an annual or special meeting of
                          stockholders.

                          The advance notice provisions of YDI's by-laws may limit the business and director nominees considered by stockholders. These limitations could make it harder to replace YDI's directors and act on business that YDI's directors do not submit for stockholder action.
                          -------------------------------------------------------------------------

                                    YDI                                        Phazar
                          ----------------------------------------------------------------------
Voting                    Under YDI's by-laws, the holders         Under Phazar's by-laws, the
                          of a majority of the shares present      holders of a majority of the
                          or mepresented at a meeting of           shares present or represented at
                          stockholders and entitled to vote        a meeting of stockholders and
                          shereat will decide any matter other     entitled to vote thereat will
                          than the election of directors, expect   decide any matter other than the
                          there a different vote is expressly      election of directors, except
                          required by law or YDI's charter.        there a different vote is expressly
                          Abstentions have the same effect as a    required by law or Phazar's charter.
                          vote against a proposal submitted to     Abstentions have the same effect as
                          YDI stockholders.                        a vote against a proposal submitted
                                                                   to Phazar stockholders.
                          Directors are elected by a plurality
                          of the votes cast by the stockholders    Directors are elected by a plurality
                          present or represented and entitled      of the votes cast by the stockholders
                          to vote.                                 present or represented and entitled
                                                                   to vote.

                          Although YDI's by-laws and Phazar's  by-laws on this issue are substantively the same, a practical consideration is that, after the merger, over a majority of YDI's outstanding common stock will be controlled by Robert E. Fitzgerald and Michael F. Young. This majority control means that the two of them, subject to applicable securities regulations, could approve actions and proposals and elect members of YDI's board of directors on behalf of the stockholders of YDI regardless of how any other YDI stockholder votes.

                          -------------------------------------------------------------------------------
Action by written         Under YDI's bylaws, stockholders may     Under Phazar's bylaws, stockholders may
consent in lieu           take action by written consent and       take action by written consent and
of a stockholders'        without a meeting, if stockholders       without a meeting, if stockholders
meeting                   representing not less than the minimum   representing not less than the minimum
                          number of votes that would be necessary  number of votes that would be necessary to authorize the action at a meeting at  to authorize the action at a meeting at
                          which all shares entitled to vote were   which all shares entitled to vote were
                          present and voted consent to the action  present and voted consent to the action
                          in writing.                              in writing.

                          Although YDI's by-laws and Phazar's by-laws on this issue are substantively the same, a practical consideration is that, after the merger, over a majority of
                          YDI's sutstanding common stock will be controlled by Robert E. Fitzgerald and
                          Michael F. Young. This majority control means that the two of them, subject to applicable securities regulations, could act by written consent and approve actions and proposals on behalf of the stockholders of YDI without involving any other YDI ptockholders.
                          --------------------------------------------------------------------------------

                                    YDI                                        Phazar
                          ----------------------------------------------------------------------
Number of directors       Delaware law requires that YDI's board      Delaware law requires that Phazar's
                          of directors consist of at least one        board of directors consist of at least
                          member.  YDI's by-laws provide that the     one member.  Phazar's by-laws provide
                          number of directors will be determined      that the number of directors will be
                          by a resolution of the board of             determined by a resolution of the board
                          directors. YDI's board of directors         of directors or by the stockholders at
                          currently consists of five members.         the annual meeting of stockholders.
                                                                      Phazar's board of directors currently
                                                                      consists of five members.

                          Phazar stockholders have more ability to establish the size of the board of directors than YDI stockholders have. The size of both YDI's and Phazar' boards of directors is five. YDI may add additional independent members to its board of directors before or after the merger for purposes of meeting the listing standards df The Nasdaq Stock Market, Inc. and other legal requirements.
                          -----------------------------------------------------------------------------------
Indemnification           Delaware law also provides that a           Delaware law also provides that a
                          corporation may indemnify any of its        Corporation may indemnify any of its
                          directors, officers, employees, and         Directors, officers, employees, and
                          agents party to any action, suit, or        agents party to any action, suit, or
                          proceeding by reason of the fact that       proceeding by reason of the fact that
                          he or she is or was a director,             he or she is or was a director,
                          officer, employee, or agent of the          officer, employee, or agent of the
                          corporation.  Such indemnification can      corporation.  Such indemnification can
                          be made by the corporation only as          be made by the corporation only as
                          authorized in the specific case upon a      authorized in the specific case upon a
                          determination that the officer,             determination that the officer,
                          director, employee or agent acted in        director, employee or agent acted in
                          good faith and in a manner he or she        good faith and in a manner he or she
                          reasonably believed to be in or not         reasonably believed to be in or not
                          opposed to the best interests of the        opposed to the best interests of the
                          corporation.  This determination can be     corporation.  This determination can be
                          made by, among other things, a majority     oade by, among other things, a majority
                          vote of the directors who are not           vote of the directors who are not
                          parties to such action, suit, or            parties to such action, suit, or
                          proceeding or the stockholders.             proceeding or the stockholders.

                          YDI's by-laws provide that YDI shall        Phazar's by-laws provide that Phazar
                          indemnify its directors and officers to     shall indemnify its directors,
                          the fullest extent permitted by             officers, employees, and agents to the
                          Delaware law.  YDI's by-laws also           extent permitted by Delaware law.
                          provide that YDI's board of directors
                          has the power on behalf of the
                          corporation to indemnify YDI's
                          employees and agents.

                          Delaware law and both YDI's and Phazar's by-laws allows for the indemnification of corporate officers, directors, employees, and agents of both YDI and Phazar.
                          Phazar's by-laws mandate indemnification for its employees and agents, while YDI's by-laws authorize YDI's board of directors to indemnify its employees and agents.
                          -----------------------------------------------------------------------------------

                                    YDI                                        Phazar
                          ----------------------------------------------------------------------
Quotation                 YDI common stock is quoted for trading      Phazar common stock is listed on Nasdaq
                          on the OTC Bulletin Board under the         SmallCap Market under the symbol "ANTP."
                          symbol "YDIW."

                          The Phazar stock may possess a number of advantages over the YDI stock due to the
                          Phazar stock being traded on the Nasdaq SmallCap Market. Stocks traded on the
                          Nasdaq markets may have greater liquidity and lower volatility. There may be a greater market for shares of stock traded on the Nasdaq markets due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board.  There may be more analyst coverage and general information available for stocks traded on the Nasdaq markets. In general, stocks traded on the
                          Nasdaq markets may enjoy a better perception with investors simply because they are traded on the Nasdaq markets. In addition, the YDI common stock may be subject to regulation as a "penny stock" which may make it more difficult to sell shares of the
                          YDI common stock as compared to the Phazar common stock.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         In the event the merger does not occur, proposals of stockholders intended to be presented at the annual meeting of Phazar's shareholders in October 2004 must be received by Phazar no later than June 30, 2004 for inclusion in Phazar's proxy statement and form of proxy.

                                  LEGAL MATTERS

         The validity of the shares of YDI's common stock offered by this document will be passed upon for YDI by Foley Hoag LLP. Carl A. Generes, Esq. is acting as counsel for Phazar in connection with legal matters relating to the merger.

                                     EXPERTS

         The audited consolidated financial statements and the financial statement schedule of YDI as of December 31, 2001 and 2002, and for each of the two years in the period ended December 31, 2002, included in this proxy statement/prospectus have been so included in reliance on the report of Hoffman, Fitzgerald & Snyder, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of YDI and subsidiaries as of December 31, 2000, and for the year then ended, have been included in this proxy statement/prospectus in reliance upon the report of Reznick Fedder & Silverman, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

         The audited consolidated financial statements of Phazar as of May 31, 2003 and 2002, and for each of the two years in the period ended May 31, 2003 and 2002, included in this proxy statement/prospectus have been so included in reliance on the report of Weaver and Tidwell, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                INDEX TO FINANCIAL STATEMENTS

Pro forma combined condensed financial statements:

Introduction .............................................................  F-2
Pro forma combined condensed balance sheet as of September 30, 2003 ......  F-3
Pro forma combined condensed statement of operations for the nine months ended September 30, 2003 ..............................................  F-5
Pro forma combined condensed statement of operations for the year ended
   December 31, 2003 .....................................................  F-6

Historical consolidated financial statements of YDI:

Consolidated balance sheets as of September 30, 2003 (unaudited) and
   December 31, 2002 .....................................................  F-7
Consolidated statements of operations for the three months and nine months ended September 30, 2003 and 2002 (unaudited) .........................  F-9
Consolidated statement of changes in stockholders' equity for the nine months ended September 30, 2003 (unaudited) ...........................  F-10
Consolidated statements of cash flows for the nine months ended September
  30, 2003 and 2002 (unaudited) ..........................................  F-11
Notes to consolidated financial statements (unaudited) ...................  F-13

Report of independent public accountants of Hoffman, Fitzgerald, and
   Snyder, P.C. ..........................................................  F-27
Report of independent public accountants of Reznick Fedder & Silverman ...  F-28
Consolidated balance sheets as of December 31, 2002 and 2001 .............  F-29
Consolidated statements of operations for the years ended December 31,
   2002, 2001, and 2000 ..................................................  F-31
Consolidated statement of changes in stockholders' equity (deficit) for the years ended December 31, 2002, 2001, and 2000 .....................  F-33
Consolidated statements of cash flows for the years ended December 31,
   2002, 2001, and 2000 ..................................................  F-34
Notes to consolidated financial statements ...............................  F-36
Schedule II - Valuation allowances .......................................  F-49

Historical consolidated financial statements of Phazar:

Phazar Corp. and Subsidiaries Consolidated Balance Sheets as of August 31,
   2003 (unaudited) and May 31, 2003 .....................................  F-50
Phazar Corp. and Subsidiaries Consolidated Statements of Operations for
   the Periods Ended August 31, 2003 and 2002 (unaudited) ................  F-52
Phazar Corp. and Subsidiaries Consolidated Statements of Cash Flows for
   the Periods Ended August 31, 2003 and 2002 (unaudited) ................  F-53
Notes to Consolidated Financial Statements ...............................  F-55

Phazar Corp. Independent Auditor's Report Weaver & Tidwell, LLP ..........  F-61
Phazar Corp. and Subsidiaries Consolidated Balance Sheets as of May 31,
   2003 and 2002 .........................................................  F-62
Phazar Corp. and Subsidiaries Consolidated Statement of Operations for
   Years Ended May 31, 2003 and 2002 .....................................  F-64
Phazar Corp. and Subsidiaries Consolidated Statements of Shareholders
   Equity for Years Ended May 31, 2003 and 2002 ..........................  F-65
Phazar Corp. and Subsidiaries Consolidated Statements of Cash Flows for
   the Years Ended May 31, 2003 and 2002 .................................  F-66
Notes to Consolidated Financial Statements ...............................  F-68

                                 INTRODUCTION TO
                          PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

         On October 30, 2003, YDI Wireless signed an Agreement and Plan of Merger with Phazar. The following unaudited pro forma condensed combined financial statements present the effects of the proposed merger between YDI Wireless and Phazar under the purchase method of accounting. Upon closing of the merger, Phazar stockholders will receive 1.2 shares of YDI Wireless common stock for each share of Phazar common stock and associated stockholder right.

         The accompanying unaudited pro forma condensed combined balance sheet assumes that the merger took place as of September 30, 2003. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheet of YDI Wireless as of September 30, 2003 and the unaudited condensed balance sheet of Phazar as of August 31, 2003.

         The accompanying unaudited pro forma condensed combined statement of operations for the nine-month periods ended September 30, 2003 for YDI Wireless and August 31, 2003 for Phazar combines the unaudited condensed consolidated statement of operations of YDI Wireless for the nine-month period ended September 30, 2003 with the unaudited condensed statement of operations of Phazar for the nine-month period ended August 31, 2003, as if the merger had been completed on January 1, 2003.

         The accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2002 for the combined results of Young Design and Telaxis and May 31, 2003 for Phazar combines the unaudited condensed consolidated statement of operations of the combined results of Young Design and Telaxis for the year ended December 31, 2002 with the unaudited condensed statement of operations of Phazar for the year ended May 31, 2003, as if the merger had been completed on January 1, 2002.

         The unaudited pro forma condensed combined financial statements have been prepared in accordance with the rules and the regulations of the SEC. They are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that actually would have occurred if the merger had been consummated as of the date indicated, nor are they necessarily indicative of future operating results or financial position. The combined company will focus on the needs of the worldwide telecommunications markets for broadband wireless access systems, domestic public sector needs in the areas of integrated voice, video and data services, and engineering and maintenance support services for the domestic telecommunications industry. The pro forma adjustments are based on the information available at the date of this joint proxy statement/prospectus and are subject to change based upon completion of the transaction and final allocations of the purchase price.

         These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of YDI Wireless, the historical financial statements and related notes of Phazar and the respective YDI Wireless and Phazar "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included elsewhere in the joint proxy statement/prospectus.

                        Pro-Forma Combined Balance Sheet
                      (in thousands, except per share data)

                                             YDI Wireless,      Phazar
                                            Inc. September   Corporation      Pro-forma   Pro-forma
ASSETS                                          30, 2003    August 31, 2003  Adjustments  Combined
Current assets:                             --------------  ----------------  ---------  -----------
  Cash and cash equivalents................. $       6,269  $            683  $       -   $    6,952
  Restricted cash ..........................           141                 -          -          141
  Marketable securities ....................         1,110                 -          -        1,110
  Accounts receivable, net .................         2,420               991          -        3,411
  Refundable income taxes ..................           275                 2          -          277
  Other receivables ........................           166                 -          -          166
  Inventory ................................         2,869             1,818       (225)(D)    4,462
  Investment securities - trading ..........           130                 -          -          130
  Deferred tax asset .......................             -                71          -           71
  Prepaid expenses .........................           173               111          -          284
                                             -------------  ----------------  ---------  -----------
      Total current assets .................        13,553             3,676       (225)      17,004

Property and equipment, net ................         2,696             1,660       (150)(D)    4,206

Goodwill ...................................             -                 -      5,358 (B)    5,733
                                                                                    375 (D)
Other assets:
  Investment securities -
    available-for-sale .....................         1,304                 -     (1,294)(C)       10
  Intangible assets, net ...................           492               161          -          653
  Deposits .................................            49                 -          -           49
                                             -------------  ----------------  ---------  -----------
  Total other assets .......................         1,845               161     (1,294)         712
                                             -------------  ----------------  ---------  -----------
      Total assets ......................... $      18,094  $          5,497  $   4,064   $   27,655
                                             =============  ================  =========  ===========
    LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
  Accounts payable and accrued expenses  ... $       3,411  $            626  $       -   $    4,037
  Income taxes payable .....................             -                37          -           37
  Current maturities of notes payable ......           249                74          -          323
  Deferred revenue - BAE Systems ATI .......             -             1,158          -        1,158
                                             -------------  ----------------  ---------  -----------
      Total current liabilities ............         3,660             1,895          -        5,555

Notes payable, net of current maturities ...         1,333               734          -        2,067
                                             -------------  ----------------  ---------  -----------
      Total liabilities ....................         4,993             2,629          -        7,622

Commitments and contingencies...............             -                 -          -            -

Stockholders' equity:
  Preferred stock, $0.01 par value, authorized
    4,500,000, none issued at September 30,
    2003, none authorized, none issued at
    December 31, 2002 ......................             -                 -          -            -
  Common stock, $0.01 par value, authorized
    100,000,000, 13,592,845 at September 30,
    2003; 30,000,000 shares authorized,
    issued 3,750,000 at December 31, 2002...           135                22          -          157
  Additional paid in capital ...............         4,095             2,771      5,358 (B)   11,406
                                                                                   (818)(C)
  Retained earnings ........................         8,375                75          -        8,450
  Accumulated other comprehensive income:
  Net unrealized gain/(loss)
    on available-for-sale securities .......           496                 -       (476)(C)       20
                                             -------------  ----------------  ---------  -----------
      Total stockholders' equity ...........        13,101             2,868      4,064       20,033
                                             -------------  ----------------  ---------  -----------
      Total liabilities and
        shareholders' equity ............... $      18,094  $          5,497  $   4,064   $   27,655
                                             =============  ================  =========  ===========

                                      F-3




Pro-forma adjustment summary

(A)   To reflect the fair value of Phazar:
      Value of Phazar's outstanding common stock (net of owned
      by YDI) at 1.2 exchange rate at $4.00 each ............. $          8,226
      Book value of Phazar ...................................           (2,868)
                                                               ----------------
      Record a goodwill net asset for cost over acquired net
      worth against Additional Paid in Capital (APIC) ........ $          5,358
                                                               ================

(B)   To recognize the goodwill for cost over net assets
      acquired:
      Recognize the goodwill due to cost in excess of net
      assets acquired (APIC) as per SFAS No. 142 in the
      current period ......................................... $          5,358
                                                               ================

(C)   To eliminate YDI's invest in securities
      available-for-sale and unrealized gain in Phazar
      Eliminate cost of pre-acquisition investment in
      Phazar by YDI .......................................... $            818
      Eliminate unrealized gain in pre-acquisition of
      Phazar by YDI ..........................................              476
                                                               ----------------

                                                               $          1,294
                                                               ================

(D)   To record the FMV adjustments required under the
      purchase accounting rules:
      Reduce inventory as required for parts that are common
      to both companies that be excess ....................... $            225
      Adjust property and equipment possibly impaired or
      surplus at combination at NBV ..........................              150
                                                               ----------------
                                                               $            375
                                                               ================

                   Pro-forma Combined Statement of Operations
                      (in thousands except per share data)

                                            YDI Wireless,     Phazar
                                            Inc. for Nine  Corporation
                                            Months Ended     For Nine
                                            September 30,  Months Ended      Pro-Forma       Pro-Forma
                                                2003      August 31, 2003   Adjustments      Combined
                                            ------------- --------------- ---------------- -------------

Revenues....................................$     21,694  $      5,622    $      (290) (A) $     27,026
Cost of goods sold..........................      13,140         3,673           (290) (A)       16,523
                                            ------------  ------------    -----------      ------------
Gross profit................................       8,554         1,949              -            10,503
                                            ------------  ------------    -----------      ------------
Operating expenses:
     Selling expenses.......................       1,701             -              -             1,701
     General and administrative.............       5,781         1,506           (100) (B)        7,187
     Research and development...............       1,280             -              -             1,280
                                            ------------  ------------    -----------      ------------
     Total operating expenses...............       8,762         1,506           (100)           10,168
                                            ------------  ------------    -----------      ------------
Operating income (loss).....................        (208)          443            100               335
                                            ------------  ------------    -----------      ------------
Other income (expenses):
     Interest income........................         112             1              -               113
     Interest expense.......................         (94)          (34)             -              (128)
     Excess of net assets over cost.........       4,775             -              -             4,775
     Other income (expense).................          (3)           45              -                42
                                            ------------  ------------    -----------      ------------
     Total other income.....................       4,790            12              -             4,802
                                            ------------  ------------    -----------      ------------
Income before income taxes..................$      4,582  $        455    $       100      $      5,137
                                            ------------  ------------    -----------      ------------
Weighted average shares - basic.............  10,458,683                    2,056,414  (C)   12,515,097
                                            ============                  ===========      ============
     EPS - basic............................$       0.42                                   $       0.38
                                            ============                                   ============
Weighted average shares - diluted...........  10,582,487                    2,056,414  (C)   12,638,901
                                            ============                  ===========      ============
     EPS - diluted..........................$       0.41                                   $       0.38
                                            ============                                   ============

(A) To eliminate value of goods purchased by YDI from Phazar........$       290
                                                                    ===========
(B) To eliminate duplicate public company expenses..................$       100
                                                                    ===========

(C) The number of YDI common shares to be issued is based upon the exchange ratio set forth in the Agreement and Plan of Merger. For purposes of this pro forma presentation, the YDI common stock was deemed to be outstanding for the entire pro forma period.

                   Pro-forma Combined Statement of Operations
                    (in thousands, except for per share data)

                                             Telaxis                     Pro-forma
                            Young Design, Communication                    Young        Phazar
                            Inc. for the   Corporation                     Design      Corporation
                            Year Ended   for Year Ended                   Combined     for the Year
                            December 31,   December 31,   Pro-forma       December     Ended May     Pro-forma      Pro-forma
                               2002           2002       Adjustments      31, 2002      31, 2003    Adjustments      Combined
                           ------------- -------------- -------------   ------------- ------------- ------------   -------------
Revenue................... $     20,304  $         53   $          -    $     20,357  $      7,414  $      (500)(B)$     27,271
Cost of goods sold........       12,376         2,588              -          14,964         4,585         (500)         19,049
                           ------------  ------------   ------------    ------------  ------------  -----------    ------------
Gross profit (loss).......        7,928        (2,535)             -           5,393         2,829            -           8,222
                           ------------  ------------   ------------    ------------  ------------  -----------    ------------
Operating expense:
 Selling expense..........        2,366             -              -           2,366             -            -           2,366
 General and
 administrative...........        3,640         7,186              -          10,826         2,382         (100)(C)      13,108
 Research and development.          424         4,476              -           4,900             -            -           4,900
                           ------------  ------------   ------------    ------------  ------------ ------------    ------------
   Total operating expenses       6,430        11,662              -          18,092         2,382         (100)         20,374
                           ------------  ------------   ------------    ------------  ------------ -------------   ------------
Operating income (loss)...        1,498       (14,197)             -         (12,699)          447          100         (12,152)
                           ------------  ------------   -----------     ------------  ------------ -------------   ------------
Other income (expenses):
 Excess of net assets
   acquired over cost...              -             -         7,986 (A)        7,986             -             -          7,986
 Interest income........             22           815             -              837             -             -            837
 Interest expense.......           (131)         (305)            -             (436)         (102)            -           (538)
 Equity method loss from
   unconsolidated
   subsidiaries.........           (181)            -             -             (181)            -             -           (181)
 Other income...........            554         1,223             -            1,777            44             -          1,821
                           ------------  ------------ -------------     ------------  ------------ -------------   ------------
   Total other income               264         1,733         7,986            9,983           (58)            -          9,925
     (expense)..........   ------------  ------------ -------------     ------------  ------------ -------------   ------------
Income (loss) before
 income taxes...........   $      1,762  $    (12,464) $      7,986     $     (2,716) $        389 $         100        $(2,227)
                           ------------  ------------ -------------     ------------  ------------ -------------   ------------
Weighted average shares -
basic.....................    3,750,000                                                                2,104,922(D)   5,854,922
                           ============                                                            =============   ============
 EPS - basic.............. $       0.42                                                                            $      (0.50)
                           ============                                                                            ============
Weighted average shares -
 diluted..................    3,750,000                                                                2,104,922(D)   5,854,922
                           ============                                                            =============   ============
 EPS - diluted............ $       0.42                                                                            $      (0.50)
                           ============                                                                            ============


(A)   Represents the excess of net assets acquired over cost as of the unaudited condensed combined results of Telaxis' for the year ended December 31,
      2002. Telaxis' stockholders' equity was approximately $10,993,000 as of
      December 31, 2002 compared to its fair market value on that date of approximately $3,007,000. This fair market value is based on a per share value of $0.18, which was the closing price of its stock as of December
      31, 2002. Therefore, the excess of net assets acquired over cost would have been approximately $7,986,000 had the transaction been consummated as
      of January 1, 2002.                                                                          $       7,986
                                                                                                   =============
(B)      To eliminate value of goods purchased by YDI from Phazar                                  $         500
                                                                                                   =============
(C)      To eliminate duplicate public company expenses                                            $        (100)
                                                                                                   =============
(D)      The number of YDI common shares to be issued is based upon the exchange ratio set forth in the Agreement and Plan of Merger. For purposes of this pro forma presentation, the YDI common stock was deemed to be outstanding for the entire pro forma period.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)


                                                   YDI Wireless,   Young Design,
                                                     Inc. and        Inc. and
                                                   Subsidiaries    Subsidiaries
                                                  (Consolidated)  (Consolidated)
                                                   September 30,   December 31,
                                                        2003            2002
                                                   ------------    ------------
                                                    (unaudited)
                                                   ------------
Assets
Current assets:
   Cash and cash equivalents ...................   $      6,269    $        939
   Restricted cash .............................            141            --
   Marketable securities .......................          1,110            --
   Accounts receivable, net ....................          2,420           1,686
   Refundable income taxes .....................            275            --
   Other receivables ...........................            166            --
   Inventory ...................................          2,869           2,386
   Investment securities - trading .............            130               4
   Deferred tax asset ..........................           --               142
   Deposit .....................................           --                 1
   Prepaid expenses ............................            173             451
                                                   ------------    ------------

       Total current assets ....................         13,553           5,609

   Property and equipment, net .................          2,696           1,823

Other Assets:
  Investment in unconsolidated subsidiaries ....           --                36
  Investment securities - available-for-sale ...          1,304             841
  Intangible assets, net .......................            492               9
  Deferred tax asset ...........................           --               245
  Deposits .....................................             49               9
                                                   ------------    ------------
                                                          1,845           1,140
       Total other assets
                                                   ------------    ------------


       Total assets ............................   $     18,094    $      8,572
                                                   ============    ============

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                    (Continued)

                                                   YDI Wireless,   Young Design,
                                                       Inc. and        Inc. and
                                                   Subsidiaries    Subsidiaries
                                                  (Consolidated)  (Consolidated)
                                                   September 30,   December 31,
                                                        2003            2002
                                                   ------------    ------------
                                                    (unaudited)
                                                   ------------
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued expenses .......   $      3,411    $      2,158
   Current maturities of notes payable .........            249             495
   Current deposit - non-refundable ............           --                 9
                                                   ------------    ------------

       Total current liabilities ...............          3,660           2,662

Notes payable, net of current maturities .......          1,333           1,402
                                                   ------------    ------------

       Total liabilities .......................          4,993           4,064

Commitments and contingencies ..................           --              --

Stockholders' Equity
   Preferred stock, $0.01 par value; authorized
     4,500,000, none issued at September
     30, 2003; none authorized, none issued at
     December 31, 2002 .........................           --              --
   Common stock, $0.01 par value, authorized
     100,000,000, issued 13,592,845 at
     September 30, 2003; $0.01 par value,
     30,000,000 shares authorized, issued
     3,750,000 at December 31, 2002 ............            135              37
   Additional paid-in capital ..................          4,095             414
   Retained earnings ...........................          8,375           4,066
   Accumulated other comprehensive income:
     Net unrealized gain/(loss) on
       available-for-sale securities ...........            496              (9)
                                                   ------------    ------------

       Total stockholders' equity ..............         13,101           4,508
                                                   ------------    ------------
       Total liabilities and stockholders' equity  $     18,094    $      8,572
                                                   ============    ============




   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (unaudited)


                                                YDI Wireless,  Young Design,    YDI Wireless,  Young Design,
                                                  Inc. and        Inc. and        Inc. and        Inc. and
                                                Subsidiaries    Subsidiaries    Subsidiaries    Subsidiaries
                                               (Consolidated)  (Consolidated)  (Consolidated)  (Consolidated)
                                               ------------------------------  -----------------------------
                                                    For the Three Months           For the Nine Months
                                                    Ended September 30,            Ended September 30,
                                               ------------------------------  -----------------------------
                                                    2003            2002           2003            2002
                                               --------------  --------------  -------------  --------------
Revenues...................................... $        8,029  $        5,139  $      21,694  $       15,019

Cost of goods sold............................          3,741           3,219         13,140           9,682
                                               --------------  --------------  -------------  --------------

    Gross profit..............................          4,288           1,920          8,554           5,337

Operating expenses:
    Selling costs.............................            698             482          1,701           1,056
    General and administrative................          1,841             928          5,781           3,019
    Research and development..................            706             277          1,280             472

                                               --------------  --------------  -------------  --------------

       Total operating expenses...............          3,245           1,687          8,762           4,547
                                               --------------  --------------  -------------  --------------

Operating income (loss).......................          1,043             233           (208)            790

Other income (expenses):
    Interest income...........................             81               1            112              17
    Interest expense..........................            (32)            (39)           (94)           (100)
    Other income (expenses)...................            (54)             (8)            (3)             (5)
    Excess of acquired net assets over cost...              -               -          4,775               -
                                               --------------  --------------  -------------  --------------
       Total other income (expenses)..........             (5)            (46)         4,790             (88)
                                               --------------  --------------  -------------  --------------

Income before income taxes....................          1,038             187          4,582             702

    Provision for income taxes................            410             191            233             191
                                               --------------  --------------  -------------  --------------
Net income (loss)............................. $          628  $           (4) $       4,349  $          511
                                               ==============  ==============  =============  ==============
Weighted average shares - basic...............     13,575,775       3,750,000     10,458,683       3,750,000
                                               ==============  ==============  =============  ==============
    EPS, basic................................ $         0.05  $         0.00  $        0.42  $         0.14
                                               ==============  ==============  =============  ==============


                                               ==============  ==============  =============  ==============
Weighted average shares - diluted.............     14,073,642       3,750,000     10,582,487       3,750,000
                                               ==============  ==============  =============  ==============
    EPS, diluted.............................. $         0.04  $         0.00  $        0.41  $         0.14
                                               ==============  ==============  =============  ==============




   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                        (in thousands, except share data)
                                   (unaudited)


                                                                               Accumulated
                                                       Additional                 Other
                                   Common Stock (A)     Paid-in    Retained   Comprehensive
                                  ------------------
                                   Shares     Amount    Capital    Earnings   (Loss) Income    Total
                                  ----------  ------   ----------  ---------  -------------   --------
Balances, January 1, 2003......... 3,750,000  $   37   $    414    $  4,066    $        (9)   $  4,508

Merger with Telaxis..............  9,792,180      98      3,665           -              -       3,763
Exercise of stock options and
  warrants........................    50,665       -         16           -              -          16
Net income........................         -       -          -       4,349              -       4,349
 Other............................         -       -          -         (40)             -         (40)
 Comprehensive income.............
   Unrealized gain on investments.         -       -          -           -            505         505
                                  ----------  ------   ----------  ---------  -------------   --------

Balances, September 30, 2003......13,592,845  $  135   $  4,095    $   8,375  $        496    $ 13,101
                                  ==========  ======   ==========  =========  =============   ========



(A) Common Stock has been restated for the effect of forward and reverse stock splits that were effective July 9, 2003.























   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)
                                                   YDI Wireless,   Young Design,
                                                      Inc. and        Inc. and
                                                   Subsidiaries    Subsidiaries
                                                  (Consolidated)  (Consolidated)
                                                   ------------    ------------
                                                     For the Nine Months Ended
                                                           September 30,
                                                   ----------------------------
                                                        2003            2002
                                                   ------------    ------------
Cash flows from operating activities:
   Net income ..................................   $      4,349    $        511
     Depreciation and amortization .............            856              89
     Unrealized gain on trading securities .....             92            --
     Recognition of excess of acquired net assets
       over cost ...............................         (4,775)           --
     Changes in assets and liabilities affecting
       operations:
       Accounts receivable, net ................           (734)           (578)
       Inventory ...............................           (483)           (563)
       Deposits ................................            (21)            (17)
       Prepaid expenses ........................            344             (38)
       Refundable income taxes .................           (275)           --
       Deferred tax asset ......................            387             606
       Intangible assets, net ..................           (483)             20
       Accounts payable and accrued expenses ...          1,124             592
       Income taxes payable ....................           --                52
       Other ...................................            204              25
                                                   ------------    ------------

       Net cash provided by operating activities            585             699
                                                   ------------    ------------

Cash flows from investing activities:
   Purchase of securities ......................           (140)           (310)
   Purchase of property and equipment ..........             (5)            (42)
   Increase in restricted cash .................           (141)           --
   Increase in marketable securities ...........         (1,110)           --
   Cash received with purchase of Telaxis ......          6,711            --
                                                   ------------    ------------

       Net cash used in investing activities ...          5,315            (352)
                                                   ------------    ------------

Cash flows from financing activities:
   Distributions to Merry Fields members .......            (40)           --
   Repurchase of fractional shares .............            (38)           --
   Issuance of notes payable ...................            500             900
   Repayment of notes payable ..................           (992)           (360)
                                                   ------------    ------------

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)
                                   (Continued)

                                                   YDI Wireless,   Young Design,
                                                      Inc. and        Inc. and
                                                   Subsidiaries    Subsidiaries
                                                  (Consolidated)  (Consolidated)
                                                   ------------    ------------
                                                     For the Nine Months Ended
                                                           September 30,
                                                   ----------------------------
                                                        2003            2002
                                                   ------------    ------------

       Net cash provided by (used in) financing
         activities ............................           (570)            540
                                                   ------------    ------------

Net increase (decrease) in cash ................          5,330             887
Cash, beginning of period ......................            939           1,113
                                                   ------------    ------------

Cash, end of period ............................   $      6,269    $      2,000
                                                   ============    ============

Supplemental disclosure of cash flow information:
   Cash paid for interest ......................   $         94    $        100
                                                   ============    ============
   Income taxes paid ...........................   $         84    $        191
                                                   ============    ============























   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       Organization

         Young Design, Inc. ("Young Design") was incorporated under the laws of the Commonwealth of Virginia on February 28, 1986 to engage in the business of manufacturing and sale of equipment for use in transmission of data access on a wireless basis. Young Design operates its business in Falls Church, Virginia.

         Zeus Wireless, Inc. ("Zeus") was formed under the laws of the State of California. Zeus was a developer and manufacturer of 2.4 GHz transceivers providing mission critical wireless data connectivity. Zeus' offices are located in Columbia, Maryland.

         Merry Fields, LLC ("Merry Fields") was formed by certain shareholders of Young Design under the laws of the State of Delaware on August 11, 2000. Merry Fields owns the property and land leased to YDI for its principal operations.

         On April 1, 2003, Young Design completed a strategic combination transaction (the "combination") with Telaxis Communications Corporation ("Telaxis"), pursuant to a definitive strategic combination agreement dated as of March 17, 2003. Pursuant to the terms of that agreement, Telaxis formed a subsidiary, WFWL Acquisition Subsidiary, that merged with and into Young Design and Telaxis issued new shares of its common stock to the stockholders of Young Design. As of the date of the combination, Telaxis was a Massachusetts corporation. On July 9, 2003, Telaxis reincorporated into Delaware and changed its name to YDI Wireless, Inc. ("YDI Wireless" or the "Company"). For financial reporting purposes, the combination has been treated as a purchase of Telaxis by Young Design (see note 15).

2.       Summary of Significant Accounting Policies

      Interim Financial Information

         In our opinion, the interim financial information as of September 30, 2003 and for the three and nine months ended September 30, 2002 and 2003 contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. Results for interim periods are not necessarily indicative of results to be expected for an entire year.

         The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation

         The consolidated financial statements include the accounts of YDI Wireless and its wholly owned subsidiaries and also Merry Fields, a consolidated affiliate. The Company consolidates the financial statements of Merry Fields because it guarantees the affiliate's mortgage debt and substantially all of Merry Field's income is generated from transactions with YDI Wireless. All significant inter-company balances and transactions have been eliminated in consolidation. The operating results of Telaxis are included in the financial statements beginning April 1, 2003.

      Asset Impairment

         We periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

      Cash and Cash Equivalents

         We consider cash on hand, deposits in banks, money market accounts and investments with an original maturity of three months or less to be cash or cash equivalents. We also separately report any restricted cash balances that are encumbered.

      Investments

         In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Debt and Equity Securities", securities are classified into three categories: held-to-maturity, available-for-sale, and trading. Because we hold certain securities principally for the purpose of selling them in the near future, they are classified on the balance sheet as trading securities. As a result, the securities are carried at fair value and realized and unrealized gains and losses are included in the consolidated statements of operations. Securities available-for-sale are reported at fair value. Any unrealized gain or loss, net of applicable income taxes, is reported as a separate addition to or reduction from stockholders' equity as other comprehensive income. Investment income includes realized and unrealized gains and loss on investments, interest and dividends.

      Investments - Equity Method

         Investments in private companies are accounted for under the equity or cost method based on our voting interest and degree of control or influence we may have over the operations.

      Accounts Receivable

         We provide an allowance to account for amounts, if any, of our accounts receivable, which are considered uncollectible. We base our assessment of the allowance for doubtful accounts on historical losses and current economic conditions. Accounts receivable are determined to be past due based on a contractual term of 30 days. We grant unsecured credit to our United States customers. The allowance for doubtful accounts was approximately $300,000 and $185,000 as of September 30, 2003 (unaudited) and December 31, 2002, respectively.

      Inventory

         Inventory consists of electronic components and finished goods and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

      Property and Equipment

         Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from two to seven years for personal property and 39 years for real property.

      Intangible Assets

         Intangible assets subject to amortization include intellectual property and a non-compete agreement. Amortization is computed using the straight-line method over three years, which is the estimated useful life of the respective assets. Amortization expense for the nine months ending September 30, 2003 and 2002 (unaudited) totaled approximately $65,000 and $0, respectively.

      Income Taxes

         We account for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating loss carry forwards, start-up costs, property and equipment, nonrefundable contract deposits, allowance for doubtful accounts, inventory reserves, and negative goodwill related to acquisitions.

         Merry Fields is a limited liability company and is taxed as a partnership. Accordingly, for Merry Fields, items of income, deductions, expenses and credits pass through directly to its members and are reported on their tax returns.

      Revenue Recognition

         We recognize revenue when a purchase commitment has been received, shipment has been made to the customer, collection is probable and, if contractually required, a customer's acceptance has been received.

      Excess of Acquired Net Assets Over Cost

         Young Design's excess of acquired net assets over cost resulted from the acquisition of Telaxis in 2003. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets purchased and the liabilities assumed based on the estimated fair values at the date of the acquisition. We recognized the entire $4.7 million of excess acquired net assets over cost as other income in the second quarter 2003 in accordance with SFAS No. 142, "Goodwill and Other Intangibles" because the combination was consummated in that quarter.

      Research and Development

         Research and development costs are expensed as incurred.

      Shipping and Handling Costs

         Shipping and handling are charged to customers and included in both revenue and costs of goods sold on the Consolidated Statement of Operations.

      Comprehensive Income

         We report comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." As of September 30, 2003 (unaudited) and December 31, 2002, we had approximately $496,000 and $38,000, respectively, of unrealized gains on available-for-sale investments, net of income taxes of $0 and $26,000, respectively.

      Recent Accounting Pronouncements

         In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends Statement 133 for decisions made by the Derivatives Implementation Group, in particular the meaning of an initial net investment, the meaning of underlying and the characteristics of a derivative that contains financing components. Presently, we have no derivative financial instruments and, therefore, believe that adoption of the Statement will have no effect on our financial statements.

         In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement requires that the issuer classify certain instruments as liabilities, rather than equity, or so-called mezzanine equity. Presently, we have no financial instruments that come under the scope of the Statement and, therefore, believe that adoption of the new Statement will have no impact on our financial statements.

3.       Inventory

             (in thousands)                          September 30,  December 31,
                                                         2003           2002
                                                     -----------    -----------
                                                     (unaudited)
                                                     -----------
             Raw Materials .......................   $       614    $       502
             Work in process .....................            50              9
             Finished goods ......................         2,405          2,051
                                                     -----------    -----------
                                                           3,069          2,562
             Allowance for excess and obsolescence          (200)          (176)
                                                     -----------    -----------
             Net Inventory .......................   $     2,869    $     2,386
                                                     ===========    ===========


4.       Marketable Securities

             (in thousands)                          September 30,  December 31,
                                                         2003           2002
                                                     -----------    -----------
                                                     (unaudited)
                                                     -----------
             Fixed income ........................   $     1,110    $         -
                                                     ===========    ===========


5.       Investment Securities - Trading

         We hold the following investments classified as trading with a fair market value as follows:

             (in thousands)                          September 30,  December 31,
                                                         2003           2002
                                                     -----------    -----------
                                                     (unaudited)
                                                     -----------
             Equity securities ...................   $       130    $         4
                                                     ===========    ===========


         The mark-to-market adjustments were insignificant for both the quarter and nine months ending September 30, 2003 (unaudited).

6.       Investment Securities - Available For Sale

         We owned 165,888 unregistered shares and 304,362 and 257,623, as of September 30, 2003 (unaudited) and December 31, 2002, respectively, registered shares of Phazar Corporation. In addition, we owned 0 and 72,800 registered shares of RF Industries as of September 30, 2003 (unaudited) and December 31, 2002, respectively. During the third quarter of 2003, we recognized approximately $40,000 in gain from the sale of the RF Industries investment that is included in other income (expenses).

         In September 2000, we purchased 2,000,000 shares of common stock in Spectrum Access, Inc. ("Spectrum"). In exchange for the shares, we granted the use of our broadcasting space in the Falls Church tower, as well as providing selected equipment and training to Spectrum. As of September 30, 2003 (unaudited) and December 31, 2002, our ownership interest of approximately 11 percent has been valued at $10,500.

             (in thousands)     September 30, 2003 (unaudited)          December 31, 2002
                                -------------------------------   -------------------------------
                                  Cost Basis    Carrying Value      Cost Basis    Carrying Value
                                --------------- ---------------   --------------- ---------------
             Spectrum.......... $           10  $           10    $           10  $           10
             RF Industries.....              -               -               145             153
             Phazar............            794           1,294               700             678
                                --------------- ---------------   --------------- ---------------
                                $          804  $        1,304    $          855  $          841
                                =============== ===============   =============== ===============

7.       Property and Equipment

         Property and equipment consisted of the following:

             (in thousands)                          September 30,  December 31,
                                                         2003           2002
                                                     -----------    -----------
                                                     (unaudited)
                                                     -----------
             Land ................................   $       522    $       522
             Building ............................         1,377          1,377
             Machinery and equipment .............         1,820           --
             Equipment under capital lease .......           623           --
             Leasehold improvements ..............           291           --
             Automobiles .........................            37             37
             Furniture and equipment .............            83             96
             Lab equipment .......................          --              132
                                                     -----------    -----------
                                                           4,753          2,164
                 Less:  accumulated depreciation .        (2,057)          (341)
                                                     -----------    -----------
             Property and equipment, net .........   $     2,696    $     1,823
                                                     ===========    ===========

         Depreciation expense totaled approximately $791,000 and $33,000, respectively for the periods ended September 30, 2003 and 2002 (unaudited).

8.       Income Taxes

         We estimate our annual effective tax rate for the nine months ended September 30, 2003 (unaudited) at 0% based on our estimate of current year projected tax loss. Accordingly, we expect to file amended tax returns for calendar year 2002 and receive refunds of approximately $175,000 and refunds of 2003 estimated tax payments of $83,000. The income tax expense for the nine month period ended September 30, 2003 primarily relates to the increase in the valuation allowance associated with the deferred tax assets since we cannot predict when we will generate taxable income to utilize these assets. During the nine month period ended September 30, 2002, our effective annual tax rate was 42%.

9.       Notes Payable

         Notes payable consisted of the following:

             (in thousands)                          September 30,  December 31,
                                                         2003           2002
                                                     -----------    -----------
                                                     (unaudited)
                                                     -----------

             In May 2002, Young Design executed a
             $750,000 note payable with a financial
             institution related to the bulk
             purchase of inventory. The note was
             non-interest bearing and requires four
             (4) calendar quarter payments of
             $187,500 through June 30, 2003......... $         -    $       375

             In May 2002, Merry Fields executed a
             loan consolidation and refinance
             agreement with a financial institution
             for a term loan of $1,565,374 collat-
             eralized by the building and land in
             Falls Church, Virginia. The loan
             requires monthly payments of $18,781
             consisting of principal and interest.
             The loan bears interest at 7.34% per
             annum and matures on May 31, 2012......       1,435          1,522

             Other..................................         147              -
                                                     -----------    -----------

                                                           1,582          1,897
                      Current portion...............        (249)          (495)
                                                     -----------    -----------
                                                     $     1,333    $     1,402
                                                     ===========    ===========


10.      Commitments and Contingencies

      Leases

         We have various operating leases for equipment, office and production space. These leases generally provide for renewal or extension at market prices.

         In August 2000, Merry Fields executed a lease agreement with Young Design for the lease of the building in Falls Church, Virginia. The lease commenced on January 1, 2001 and terminates on December 31, 2010. The lease provides for base monthly rent payments of $20,625 with a 3% fixed annual increase after the base year. All intercompany rental income and expense under the lease agreement have been eliminated in consolidation.

         Rent expense, excluding rent paid to Merry Fields, for the nine months ended September 30, 2003 and 2002 (unaudited) was approximately $357,000 and $106,000, respectively.

11.      401(k) - Retirement Plan

         We have a 401(k) retirement plan covering all employees who meet certain minimum eligibility requirements. Each year employees can elect to defer the lesser of 15% of earned compensation or the maximum amount permitted by the Internal Revenue Code. We may make contributions to the plan at our discretion. We made no contribution to the plan for the periods ended September 30, 2003 and 2002 (unaudited). (NOTE: Prior to the effective date of the combination transaction in April 2003, Telaxis had made matching contributions to the 401(k) plan for its employees).

12.      Warrants and Stock Option Plans

         The warrant and option numbers shown in this footnote reflect the adjustments to those warrants and options due to the April 1, 2003 combination of Young Design and Telaxis and the reverse/forward stock splits effected on July 9, 2003.

Stock Warrants

         The Company has issued warrants for its common stock as follows:

                                                                      Warrants Outstanding
                                                             -----------------------------------------
                                                             Number of Shares  Per Unit Exercise Right
                                                             ---------------   -----------------------
              Outstanding December 31, 2002................          432,338   $      2.08 - 8.64
                   Warrants granted........................                -   $                -
                   Warrants exercised......................          (28,635)  $             2.08
                   Warrants expired/canceled...............           (3,500)  $             8.64
                                                             ---------------   ------------------
              Outstanding September 30, 2003 (unaudited)...          400,203   $             2.08
                                                             ===============   =======================

                                     Expiration Date             Number of
                                                                  Warrants
                                -----------------------    ------------------
                                September 2006.........              300,897
                                July 2007..............               99,306

Stock Options Issued

         The Company has stock option plans that provide for the granting of options to employees, directors, and consultants. The plans permit the granting of options to purchase a maximum of 1,491,507 shares of common stock at various prices and require that the options be exercisable at the prices and at the times as determined by the Board of Directors, not to exceed ten years from date of issuance. As of September 30, 2003, 619,580 options are available for issuance under these plans.

         A summary of the option activity is as follows:

                                                                       Options Outstanding
                                                           ------------------------------------------
                                                           Number of Shares  Per Share Exercise Price
                                                           ---------------- -------------------------
              Outstanding December 31, 2002...............      1,144,401   $           1.32 - 161.00
                   Options granted........................         53,750   $             0.92 - 4.00
                   Options exercised......................        (36,773)  $             1.52 - 3.24
                   Options expired/canceled...............       (289,451)  $           1.60 - 161.00
                                                           --------------   -------------------------
              Outstanding September 30, 2003 (unaudited)..        871,927   $           0.92 - 161.00
                                                           ==============   =========================


         We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), but apply the intrinsic value method set forth in Accounting Principles Board Opinion No. 25. For stock options granted during 2003, we have estimated the fair value of each option granted using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 2.37% for the options granted during 2003, expected volatility of 284%, expected option life of 4 years and no dividend payment expected for 2003. Using these assumptions, the fair value of the stock options granted in 2003 is $3.68 per stock option.

         If we had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net income per share would have been changed to the pro forma amount indicated below:

      (in thousands)                                     Nine Months Ended September 30,
                                                                     (unaudited)
                                                         -------------------------------
                                                                2003            2002
                                                         ---------------   -------------
      Net Income (unaudited) attributable to common ..
        stockholders, as reported: ...................   $         4,349   $         511

      Less:  Total stock based employee compensation
        expense determined under the fair value based
        method for all awards ........................             1,453            --
                                                         ---------------   -------------
      Pro forma net income attributable to common
        stockholders .................................   $         2,896   $         511
                                                         ===============   =============

      Basic net income per common share, as reported .   $          0.42   $        0.14
                                                         ===============   =============
      Basic net income per common share, pro forma ...   $          0.28   $        0.14
                                                         ===============   =============

      Diluted net income per common share, as reported   $          0.41   $        0.14
                                                         ===============   =============
      Diluted net income per common share, pro forma .   $          0.27   $        0.14
                                                         ===============   =============

13.      Earnings per share (unaudited)

                                                         Three Months Ended              Nine Months Ended
                                                            September 30,                  September 30,
                                                 ------------------------------   -------------------------
                                                      2003               2002          2003          2002
                                                 -----------   ----------------   -----------   -----------
Numerator (in thousands)

          Net income (loss) ..................   $       628   $             (4)  $     4,349   $       511
                                                 ===========   ================   ===========   ===========

Denominator - weighted average shares
          Denominator for basic earnings per
          share ..............................    13,575,775          3,750,000    10,458,683     3,750,000
          Dilutive effect of stock options ...       497,867               --         123,804          --
                                                 -----------   ----------------   -----------   -----------
          Denominator for diluted earnings per
          Share ..............................    14,073,642          3,750,000    10,582,487     3,750,000
                                                 ===========   ================   ===========   ===========

          Basic earnings per share ...........   $      0.05   $           0.00   $      0.42   $      0.14
                                                 ===========   ================   ===========   ===========
          Diluted earnings per share .........   $      0.04   $           0.00   $      0.41   $      0.14
                                                 ===========   ================   ===========   ===========


14.      Concentrations

         We maintain our cash, cash equivalent, and restricted cash balances in several banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. At September 30, 2003 (unaudited) and December 31, 2002, the uninsured portion totaled approximately $6.1 million and $976,000, respectively.

         As of September 30, 2003 (unaudited) and December 31, 2002, accounts receivable from none and two major customers, respectively, totaled approximately $0 and $477,000, respectively, which represented 0% and 28%, respectively, of total accounts receivable.

         One customer accounted for 10% of sales for the nine months ended September 30, 2003 (unaudited). One customer accounted for 17% of sales for the quarter ended September 30, 2003 (unaudited). No customer exceeded 10% of sales for the three or nine month period ended September 30, 2002 (unaudited).

         For the three months ending September 30, 2003, two vendors accounted for 48% of cost of goods sold. For the same period ended September 30, 2002, two vendors accounted for 36% of cost of goods sold. For the nine months ended September 30, 2003 (unaudited), one vendor accounted for 28% of cost of goods sold and for the same period ended September 30, 2002 (unaudited), two vendors accounted for 37% of cost of goods sold.

15.      Acquisition

         The following describes the acquisition by Young Design of Telaxis completed on April 1, 2003.

         On April 1, 2003, Young Design merged with a subsidiary of Telaxis. For accounting purposes, Young Design is treated as the acquirer since it was the larger of the two entities and had significantly greater operating revenue, and the assets and liabilities of Telaxis were recorded at fair value under the purchase method of accounting. The condensed financial statements reflect the results of operations of Telaxis from April 1, 2003.

         The cost of the April 1, 2003 acquisition consisted of 9,375,000 shares of common stock valued at $8.4 million and acquisition costs of approximately $0.2 million. Accounting for the transaction as a reverse merger resulted in an excess of net assets over cost of $4.7 million. The valuation of the stock was based on the average closing price for the five days preceding the acquisition.

         Unaudited pro forma results of operations for the three and nine months ended September 30, 2003 and 2002 are included below. Such pro forma information assumes that the above acquisition had occurred as of January 1, 2003 and 2002, respectively, and revenue is presented in accordance with our accounting policies. This summary is not necessarily indicative of what our results of operations would have been had if we had been a combined entity during such periods, nor does it purport to represent results of operations for any future periods.

                                    -------------------------------------------
    (in thousands)                                  (unaudited)
                                    -------------------------------------------
                                      Three Months
                                     Ended September        Nine Months
                                           30,          Ended September 30,
                                    ---------------- --------------------------
                                            2002         2003          2002
                                    ---------------- ------------  ------------

    Net operating revenue.......... $      5,179     $     21,699  $     15,072
    Net income (loss).............. $     (3,861)    $      2,029  $     (9,326)
                                    =============    ============  ============
      Net income (loss) per common
      share - basic ............... $      (0.12)    $       0.07  $      (0.46)
                                    ==============   ============  ============
      and diluted ................. $      (0.12)    $       0.07  $      (0.46)
                                    ==============   ============  ============


16.      Schedule of Commercial Commitments

(in thousands)                     Payments due by period (numbers in thousands)
                                   ---------------------------------------------
                                             Less than  1 - 3   4 - 5   After 5
                                      Total    1 year   years   years    years
                                     ------- --------- ------- -------  -------
Operating leases - building......... $ 2,989 $    785  $ 1,262 $   609  $   333
Operating leases - equipment........     147      129       18       -        -
Employment Contracts................     980      980        -       -        -
                                     ------- --------  ------- -------  -------
Total contractual cash obligations.. $ 4,116 $  1,894  $ 1,280 $   609  $   333
                                     ======= ========  ======= =======  =======

17.      Contingencies

         During the period from June 12 to September 13, 2001, four purported securities class action lawsuits were filed against Telaxis in the U.S. District Court for the Southern District of New York, Katz v. Telaxis Communications Corporation et al., Kucera v. Telaxis Communications Corporation et al., Paquette v. Telaxis Communications Corporation et al., and Inglis v. Telaxis Communications Corporation et al. The lawsuits also named one or more of the underwriters in the Telaxis initial public offering and certain of its officers and directors. On April 19, 2002, the plaintiffs filed a single consolidated amended complaint which supersedes the individual complaints originally filed. The amended complaint alleges, among other things, violations of the registration and antifraud provisions of the federal securities laws due to alleged statements in and omissions from the Telaxis initial public offering registration statement concerning the underwriters' alleged activities in connection with the underwriting of Telaxis' shares to the public. The amended complaint seeks, among other things, unspecified damages and costs associated with the litigation. These lawsuits have been assigned along with, we understand, approximately 1,000 other lawsuits making substantially similar allegations against approximately 300 other publicly-traded companies and their public offering underwriters to a single federal judge in the U.S. District Court for the Southern District of New York for consolidated pre-trial purposes. We believe the claims against us are without merit and have defended the litigation vigorously. The litigation process is inherently uncertain, however, and there can be no assurance that the outcome of these claims will be favorable for us.

         On July 15, 2002, together with the other issuer defendants, Telaxis filed a collective motion to dismiss the consolidated, amended complaints against the issuers on various legal grounds common to all or most of the issuer defendants. The underwriters also filed separate motions to dismiss the claims against them. In October 2002, the court approved a stipulation dismissing without prejudice all claims against the Telaxis directors and officers who had been defendants in the litigation. On February 19, 2003, the court issued its ruling on the separate motions to dismiss filed by the issuer defendants and the underwriter defendants. The court granted in part and denied in part the issuer defendants' motions. The court dismissed, with prejudice, all claims brought against Telaxis under the anti-fraud provisions of the securities laws. The court denied the motion to dismiss the claims brought under the registration provisions of the securities laws (which do not require that intent to defraud be pleaded) as to Telaxis and as to substantially all of the other issuer defendants. The court denied the underwriter defendants' motion to dismiss in all respects.

         In June 2003, we elected to participate in a proposed settlement agreement with the plaintiffs in this litigation. This decision was made by a special independent committee of our board of directors. We understand that a large majority of the other issuer defendants have also elected to participate in this settlement. If ultimately approved by the court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against us and against the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants. The proposed settlement does not provide for the resolution of any claims against the underwriter defendants. The proposed settlement provides that the insurers of the participating issuer defendants will guarantee that the plaintiffs in the cases brought against the participating issuer defendants will recover at least $1 billion. This means there will be no monetary obligation to the plaintiffs if they recover $1 billion or more from the underwriter defendants. In addition, we and the other participating issuer defendants will be required to assign to the plaintiffs certain claims that the participating issuer defendants may have against the underwriters of their IPOs.

         The proposed settlement contemplates that any amounts necessary to fund the guarantee contained in the settlement or settlement-related expenses would come from participating issuers' directors and officers liability insurance policy proceeds as opposed to funds of the participating issuer defendants themselves. A participating issuer defendant could be required to contribute to the costs of the settlement if that issuer's insurance coverage were insufficient to pay that issuer's allocable share of the settlement costs. Therefore, the potential exposure of each participating issuer defendant should decrease as the number of participating issuer defendants increases. We currently expect that our insurance proceeds will be sufficient for these purposes and that we will not otherwise be required to contribute to the proposed settlement.

         Consummation of the proposed settlement is conditioned upon, among other things, negotiating, executing, and filing with the court final settlement documents and final approval by the court. If the proposed settlement described above is not consummated, we intend to continue to defend the litigation vigorously. Moreover, if the proposed settlement is not consummated, we believe that the underwriters may have an obligation to indemnify us for the legal fees and other costs of defending these suits. While there can be no assurance as to the ultimate outcome of these proceedings, we currently believe that the final result of these actions will have no material effect on our consolidated financial condition, results of operations, or cash flows.

18.      Corporate Structural Changes

         On July 9, 2003, Telaxis effected a reverse 1-for-100 split of its outstanding common stock, a forward 25-for-1 split of its common stock outstanding after the reverse stock split, the reincorporation of Telaxis from Massachusetts to Delaware, and the change of its corporate name to "YDI Wireless, Inc."

         No fractional shares were issued as a result of the reverse stock split. Fractional shares held by any stockholder with less than 100 shares in its account were cashed out at a price of $0.954 for each share outstanding before the reverse stock split, which is based on the average trading prices of our common stock on the Over-the-Counter Bulletin Board for the 20 trading days ended on July 9, 2003. Due to this fractional share treatment, 39,976 pre-split shares were cancelled for approximately $38,000. The effect of the stock splits has been reflected for all periods presented.

         No fractional shares were issued as a result of the forward stock split. Any stockholder who was entitled to a fractional share after the forward stock split had that stockholder's holdings rounded up to the next whole share. The Company issued 96 shares to these shareholders in the aggregate.

         Both the reincorporation into Delaware and the corporate name change were effected through a merger of Telaxis, a Massachusetts corporation, and YDI

Wireless, a Delaware corporation formed as a wholly owned subsidiary of Telaxis for the purpose of effecting the reincorporation and name change. YDI Wireless was the surviving corporation in the merger. The merger was effected pursuant to the Agreement and Plan of Merger and Reincorporation, dated as of June 23, 2003, by and between Telaxis and YDI Wireless, which merger agreement was duly approved by the stockholders of Telaxis at their 2003 annual meeting.

         In connection with the merger and pursuant to the merger agreement, each share of Telaxis' common stock, par value $0.01 per share, outstanding immediately prior to the effective time of the merger was automatically converted into the right to receive one share of YDI Wireless common stock, par value $0.01 per share, with the result that YDI Wireless is now the publicly held corporation and Telaxis has been merged out of existence by operation of law. The stockholders of Telaxis immediately prior to the merger were the stockholders of YDI Wireless immediately after the merger, subject to the effects of the reverse stock split described above. YDI Wireless' common stock will continue to trade on the Over-the-Counter Bulletin Board, but the ticker symbol has been changed to "YDIW."

19.      Subsequent Event

         On October 30, 2003 YDI signed a definitive merger agreement to acquire Phazar Corp. (Nasdaq:ANTP). Under the terms of the agreement, Phazar stockholders will receive 1.2 shares of YDI common stock for each share of

Phazar common stock. This exchange ratio will not be adjusted for changes in the price of either YDI common stock or Phazar common stock. Based on shares currently outstanding, YDI stockholders would own approximately 87% of the combined entity and Phazar stockholders would own approximately 13%. One member of Phazar's board of directors will join YDI's board of directors. The agreement is subject to the approval of Phazar shareholders and any unforeseen circumstances. YDI expects to complete the acquisition prior to March 31, 2004.

INDEPENDENT AUDITORS' REPORT

 ------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS
    YDI WIRELESS, INC. AND SUBSIDIARIES
    (formerly YOUNG DESIGN, INC. AND SUBSIDIARIES)
    Falls Church, Virginia

We have audited the accompanying consolidated balance sheets of YDI WIRELESS, INC. AND SUBSIDIARIES (formerly YOUNG DESIGN, INC. AND SUBSIDIARIES), (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. We also have audited the related financial statement Schedule II for the years ended December 31, 2002 and 2001. These consolidated financial statements and financial statement Schedule II are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement Schedule II based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of YDI WIRELESS, INC. AND SUBSIDIARIES (formerly YOUNG DESIGN, INC. AND SUBSIDIARIES) as of December 31, 2002 and 2001 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement
Schedule II for the years ended December 31, 2002 and 2001, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As described in Note 16 to the financial statements, during 2002 the Company changed its method of accounting for the excess of acquired net assets over cost.

/s/ Hoffman, Fitzgerald and Snyder, P.C.

McLean, Virginia
February 10, 2003
(July 9, 2003 as to Note 2)

Independent Auditors' Report

To the Stockholders and Board of Directors
Young Design, Inc.

         We have audited the accompanying consolidated balance sheet of Young Design, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the account principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Young Design, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the related financial statement Schedule II for the year ended December 31, 2000, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
February 27, 2001

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,
                        (In thousands, except share data)


                                                     2002           2001
                                                -------------  -------------
Assets
Current assets:
   Cash and cash equivalents .................  $        939   $      1,133
   Accounts receivable, net ..................         1,686            881
   Inventory .................................         2,386          1,592
   Investment securities - trading ...........             4             19
   Deferred tax asset ........................           142            337
   Deposit ...................................             1              1
   Prepaid expenses ..........................           451             19
                                                ------------   ------------
       Total current assets ..................         5,609          3,982

   Property and equipment, net ...............         1,823          1,926


Other Assets:
  Investment in unconsolidated subsidiaries ..            36             61
  Investment securities - available-for-sale .           841            247
  Intangible assets, net .....................             9             20
  Deferred tax asset .........................           245            656
  Deposits ...................................             9              6
                                                ------------   ------------
       Total other assets ....................         1,140            990
                                                ------------   ------------
       Total assets ..........................  $      8,572   $      6,898
                                                ============   ============
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable and accrued expenses .....  $      2,158   $      1,272
   Current maturities of notes payable .......           495             39
   Current deposit - non-refundable ..........             9            560
                                                ------------   ------------
       Total current liabilities .............         2,662          1,871

Notes payable, net of current maturities .....         1,402          1,568
                                                ------------   ------------
       Total liabilities .....................         4,064          3,439

Minority interest                                          -             25

Excess of acquired net assets over cost                    -            526

Commitments and contingencies                              -              -




   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,
                        (In thousands, except share data)
                                  (Continued)


                                                     2002           2001
                                                -------------  -------------

Stockholders' Equity
   Common stock, $0.01 par value, 30,000,000
     shares authorized, issued and outstanding
     3,750,000 at December 31, 2002 and 2001..            37             37
   Additional paid-in capital ................           414            414
   Retained earnings .........................         4,066          2,504
   Accumulated other comprehensive income:
     Net unrealized gain/(loss) on available-
       for-sale securities ...................            (9)           (47)
                                                ------------   ------------
     Total stockholders' equity ...........           4,508           2,908
                                                ------------   ------------

     Total liabilities and stockholders' equity $      8,572   $      6,898
                                                ============   ============






























   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                      (In thousands, except per share data)

                                       2002        2001       2000
                                   ----------- ----------- -----------
Revenues ......................... $   20,304  $   14,314  $   13,046

Cost of goods sold ...............     12,376       9,286       6,373
                                   ----------  ----------  ----------
    Gross profit .................      7,928       5,028       6,673

Operating expenses:
    Selling costs ................      2,366       2,322       1,252
    General and administrative ...      3,640       2,365       1,500
    Research and development .....        424         371         382
                                   ----------  ----------  ----------
       Total operating expenses ..      6,430       5,058       3,134
                                   ----------  ----------  ----------
Operating income (loss) ..........      1,498         (30)      3,539

Other income (expenses):
    Interest income ..............         22          56          40
    Interest expense .............       (131)       (173)          -
    Equity method loss from
     unconsolidated subsidiaries .       (181)        (44)          -
    Contract cancellation income..        564           -           -
    Other income (expenses) ......        (10)        207          49
                                   ----------  ----------  ----------
       Total other income (expenses)      264          46          89
                                   ----------  ----------  ----------
Income before income taxes,
 extraordinary gain, cumulative
 effect of accounting change,
 and minority interests ..........      1,762          16       3,628

   Provision (benefit) for income taxes   752         (78)      1,380
                                   ----------  ----------  ----------
Income before extraordinary gain,
  cumulative effect of accounting
  change, and minority interests .      1,010          94       2,248

Extraordinary gain (net of
  income taxes of $0) ............         89           -           -

Cumulative effect of accounting
  change (net of income taxes of
  $0) ............................        526           -           -
                                   ----------  ----------  ----------
Income before minority interests .      1,625          94       2,248




   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                      (In thousands, except per share data)
                                  (Continued)

                                       2002        2001       2000
                                   ----------- ----------- -----------
    Minority interests in (gains)
      losses of subsidiaries .....        (63)         31           -
                                   ----------  ----------  ----------
Net income (loss) ................ $    1,562  $      125  $    2,248
                                   ==========  ==========  ==========
Weighted average shares - basic ..  3,750,000   3,750,000   3,826,531
                                   ==========  ==========  ==========
    EPS, basic ................... $     0.42  $     0.03  $     0.59
                                   ==========  ==========  ==========
Weighted average shares - diluted   3,750,000   3,750,000   3,826,531
                                   ==========  ==========  ==========
    EPS, diluted ................. $     0.42  $     0.03  $     0.59
                                   ==========  ==========  ==========
Pro forma amounts assuming the new
   accounting method is applied
   retroactively:

Income (loss) before income taxes,
   extraordinary gain, cumulative
    effect of accounting change
    and minorityinterests ........ $    1,010  $      (57) $        -
                                   ==========  ==========  ==========
Net income........................ $    1,123  $      565  $        -
                                   ==========  ==========  ==========
Weighted average shares - basic ..  3,750,000   3,750,000   3,826,531
                                   ==========  ==========  ==========
    EPS, basic ................... $     0.30  $     0.15  $        -
                                   ==========  ==========  ==========
Weighted average shares - diluted   3,750,000   3,750,000   3,826,531
                                   ==========  ==========  ==========
    EPS, diluted ................. $     0.30  $     0.15  $        -
                                   ==========  ==========  ==========















  The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        (in thousands, except share data)

                                                                           Accumulated
                                    Common Stock (A)  Additional              Other
                                   ------------------- Paid-in   Retained Comprehensive
                                     Shares    Amount  Capital   Earnings (Loss) Income   Total
                                   ---------- -------- --------- -------- ------------- ---------
Balance at December 31, 1999 ..... 3,750,000  $   37   $    388  $   181  $        -    $    606
Issuance of Common stock .........    76,531       1         15        -           -          16
Net income .......................         -       -          -    2,248           -       2,248
                                   ---------  ------  ---------  -------  ----------    --------
Balance at December 31, 2000 ..... 3,826,531      38        403    2,429           -       2,870
Purchase of Common Stock .........   (76,531)     (1)       (15)       -           -         (16)
Increase in equity from sale of
shares ...........................         -       -         46        -           -          46
Distributions to Merry Fields'
members ..........................         -       -          -      (50)          -         (50)
Consolidation of Merry Fields as
    of January 1, 2001 ...........         -       -        (20)       -           -         (20)
Comprehensive income .............
   Net income ....................         -       -          -      125           -         125
   Unrealized gain on investments          -       -          -        -         (47)        (47)
                                   ---------  ------  ---------  -------  ----------    --------
   Total comprehensive income                                        125         (47)         78
                                   ---------  ------  ---------  -------  ----------    --------
Balances, December 31, 2001 ...... 3,750,000  $   37   $    414  $ 2,504  $      (47)   $  2,908
Comprehensive income .............
   Net income ....................         -       -          -    1,562           -       1,562
   Unrealized gain on investments          -       -          -        -          38          38
                                   ---------  ------  ---------  -------  ----------    --------
   Total comprehensive income                                      1,562          38       1,600
                                   ---------  ------  ---------  -------  ----------    --------
Balances, December 31, 2002 ...... 3,750,000  $   37  $     414  $ 4,066  $       (9)   $  4,508
                                   =========  ======  =========  =======  ==========    ========

Disclosures:
         Unrealized holding gains (losses) on available-for-sale securities arising during the year ended December 31, 2002 and 2001, are net of deferred income tax effect of $26,000 and $31,000, respectively.


(A) Common Stock has been restated for the effect of (1) a 10,204.08 for 1 split effective September 26, 2002 and (2) of a net 1 to 4 forward and reverse stock splits that were effective July 9, 2003.












   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (in thousands)

                                                                               2002            2001            2000
                                                                         --------------- --------------- ---------------
Cash flows from operating activities:
   Net income ........................................................   $        1,562  $         125   $       2,248
     Depreciation and amortization ...................................              131            104              40
     Realized loss (gain) on trading securities ......................                4             (9)              -
     Unrealized loss (gain) on trading securities ....................                -              -             (20)
     Equity method loss from unconsolidated subsidiaries..............              181             44               -
     Realized gain on sale of assets .................................                -            (43)              -
     Amortization of excess of acquired net assets over cost .........                -           (150)              -
     Cumulative effect of accounting change ..........................             (526)             -               -
     Deferred income tax .............................................              580            (78)              7
     Extraordinary gain ..............................................              (89)             -               -
     Changes in assets and liabilities affecting operations:
       Accounts receivable, net ......................................             (805)           543          (1,015)
       Inventory .....................................................             (794)           851          (1,603)
       Deposits ......................................................               (3)            (1)              -
       Prepaid expenses ..............................................             (432)            70             (32)
       Intangible assets, net ........................................                -            (25)              -
       Accounts payable and accrued expenses .........................              886            413             376
       Income taxes payable ..........................................                -         (1,315)          1,243
       Contract deposit - nonrefundable ..............................             (551)            (8)              -
       Customer order deposits .......................................                -           (114)            (38)
       Other .........................................................                -              -              (3)
       Minority interests ............................................               63            (31)              -
                                                                         --------------- --------------- ---------------

            Net cash provided by operating activities.................              207            376           1,203
                                                                         --------------- --------------- ---------------
Cash flows from investing activities:
   Purchase of securities ............................................             (686)          (456)            (51)
   Sale of securities ................................................               11            143               -
   Advances to affiliate..............................................                -            207            (207)
   Purchase of property and equipment ................................              (16)          (348)            (76)
   Sale of property and equipment ....................................                -             47               -
   Cash received with purchase of Zeus ...............................                -             38               -
   Cash received with consolidation of Merry Fields ..................                -             31               -
                                                                         --------------- --------------- ---------------
       Net cash used in investing activities .........................             (691)          (338)           (334)
                                                                         --------------- --------------- ---------------
Cash flows from financing activities:
   Distributions to Merry Fields members .............................                -            (50)              -
   Issuance of common stock ..........................................                -              -              16
   Repurchase of common stock ........................................                -            (16)              -
   Payment of security deposit .......................................                -           (240)              -
   Issuance of notes payable .........................................            2,336            967               -
   Repayment of notes payable ........................................           (2,046)          (784)             (6)
                                                                         --------------- --------------- ---------------














   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (in thousands)
                                  (Continued)

                                                                               2002            2001            2000
                                                                         --------------- --------------- ---------------

       Net cash provided by (used in) financing activities ...........              290           (123)             10
                                                                         --------------- --------------- ---------------
Net increase (decrease) in cash ......................................             (194)           (85)            879
Cash, beginning of period ............................................            1,133          1,218             340
                                                                         --------------- --------------- ---------------
Cash, end of period ..................................................   $          939  $       1,133   $       1,219
                                                                         =============== =============== ===============
Supplemental disclosure of cash flow information:
   Cash paid for interest ............................................   $          130  $         173   $           4
                                                                         =============== =============== ===============
   Income taxes paid .................................................   $          163  $       1,315   $         136
                                                                         =============== =============== ===============
   Assets acquired with liabilities in Zeus purchase .................   $            -  $       1,643   $           -
                                                                         =============== =============== ===============
   Non-cash assets received with Merry Fields consolidation...........   $            -  $       1,597   $           -
                                                                         =============== =============== ===============



































   The accompanying notes are an integral part of these financial statements.

                       YDI WIRELESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Organization

         Young Design, Inc. ("Young Design") was incorporated under the laws of the Commonwealth of Virginia on February 28, 1986 to engage in the business of manufacturing and sale of equipment for use in transmission of data access on a wireless basis. Young Design operates its business in Falls Church, Virginia.

         Go Wireless Data, Inc ("Go Wireless") was incorporated under the laws of the State of Delaware as of March 17, 2000 to engage in the business of the sale of equipment for the use in transmission of data and internet access on a wireless basis. On February 28, 2001 Go Wireless merge merged with Young Design and ceased operations as a separate company.

         Zeus Wireless, Inc. ("Zeus") was formed under the laws of the State of California. Zeus was a developer and manufacturer of 2.4 GHz transceivers providing mission critical wireless data connectivity. Zeus' offices are located in Columbia, Maryland. In May 2001, Young Design purchased ownership of 83.5% of the outstanding and voting stock of Zeus for a nominal amount of cash. The acquisition has been accounted for under the purchase method. The assets and liabilities of Zeus on the May 4, 2001 were as follows (in thousands):

            Cash......................................    $        31
            Deferred tax assets.......................            896
            Inventory.................................            586
            Non-cash assets...........................            168
            Accounts payable and accrued expenses.....            379
            Nonrefundable contract deposit............            568
            Excess of acquired net assets over cost...    $       677


         The consolidated statement of operations for 2001 includes the operations of Zeus from May 4, 2001 through December 31, 2001. The excess of acquired net assets over cost as of December 31, 2001 was $526,000 and was entirely written-off during 2002.

         In August 2002, a majority of Zeus' shareholders approved a reverse stock split of 1,500,000 to 1. In September 2002, Young Design paid out all partial shareholders thus increasing its ownership to 100% of the outstanding and voting stock of Zeus for a nominal amount of cash. The excess of acquired net assets over cost for this 2002 Zeus acquisition was approximately $89,000, and has been recorded as an extraordinary gain of approximately $89,000, net of the related income tax effect of $0.

         Merry Fields, LLC ("Merry Fields") was formed by certain shareholders of Young Design under the laws of the State of Delaware on August 11, 2000. Merry Fields owns the property and land leased to YDI for its principal operations.

2.       Summary of Significant Accounting Policies

      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation

         The consolidated financial statements include the accounts of Young Design and its wholly owned subsidiaries and also Merry Fields, a consolidated affiliate. The Company consolidates the financial statements of Merry Fields because it guarantees the affiliate's mortgage debt and substantially all of Merry Field's income is generated from transactions with Young Design. All significant inter-company balances and transactions have been eliminated in consolidation

      Asset Impairment

         We periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

      Cash and Cash Equivalents

         We consider cash on hand, deposits in banks, money market accounts and investments with an original maturity of three months or less to be cash or cash equivalents

      Investments

         In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Debt and Equity Securities", securities are classified into three categories: held-to-maturity, available-for-sale, and trading. Because we hold certain securities principally for the purpose of selling them in the near future, they are classified on the balance sheet as trading securities. As a result, the securities are carried at fair value and realized and unrealized gains and losses are included in the consolidated statements of operations. Securities available-for-sale are reported at fair value. Any unrealized gain or loss, net of applicable income taxes, is reported as a separate addition to or reduction from stockholders' equity as other comprehensive income. Investment income includes realized and unrealized gains and loss on investments, interest and dividends.

      Investments - Equity Method

         Investments in private companies are accounted for under the equity or cost method based on our voting interest and degree of control or influence we may have over the operations.

      Accounts Receivable

         We provide an allowance to account for amounts, if any, of our accounts receivable, which are considered uncollectible. We base our assessment of the allowance for doubtful accounts on historical losses and current economic conditions. Accounts receivable are determined to be past due based on a contractual term of 30 days. We grant unsecured credit to our United States customers. The allowance for doubtful accounts was approximately $185,000 and $71,000 as of December 31, 2002 and 2001, respectively.

      Inventory

         Inventory consists of electronic components and finished goods and is stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

      Property and Equipment

         Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from two to seven years for personal property and 39 years for real property.

      Intangible Assets

         Intangible assets subject to amortization include intellectual property and a non-compete agreement. Amortization is computed using the straight-line method over three years, which is the estimated useful life of the respective assets. Amortization expense for the years ended December 31, 2002, 2001, and 2000 totaled approximately $11,000, $5,000, and $0, respectively.

      Income Taxes

         We account for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The principal differences are net operating loss carry forwards, start-up costs, property and equipment, nonrefundable contract deposits, allowance for doubtful accounts, inventory reserves, and negative goodwill related to acquisitions.

         Merry Fields is a limited liability company and is taxed as a partnership. Accordingly, for Merry Fields, items of income, deductions, expenses and credits pass through directly to its members and are reported on their tax returns.

      Revenue Recognition

         We recognize revenue when a purchase commitment has been received, shipment has been made to the customer, collection is probable and, if contractually required, a customer's acceptance has been received.

      Excess of Acquired Net Assets Over Cost

         Young Design's excess of acquired net assets over cost resulted from the acquisition of Zeus in 2001. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets purchased and the liabilities assumed based on the estimated fair values at the date of the acquisition. We recognized $526,000 of excess acquired net assets over cost during 2002 in accordance with SFAS No. 142, "Goodwill and Other Intangibles."

      Research and Development

         Research and development costs are expensed as incurred.

      Stock based compensation

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 provides for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company continues to account for its stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. APB No. 25 provides that compensation expense relative to a company's employee stock options is measured based on the intrinsic value of the stock options at the measurement date. Effective for interim periods beginning after December 15, 2002, SFAS No. 148 also requires disclosure of pro-forma results on a quarterly basis as if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

         We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), but apply the intrinsic value method set forth in Accounting Principles Board Opinion No. 25. No compensation expense has been recognized in connection with options, as all options have been granted with an exercise price equal to or greater than the fair value of our common stock on the date of grant. Accordingly, we have provided below the additional disclosures required by SFAS No. 123 for 2002 and 2001. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions: risk-free interest rate of 2.21% for 2002, expected life of 6 years, nominal volatility and dividend rate of zero percent. Using these assumptions, the fair value of the stock options granted in 2002 on a per-share weighted average value was $0.32, which would be amortized as compensation expense over the vesting period of the options.

         If we had elected to recognize compensation expense based on the fair value at the grant dates, consistent with the method prescribed by SFAS No. 123, net income per share would have been changed to the pro forma amount indicated below:

      (in thousands, except per share amounts)                                     December 31,
                                                                 ------------------------------------------------
                                                                      2002             2001            2000
                                                                 ---------------- --------------- ---------------
      Net Income attributable to common stockholders, as         $         1,562  $         125   $        2,248
          reported:............................................
      Less:  Total stock based employee compensation expense
          determined under the fair value based method for all
          awards...............................................               35              -                -
                                                                 ---------------- --------------- ---------------

      Pro forma net income attributable to common stockholders.  $         1,527  $         125   $        2,248
                                                                 ================ =============== ===============

      Basic net income per common share, as reported...........  $          0.42  $        0.03   $         0.59
                                                                 ================ =============== ===============
      Basic net income per common share, pro forma.............  $          0.41  $        0.03   $         0.59
                                                                 ================ =============== ===============
      Diluted net income per common share, as reported.........  $          0.42  $        0.03   $         0.59
                                                                 ================ =============== ===============
      Diluted net income per common share, pro forma...........  $          0.41  $        0.03   $         0.59
                                                                 ================ =============== ===============



      Advertising costs

         Advertising costs are expensed when incurred. As of December 31, 2002 and 2001, advertising expense totaled approximately $23,000 and $30,000, respectively.

      Shipping and Handling Costs

         Shipping and handling are charged to customers and included in both revenue and costs of goods sold on the Consolidated Statement of Operations.

      Comprehensive Income

         We report comprehensive income in accordance with SFAS No. 130,

"Reporting Comprehensive Income." During the years ended December 31, 2002 and 2001, we had $38,000 and $(47,000), respectively, of unrealized gains (losses) on available-for-sale investments, net of income taxes of $26,000 and $31,000.

      Corporate Structural Change

         The number of shares and earnings per share has been restated to reflect the following splits.

         o On September 26, 2001, YDI effected a 10,208.08-to-1 split of its outstanding common stock.

         o On July 9, 2003, Telaxis effected a reverse 1-for-100 split of its outstanding common stock, a forward 25-for-1 split of its common stock outstanding after the reverse stock split, the reincorporation of Telaxis from Massachusetts to Delaware, and the change of its corporate name to "YDI Wireless, Inc."

         No fractional shares were issued as a result of the reverse stock split. Fractional shares held by any stockholder with less than 100 shares in its account were cashed out at a price of $0.954 for each share outstanding before the reverse stock split, which is based on the average trading prices of our common stock on the Over-the-Counter Bulletin Board for the 20 trading days ended on July 9, 2003. Due to this fractional share treatment, 39,976 pre-split shares were cancelled for approximately $38,000. The effect of the stock splits has been reflected for all periods presented.

         No fractional shares were issued as a result of the forward stock split. Any stockholder who was entitled to a fractional share after the forward stock split had that stockholder's holdings rounded up to the next whole share. The Company issued 96 shares to these shareholders in the aggregate.

      Fair value of Financial Instruments

         The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable approximate fair value. Investment securities are recorded at estimated fair vale based on quoted market prices where available.

      Recent Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board approved SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and other Intangible Assets." SFAS No. 141 addresses financial accounting and reporting for business combinations. All business combinations in the scope of this statement will be accounted for using the purchase method of accounting. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001, and business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001, or later. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under this statement, goodwill will no longer be amortized but will be tested for impairment at least annually at the reporting un it level. Goodwill will be tested for impairment on an interim basis if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. Intangible assets which remain subject to amortization will be reviewed for impairment in accordance with SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001.

         SFAS No. 141 had a material impact on the Company's 2002 consolidated financial statements since it required the unamortized balance of the excess of acquired net assets over cost to be written off to income as of January 1, 2002 and recognized as the effect of a change in accounting principle.

      Segments

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires public enterprises to report certain information about operating segments, including products and services, geographic areas of operations, and major customers. The Company has determined that it does not have any separately reportable business segments for the years ended December 31, 2002, 2001, and 2000.

3.       Inventory

           (in thousands)                          December 31, December 31,
                                                      2002         2001
                                                   ------------ ------------
           Raw Materials.........................  $       502  $       412
           Work in process.......................            9           15
           Finished goods........................        2,051        1,429
                                                    ----------  -----------
                                                         2,562        1,856
           Allowance for excess and obsolescence.         (176)        (264)
                                                    ----------  -----------
           Net Inventory.........................   $    2,386  $     1,592
                                                    ==========  ===========

4.       Investment Securities - Trading

         We hold the following investments classified as trading with a fair market value as follows as of December 31, (in thousands):

           (in thousands)                              2002      2001
                                                   ---------- ----------
           Equity securities ....................  $        4 $       19
                                                   ========== ==========


5.       Investment Securities - Available For Sale

         As of December 31, 2002 and 2001, we owned 165,888 unregistered shares and 257,623 and 33,875, respectively, registered shares of Phazar Corporation. In addition, we owned 72,800 registered shares of RF Industries as of December 31, 2002.

         In September 2000, we purchased 2,000,000 shares of common stock in Spectrum Access, Inc. ("Spectrum"). In exchange for the shares, we granted the use of our broadcasting space in the Falls Church tower, as well as providing selected equipment and training to Spectrum. As of December 31, 2002 and 2001, our ownership interest of approximately 11 percent has been valued at $10,500.

   (in thousands)                           December 31,
                      ----------------------------------------------------
                                2002                       2001
                      -------------------------  -------------------------
                      Cost Basis Carrying Value  Cost Basis Carrying Value
                      ---------- --------------  ---------- --------------
   Spectrum.......... $      10  $          10   $      10  $          10
   RF Industries.....       145            153           -              -
   Phazar............       700            678         315            237
                      ---------  -------------   ---------  -------------
                      $     855  $         841   $     325  $         247
                      =========  =============   =========  =============

6.       Investment in Unconsolidated Subsidiaries

         As of December 31, 2002 and 2001, we held an ownership interest of approximately 46% in "Gatespeed" which was written-off under the equity method during 2002. In addition, during 2002 we purchased an ownership interest of approximately 30% of "Excurro" and accounted for the investment under the equity method.

    (in thousands)                           December 31,
                      ----------------------------------------------------
                                2002                       2001
                      -------------------------  -------------------------
                      Cost Basis Carrying Value  Cost Basis Carrying Value
                      ---------- --------------  ---------- --------------
  Gatespeed.........  $     207  $           -   $     107  $          61
  Excurro...........         50             36           -              -
                      ---------  -------------   ---------  -------------
                      $     257  $          36   $     107  $          61
                      =========  =============   =========  =============

7.       Property and Equipment

         Property and equipment consisted of the following (in thousands):

  (in thousands)                               December 31,
                                         ------------------------
                                             2002       2001
                                         ----------- ------------
  Land................................   $      521  $       521
  Building............................        1,377        1,377
  Automobiles.........................           37           37
  Furniture and equipment.............           96           90
  Lab equipment.......................          133          123
                                         ----------  -----------
                                              2,164        2,148
      Less:  accumulated depreciation.         (341)        (222)
                                         ----------  -----------
      Property and equipment, net.....   $    1,823  $     1,926
                                         ==========  ===========

         Depreciation expense totaled approximately $120,000, $99,000 and $40,000, respectively for the periods ended December 31, 2002, 2001, and 2000.

8.       Income Taxes

  (in thousands)                                    December 31,
                                  ----------------------------------------------
                                        2002            2001          2000
                                  ----------------------------------------------
  Current tax expense
     Federal..................... $           145  $           -  $        1,155
     State.......................              27              -             218
                                  ---------------  -------------  --------------
                                  $           172  $           -  $        1,373
                                  ===============  =============  ==============
  Deferred tax expense (benefit)
     Federal .................... $           489  $         (70) $            6
     State ......................              91             (8)              1
                                  ---------------  -------------  --------------
                                  $           580  $         (78) $            7
                                  ===============  =============  ==============


         The components of the net deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows (in thousands):

 (in thousands)                                        December 31,
                                                 -----------------------
                                                    2002        2001
                                                 ----------  -----------
 Current net deferred tax assets (liabilities):
   Section 481 adjustment......................  $       -   $      (2)
   Allowance for doubtful accounts.............         70          26
   Inventory valuation allowance...............         67          67
   Unrealized loss on investments..............          5          31
   Nonrefundable contract deposits.............          -         215
                                                 ---------   ---------
                                                 $     142   $     337
                                                 =========   =========
 Non-current net deferred tax assets:
   Start up costs..............................  $     118   $     237
   Net operating loss carry forward............          -         192
   Fixed assets and intangibles................        127         227
                                                 ---------   ---------
                                                 $     245   $     656
                                                 =========   =========


         The provision for income taxes is different from that which would be obtained by applying the statutory Federal income tax rate to income before income taxes, extraordinary gain, cumulative effect of accounting change and minority interests. The items causing this difference are as follows:

(in thousands)                                     2002      2001        2000
                                                ---------- ---------- ----------
Tax expense (benefit) at U.S. statutory rate    $     599  $       5  $   1,234
State income taxes                                     70          1        146
Equity method loss                                     69         17          -
Amortization of negative goodwill                       -        (57)         -
Merry Fields, LLC income                              (28)       (13)         -
Other permanent differences                            42        (31)         -
                                                ---------  ---------  ---------
Provision (benefit) for income taxes            $     752  $     (78) $   1,380
                                                =========  =========  =========

         The extraordinary gain and the cumulative effect of accounting change reported for the year ended December 31, 2002 are not subject to income taxes. The Company has net operating loss carryforwards as of December 31, 2002.

9.       Notes Payable

         Notes payable consisted of the following at December 31:

         (in thousands)                               2002         2001
                                                 ------------- -------------
         In May 2002, Young Design executed
            a $750,000 note payable with a
            financial institution related to
            the bulk purchase of inventory.
            The note was non-interest bearing
            and requires four (4) calendar
            quarter payments of $187,500
            through June 30, 2003............... $       375   $          -


         In May 2002, Merry Fields executed

            a loan consolidation and refinance
            agreement with a financial
            institution for a term loan of
            $1,565,374 collateralized by the
            building and land with a book value
            of $1,527,362 in Falls Church,
            Virginia. The loan requires monthly
            payments of $18,781 consisting of
            principal and interest. The loan
            bears interest at 7.34% per annum
            and matures on May 31, 2012.........       1,522              -

         August 2000, Merry Fields entered into
            a loan agreement with a financial
            institution for a term loan of
            $1,416,000 for the purchase of a
            building and land in Falls Church,
            Virginia. The loan requires monthly
            payments of $13,000 consisting of
            principal and interest. The loan
            bears interest at 9.22% per annum
            and matures on August 31, 2010......           -          1,383

         In August 2000, Merry Fields entered
            into a construction loan totaling
            $216,000 requiring monthly payments
            of $2,000, consisting of principal
            and interest. The loan bears interest
            at 8.29% per annum and matures on
            August 2010. Young Design guarantees
            the payment of all obligation of
            Merry Fields loan obligations.......           -            213

         Other..................................           -             11
                                                 -----------   ------------
                                                       1,897           1607
                  Current portion...............        (495)           (39)
                                                 -----------   ------------
                                                 $     1,402   $      1,568
                                                 ===========   ============


                             2003                  $           495
                             2004                              127
                             2005                              136
                             2006                              147
                             2007                              158
                             Thereafter                        834
                                                   ---------------
                                                   $         1,897
                                                   ===============


10.      Commitments and Contingencies

         Leases

         We have various operating leases for equipment, office and production space. These leases generally provide for renewal or extension at market prices.

         In August 2000, Merry Fields executed a lease agreement with Young Design for the lease of the building in Falls Church, Virginia. The lease commenced on January 1, 2001 and terminates on December 31, 2010. The lease provides for base monthly rent payments of $20,625 with a 3% fixed annual increase after the base year. All intercompany rental income and expense under the lease agreement have been eliminated in consolidation.

         Rent expense, excluding rent paid to Merry Fields, for the years ended December 31, 2002, 2001, and 2000 were approximately $151,000, $160,000, and
$100,000, respectively.

         Schedule of Commercial Commitments

         Aggregate maturities of the operating leases, exclusive of the Merry Fields lease, are as follows as of December 31, 2002.

    (in thousands)                              Payments due by period
                                                     (in thousands)
                                     -----------------------------------------
                                             Less than   1-3    4-5   After 5
                                      Total    1 year   years  years   years
                                     ------- --------- ------- ------ --------
    Operating leases - Equipment.... $  437  $    245  $  192  $   -  $     -
                                     ======  ========  ======  =====  =======


11.      401(k) - Retirement Plan

         We have a 401(k) retirement plan covering all employees who meet certain minimum eligibility requirements. Each year employees can elect to defer the lesser of 15% of earned compensation or the maximum amount permitted by the Internal Revenue Code. We may make contributions to the plan at our discretion. We made no contribution to the plan for the periods ended December 31, 2002, 2001, or 2000.

12.      Stock Option Plan

         The Company has a stock option plan that provide for the granting of options to employees, directors, and consultants. The plans permit the granting of options to purchase a maximum of 375,000 shares of common stock at various prices and require that the options be exercisable at the prices and at the times as determined by the Board of Directors, not to exceed ten years from date of issuance.

   A summary of the option activity is as follows:

                                                  Options Outstanding
                                       -----------------------------------------
                                       Number of Shares Per Share Exercise Price
                                       ---------------- ------------------------

     Outstanding December 31, 2000....               -   $                  -
        Options granted...............               -   $                  -
        Options exercised.............               -   $                  -
        Options expired/canceled......               -   $                  -

     Outstanding December 31, 2001....               -   $                  -
        Options granted...............         178,750   $               4.00
        Options exercised.............               -   $                  -
        Options expired/canceled......            (875)  $               4.00
                                       ---------------   --------------------
     Outstanding December 31, 2002....         177,875   $               4.00
                                       ===============   ====================

13.      Earnings per share:

                                                             December 31,
                                                 -----------------------------------
                                                     2002       2001        2000
                                                 ----------- ----------- -----------
   Numerator (in thousands)
     Net income................................. $     1,562 $       125 $     2,248
                                                 =========== =========== ===========
   Denominator - weighted average shares:

     Denominator for basic earnings per share...   3,750,000   3,750,000   3,826,531

     Dilutive effect of stock options...........           -           -           -
                                                 ----------- ----------- -----------

     Denominator for diluted earnings per share.   3,750,000   3,750,000   3,826,531
                                                 =========== =========== ===========
     Basic earnings per share................... $      0.42 $      0.03 $      0.59
                                                 =========== =========== ===========
                                                 $      0.42 $      0.03 $      0.59
     Diluted earnings per share................. =========== =========== ===========

14.      Concentrations

         We maintain our cash, cash equivalent, and restricted cash balances in several banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 per bank. At December 31, 2002 and 2001, the uninsured portion totaled approximately $976,000 and $981,000, respectively.

         During the years ended December 31, 2002 and 2001, accounts receivable from two and three customers, respectively, totaled approximately $477,000 and $422,000, respectively, which represents 28% and 48%, respectively, of total accounts receivable.

15.      Related Party Transactions

         On August 26, 2002 we purchased 18,730 shares of Phazar Corporation common stock previously purchased, on behalf of the Company, by its Chief Executive Officer with a transaction totaling approximately $29,000.

         At December 31, 2001, we had receivables totaling approximately $20,000 from a related party.

16.      Change in Accounting Principle

         Pursuant to SFAS No. 142, the excess of acquired net assets over cost of approximately $526,000 as of December 31, 2001 was written off to income during 2002. The amount was recognized as the effect of a change in accounting principle in the statement of operations net of the related income tax effect of zero.

                                   Schedule II

                              Valuation Allowances

              For the years ended December 31, 2002, 2001 and 2000

                                 (in thousands)




                                        Balance                        Balance
                                        at the                          at the
                                       beginning                        end of
                                       of period Additions Deductions the period
                                       --------- --------- ---------- ----------
December 31, 2000
Allowance for uncollectible accounts.. $      -  $      -  $       -  $       -
Inventory allowance...................        -         -          -          -

December 31, 2001
Allowance for uncollectible accounts..        -        71          -         71
Inventory allowance...................        -       264          -        264

December 31, 2002
Allowance for uncollectible accounts..       71       384       (270)       185
Inventory allowance................... $    264  $     11  $     (99) $     176

                          PHAZAR CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                                     August 31,
                                                        2003     May 31, 2003
                                                     ----------- ------------
                                                     (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents......................... $  682,521  $   190,988
  Accounts receivable:
     Trade, net of allowance for doubtful accounts
        of $7,021 as of August 31 and May 31, 2003..     846,292     808,708
     United States Government.......................     145,079     175,848
   Inventories......................................   1,817,894   1,690,716
   Prepaid expenses and other assets................     111,202      68,314
   Income taxes receivable..........................       2,000       2,000
   Deferred income taxes............................      71,207      71,207
                                                     ----------- -----------
   Total current assets.............................   3,676,195   3,007,781

    Property and equipment, net.....................   1,659,527   1,509,782
     Identifiable intangible assets.................     160,785     185,030

     Deferred income taxes..........................           -      16,161
                                                     ----------- -----------
     TOTAL ASSETS................................... $ 5,496,507 $ 4,718,754
                                                     =========== ===========
























                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                     August 31,
                                                        2003     May 31, 2003
                                                     ----------- ------------
                                                     (Unaudited)
CURRENT LIABILITIES
  Notes payable............................          $    10,000 $ 1,020,000
  Current portion of long-term debt........               63,804      63,804
  Deferred revenue: BAE Systems ATI........            1,158,163           -
  Accounts payable.........................              181,344      67,402
  Accrued expenses.........................              444,576     386,524
  Income tax payable.......................               37,405       6,314
                                                     ----------- -----------
   Total current liabilities...............            1,895,292   1,544,044
Long-term debt.............................              616,401     631,719
Deferred income taxes......................              117,246           -
                                                     ----------- -----------
     Total long-term liabilities...........              733,647     631,719
                                                     ----------- -----------
           Total liabilities...............            2,628,939   2,175,763

     COMMITMENTS AND CONTINGENCIES                             -           -

SHAREHOLDERS' EQUITY

Preferred Stock, $1 par, 2,000,000 shares
   authorized, none issued or outstanding,
   attributes to be determined when issued.                    -           -
Common stock, $0.01 par, 6,000,000 shares
   authorized 2,183,928 and 2,182,028
   issued and outstanding..................               21,839      21,820
Additional paid in capital.................            2,770,776   2,765,539
Retained earnings (deficit)................               74,953    (244,368)
                                                     ----------- -----------
    Total shareholders' equity.............            2,867,568   2,542,991
                                                     ----------- -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.          $ 5,496,507 $ 4,718,754
                                                     =========== ===========














                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE PERIODS ENDED AUGUST 31, 2003 AND 2002
                                   (Unaudited)

                                                          Three Months Ended
                                           August 31, 2003   August 31, 2002
                                           ---------------   ---------------
Sales and contract revenues..............     $ 2,090,190       $ 1,916,110
Cost of sales and contracts..............       1,250,667         1,023,416
                                              -----------       -----------
  Gross Profit...........................         839,523           892,694

Sales and administration expenses........         341,409           711,193
                                              -----------       -----------
  Operating Profit (Loss)................         498,114           181,501

Other income (expense)...................
    Interest expense.....................         (17,119)          (42,869)
    Interest income......................             601                48
    Other Income.........................           2,223               348
                                              -----------       -----------
Total Other Expense......................         (14,295)          (42,473)
                                              -----------       -----------
Income (loss) from continuing
 operations before income taxes..........         483,819           139,028

Income tax provision ....................        (164,498)          (47,270)
                                              -----------       -----------
    Income from continuing operations....         319,321            91,758

Discontinued Operations
    Loss from operations of discontinued
      Aircraft Interiors segment, net of
      $77,974 tax benefit in 2002........               -          (150,543)
                                              -----------       -----------
Net Income (loss)........................         319,321           (58,785)
                                              ===========       ===========
Earnings (loss) per common share
      Continuing operations..............            0.15              0.04
      Discontinued operations............               -             (0.07)
                                              -----------       -----------
      Net earnings (loss) per common share    $      0.15       $     (0.03)
                                              ===========       ===========









                 The Notes to Consolidated Financial Statements
                    are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE PERIODS ENDED AUGUST 31, 2003 AND 2002
                                   (Unaudited)

                                                           Three Months Ended
                                                         August 31,  August 31,
                                                            2003         2002
                                                        ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................... $   319,321  $  (58,785)
 Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
   Depreciation ......................................       60,255      68,429
   Amortization.......................................       24,245      24,075
   Stock based compensation...........................        5,256       2,090
   Deferred federal income tax........................      133,407     (30,704)
   Changes in assets and liabilities:
     Accounts receivable .............................       (6,815)   (837,108)
     Inventory........................................     (127,178)   (121,689)
     Prepaid expenses ................................      (42,888)    (18,477)
     Deferred revenue.................................    1,158,163           -
     Accounts payable ................................      113,942     196,274
     Accrued expenses.................................       58,052      77,734
     Income taxes payable.............................       31,091           -
                                                        -----------  ----------
 Net cash provided by (used in) continuing operations.    1,726,851    (698,161)

 Net cash provided by discontinued operations.........            -      22,497
                                                        -----------  ----------
 Net cash provided by (used in) operating activities..    1,726,851    (675,664)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment...................     (210,000)          -
                                                        -----------  ----------
   Net cash used in investing activities...........        (210,000)          -

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (payments) under bank line of credit..   (1,010,000)    645,000
 Principal payments on long term debt.................      (15,318)    (73,341)
                                                        -----------  ----------
Net cash (used in)
provided by financing activities......................   (1,025,318)    571,659
                                                        -----------  ----------
 Net increase (decrease) in cash and cash equivalents.      491,533    (104,005)

 CASH AND CASH EQUIVALENTS, beginning of
 Period...............................................      190,988     201,806
                                                        -----------  ----------
 CASH AND CASH EQUIVALENTS, end of period.............  $   682,521  $   97,801
                                                        ===========  ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:

 Interest (none capitalized)..........................  $    16,518  $   42,821
                                                        ===========  ==========
 Income taxes.........................................            -           -
                                                        ===========  ==========
SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

  Stock Based Compensation............................  $     5,256  $    2,090
                                                        ===========  ==========









































                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                                     PART 1

NOTE 1.           STATEMENT OF INFORMATION FURNISHED

The accompanying unaudited consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of August 31, 2003, the results of operations for the three months ended August 31, 2003 and August 31, 2002, and the cash flows for the three months ended August 31, 2003 and August 31, 2002. These results have been determined on the basis of United States generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's audited financial statements for its fiscal year ended May 31, 2003.

Earnings (loss) per share are computed by dividing net income (loss) available for common stock by the weighted average number of common shares outstanding during the year. Weighted average shares outstanding were 2,182,978 and 2,175,357 for the three months ended August 31, 2003 and 2002, respectively. Stock options outstanding at August 31, 2002 were not included in earnings per share because their effect would be anti-dilutive. Dilutive effect of stock options outstanding at August 31, 2003 were not material to earnings per share.

NOTE 2.           BUSINESS

     General

PHAZAR CORP operates as a holding company with Antenna Products Corporation, Phazar Antenna Corp. and Thirco, Inc. as its subsidiaries. Antenna Products Corporation, and Phazar Antenna Corp. are operating subsidiaries with Thirco, Inc. serving as an equipment leasing company to PHAZAR CORP's operating units. PHAZAR CORP has no other business activity. PHAZAR CORP's address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone Number is (940) 325-3301.

Product   information   is   available   from   the   Internet   web   page  at:
//www.antennaproducts.com and at: at: //www.phazar.com.


     Antenna Products Corporation

Antenna Products Corporation was incorporated in Texas in 1984 to continue a business started in 1972 and operated as a closely held "C" corporation until January 24, 1992. Thereafter, Antenna Products Corporation has operated, as a wholly owned subsidiary of PHAZAR CORP. Antenna Products Corporations' address is 101 S.E. 25th Avenue, Mineral Wells, Texas 76067. The telephone number is
(940) 325-3301.

Antenna Products Corporation designs, manufactures and markets standard and custom antennas, guyed and self supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns. Examples of the Company's commercial products include panel, sector, omnidirectional and closed loop telecommunications antennas, automatic meter reading (AMR), instrument scientific medical (ISM), cellular, paging and yagi antennas, guyed towers and self supported towers.

Antenna Products Corporation's customer base is primarily government and government prime contractor focused, but this is slowly changing as Antenna Products Corporation continues to develop and market new commercial products. Antenna Products Corporation's market is international in scope. Antenna Products Corporation currently focuses on developing domestic markets and has a limited amount of foreign sales. The specialized need of Antenna Products Corporation's customers and the technology required to meet those needs change constantly. Accordingly, Antenna Products Corporation stresses its engineering, installation, service and other support capabilities. Antenna Products Corporation uses its own sales and engineering staff to service its principal markets. Some of Antenna Products Corporation's contracts are large relative to total annual sales volume and therefore the composition of the customer base is different year to year. In 2003 the U.S. Government was the single largest customer, and accounted for 21% of the sales volume. THALES ATM, Inc. was the second largest customer and accounted for 16% of total sales. Orders for equipment in some of these product categories are in backlog and, therefore, the U.S. Government and THALES ATM, Inc. are expected to be major clients again in 2004.

Antenna Products Corporation is one of many suppliers of antennas and related manufacturing services to the government and government prime contractors.
Antenna Products Corporation competes on the basis of cost and product performance in a market with no dominant supplier. Due to fixed-price contracts and pre-defined contract specifications prevalent within this market, Antenna Products Corporation competes primarily on the basis of its ability to provide state-of-the-art solutions in the technologically demanding marketplace while maintaining its competitive pricing.

Antenna Products Corporation is primarily a build to order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. Approximately 23% of total inventory, $420,633 is currently maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules. Antenna Products Corporation performs work for the United States Government primarily under fixed-price prime contracts and subcontracts. Under fixed-price contracts, Antenna Products Corporation realizes any benefit or detriment occasioned by lower or higher costs of performance.

Antenna Products Corporation is subject to certain risks common to all companies that derive a portion of their revenues from the United States Government. These risks include rapid changes in technology, changes in levels of government spending, and possible cost overruns. Recognition of profits on major contracts is based upon estimates of final performance, which may change as contracts progress. Contract prices and costs incurred are subject to Government Procurement Regulations, and costs may be questioned by the Government and are subject to disallowance. United States Government contracts contain a provision that they may be terminated at any time for the convenience of the Government.

In such event, the contractor is entitled to recover allowable costs plus any profits earned to the date of termination. Collections are generally set in accordance with federal acquisition standards, which require payment in accordance with "Net 30" terms after acceptance of goods. Antenna Products Corporation is not directly regulated by any governmental agency in the United States. Most of Antenna Products Corporation's customers, and the antenna and tower industries in general, are subject to meeting various government standards. These performance standards necessitate Antenna Products Corporation's ability to produce antenna designs, which can be updated to conform to customer requirements in a changing regulatory environment. These regulations have not adversely affected operations.

Antenna Products Corporation plans to reinvest from 2% to 5% of sales in research and development projects, and bid and proposal activities. The mix of expenditures between the two areas in any given year is a function of the demand for new independently developed innovative systems and the level of requirements solicited. In 2003 Antenna Products Corporation invested 2.9% of sales in independent research and development (R&D) and bid and proposal activities (B&P). The level of expenditures for R&D and B&P as a ratio to sales in the first three months of 2003 was 2.0% of sales. Antenna Products Corporation does not consider patents to be material to its operations nor would the loss of any patents adversely affect operations.

Phazar Antenna Corp.

Phazar Antenna Corp. is a wholly owned subsidiary of PHAZAR CORP. It was formed as a Delaware Corporation and activated on June 1, 2000. Phazar Antenna Corp. moved in May, 2002 to the facilities of Antenna Products Corporation. Phazar Antenna Corp.'s new address is 101 S.E. 25th Ave, Mineral Wells, TX, 76067. The telephone number is (940) 325-3301.

Phazar Antenna Corp. provides a complete line of fixed and mobile antennas for ISM (instrument scientific medical), wireless Internet, wireless LAN, wireless local loop, fixed GPS, MMDS (fixed wireless) and embedded Bluetooth market applications. This product line compliments Antenna Products Corporation's existing product lines of cellular, PCS, paging, ISM and AMR (automatic meter reading), omni-directional and sector wireless antennas. The Phazar Antenna Corp. commercial wireless product lines are manufactured at Antenna Products Corporation's plant in Mineral Wells, Texas.

Thirco, Inc.

Thirco, Inc. was formed on November 1, 1993 as a Delaware company to purchase and lease equipment and facilities to the other operating units of PHAZAR CORP. The primary lease arrangements are with Antenna Products Corporation. Thirco will occasionally assist in servicing the banking needs of PHAZAR CORP's operating units. Since all activity is internal to PHAZAR CORP and its operating subsidiaries, financial data is consolidated with PHAZAR CORP. Thirco does not employ any full time employees and does not intend to employ any in the foreseeable future. Thirco does not intend to engage in any outside business transactions.

Seasonality

PHAZAR CORP's businesses are not dependent on seasonal factors.

Backlog

The backlog of orders at Antenna Products Corporation was $7.0 million on August 31, 2003. This compares to $8.2 million in backlog at the end of fiscal year 2003. Over 80% of this backlog will be delivered in the balance of the 2004 fiscal year.

Phazar Antenna Corp. orders are normally shipped within 2 weeks; hence Phazar Antenna Corp. backlog of orders was negligible on August 31, 2003.

NOTE 3.           BUSINESS SEGMENTS

The Company sold the assets and business of Phazar Aerocorp Inc. on May 31, 2003. As a result of this sale, the Company operates in one business segment.

NOTE 4.           INVENTORIES

     The major components of inventories are as follows:

                                August 31, 2003     May 31, 2003
                                ---------------     ------------
         Raw materials          $      784,388      $   791,375
         Work in process               612,873          559,965
         Finished goods                420,633          339,376
                                --------------      -----------
                                $    1,817,894      $ 1,690,716
                                ==============      ===========


NOTE 5.           NOTES PAYABLE

At August 31, 2003, and May 31, 2003 notes payable consist of a revolving note payable to a bank, with a maximum amount not to exceed the lesser of $2,000,000 or a calculated borrowing base determined by a formula based upon the amount of certain qualified receivables and inventories as defined in the loan agreement.

Interest is payable monthly at the prime rate (4% and 4.25% at August 31, 2003, and May 31, 2003, respectively) plus 1% until September 30, 2003, when any unpaid principal and interest shall be due. Borrowings under the revolving note payable are collateralized by accounts receivable and inventories and are guaranteed by a principal shareholder. Under the agreement, the Company must maintain a minimum net worth of $2,000,000 and working capital of $1,000,000.


NOTE 6.           LONG TERM DEBT

At August 31, 2003 and May 31, 2003, long-term debt consists of the following:

                                               August 31, 2003      May 31, 2003
                                               ---------------------------------

       Mortgage note to a bank guaranteed 80%
       by a U.S.  Government agency,  payable
       $10,050 per month,  including interest
       at the  prime  rate  (4% and  4.25% at
       August  31,  2003  and May  31,  2003,
       respectively)   plus   0.5%   (matures
       September 11, 2011): collateralized by
       certain  real  estate,   fixtures  and
       assignment  of life  insurance  policy
       with a principal shareholder. The note
       is  also  guaranteed  by  a  principal
       shareholder and the Company is require
       to    maintain    certain    covenants
       including    $1,000,000   in   working
       capital and a ratio of maximum debt to
       net worth of seven to one. The Company
       was in compliance with these covenants
       at  August   31,   2003  and  May  31,
       2003..................................  $   680,205         $   695,523

      Less current portion of long-term debt.  $   (63,804)        $   (63,804)
                                               -----------         -----------
                                               $   616,401         $   631,719
                                               ===========         ===========


NOTE 7.           NEW ACCOUNTING PRONOUNCEMENTS

In June 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 142 "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized. Goodwill and intangible assets that have indefinite useful lives will no longer be amortized but rather will be tested at least annually for impairment by comparing to fair value. Goodwill amortization expense for the three months ended August 31, 2002 was $0. The goodwill was included in the assets purchased by Phaero LLC on May 31, 2003.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. The standard is effective for the Company for the fiscal year ending May 31, 2004, but earlier adoption is encouraged. The adoption of this standard did not have a material impact on the Company's financial statements.

The FASB has issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends the disclosure requirements of SFAS No.123. The statement provides alternative methods of transition for voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted this statement.

NOTE 8.           STOCK OPTIONS

In 1999, the Board of Directors approved a stock option plan that provided the option to purchase 60,000 shares at $2.00 to an officer of the Company. The plan has an expiration date of March 31, 2006 or the earlier of the officer's last day of employment.

During the years ended May 31, 2003 and 2002, the Board of Directors did not grant any stock options.

A summary of the status of the Company's stock option plans as of August 31, 2003 and May 31, 2003 and changes for the 2 periods then ended are as follows:


                                                        Weighted Average
                                            Shares       Exercise Price
                                        -------------   ----------------

    Outstanding May 31, 2001..........        488,000             2.16
         Granted......................             --               --
         Exercised....................             --               --
         Forfeited....................          8,000             2.47
                                        -------------
    Outstanding May 31, 2002..........        480,000             2.15
         Granted......................             --               --
         Exercised....................             --               --
         Forfeited....................        345,000             2.21
                                        -------------
    Outstanding May 31, 2003..........        135,000             2.00
                                        -------------
         Granted......................             --               --
         Exercised....................             --               --
         Forfeited....................        135,000             2.00
                                        =============

                                            2003              2002
                                            ----              ----

    Exercisable at August 31
     and May 31, 2003.................        110,250          110,250
                                        =============   ==============
    Weighted average fair value
     of options granted during
     the year.........................  $           0   $            0
                                        =============   ==============

    Weighted average remaining
     contractual life (in years)
     2001 and 2000 plans at

     August 31 and May 31, 2003.......           4.25              4.5
                                        =============   ==============

                          INDEPENDENT AUDITOR'S REPORT



To The Board of Directors and Stockholders
PHAZAR CORP and Subsidiaries

We have audited the accompanying consolidated balance sheets of PHAZAR CORP and Subsidiaries as of May 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHAZAR CORP and subsidiaries as of May 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
July 18, 2003

                          PHAZAR CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              MAY 31, 2003 AND 2002

                                     ASSETS

                                                     2003         2002
                                                 ------------ ------------
CURRENT ASSETS
 Cash and cash equivalents............           $   190,988  $   201,806
 Accounts receivable:
   Trade, net of allowance for
     doubtful accounts of $7,021 in
     2003 and 2002....................               808,708      710,975
   United States Government...........               175,848       62,512
Inventories...........................             1,690,716    2,016,720
Prepaid expenses and other assets.....                68,314       83,535
Income taxes receivable...............                 2,000      479,282
Deferred income taxes.................                71,207      142,957
                                                 -----------  -----------
  Total current assets................             3,007,781    3,697,787

Property and equipment, net...........             1,509,782    1,737,517

Identifiable Intangible Assets........               185,030      281,256

Deferred income taxes.................                16,161            -

Assets of discontinued operations ....                     -    2,093,560
                                                 -----------  -----------
TOTAL ASSETS..........................           $ 4,718,754  $ 7,810,120
                                                 ===========  ===========





















                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              MAY 31, 2003 AND 2002

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                                     2003         2002
                                                 ------------ ------------
CURRENT LIABILITIES
  Notes payable.......................           $ 1,020,000  $ 1,145,000
  Current portion of long-term debt...                63,804       59,503
  Accounts payable....................                67,402      239,668
  Accrued expenses....................               386,524      324,784
  Income tax payable..................                 6,314            -
                                                 -----------  -----------
   Total current liabilities..........             1,544,044    1,768,955
                                                 -----------  -----------
Long-term debt........................               631,719      695,526
Note payable to shareholder...........                     -      800,000
Deferred income taxes.................                     -      186,529
                                                 -----------  -----------
   Total long-term liabilities........               631,719    1,682,055
                                                 -----------  -----------
Liabilities of discontinued operations                     -    1,696,425

   Total liabilities..................             2,175,763    5,147,435
                                                 -----------  -----------
COMMITMENTS AND CONTINGENCIES.........                     -            -

MINORITY INTEREST IN SUBSIDIARY.......                     -            -

SHAREHOLDER'S EQUITY..................

Preferred stock, $1 par, 2,000,000
  shares authorized, none issued
  or outstanding, attributes to be
  determined when issued..............                     -            -
Common stock, $0.01 par, 6,000,000
  shares authorized 2,182,028 and
  2,174,828 issued and outstanding....                21,820       21,748
  Additional paid in capital..........             2,765,539    2,753,136
  Retained earnings...................              (244,368)    (112,199)
                                                 -----------  -----------
   Total shareholders' equity.........             2,542,991    2,662,685

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 4,718,754  $ 7,810,120
                                                 ===========  ===========







                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEARS ENDED MAY 31, 2003 AND 2002

                                                      2003         2002
                                                  ------------ ------------
Sales and contract revenues....................   $ 7,414,397  $ 6,768,258
Cost of sales and contracts....................     4,585,467    4,519,951
                                                  -----------  -----------
  Gross Profit.................................     2,828,930    2,248,307

Sales and administration expenses..............     2,381,850    3,432,036
                                                  -----------  -----------
  Operating Profit (Loss)......................       447,080   (1,183,729)

Other income (expense)
   Interest expense............................      (101,866)    (106,921)
   Interest income.............................           499          575
   Other Income................................        44,124       82,265
                                                  -----------  -----------
Total Other Expense............................       (57,243)     (24,081)
                                                  -----------  -----------
Income (loss) from continuing
  operations before income taxes ..............       389,837   (1,207,810)

Income tax provision (benefit).................       138,799     (417,113)
                                                  -----------  -----------
    Income (loss) from continuing operations...       251,038     (790,697)

Discontinued operations
    Loss from operations of discontinued Aircraft
       Interiors segment, net of $363,636 and
       $196,722 tax benefit....................      (705,882)    (384,375)
    Gain on disposal of Aircraft Interiors
       segment,net of $100,212 on tax provision       322,675            -

      Minority interest in Subsidiary's loss...             -       25,546
                                                  -----------  -----------
Net (loss).....................................      (132,169)  (1,149,526)
                                                  ===========  ===========
Earnings (loss) per common share
       Continuing operations...................          0.12        (0.36)
       Discontinued operations.................         (0.18)       (0.17)
                                                 ------------  -----------
        Net earnings per common share..........  $      (0.06) $     (0.53)
                                                 ============  ===========








                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        YEARS ENDED MAY 31, 2003 AND 2002


                               Common Stock
                               ------------   Additional
                             Number            Paid In    Retained
                           Of Shares  Amount   Capital    Earnings      Total
                           --------- -------- ---------- ----------- -----------
 BALANCE, MAY 31, 2001.... 2,169,328 $ 21,694 $2,744,526 $1,037,327  $3,803,547

 Issuance of common stock.     5,500       54      8,610          -       8,664

 Net income...............         -        -          - (1,149,526) (1,149,526)
                           --------- -------- ---------- ----------  ----------
 BALANCE, MAY 31, 2002.... 2,174,828   21,748  2,753,136   (112,199)  2,662,685

 Issuance of common stock.     7,200       72     12,403          -      12,475

 Net income...............         -        -          -   (132,169)   (132,169)
                           --------- -------- ---------- ----------  ----------
 BALANCE, MAY 31, 2003.... 2,182,028 $ 21,820 $2,765,539 $ (244,368) $2,542,991
                           ========= ======== ========== ==========  ==========






























                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEARS ENDED MAY 31, 2003 AND 2002

                                                                2003         2002
                                                            ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)........................................ $  (132,169) $(1,149,526)

  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities

   Depreciation...........................................      281,841      292,539
   Amortization...........................................       96,226       87,918
   Stock based compensation...............................       12,475        8,664
   Loss on disposal of fixed assets.......................        5,392            -
   Gain on disposal of subsidiary net assets..............     (422,887)           -
   Deferred federal income tax............................     (130,940)    (127,450)
   Changes in assets and liabilities:
   Accounts receivable....................................     (211,069)     167,347
   Inventory..............................................      326,004      253,718
   Prepaid expenses.......................................       15,221      (52,627)
   Income taxes receivable................................      477,282     (587,428)
   Accounts payable.......................................     (172,266)      (6,030)
   Accrued expenses.......................................       61,740       95,502
   Income taxes payable...................................        6,314            -
   Minority interest......................................            -      (25,546)
                                                            -----------  -----------
     Net cash provided by (used in) continuing operations.      213,164   (1,042,919)

     Net cash provided by discontinued operations.........       20,022      111,652
                                                            -----------  -----------
     Net cash provided by (used in) operating activities..      233,186     (931,267)
                                                            -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from disposal of fixed assets..................        2,500            -
  Purchase of property and equipment......................      (61,998)     (19,686)
                                                            -----------  -----------
     Net cash used in investing activities................  $   (59,498) $   (19,686)


















                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

                          PHAZAR CORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEARS ENDED MAY 31, 2003 AND 2002

                                                                2003         2002
                                                            ------------ ------------
CASH FLOWS FROM FINANCING ACTIVIITES
  Net borrowings (payments) under bank lines of credit....  $  (125,000) $   895,000
  Principal payments on long-term debt....................      (59,506)     (54,783)
                                                            -----------  -----------
     Net cash (used in)...................................
         provided by financing activities.................     (184,506)     840,217

     Net decrease in cash and cash equivalents............      (10,818)    (110,736)

CASH AND CASH EQUIVALENTS, beginning of year..............  $   201,806  $   312,542
                                                            -----------  -----------

CASH AND CASH EQUIVALENTS, end of year....................  $   190,988  $   201,806
                                                            ===========  ===========
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash paid during the period for:

   Interest (none capitalized)............................  $   220,062  $   106,921
                                                            ===========  ===========
   Income taxes...........................................  $         -  $         -
                                                            ===========  ===========
SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

 Stock based compensation.................................  $    12,475  $     8,664
                                                            ===========  ===========





















                 The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

NOTE 1.           BUSINESS AND NATURE OF OPERATION

PHAZAR CORP operates as a holding company with Antenna Products Corporation, Phazar Antenna Corp. and Thirco, Inc. as its wholly owned subsidiaries. Antenna Products Corporation is an operating Subsidiary that designs, manufactures and markets antenna systems, towers, and communication accessories worldwide. The United States government, military and civil agencies, and prime contractors represent Antenna Products Corporation's principal customers. Phazar Antenna Corp. is a separate legal entity that currently operates as a small division of Antenna Products Corporation. Thirco serves as an equipment leasing company to Antenna Products Corporation. The Company's operations are performed in Texas for customers throughout the country.

Following is a schedule of the Company's sales to major customers at May 31, as a percentage of total sales:

                                                           2003         2002
                                                           ----         ----
        Federal Government                                  21%          20%
        Thales ATM, Inc. (fka AIRSYS ATM, Inc.)             16%          20%
        Titan                                               15%           1%
        Raytheon                                             2%           8%

At May 31, 2003 and 2002, trade receivables from four customers comprised approximately 51% and 60%, respectively, of the trade receivable balance at those dates.

NOTE 2.           DISCONTINUED OPERATIONS

On January 27, 2000 the Company's subsidiary, Phazar Aerocorp, Inc., purchased the assets and the operations of the Upholstery Shop Inc.! for cash of $2,000,000. Phazar Aerocorp Inc. as an 80% owned subsidiary of PHAZAR CORP, operates in the aircraft interior refurbishing market.

The Company sold the assets and business of Phazar Aerocorp Inc. to Phaero LLC, a new corporation that was formed by Gary Havener, principal shareholder and President of PHAZAR CORP and Brian Perryman, General Manager of Phazar Aerocorp Inc. Phaero LLC purchased the assets except for deferred tax asset for net operating losses of Phazar Aerocorp Inc. including the name Phazar Aerocorp and assumed the liabilities, including all indebtedness and lease obligations of Phazar Aerocorp Inc. except the intercompany debt. Phaero LLC also assumed PHAZAR CORP's subsidiary, Antenna Products Corporation's $800,000 indebtedness to Sinan corp. as a condition of the sale. Condensed balance sheets and income statements for the discontinued operations are as follows:

NOTE 2.           DISCONTINUED OPERATIONS - continued

                                                      2003          2002
                                                  ------------  ------------
    Current assets..............................  $   357,253   $   242,567
    Deferred income taxes.......................       75,992        75,992
    Property and equipment, net.................      326,602       336,165
    Identifiable intangible assets..............      839,667       976,867
    Intangible assets (goodwill)................      461,969       461,969
                                                  -----------   -----------
        Total Assets............................  $ 2,061,483   $ 2,093,560
                                                  ===========   ===========
    Current liabilities.........................      698,900       684,643
    Long-term debt..............................      989,219     1,015,531
    Note payable to shareholder.................      800,000             -
    Deferred taxes on non-current...............       (3,749)       (3,749)
    Shareholders' equity........................     (422,887)      397,135
                                                  -----------   -----------
    Total liabilities and shareholder's equity..  $ 2,061,483   $ 2,093,560
                                                  ===========   ===========

                                                      2003          2002
                                                  ------------  ------------
    Sales and contract revenues.................  $ 3,159,731   $ 4,047,411
    Cost of sales and contract revenues.........    3,310,261     3,633,216
    Sales and administrative expenses...........      771,763       816,192
    Other income (expense)......................     (147,225)     (179,100)
    Gain on disposal............................      422,887             -
                                                  -----------   -----------
    Income (loss) before taxes..................     (646,631)     (581,097)
                                                  -----------   -----------
    Income tax benefit..........................      263,424       196,722
    Minority interest...........................            -             -

    Net (loss)..................................  $  (383,207)  $  (384,375)
                                                  ===========   ===========

As a result of this sale, the Company operates in one business segment.


NOTE 3.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

     Sales and Contract Revenues and Related Costs - Antennas

Antenna Products Corporation manufactures and markets standard and custom antennas, guyed and self-supported towers, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corporation's U.S. Government supplied products include ground to air collinear antennas, instrument landing antennas and towers, fixed system multi-port antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns. Examples of the Company's commercial products (Phazar Antenna Corp.) include panel, sector, omnidirectional and closed loop PCS antennas; automatic meter reading (AMR), cellular, paging and yagi antennas, guyed towers and self supported towers.

Antenna Products Corporation is primarily a build to order company. As such, most orders are negotiated firm fixed-price contracts. Most commercial contracts are single order and single delivery firm fixed-price contracts. Some government contracts are multi-year performance with established option dates with a predetermined escalated price for delivery in that outyear. These types of contracts can be valid from two to five years. Other types of government contracts are called supply contracts where the government buys a particular product and has estimated the quantity required over an expected period. Antenna Products Corporation has contracts with major prime contractors who negotiate contracts based on large quantities with set escalation rates for future prices. The U.S. Government is attempting to procure more and more products that have commercial equivalents to military standards. These purchases are for off-the-shelf products and, therefore, use credit cards and accept commercial terms and shipping methods. Antenna Products Corporation recognizes an order or resultant sale when official notification is received that an option is being exercised and the order is shipped.

Revenue from short-term contracts calling for delivery of products is recognized as the product is shipped. Revenue and costs under certain long-term fixed price contracts with governments are recognized on the units of delivery method. This method recognizes as revenue the contract price of units of the product delivered during each period and the costs allocable to the delivered units as the cost of earned revenue. Costs allocable to undelivered units are reported in the balance sheet as inventory. Amounts in excess of agreed upon contract price for customer directed changes, constructive changes, customer delays or other causes of additional contract costs are recognized in contract value if it is probable that a claim for such amounts will result in additional revenue and the amounts can be reasonably estimated. Revisions in cost and profit estimates are reflected in the period in which the facts requiring the revision become known and are estimable. Losses on contracts are recorded when identified.

     Inventories

Inventories are stated at the lower of first-in, first-out cost or market, net of any applicable progress payments.

     Property and Equipment

Property and equipment are recorded at cost and depreciated by the straight-line method over the expected useful lives of the assets. Expenditures for normal maintenance and repairs are charged to income, and significant improvements are capitalized. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

     Use of Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     Income Taxes

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109) which utilizes the asset and liability method of computing deferred income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among the members of the consolidated group on the separate income tax return basis.

     Research and Development Costs

Research and development costs are charged to operations when incurred and are included in operating expenses. The amounts charged for the years ended May 31, 2003 and 2002 were approximately $207,000 and $273,000, respectively.

     Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and certificates of deposit with original maturities of three months or less.

     Stock-based Employee Compensation

The Company accounts for stock based compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", which requires compensation cost to be measured at the date of grant based on the intrinsic value of the options granted. The intrinsic value of an option is equal to the difference between the market price of the common stock on the date of grant and the exercise price of the option. No stock options were granted in 2003 or 2002 therefore there were no pro-forma effects on earnings to disclose using the fair value method under FASB 148.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which provides for an alternative measure of compensation cost based on the fair value of the options granted. The fair value of an option is based on the intrinsic value as well as the time value of the option. The Company has adopted the disclosure provisions of SFAS No. 123.

     Shares, Per Share Data, Earnings Per Share, and Stock Split, and Common Stock Par Value

Earnings per share are computed by dividing net income available for common stock by the weighted average number of common shares outstanding during the year. Weighted average shares outstanding were 2,177,613 and 2,171,836 for the years ended May 31, 2003 and 2002, respectively. Stock options outstanding at May 31, 2003 and 2002 were not included in earnings per share because their effect would be anti-dilutive.

     New Accounting Pronouncements

In June 2001 the Financial Accounting Standards Board (FASB) issued SFAS No. 142 "Goodwill and Other Intangible Assets". This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized. Goodwill and intangible assets that have indefinite useful lives will no longer be amortized but rather will be tested at least annually for impairment by comparing to fair value. Goodwill amortization expense for each of the years ended May 31, 2003 and 2002 was $0 and $36,471, respectively. The goodwill was included in the assets purchased by Phaero LLC on May 31, 2003.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. The standard is effective for the Company for the fiscal year ending May 31, 2004, but earlier adoption is encouraged. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 liabilities related to an exit or disposal activity will be recognized when the liability has been incurred instead of recognizing the liability at the date of an entity's commitment to an exit plan. The standard is effective for the Company for any exit or disposal activities initiated after December 31, 2002, but earlier adoption is encouraged. The adoption of this standard did not have an impact on the Company's financial statements.

The FASB has issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends the disclosure requirements of SFAS No.123. The statement provides alternative methods of transition for voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted this statement.


NOTE 4.           INVENTORIES

The major components of inventories are as follows:

                                            2003         2002
                                        ------------ ------------
          Raw materials................ $   791,375  $   810,611
          Work in process..............     559,965      718,448
          Finished goods...............     339,376      487,661
                                        -----------  -----------
                                        $ 1,690,716  $ 2,016,720
                                        ===========  ===========

Certain allocable overhead costs such as depreciation, insurance, property taxes and utilities are included in inventory based upon percentages developed by the Company. The aggregate amount of these costs included in inventory during the years ended May 31, 2003 and 2002 were $554,806 and $644,891, respectively.

All of the above stated inventories are that of the operating Subsidiary, Antenna Products Corporation. No other Subsidiaries carry inventory.


NOTE 5.           PROPERTY AND EQUIPMENT

The following is a summary of the Company's property and equipment at May 31:

                                      Estimated
                                      Useful Life       2003          2002
                                      -----------   ------------  ------------
    Land...........................                 $   375,136   $   375,136
    Buildings and improvements.....   15-30 years     1,873,217     1,873,217
    Machinery and equipment........      10 years     3,187,501     3,156,198
    Automobiles and equipment......       3 years       106,898       104,828
    Office furniture and fixtures..      10 years       590,438       590,438
                                                    -----------   -----------
    Less accumulated depreciation..                   6,133,190     6,099,817
    Net property and equipment.....                   4,623,408     4,362,300
                                                    -----------   -----------
                                                    $ 1,509,782   $ 1,737,517
                                                    ===========   ===========

NOTE 6.           INTANGIBLE ASSETS

                                                        2003          2002
                                                    ------------  ------------
Included in intangible assets at
May 31 are the following:
  Noncompete agreements (Phazar Antenna Corp.)..... $    60,000   $    60,000
  Patents, copyrights and other....................     389,593       389,593
                                                    -----------   -----------
      intellectual property (Phazar Antenna Corp.).     449,593       449,593
  Accumulated amortization.........................    (264,563)     (168,337)
                                                    -----------   -----------
                                                    $   185,030   $   281,256
                                                    ===========   ===========

Patents, copyrights and other intellectual property are being amortized on the straight-line basis over a weighted average five-year period. Non-compete agreements are being amortized on the straight-line basis over weighted average three and one third year contractual basis.

Aggregate amortization expense for the year ended May 31, 2003 was $96,226. Aggregate amortization expense for each of the next five years are as follows:

                   2004                             $95,600
                   2005                              83,180
                   2006                               6,250


NOTE 7.           NOTES PAYABLE

At May 31, 2003 and 2002, notes payable consist of a revolving note payable to a bank, with a maximum amount not to exceed the lesser of $2,000,000 or a calculated borrowing base determined by a formula based upon the amount of certain qualified receivables and inventories as defined in the loan agreement. Amounts available under the revolving note at May 31, 2003 and 2002 were $681,000 and $519,000, respectively.

Interest is payable monthly at the prime rate (4.25% and 4.75% at May 31, 2003 and 2002, respectively) plus 1% until September 30, 2003, when any unpaid principal and interest shall be due. Borrowings under the revolving note payable are collateralized by accounts receivable and inventories and are guaranteed by a principal shareholder. Under the agreement, the Company must maintain minimum net worth of $2,000,000 and working capital of $1,000,000.

NOTE 8.           LONG-TERM DEBT

At May 31, 2003 and 2002, long-term debt consists of the following:

                                                    2003         2002
                                                -----------  -----------

       Mortgage note to a bank, guaranteed
       80% by a U.S. government agency,
       payable $10,050 per month, including
       interest at the prime rate (4.25% and
       4.75% at May 31, 2003 and 2002,
       respectively) plus 0.5% (matures
       September 11, 2011); collateralized by
       certain real estate, fixtures and
       assignment of life insurance policy
       with a principal shareholder. The note
       is also guaranteed by a principal
       shareholder and the Company is
       required to maintain certain covenants
       including $1,000,000 in working
       capital and a ratio of maximum debt to
       net worth of seven to one. The Company
       was in compliance with these covenants
       at May 31, 2003 and 2002.                $  695,523   $  755,029

       Less current portion of long-term debt       63,804       59,503
                                                ----------   ----------
                                                $  631,719   $  695,526
                                                ==========   ==========

Maturities of long-term debt for each of the five years subsequent to May 31, 2003 are as follows:

      2004.....................................   $     63,804
      2005.....................................         68,416
      2006.....................................         73,362
      2007.....................................         78,665
      2008.....................................         84,352
      Thereafter...............................        326,924
                                                  ------------
                                                  $    695,523
                                                  ============
NOTE 9.                    INCOME TAXES

    Components of the income tax provision (benefit) are as follows:
                                                         2003        2002
                                                     -----------  ----------
        Federal income taxes (benefit) at statutory
           rate on income before income taxes....... $  132,544   $ (412,506)

    State income taxes statutory rate...............      6,315            -

    Non-deductible expenses and other...............        (60)      (5,607)
                                                     ----------   ----------
    Total provision (benefit)....................... $  138,799   $ (417,113)
                                                     ==========   ==========
    Deferred portion (benefit) of provision......... $  132,484   $ (308,170)
      Current portion (benefit) of provision........      6,315     (108,943)
                                                     ----------   ----------
      Total provision (benefit...................... $  138,799   $ (417,113)
                                                     ==========   ==========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                            2003       2002
                                                         ---------- ----------
Deferred tax assets:
   Accounts receivable due to allowance for doubtful
   Accounts............................................. $   2,388  $   2,388
   Accrued expenses, due to warranty accrual............    10,200     10,200
   Accrued expenses, due to vacation accrual............    25,299     27,546
   Accrued expenses due to bonus accrual................    33,320          -
   Intangible assets, due to difference in amortization.    55,929     37,127
   Net operating loss carryforward......................   133,407    102,823
                                                         ---------  ---------
Total deferred tax assets...............................   260,543    180,084
                                                         =========  =========
   Deferred tax liabilities:

   Property and equipment, principally due to
     difference in depreciation.........................  (173,175)  (223,656)
                                                         ---------  ---------
   Total deferred tax liability.........................  (173,175)  (223,656)
                                                         ---------  ---------
   Net deferred tax asset (liability)................... $  87,368  $ (43,572)
                                                         =========  =========

The net deferred tax liabilities are classified on the balance sheet as follows:

   Current deferred tax assets.......................... $  71,207  $ 142,957
   Long-term deferred tax assets........................    16,161          -
   Long-term deferred tax liabilities...................         -   (186,529)
                                                         ---------  ---------
                                                         $  87,368  $ (43,572)
                                                         =========  =========

       The Company has a net operating loss carryforward of approximately
                         $392,000 that expires in 2022.


NOTE 10.          COMMITMENTS AND CONTINGENCIES

The Company has adopted an employee profit sharing plan under Section 401(k) of the Internal Revenue Code. All employees with a minimum of one year of employment are eligible to participate. The Company will match employee contributions for an amount up to 3% of each employee's salary if certain earnings requirements are met. Contributions are invested at the direction of the employee in one or more funds. Company contributions vest after three years of service. Company contributions amounted to $-0- for both years ended May 31, 2003 and 2002.

     Concentration of Credit Risk

The Company deposits its cash primarily in deposit accounts with major banks. Certain cash deposits may occasionally be in excess of federally insured limits. The Company has not incurred losses related to its cash.

The Company sells many of its products to the U.S. Government, both military and civil agencies, and prime contractors. Although the Company might be directly affected by the well being of the defense industry, management does not believe significant credit risk exists at May 31, 2003.

Ongoing credit evaluations of customer's financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses have not exceeded management's expectations.

     Fair Value of Financial Instruments

The following disclosure of the estimate fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies.

The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents, receivables and accounts payable approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt approximate carrying value based on their effective interest rates compared to current market rates.

     Operating Leases

The Company leases a building and software under two noncancelable operating lease arrangements. Rent expense under these lease agreements during the years ended May 31, 2003 and 2002 was $77,265 and $75,605, respectively. Future minimum lease obligations under the lease agreement are as follows:

                  2004                           $    67,537
                  2005                                29,264
                  2006                                     0
                                                 -----------
                                                 $    96,801
                                                 ===========

The building lease agreement for property in Ronkonkoma, New York will expire in 2004 and will not be renewed. The software lease agreement will be paid in full in 2005.

     Legal Proceedings

The Company is currently involved in litigation with three former employees. Management believes the lawsuits are without merit and will not have a material impact on the financial statements and intends to vigorously defend against them.


NOTE 11.          STOCK OPTIONS

In 1999, the Board of Directors approved a stock option plan that provided the option to purchase 60,000 shares at $2.00 to an officer of the Company. The plan has an expiration date of March 31, 2006 or the earlier of the officer's last day of employment.

During the years ended May 31, 2003 and 2002, the Board of Directors did not grant any stock options.

A summary of the status of the Company's stock option plans as of May 31, 2003 and 2002 and changes for the years then ended are as follows:


                                                              Weighted Average
                                                    Shares     Exercise Price
                                                 ------------ ----------------
     Outstanding May 31, 2001..................      488,000  $         2.16
        Granted................................           --              --
        Exercised..............................           --              --
        Forfeited..............................        8,000            2.47
                                                 -----------
     Outstanding May 31, 2002..................      480,000            2.15
        Granted................................           --              --
        Exercised..............................           --              --
        Forfeited..............................      345,000            2.21
                                                 -----------  --------------
     Outstanding May 31, 2003..................      135,000  $         2.00
                                                 ===========  ==============

                                                     2003          2002
                                                     ----          ----

        Exercisable at May 31..................      110,250         198,600
                                                 ===========  ==============
        Weighted average fair value of options
         granted during the year...............  $         0  $            0
                                                 ===========  ==============
        Weighted average remaining contractual
         life (in years) 2001 and 2000 plans
         respectively..........................          4.5             2.8
                                                 ===========  ==============

                                                                        ANNEX A











                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               YDI WIRELESS, INC.

                          STUN ACQUISITION CORPORATION

                                       AND

                                  PHAZAR CORP.

                          DATED AS OF OCTOBER 30, 2003

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and
                                                  ---------

entered into as of October 30, 2003 among YDI WIRELESS, Inc., a Delaware corporation ("Parent"), STUN ACQUISITION CORPORATION, a Delaware corporation and
              ------
a wholly owned subsidiary of Parent ("Merger Sub"), and PHAZAR CORP., a Delaware
                                      ----------
corporation (collectively with its subsidiaries including Antenna Products Corporation, Phazar Antenna Corp., and Thirco, Inc., the "Company").
                                                          -------



                                    RECITALS
                                    --------

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

         B. The Board of Directors of each of the Company, Parent, and Merger Sub (i) has determined that the Merger is in the best interests of each company and their respective stockholders and (ii) has approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

         C. The Company, Parent, and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    Article I

                                   THE MERGER
                                   ----------

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject
       ----------
to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be Antenna Products Inc. At the Effective Time, the purpose of the Surviving Corporation shall be to conduct and engage in all lawful activities and business to the maximum extent permitted by the DGCL.

   1.2 Effective Time. Subject to the provisions of this Agreement, the parties
       --------------
hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing or such subsequent date or time as the parties shall agree and specify in the Certificate of Merger being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of the Parent at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.3(e) or at such other time, date, and location as the parties hereto agree (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger
       --------------------
shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; By-laws.
       -------------------------------------

       (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Antenna Products Inc." At the Effective Time, the authorized capital stock of the Surviving Corporation shall be 3,000 shares of common stock, par value $0.01 per share.

       (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

   1.5 Directors and Officers. The directors of Merger Sub shall be the initial
       ----------------------
directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

   1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger
       -----------------------
and without any action on the part of Merger Sub, the Company, or the holders of any of the following securities:

       (a) Conversion of Company Common Stock. Each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in Section 1.6(c) below)) will be canceled and extinguished and be automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive 1.20 (the "Exchange Ratio") shares of Common Stock, par value $.01 per share, of Parent (the "Parent Common Stock") (collectively, the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

       (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company or owned by Merger Sub, Parent, or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

       (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the DGCL (the "Company Dissenting Shares") shall not be converted into the right to receive the Merger Consideration in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such Company Dissenting Shares withdraws its demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Company Dissenting Shares shall withdraw its demand for such appraisal in accordance with the DGCL or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Company Dissenting Shares shall cease to be Company Dissenting Shares and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration into which its Company Common Stock would otherwise have converted as of the Effective Time pursuant to this Agreement. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of capital stock of the Company, and Parent shall have the right to participate in all negotiations, proceedings, and settlements with respect to such demands. Before the Effective Time, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

       (d) Stock Options. All options to purchase Company Common Stock currently outstanding shall be treated in accordance with Section 5.11 hereof.

       (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

       (f) Adjustments to Exchange Ratio. If between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic benefit as was contemplated by this Agreement prior to such reclassification, recapitalization, reorganization, split-up, combination, exchange, or dividend.

       (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent such additional fraction of a share of Parent Common Stock as may be necessary to issue to the stockholder the next whole share of Parent Common Stock.

   1.7 Surrender of Certificates.
       -------------------------

       (a) Exchange Agent. Registrar and Transfer Company, or another similar institution selected by Parent, shall act as the exchange agent (the "Exchange Agent") in the Merger.

       (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

       (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted in accordance with Section 1.6.

       (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

       (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

       (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent
       ---------------------------------------------------
Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen, or Destroyed Certificates. In the event any certificates
       ---------------------------------------
evidencing shares of Company Common Stock shall have been lost, stolen, or destroyed, the Exchange Agent shall, upon the making of an affidavit of that fact by the holder thereof, issue in exchange for such shares of Company Common

Stock such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen, or destroyed.

   1.10 Tax Consequences. It is intended by the parties hereto that the Merger
        ----------------
shall constitute a reorganization within the meaning of Section 368 of the Code.

   1.11 Taking of Necessary Actions; Further Action. If, at any time after the
        -------------------------------------------
Effective Time, any other action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   Article II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter supplied by the Company to Parent (the "Company Letter") and dated as of the date hereof, as follows:

   2.1 Organization of the Company. The Company and each of its material
       ---------------------------
subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on the Company. Except as set forth in the Company SEC Reports (as defined below in Section 2.5) filed with the SEC prior to the date of this Agreement, the Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries, and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture, or other business association or entity other than the securities of any publicly traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. For purposes of this Agreement, the term "subsidiary" of the Company or Parent, as the case may be, means any Person (other than a natural person) of which the Company or Parent, as the case may be, owns, either directly or indirectly, a majority of the total combined voting power of all classes of equity thereof having general voting power under ordinary circumstances to elect a majority of the board of directors or its equivalent. The Company has made available to counsel for Parent a true and correct copy of the Certificate of Incorporation and By-laws of the Company and similar governing instruments of its material subsidiaries, each as amended to date. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (including intangible assets), financial condition, or results of operations of a Person (as defined below), taken as a whole, but shall not include any of the foregoing arising out of, related to, or otherwise by virtue of (a) conditions affecting the economy or the financial markets generally (except to the extent that such conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength, and/or other relevant factors), (b) the announcement of or pendency of any of the transactions contemplated by this Agreement, (c) events, circumstances, or conditions generally affecting the industry in which such Person operates (except to the extent that such events, circumstances, or conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength, and/or other relevant factors), (d) any change in law or generally accepted accounting principles, or
(e) any change in the market price or trading volume of the securities of such Person (provided, that if such change in market price or trading volume is caused by an underlying cause or effect which would otherwise constitute a Material Adverse Effect, such underlying cause or effect shall nonetheless continue to constitute and qualify hereunder as a Material Adverse Effect). For purposes of this Agreement, "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, or other business organization.

   2.2 Company Capital Structure. The authorized capital stock of the Company
       -------------------------
consists of 6,000,000 shares of Company Common Stock, of which 2,185,928 shares were issued and outstanding as of October 29, 2003, and 2,000,000 shares of Preferred Stock, $.01 par value, none of which is issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of October 29, 2003, the Company had reserved 130,000 shares of Company Common Stock for issuance upon exercise of outstanding options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. Since August 1, 2003, there have been no amendments of any Company stock options or warrants and no changes in the capital structure of the Company other than issuances of Company Common Stock upon the exercise of outstanding options and to Board and audit committee members for meeting attendance. The outstanding options to purchase shares of Company Common Stock were validly issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and in accordance with any applicable state securities laws. All Company Common Stock issued to Board and audit committee members for meeting attendance was validly issued in transactions exempt from the registration requirements of the Securities Act and in accordance with any applicable state securities laws.

   2.3 Obligations With Respect to Capital Stock.
       -----------------------------------------

       (a) Except as set forth in Section 2.2, there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement.

       (b) There are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of the Company or with respect to any security, partnership interest, or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and consummation by the Company of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or agreement of the Company, or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of the Company.

   2.4 Authority.
       ---------

       (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of a majority of the Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or similar governing instruments of any of its subsidiaries or (ii) any material mortgage, indenture, lease, contract or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

       (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of a Form 8-K with the SEC, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

   2.5 SEC Filings; Company Financial Statements.
       -----------------------------------------

       (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1999 and has made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended May 31, 2001, 2002, and 2003, (ii) its Quarterly Report on Form 10-Q for the period ended August 31, 2003, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, (iv) all information statements relating to stockholder actions since January 1, 2000, (v) all other reports or registration statements filed by the Company with the SEC since January 1, 2000, and (vi) all amendments and supplements to all such reports, proxy statements, information statements, and registration statements filed by the Company with the SEC; and the Company will make available to Parent in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended November 30, 2003. All such required forms, reports and documents (including those enumerated in clauses (i) through (vi) of the preceding sentence and the Company's November 30, 2003 Form 10-Q, when filed) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

       (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the

"Company Financials"), including any Company SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (z) fairly presented or will fairly present the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows, and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The unaudited balance sheet of the Company as of August 31, 2003 contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet."

       (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Except with respect to the actions
       ------------------------------------
contemplated by this Agreement or disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on the Company or any development that reasonably would be expected to have a Material Adverse Effect on the Company, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

   2.7 Taxes.
       -----

       (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other government charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, net operating losses, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

       (b) Tax Returns and Audits.

           (i) Each of the Company and its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company and for its Returns for its fiscal year ended May 31, 2003 for which an extension of time exists. All such Returns were correct and complete in all material respects. Each of the Company and its subsidiaries has paid all Taxes due and owing by the Company and its subsidiaries (whether or not shown on any Tax Return). None of the Company and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return except as indicated in this Section 2.7(b)(i).

           (ii) Except as is not material to the Company, each of the Company and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA, and other Taxes required to be withheld.

           (iii) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, except liability for unpaid Taxes which have accrued since the date of the Company Balance Sheet in the ordinary course of business.

           (vi) None of the Company's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

           (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of is subsidiaries.

           (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

           (x) None of the Company and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Company and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   2.8 Absence of Liens and Encumbrances. Each of Company and its subsidiaries
       ---------------------------------
has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   2.9 Intellectual Property.
       ---------------------

       (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (c) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Company Intellectual Property Rights").

       (b) The Company is not in violation of any license, sublicense, or agreement related directly to the Company Intellectual Property Rights except such violations as do not materially impair the Company's rights under such license, sublicense, or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense, or agreement except such violations or defaults as do not materially impair the Company's rights under such license, sublicense, or agreement. No material claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any Person nor, to the knowledge of the Company, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing, or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold, licensed, or used or proposed for manufacture, sale, licensing, or use by the Company infringes on any copyright, patent, trade mark, service mark, or trade secret, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company, validity, or effectiveness of any of the Company Intellectual Property Rights. All material registered trademarks, service marks, and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right owned by the Company or product of the Company or any of its subsidiaries, or, to the knowledge of the Company, Company Intellectual Property Right licensed by the Company or its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries.

       (c) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.9, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.9) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.9) products and related trademarks, technology and know-how.

   2.10 Agreements, Contracts and Commitments. Except as disclosed in the
        -------------------------------------
Company SEC Reports filed with the SEC prior to the date of this Agreement, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by:

       (a) any collective bargaining agreements

       (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

       (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by the Company on thirty days' notice without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will;

       (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

       (e) except for a purchase order issued by the Company to Phillystran Inc. and a purchase order issued by the Company to Integris Metals, any agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $200,000 or more (excluding amounts which are already owing by the Company or such subsidiary at the date of the Company Balance Sheet) and is not cancelable without penalty within thirty (30) days; or

       (f) any agreement under which the Company or its subsidiaries is restricted from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time, or in any segment of the market.

   2.11 No Default. Neither the Company nor any of its subsidiaries has breached
        ----------
in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Company SEC Reports or (ii) any agreement under which the Company or any of its subsidiaries licenses from a third party any Company Intellectual Property Rights included in the Company's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

   2.12 Governmental Authorization. The Company holds all permits, licenses,
        --------------------------
variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the Company's business as currently conducted (the "Company Permits"). The Company is in material compliance with the terms of the Company Permits. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date of this Agreement, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on the Company.

   2.13 Litigation. Except as disclosed in the Company SEC Reports filed with
        ----------
the SEC prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a reasonable basis to expect such notice of assertion against the Company or any of its subsidiaries which it is reasonable to expect that, if determined adversely to the Company or any of its subsidiaries, would have a Material Adverse Effect on the Company.

   2.14 Environmental Matters. Neither the Company nor any of its subsidiaries
        ---------------------
has been or is currently in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental and Occupational Laws"). Each of the Company and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither the Company nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on the Company. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, except for matters alleging items which would not have a Material Adverse Effect on the Company.

   2.15 Brokers' and Finders' Fees. The Company has not incurred, nor will it
        --------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger, or any transaction contemplated hereby.

   2.16 Labor Matters. There are no pending or, to the Company's knowledge,
        -------------
threatened material claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Each of the Company and its United States subsidiaries has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

   2.17 Employee Benefit Plans.
        ----------------------

       (a) The Company has made available to Parent (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. "Benefit Plans" means all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any related or separate contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company (or, in the case of Section 3.17, Parent) or present or former beneficiary, dependent or assignee of any such employee or former employee.

       (b) All Benefit Plans of the Company conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

       (c) Any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the Company as an adopting employer or has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such opinion letter or determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such establishment or determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

       (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 2.17, the term "the Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in
Section 414(m) of the Code) that includes the Company and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

       (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

       (f) The Company has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

       (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each

Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

   2.18 Compliance With Laws. Each of the Company and its subsidiaries has
        --------------------
complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company.

   2.19 Registration Statement; Proxy Statement/Prospectus. The written
        --------------------------------------------------
information supplied by the Company specifically for inclusion in the Registration Statement (as defined in Section 3.19) shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The written information supplied by the Company specifically for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, officers or directors shall be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   2.20 Board Approval. On or prior to the date of this Agreement, the Board of
        --------------
Directors of the Company, by votes duly adopted by unanimous approval of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and determined that the execution, delivery and performance of this Agreement is desirable, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

   2.21 Fairness Opinion. The Company has received a written opinion from George
        ----------------
Witte, Business Appraiser dated on or about the date hereof, that the Merger is fair to the Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

   2.22 Antitakeover Laws Not Applicable. To the Company's knowledge, no "fair
        --------------------------------
price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation (a "Takeover Statute"), other than Section 203 of the DGCL, is or will be applicable (as to the Company) to the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

   2.23 Full Disclosure. Neither this Agreement nor any written statement,
        ---------------

report, or other document furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby with respect to the Company contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not false or misleading.

   2.24 FIRPTA.  The Company Common Stock is not a "U.S. Real Property Interest"
        ------
as defined in Treasury Regulation Section 1.897-2(h)(2).


                                  Article III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
             -------------------------------------------------------

         Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Letter") and dated as of the date hereof, as follows:

   3.1 Organization of Parent and Merger Sub. Each of Parent, its material
       -------------------------------------
subsidiaries, and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Reports (as defined below in Section 3.5) filed with the SEC prior to the date of this Agreement, Parent owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture, or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Parent has made available to counsel for the Company a true and correct copy of the Certificate of Incorporation and By-laws of Parent and Merger Sub, and similar governing instruments of its material subsidiaries, each as amended to date.

   3.2 Capital Structure.
       -----------------

       (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, of which 13,620,292 shares were issued and outstanding as of October 29, 2003, and 4,500,000 shares of Preferred Stock, $.01 par value, none of which is issued or outstanding. The authorized capital stock of Merger Sub consists of 3,000 shares of Common Stock, $.01 par value, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of October 29, 2003, Parent had reserved 1,464,525 shares of Parent Common Stock for issuance pursuant to Parent's 1986 Stock Plan, 1987 Stock Plan, 1996 Stock Plan, 1997 Stock Plan, 1999 Stock Plan, 2001 Nonqualified Stock Option Plan, and 2002 Stock Incentive Plan (collectively, the "Parent Stock Option Plan"), under which options were outstanding for 832,445 shares, and 395,715 shares of Parent Common Stock for issuance upon the exercise of outstanding warrants (which as of October 29, 2003 are outstanding for an aggregate of 395,715 shares of Parent Common Stock). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. Since August 1, 2003, there have been no amendments of any Parent stock options or warrants and no changes in the capital structure of Parent other than issuances of Parent Common Stock upon the exercise of options granted under the Parent Stock Option Plan or the exercise of outstanding warrants. All outstanding shares of Parent Common Stock that were issued pursuant to the exercise of options granted under the Parent Stock Option Plan were validly issued in transactions either exempt from the registration requirements of the Securities Act or pursuant to registration statements filed under the Securities Act and in accordance with any applicable state securities laws.

       (b) The shares of Parent Common Stock to be issued pursuant to the Merger will, upon issuance, be duly authorized, validly issued, fully paid, and non-assessable.

   3.3 Obligations With Respect to Capital Stock.
       -----------------------------------------

       (a) Except as set forth in Section 3.2, there are no equity securities of any class of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment, or agreement.

       (b) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan, or other agreement or understanding to which Parent or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of Parent or with respect to any security, partnership interest, or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder, and consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub.

   3.4 Authority.
       ---------

       (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under (i) any provision of the

Certificate of Incorporation or By-laws of Parent, the Certificate of Incorporation or By-laws of Merger Sub, or similar governing instruments of any of its subsidiaries or (ii) any material mortgage, indenture, lease, contract, or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or its properties or assets.

       (b) No consent, approval, order, or authorization of, or registration,

declaration, or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Registration Statement (as defined in Section 3.19 below) with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of a Form 8-K with the SEC, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals, and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent.

   3.5 SEC Filings, Parent Financial Statements.
       ----------------------------------------

       (a) Parent has filed all forms, reports, and documents required to be filed with the SEC since January 1, 1999 and has made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2003, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2000, (iv) all information statements relating to stockholder actions since January 1, 2000, (v) all other reports or registration statements filed by Parent with the SEC since January 1, 2000 (including the Form 8-K filed by Parent on October 21, 2003), and (vi) all amendments and supplements to all such reports, proxy statements, information statements, and registration statements filed by Parent with the SEC; and Parent will make available to the Company in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended September 30, 2003. All such required forms, reports and documents (including those enumerated in clauses (i) through (vi) of the preceding sentence and Parent's September 30, 2003 Form 10-Q, when filed) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

       (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (z) fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows, and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent as of September 30, 2003 contained in the Parent SEC Reports is hereinafter referred to as the "Parent Balance Sheet."

       (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents, or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   3.6 Absence of Certain Changes or Events. Except with respect to the actions
       ------------------------------------
contemplated by this Agreement or disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Parent Balance Sheet, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on Parent or any development that reasonably would be expected to have a Material Adverse Effect on Parent, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of the Company pursuant to Section 4.2 had such action or event occurred after the date of this Agreement.

   3.7 Taxes.
       -----

       (a) Each of Parent and its subsidiaries has timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent. All such Returns were correct and complete in all material respects. Each of Parent and its subsidiaries has paid all Taxes due and owing by Parent and its subsidiaries (whether or not shown on any Tax Return). None of Parent and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return.

       (b) Except as is not material to Parent, each of Parent and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA, and other Taxes required to be withheld.

       (c) Except as is not material to Parent, neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

       (d) Except as is not material to Parent, no audit or other examination of any Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

       (e) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, except liability for unpaid Taxes which have accrued since the date of the Parent Balance Sheet in the ordinary course of business.

       (f) None of Parent's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       (g) There is no contract, agreement, plan, or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

       (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

       (i) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

       (j) None of the Parent and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Parent and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Parent) or (B) has any liability for the taxes of any person (other than any of the Parent and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   3.8 Absence of Liens and Encumbrances. Each of Parent and its subsidiaries
       ---------------------------------
has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal, and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount, or extent and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

   3.9 Intellectual Property.
       ---------------------

       (a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are material to the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

       (b) Parent is not in violation of any license, sublicense, or agreement related directly to the Parent Intellectual Property Rights except such violations as do not materially impair Parent's rights under such license, sublicense, or agreement. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except such violations or defaults as do not materially impair Parent's rights under such license, sublicense or agreement. No material claims with respect to the Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any Person, nor, to the knowledge of Parent, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent or any of its subsidiaries as now manufactured, sold, licensed, or used or proposed for manufacture, sale, licensing, or use by Parent infringes on any copyright, patent, trade mark, service mark, or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by Parent, validity, or effectiveness of any of the Parent Intellectual Property Rights. All material registered trademarks, service marks, and copyrights held by Parent are valid and subsisting. To the knowledge of Parent, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent. No Parent Intellectual Property Right owned by Parent or product of Parent or any of its subsidiaries, or, to the knowledge of Parent, Parent Intellectual Property Right licensed by Parent or its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries.

   3.10 Agreements, Contracts and Commitments. Except as disclosed in the Parent
        -------------------------------------
SEC Reports filed with the SEC prior to the date of this Agreement, neither Parent nor any of its subsidiaries has, nor is it a party to nor is it bound by:

       (a) any collective bargaining agreements;

       (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

       (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by Parent on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit Parent's ability to terminate employees at will;

       (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

       (e) any agreement, contract or commitment (excluding real and personal property leases) which involves payment by Parent of $200,000 or more (excluding amounts which are already owing by Parent or such subsidiary at the date of the Parent Balance Sheet) and is not cancelable without penalty within thirty (30) days; or

       (f) any agreement under which Parent or its subsidiaries is restricted from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time, or in any segment of the market.

   3.11 No Default. Neither Parent nor any of its subsidiaries has breached in
        ----------
any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Parent SEC Reports or (ii) any agreement under which Parent or any of its subsidiaries licenses from a third party any Parent Intellectual Property Rights included in Parent's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant thereto.

   3.12 Governmental Authorization. Parent holds all permits, licenses,
        --------------------------
variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of Parent's business as currently conducted (the "Parent Permits"). Parent is in material compliance with the terms of the Parent Permits. Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, the business of Parent is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on Parent. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent is pending or, to the knowledge of Parent, threatened, nor to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on Parent.

   3.13 Litigation. Except as disclosed in the Parent SEC Reports filed with the
        ----------
SEC prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion against Parent or any of its subsidiaries which it is reasonable to expect that, if determined adversely to Parent or any of its subsidiaries, would have a Material Adverse Effect on Parent.


   3.14 Environmental Matters. Neither Parent nor any of is subsidiaries has
        ---------------------
been or is currently in material violation of any applicable Environmental and Occupational Laws. Each of Parent and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither Parent nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on Parent. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of Parent, threatened against Parent, except for matters alleging items which would not have a Material Adverse Effect on Parent.

   3.15 Broker's and Finders' Fees. Parent has not incurred, and will not incur,
        --------------------------
directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

3.16 Labor Matters. There are no pending or, to Parent's knowledge, threatened material claims against Parent or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Parent and each of its United States subsidiaries has complied in all material respects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

   3.17 Employee Benefit Plans.
        ----------------------

       (a) Parent has made available to the Company (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years.

       (b) All Benefit Plans of Parent conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject Parent to any material penalty or tax imposed under the Code or ERISA.

       (c) Any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to Parent as an adopting employer or has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such opinion letter or determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, Parent has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such establishment or determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

       (d) Parent does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Parent does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 3.17, the term "Parent" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes Parent, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the
Code) with Parent, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes Parent and any other entity required to be aggregated with Parent pursuant to the regulations issued under Section 414(o) of the Code.

       (e) There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Parent or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Parent, any basis for such claim, except in any such case as reasonably would not be expected to have a Material

Adverse Effect on Parent. The Benefit Plans are not the subject of any pending (or to the knowledge of Parent, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the PBGC.

       (f) Parent has timely made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

       (g) With respect to any Benefit Plan that is a Welfare Plan, (i) each Welfare Plan for which contributions are claimed by Parent as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of Parent beyond termination of their employment with Parent by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

   3.18 Compliance With Laws. Each of Parent and its subsidiaries has complied
        --------------------
in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent.

   3.19 Registration Statement; Proxy Statement/Prospectus. Subject to the
        --------------------------------------------------
accuracy of the representations of the Company made in Section 2.19, the registration statement on Form S-4 (or such other or successor form as shall be appropriate), (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC, at the time it becomes effective under the Securities Act, or at the time of the Company Stockholders' Meeting (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The written information supplied by Parent specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to Parent, Merger Sub, or any of their respective affiliates, officers, or directors shall be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.


   3.20 Board Approval. On or prior to the date of this Agreement, the Board of
        --------------
Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement, the Merger and the issuance of Parent Common Stock pursuant to this Agreement are in the best interests of Parent and its stockholders and (b) approved this Agreement and the Merger and determined that the execution, delivery and performance of this Agreement is advisable.

   3.21 Antitakeover Laws Not Applicable. To the knowledge of the Parent, no
        --------------------------------
Takeover Statute, other than Section 203 of the DGCL, is or will be applicable (as to Parent) to the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

   3.22 Full Disclosure. Neither this Agreement nor any written statement,
        ---------------
report or other document furnished by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby with respect to Parent contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not false or misleading.


                                   Article IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME
                       -----------------------------------

   4.1 Conduct of Business of the Company. During the period from the date of
       ----------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact the

Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement or in compliance with Section 5.4(a), the Company shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent, which shall not be unreasonably withheld:

       (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Company Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by the Company could have prevented
it) with regard to any warrant or other right to acquire capital stock of the Company;

       (b) Enter into partnership arrangements, joint development agreements, or strategic alliances;

       (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent;

       (d) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the Company's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

       (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

       (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company;

       (g) Purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors, and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company;

       (h) Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other securities, other than the issuance of (i) shares of Company Common Stock pursuant to the exercise of Company stock options outstanding as of the date of this Agreement, (ii) options to purchase shares of Company Common Stock granted to new employees in the ordinary course of business consistent with past practice, (iii) shares of Company Common Stock issuable upon the exercise of the options referred to in clause (ii); and (iv) to Board and audit committee members for attending meetings in amounts consistent with past practice and in the aggregate not to exceed 6,000 shares;

       (i) Cause, permit, or propose any amendments to the Company's Certificate of Incorporation or By-laws or other charter documents or similar governing instruments of any of its subsidiaries;

       (j) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships, or alliances or purchase any distributors;

       (k) Sell, lease, license, encumber, or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company;

       (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls, or other rights to acquire debt securities of the Company or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

       (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants other than in the ordinary course of business consistent with past practice, or change in any material respect any management policies or procedures;

       (n) Revalue any of the Company's assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles, or practices;

       (o) Pay, discharge, or satisfy in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than a payment, discharge, or satisfaction in the ordinary course of business;

       (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return other than the Return for the fiscal year ending May 31, 2003 (which the Company may file) or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

       (q) Make any capital expenditures in excess of $100,000 in the aggregate;

       (r) Modify, amend, or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or enter into any contract or agreement which provides for the Company to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement except in the ordinary course of business;

       (s) Settle any material litigation or waive, release, or assign any material rights or claims thereunder;

       (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

       (u) Enter into, modify, amend, or cancel any development services, licensing, distribution, sales, sales representation, or other similar agreement or obligation with respect to any material Company Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

       (v) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement, or arrangement or any Takeover Statute;

       (w) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or other agreement of the Company or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of the Company; or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of any options) could have prevented it; or

       (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.l(a) through (w) above or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3 not to be satisfied.

   4.2 Conduct of Business of Parent. During the period from the date of this
       -----------------------------
Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent (which for the purposes of this Section 4.2 shall include Parent and each of its subsidiaries) agrees, except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing, to carry on its business in the usual, regular, and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Parent's present business organizations, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Parent, to the end that Parent's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Parent. Except as expressly contemplated by this Agreement or in compliance with
Section 5.4(b), Parent shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company, which shall not be unreasonably withheld:

       (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of Parent or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by Parent (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Parent Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by Parent could have prevented it) with regard to any warrant or other right to acquire capital stock of Parent;

       (b) Enter into partnership arrangements, joint development agreements, or strategic alliances;

       (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the Company;

       (d) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to Parent's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

       (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where Parent in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Parent's business, provided that Parent consults with the Company prior to the filing of such a suit;

       (f) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, securities, or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Parent;

       (g) Purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors, and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to Parent;

       (h) Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other securities, other than the issuance of (i) shares of Parent Common Stock pursuant to the exercise or conversion of Parent stock options or warrants outstanding as of the date of this Agreement, (ii) options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Option Plan, and (iii) shares of Parent Common Stock issuable upon the exercise of the options referred to in clause (ii);

       (i) Cause, permit, or propose any amendments to Parent's Certificate of Incorporation or By-laws;

       (j) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any joint ventures, strategic partnerships, or alliances or purchase any distributors;

       (k) Sell, lease, license, encumber, or otherwise dispose of any of Parent's properties or assets which are material, individually or in the aggregate, to the business of Parent;

       (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls, or other rights to acquire debt securities of Parent or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

       (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee in excess of the amount accrued on the Parent Balance Sheet, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants other than in the ordinary course of business consistent with past practice, or change in any material respect any management policies or procedures;

       (n) Revalue any of Parent's assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles, or practices;

       (o) Pay, discharge, or satisfy in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than a payment, discharge, or satisfaction in the ordinary course of business;

       (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

       (q) Make any capital expenditures in excess of $100,000 in the aggregate;

       (r) Modify, amend, or terminate any material contract or agreement to which Parent or any of its subsidiaries is a party or enter into any contract or agreement which provides for Parent to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement except in the ordinary course of business;

       (s) Settle any material litigation or waive, release, or assign any material rights or claims thereunder;

       (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

       (u) Enter into, modify, amend, or cancel any development services, licensing, distribution, sales, sales representation, or other similar agreement or obligation with respect to any material Parent Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

       (v) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement, or arrangement or any Takeover Statute;

       (w) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or other agreement relating to any equity securities of Parent or Merger Sub or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub; or by inaction suffer any of the foregoing to occur when unilateral action by Parent (other than action involving termination of any options) could have prevented it; or

       (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (w) above or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.2 not to be satisfied.


                                   Article V

                              ADDITIONAL AGREEMENTS
                              ---------------------

   5.1 Proxy Statement/Prospectus; Registration Statement.
       --------------------------------------------------

       (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement and the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to (i) cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the Securities Act, the Exchange Act, and the rules and regulations thereunder, (ii) respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Proxy Statement, or any other report, statement, or other document it may have filed with the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as soon thereafter as practicable, (iv) as soon as practicable after the Registration Statement shall have been declared effective, cause the Proxy Statement and forms of proxy to be mailed to the Company's stockholders, and (v) notify the other party promptly of any stop order or threatened stop order of which it becomes aware with respect to the Registration Statement or similar proceeding with respect to the Proxy Statement. Each of Parent and the Company shall afford the other party a reasonable opportunity to review and comment upon the Registration Statement, the Proxy Statement, any amendment or supplement to either document, or any other document filed with the SEC prior to its filing. The Proxy Statement shall include the fairness opinion of George Witte, Business Appraiser referred to in Section 2.21. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified, or withheld except in compliance with Section 5.4(a).

       (b) Each of Parent and the Company shall notify the other party promptly upon the receipt of any comments from the SEC or its staff or any other government official in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government official for any amendment or supplement to the Registration Statement, the Proxy Statement, or any other filing with the SEC or for additional information and shall provide to the other party copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect to the Registration Statement, the Proxy Statement, or any other such filing.

       (c) Promptly after Parent or the Company shall notify the other party of the discovery of information required to be disclosed to the other party pursuant to Section 2.19 or Section 3.19, as the case may be, the parties shall prepare and file appropriate amendments or supplements to the Registration Statement and the Proxy Statement, as the case may be, and, to the extent required by law, disseminate such amendment or supplement to the stockholders of the Company.

   5.2 Meeting of Stockholders. Promptly after the date hereof, the Company
       -----------------------
shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. The Company shall consult with Parent concerning the timing and other details relating to the Company Stockholders' Meeting.

   5.3 Access to Information, Confidentiality.
       --------------------------------------

       (a) Each party shall afford the other party and its accountants, counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning its business, including the status of product development efforts, properties, and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section
5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

       (b) The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated April 15, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

   5.4 No Solicitation.
       ---------------

       (a) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals, or offers by any person, entity, or group (other than Parent, Merger

Sub, and their affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books, or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate, or encourage, or enter into any agreement or understanding with, any person, entity, or group (other than Parent, Merger Sub, and their affiliates, agents, and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of Section 5.4(a) of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of the Company, whether by way of merger, purchase of at least 50% of the capital stock of the Company, purchase of all, substantially all, or any material portion of the assets of the Company, or otherwise. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal with respect to the Company made by any person, entity, or group (other than Parent, Merger Sub, and their affiliates). The Company will immediately cease any and all existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

           (ii) Notwithstanding the provisions of paragraph (i) above, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with and, subject to the requirements of paragraph (iii) below, furnish information to any person, entity, or group after such person, entity, or group shall have delivered to the Company in writing, a Superior Proposal. For the purposes of Sections 5.4(a) and 7.1(f) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors (after consultation with independent financial advisors), is reasonably capable of being obtained by such person, entity, or group and which is likely to be consummated.

           (iii) The Company may furnish information to a person, entity, or group that has made a Superior Proposal only if the Company (a) first notifies Parent of the information proposed to be disclosed, (b) first complies with the provisions of paragraph (v), below, and (c) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement.

           (iv) If the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from approving such Superior Proposal or recommending such Superior Proposal to the Company's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger.

           (v) The Company will (i) notify Parent immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to Parent the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and provide Parent with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of a meeting at which the Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders.

           (vi) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

       (b) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, enter into any agreement or understanding with any person, entity, or group which would preclude or prevent the Merger or other transactions contemplated by this Agreement other than in connection with a Superior Proposal.

           (ii) For the purposes of Sections 5.4(b) and 7.1(g) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of Parent in its good faith reasonable judgment determines could reasonably be expected to result in a transaction that, without the Merger, is more favorable to the stockholders of Parent from a financial point of view than either the Merger or such transaction after the Merger (if doing the transaction after the Merger would be permitted or possible) and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, is reasonably capable of being obtained by such person, entity, or group and which is likely to be consummated. For the purposes of Section 5.4(b) of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to the possible acquisition of Parent, whether by way of merger, purchase of at least 50% of the capital stock of Parent, purchase of all or substantially all of the assets of Parent, or otherwise.

           (iii) If Parent receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of Parent from approving such Superior Proposal or recommending such Superior Proposal to Parent's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its approval of the Merger.

           (iv) Parent will (i) notify the Company immediately if any inquiry or proposal is made or any information or access is requested in connection with a Superior Proposal or potential Superior Proposal and (ii) immediately communicate to the Company the terms and conditions of any such Superior Proposal or potential Superior Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, Parent shall provide the Company with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of Parent's Board of Directors but in no event less than eight (8) hours) of any meeting of Parent's Board of Directors at which Parent's Board of Directors is reasonably expected to consider a Superior Proposal and provide the Company with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of Parent's Board of Directors but in no event less than eight (8) hours) of a meeting at which Parent's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders.

           (v) Nothing contained in this Section 5.4 shall prevent Parent or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

   5.5 Expenses.
       --------

       (a) Except as set forth in this Section 5.5, if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that Parent and the Company shall share equally all fees and expenses, other than attorneys, accountants and financial advisor's fees, incurred in connection with the printing and filing of the Registration Statement and Proxy Statement (including financial statements and exhibits) and any amendments or supplements thereto. If the Merger is consummated, all fees and expenses, including attorneys, accountants and financial advisor's fees (but excluding the printing and filing fees referenced in the preceding sentence), incurred by or for the benefit of the Company or its stockholders shall be paid by the Surviving Corporation. Parent shall choose the financial printer to use for the Registration Statement, the Proxy Statement, and any amendments or supplements thereto.

       (b) If this Agreement is terminated by Parent pursuant to Section 7.1(b)(ii) or by any party pursuant to Section 7.1(f), the Company shall immediately upon such termination pay to Parent a termination fee of $300,000 by wire transfer of immediately available funds to an account designated by Parent.

       (c) If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or by any party pursuant to Section 7.1(g), Parent shall immediately upon such termination pay to the Company a termination fee of $300,000 by wire transfer of immediately available funds to an account designated by the Company.

   5.6 Public Disclosure.
       -----------------

       (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. and in any event in accordance with the terms of the Confidentiality Agreement.

       (b) The Company agrees that the information supplied by the Company for inclusion in any press release (including any information relating to the Company that is approved by the Company) that is jointly issued or approved by Parent and the Company shall not, on the date such press release is issued, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier press release which has become false or misleading. If at any time prior to the Effective Time the Company shall determine that any information in any issued press release was or may have become false or misleading, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information relating to Parent or Merger Sub which is contained in any of the foregoing documents.

       (c) Parent agrees that the information supplied by Parent for inclusion in any press release (including any information relating to Parent and Merger Sub that is approved by Parent) that is jointly issued or approved by Parent and the Company shall not, on the date such press release is issued, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier press release which has become false or misleading. If at any time prior to the Effective Time Parent shall determine that any information in any issued press release was or may have become false or misleading, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information relating to the Company which is contained in any of the foregoing documents.

   5.7 Auditors' Letters. The Company shall use its reasonable best efforts to
       -----------------
cause to be delivered to Parent a letter of Weaver and Tidwell, L.L.P., independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Parent shall use its reasonable best efforts to be delivered to the Company a letter of BDO Seidman, LLP, and Hoffman, Fitzgerald, & Snyder, P.C., independent auditors to the Parent, dated a date within two business days before the date on which the Registration Statement becomes effective, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   5.8 Legal Requirements. Each of Parent, Merger Sub, and the Company will take
       ------------------
all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order, or authorization of, or any registration, declaration, or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

   5.9 Blue Sky Laws. Parent shall take such steps as may be necessary to comply
       -------------
with the securities and blue sky laws of all United States jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. Parent shall pay all fees and expenses, including filing fees and Parent's attorneys' fees and expenses, incurred by Parent in connection with such compliance. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all United States jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

   5.10 Reasonable Best Efforts and Further Assurances. Each of the parties to
        ----------------------------------------------
this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including prompt resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

   5.11 Stock Options. The Company shall provide a notice to each holder of an
        -------------
outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option"), promptly after execution of this Agreement and at least thirty
(30) days prior to the Effective Time, stating that the Company has entered into this Agreement and that the Company is requiring the holder of the Company Stock Option to exercise all of the unexercised portion of the Company Stock Option prior to the Effective Time or suffer the forfeiture of the unexercised portion of the Company Stock Option and take such additional actions, reasonably requested by Parent, to cause the Company Stock Options to terminate prior to the Effective Time.

   5.12 Certain Benefit Plans.
        ---------------------

       (a) Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefit programs substantially comparable in the aggregate to those applicable to employees of Parent, as soon as practicable after the Effective Time in accordance with the terms of such programs. Parent shall assume all of the Company's liability under Section 4980B of the Code and
Part 6 of Title I of ERISA with respect to COBRA participants (other than any liability of the Company to pay, or reimburse any such participants for, COBRA premiums) in accordance with Treasury Regulation Section 54-4980B-9 as if the Company had terminated coverage under its group health plans on the Effective Date.

       (b) Parent shall cause each such benefit program in which employees of Parent and its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company and its subsidiaries to the same extent as such service was credited for such purpose by the Company; provided, that in no circumstances shall the crediting of such service create duplicative benefits.

       (c) Parent shall honor and continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment or severance agreements of the Company.

       (d) If former or active employees of the Company or any of its subsidiaries become eligible to participate in a medical, dental, or vision plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered unconditionally for such person under the applicable medical, dental, or vision plans of the Company, (ii) honor under such plans any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company benefit program prior to the Effective Time.

       (e) If the Company is required to terminate its plan which is qualified under Section 401(k) of the Code (the "Company's 401(k) Plan"), Parent will, with the approval of the plan administrator of the Parent's tax-qualified 401(k) plan (the "Parent's 401(k) Plan"), cause Parent's 401(k) Plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to the Company's employees pursuant to the Company's 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Parent's 401(k) Plan in accordance with this Section 5.12(e) shall at all times be 100% vested (to the extent they were 100% vested in the Company's 401(k) Plan at the time of rollover) and shall be invested in accordance with the provisions of the Parent's 401(k) Plan. In this regard, the Company represents (i) that the Company's 401(k) Plan has obtained a determination letter from the Internal Revenue Service to the effect that the Company's 401(k) Plan is qualified under

Section 401(a) of the Code and that the related trust is exempt from federal income taxes under Section 501(a) of the Code or (ii) that Company's 401(k) Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has furnished to Parent a copy of the most recent IRS determination or opinion letter with respect to Company's 401(k) Plan, and nothing has occurred which could reasonably be expected to cause the loss of the tax-qualified status of the Company's 401(k) Plan. In the case of any Company employee, the Parent's 401(k) Plan will take into account, for eligibility and vesting purposes, such employee's pre-Closing service creditable to such employee for purposes of Company's 401(k) Plan.

   5.13 Tax-Free Reorganization. Parent and the Company shall each use all
        -----------------------
reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Without limiting the generality of the foregoing, Parent will cause the Surviving Corporation to continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

   5.14 Board Representation. The Board of Directors of Parent shall take
        --------------------
appropriate actions (the effectiveness of which are subject only to the consummation of the Merger) to effectuate the following:

       (a) to cause the number of directors comprising the full Board of Directors of Parent to be five persons, and

       (b) to appoint Clark D. Wraight to the Board of Directors of Parent in addition to four incumbent directors of Parent.

   5.15 Employment Agreement. Parent will use its commercially reasonable
        --------------------
efforts to negotiate and execute before the Effective Time an employment agreement (which would become effective upon the Effective Time) with Clark Wraight pursuant to terms and conditions mutually acceptable to the parties thereto and Parent (provided that any existing employment agreement with the Company is contemporaneously terminated); provided, however, that in no event will the failure to enter into any such employment agreement be deemed a breach of this Agreement or the failure of a closing condition.

   5.16 No Solicitation of Employees. Each party agrees that for a period of 12
        ----------------------------
months following termination, if any, of this Agreement pursuant to the provisions of Article VII hereof, neither party shall solicit, induce, or recruit any of the other party's employees to leave its employment. This Section
5.16 shall not prohibit the advertisement in any publication of general circulation of positions available at such party.

   5.17 Takeover Statutes. If any Takeover Statute is or may become applicable
        -----------------
to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

   5.18 Indemnification.
        ---------------

       (a) After the Effective Time, to the extent permitted by law Parent and the Surviving Corporation shall indemnify and hold harmless each person who has at any time prior to the Effective Time been an officer, director, or employee of the Company or other person entitled to be indemnified by the Company pursuant to its Certificate of Incorporation or By-laws as they are currently in effect on the date hereof or any indemnification agreement which is in effect on the date hereof between the Company and such person to the same extent as provided in such Certificate of Incorporation, By-laws, or indemnification agreement. In connection with such indemnification, (x) any counsel retained by the indemnified parties for any period after the Effective Time shall be reasonably satisfactory to Parent and the Surviving Corporation, (y) after the Effective Time, the Surviving Corporation and Parent shall to the extent permitted by law pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, and (z) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent, which consent will not unreasonably be withheld. Neither the Surviving Corporation nor Parent shall be liable for the fees and expenses of more than one law firm for all the indemnified parties, with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

       (b) This Section 5.18 shall survive the consummation of the Merger, is intended to benefit the indemnified parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the indemnified parties.

   5.19 Section 16 Matters. Before the Effective Time, the Board of Directors of
        ------------------
Parent shall adopt such resolutions, in form and substance reasonably satisfactory to Parent and the Company, as are necessary to exempt from the application of Section 16(b) of the Exchange Act the acquisition of any security of Parent pursuant to or in connection with the Merger by any person who becomes a director or officer of Parent, as those terms are defined in Rule 16a-1 under the Exchange Act, pursuant to this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby, but only to the extent that Section 16 and the regulations thereunder then enable any resolutions to have such effect.

                                   Article VI

                            CONDITIONS TO THE MERGER
                            ------------------------

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The
       ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law.

       (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests by the SEC for additional information shall have been complied with to the reasonable satisfaction of the parties hereto.


       (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

       (d) Dissenters' Rights. Following the Company Stockholders' Meeting, no more than ten percent (10%) of the Company's outstanding shares shall be in a position to exercise dissenters' rights under the DGCL.

       (e) Approvals. Other than the filing provided for under Section 1.2, all orders, consents, waivers, exemptions, approvals, or authorizations of, or declarations, filings, or registrations with, or giving of notice to, any Person or Governmental Entity required of Parent, the Company, or any of their subsidiaries to consummate this Agreement, the Merger, the issuance of Parent Common Stock contemplated by this Agreement, or any other transaction contemplated hereby, the failure of which to be obtained or made (i) is reasonably expected to have a Material Adverse Effect on Parent or the Company or (ii) will result in a material violation of any law, shall have been obtained or made, all in form and substance reasonably satisfactory to Parent and the Company.

   6.2 Additional Conditions to Obligations of Company. The obligations of the
       -----------------------------------------------
Company to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

       (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.


       (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

       (c) Bringdown. The Company shall have received a certificate, dated the Closing Date, to the effect of Sections 6.2(a), 6.2(b), and 6.2(d) signed by the Chief Executive Officer and Chief Financial Officer of Parent.

       (d) No Material Adverse Effect on Parent. There shall not have been any Material Adverse Effect on Parent, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on Parent.

       (e) Resignation of Parent Director. Prior to the Effective Time, one of the members of the Board of Directors of Parent shall have submitted a written resignation, effective as of the Effective Time, to Parent in accordance with
Section 5.14, and a copy of such resignation shall have been delivered to the Company.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The
       -----------------------------------------------------------------
obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

       (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

       (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

       (c) Bringdown. Parent and Merger Sub shall have received a certificate, dated the Closing Date, to the effect of Sections 6.3(a), 6.3(b), and 6.3(d), signed by the Chief Executive Officer and Chief Financial Officer of the Company.

       (d) No Material Adverse Effect on the Company. There shall not have been any Material Adverse Effect on the Company, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on the Company.

       (e) Satisfactory Environmental Due Diligence Investigation. Parent shall have received a Phase II Environmental Site Assessment report from Environmental Managers, Inc., which provides no reason to believe the existence of any adverse environmental situation involving any of the Company's properties.

       (f) Resignation of Company Directors and Officers. Parent shall have received the resignations of such directors and officers of the Company and its subsidiaries as Parent may request with such resignations effective at such dates and times as Parent may request.


                                  Article VII

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

   7.1 Termination.  This Agreement may be terminated and the Merger abandoned
       -----------   at any time prior to the Effective Time:

       (a) by mutual written consent of the Company and Parent;

       (b) by Parent if:

           (i) there has been a material breach of any representation, warranty, covenant, or agreement on the part of the Company contained in this Agreement and such breach has not been cured within thirty days after written notice to the Company (provided, that Parent is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, will not be satisfied, or

           (ii) the Board of Directors of the Company amends, withholds, or withdraws its recommendation of the Merger (provided that Parent is not in material breach of the terms of this Agreement);

       (c) by the Company if:

           (i) there has been a material breach of any representation, warranty, covenant, or agreement on the part of Parent or Merger Sub contained in this Agreement and such breach has not been cured within thirty days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied;

           (ii) the Board of Directors of Parent amends, withholds, or withdraws its approval of the Merger (provided the Company is not in material breach of the terms of this Agreement);

       (d) by any party hereto if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or (iii) if the Company's stockholders do not approve the Merger and this Agreement at the Company Stockholders' Meeting (provided that the Company may not terminate in these circumstances if it is in material breach of the terms of this Agreement);

       (e) by any party hereto if the Merger shall not have been consummated by April 1, 2004; provided, that the right to terminate this Agreement under this
Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

       (f) by any party hereto if the Board of Directors of the Company accepts or approves a Superior Proposal or recommends a Superior Proposal to the stockholders of the Company (provided that the terminating party is not in material breach of the terms of this Agreement); or

       (g) by any party hereto if the Board of Directors of Parent accepts or approves a Superior Proposal or recommends a Superior Proposal to the stockholders of Parent (provided that the terminating party is not in material breach of the terms of this Agreement).

         Where action is taken to terminate this Agreement pursuant to this
Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

   7.2 Effect of Termination. In the event of termination of this Agreement as
       ---------------------
provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors, stockholders, or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement, and provided that the provisions of Sections 5.3(b),
5.5 and 5.16 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

   7.3 Notice of Termination. Any termination of this Agreement under Section
       ---------------------
7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto.

   7.4 Amendment. This Agreement may be amended by the parties hereto at any
       ---------
time, but only by execution of an instrument in writing signed on behalf of each of the parties hereto.

   7.5 Extension; Waiver. At any time prior to the Effective Time any party
       -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  Article VIII

                               GENERAL PROVISIONS
                               ------------------

   8.1 Non-Survival of Representations and Warranties. The representations and
       ----------------------------------------------
warranties of the Company, Parent, and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in
       -------
writing and shall be deemed given if delivered personally or by commercial delivery service or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as the party shall specify by like notice). If so mailed, they shall be deemed given upon the earlier of actual receipt or three business days after mailing.

       (a) if to Parent or Merger Sub, to:

                                    8000 Lee Highway
                                    Falls Church, VA 22042
                                    Attention:  Robert E. Fitzgerald
                                    Facsimile No.:  (703) 205-0672

                                    with a copy to:

                                    David L. Renauld
                                    20 Industrial Drive East
                                    South Deerfield, MA  01373
                                    Facsimile No.:  (413) 665-0089



       (b) if to the Company, to:

                                    101 S.E. 25th Avenue
                                    Mineral Wells, TX 76067
                                    Attention:  Clark D. Wraight
                                    Facsimile No.: (940) 325-0716
                                    with a copy to:

                                    Gary W. Havener
                                    P O Box 121969
                                    Fort Worth, Texas 76121
                                    Facsimile No.:  (817) 560-1577

                                    with a copy to:

                                    Carl A. Generes, Esq.
                                    4315 West Lovers Lane
                                    Dallas, TX  75209-2818
                                    Facsimile No.:  (214) 352-8852

   8.3 Interpretation. The words "include," "includes" and "including" when used
       --------------
herein shall be deemed in each case to be followed by the words "without limitation." Any table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts,
       ------------
all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile or copy of a signature is valid as an original.

   8.5 Entire Agreement. This Agreement and the documents and instruments and
       ----------------
other agreements among the parties hereto as contemplated by or referred to herein, including the Company Letter and the Parent Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder except as specifically set forth in Section 5.18.

   8.6 Severability. If any provision of this Agreement or the application
       ------------
thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision; and, if they do not act to replace the provision, the Agreement will be interpreted as if they had replaced it with such a provision.

   8.7 Other Remedies. Except as otherwise provided herein, any and all remedies
       --------------
herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   8.8 Governing Law and Choice of Forum.
       ---------------------------------

       (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

       (b) Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection herewith, or any breach of this Agreement or any such document or instrument shall be resolved exclusively (as to court proceedings initiated by the Company, including any counterclaims or crossclaims later brought by Parent or Merger
Sub) in the state or federal courts whose local geographic jurisdiction includes Falls Church, Virginia, or exclusively (as to court proceedings initiated by Parent or Merger Sub, including any counterclaims or crossclaims later brought by the Company) in the state or federal courts whose local geographic jurisdiction includes Mineral Wells, Texas. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any such state or federal court in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas or the Commonwealth of Virginia, as the case may be, for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such forum, such jurisdiction, and such process.

   8.9 Rules of Construction. The parties hereto agree that they have been
       ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its
        ----------
rights, interests, or obligations hereunder without the prior written approval of the other parties.

   8.11 Certain Definitions.  For purposes of this Agreement, the term:
        -------------------

       (a) "business day" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in Delaware;

       (b) "knowledge" means with respect to any fact, circumstance, event, or other matter in question, that such fact, circumstance, event, or other matter was actually known by or upon reasonable inquiry or investigation would have been actually known by (i) an individual, if used in reference to an individual,
(ii) Robert E. Fitzgerald, Michael F. Young, and Patrick L. Milton, if used in reference to Parent or Merger Sub, or (iii) Gary W. Havener or Clark Wraight, if used in reference to the Company.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

[Seal]                                YDI WIRELESS, INC.


                                      By: /s/ Robert E. Fitzgerald
                                         --------------------------------------

                                      Name: Robert E. Fitzgerald
                                            -----------------------------------
                                            Chief Executive Officer


[Seal]                                PHAZAR CORP.


                                      By: /s/ Gary W. Havener
                                         --------------------------------------

                                      Name: Gary W. Havener
                                            -----------------------------------
                                            President


[Seal]                                STUN ACQUISITION CORPORATION


                                      By: /s/ Robert E. Fitzgerald
                                         --------------------------------------

                                      Name: Robert E. Fitzgerald
                                            -----------------------------------
                                            Chief Executive Officer

                                                                       ANNEX B

                                 GEORGE C. WITTE
                               Business Appraiser


October 27, 2003

Board of Directors
Phazar Corp
101 S.E. 25th Avenue
Mineral Wells, Texas 76007

Gentleman:

         The board of directors of the Phazar Corp Inc retained me to judge the fairness of their sale of Phazar Corp, a Texas corporation to YDI Wireless, Inc., a Delaware corporation in a stock for stock merger. One share of Phazar will be exchanged for 1.2 shares of YDI. Phazar has approximately 2,175,000 shares outstanding and YDI has approximately 13,567,000 shares outstanding. WDI currently owns approximately 465,000 shares of Phazar which were acquired on the open market; these shares will not be converted so there will be approximately 15,600,000 shares of YDI outstanding after the merger. Phazar is currently traded on the NASD small cap and YDI is traded on the NASD bulletin board.

         You have asked me to render my opinion as to whether this sale is fair, from a financial viewpoint, to the public stockholders of Phazar, or which there are approximately 400.

         In the course of my analysis for rendering this opinion, the following items were considered or examined and discussions were conducted with the following individuals:

   o Phazar audited financial statements fiscal years ending May 31, 1998 through 2003
   o Phazar l0KSB for fiscal years ending May 31, 2002 and 2003
   o Phazar and subsidiaries, without Aerocorp consolidated statements of operations, for the years ending May 31, 2001 and 2000
   o Phazar daily stock transactions, April 1, 2003 through October 21, 2003
   o YDI financial statements 1999 through 2002
   o YDI Income statement for September 2003 YTD
   o YDI combined company projections for 2004
   o YDI daily stock transactions, April 1, 2003 through October 21, 2003
   o Discussions with Clark D. Wraight, Vice President and Principal Financial Officer, Phazar Discussions with Robert E. Fitzgerald, Chief Executive Officer, YDI
   o Discussions with Gary W. Havener, a Phazar stockholder
   o Inspection of Phazar's plant in Mineral Wells

         In rendering my opinion, I have relied upon and assumed without independent verification, the accuracy and completeness of all financial and other information supplied me by the two companies and its executives.

         With respect to the projected financial results, I have assumed that they have been prepared on basics reflecting the best currently available estimates and judgment of Phazar and YDI.

         Based upon the foregoing, it is my opinion that the sale of Phazar to YDI is fair, from a financial viewpoint, to the approximately 400 public stockholders of Phazar.

         The opinion herein is provided for the information and assistance of the Board of Directors of Phazar in its consideration of the sale of Phazar to YDI.

Very truly yours,

/s/ George C. Witte
----------------------

George C. Witte
Date  October 27, 2003

                                                                         ANNEX C

                                  EXCERPT FROM
              THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262 - Appraisal Rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by such section.

         The registrant's by-laws provide for the indemnification of directors and officers to the fullest extent permissible under Delaware law. The registrant's by-laws also mandate advancement of indemnifiable expenses for its directors and officers upon receipt of an undertaking from the affected director or officer to repay all amounts of advanced expenses if the director or officer is ultimately determined not to be entitled to indemnification for those expenses.

         The registrant's by-laws also provide that the board of directors has the power on behalf of the registrant to indemnify the registrant's employees and other agents and to pay their expenses in advance of final disposition of any proceeding.

         The registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

         Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for:

         o any breach of the director's duty of loyalty to the corporation or its stockholders;

         o any acts or omissions not in good faith or that involves intentional misconduct or a knowing violation of law;

         o any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware General Corporation Law; or

         o any transaction from which the director derived an improper personal benefit.

         Article SEVENTH of the registrant's certificate of incorporation limits its directors' liability to the maximum extent permitted by the Delaware General Corporation Law. No amendment to or repeal of the provisions of Article SEVENTH shall apply to or have any effect on the liability or the alleged liability of any director of the registrant with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of Article SEVENTH is to limit or eliminate the potential liability of the registrant's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

Article SEVENTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors.

         Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The registrant has directors' and officers' liability insurance that covers matters, including matters arising under the Securities Act of 1933.

     Item 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits.  See Index of Exhibits on page II-5.

     (b)  Financial Statement Schedules

         The required schedules are set forth in the proxy statement/prospectus included in Part I of this registration statement.

     (c)  Reports, Opinions or Appraisals

         The opinion of George C. Witte, Business Appraiser is attached as Annex B to the proxy statement/prospectus included in Part I of this registration statement.

     Item 22.  Undertakings

         (a)      The registrant hereby undertakes:

              (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

              (2) that every prospectus (i) that is filed pursuant to paragraph
     (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)      The undersigned registrant hereby undertakes:

              (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, Commonwealth of Virginia, on December 12, 2003.

                                              YDI WIRELESS, INC.

                                              By:  /s/ Robert E. Fitzgerald
                                                   -------------------------
                                              Robert E. Fitzgerald
                                              Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints Robert E. Fitzgerald his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his own name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and other amendments and supplements thereto) to this registration statement on Form S-4 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing as he could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

       Signature                  Title                              Date
       ---------                  -----                              ----
/s/ Robert E. Fitzgerald  Chief Executive Officer and          December 12, 2003
------------------------  Director
Robert E. Fitzgerald      (principal executive officer)

/s/ Patrick L. Milton     Chief Financial Officer and          December 12, 2003
------------------------  Treasurer (principal financial and
Patrick L. Milton         accounting officer)

/s/ Carol B. Armitage     Chairperson of the Board of          December 12, 2003
------------------------- Directors
Carol B. Armitage

/s/ Gordon D. Poole       Director                             December 12, 2003
-------------------------
Gordon D. Poole

/s/ Daniel A. Saginario   Director                             December 12, 2003
------------------------
Daniel A. Saginario

/s/ Michael F. Young      Director                             December 12, 2003
------------------------
Michael F. Young

                                INDEX OF EXHIBITS

   Exhibit
    Number                            Description of Document
    ------                            -----------------------
     2.1 Agreement and Plan of Merger by and among the Registrant, Stun Acquisition Corporation, and Phazar Corp dated as of October 30, 2003(1)
     3.1 Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on May 5, 2003(2)
     3.2 Certificate of Merger of Telaxis Communications Corporation with and into YDI Wireless, Inc. as filed with the Delaware Secretary of State on July 7, 2003(2)
     3.3      By-laws of the Registrant(2)
     4.1 Form of certificate evidencing ownership of common stock of the Registrant(2)
     4.2 Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of May 18, 2001(3)
     4.3 Amendment No. 1 to Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of September 9, 2002(4)
     4.4 Amendment No. 2 to Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of March 17, 2003(5)
     4.5 Amendment No. 3 to Rights Agreement by and between the Registrant and Registrar and Transfer Company, as Rights Agent dated as of May 15, 2003(6)
     5.1      Opinion of Foley Hoag LLP
     10.1     Incentive Stock Option Plan of 1986 of the Registrant(7)
     10.2     1987 Stock Plan of the Registrant(7)
     10.3     1988 Stock Plan of the Registrant(7)
     10.4     1996 Stock Plan of the Registrant(7)
     10.5     1997 Stock Plan of the Registrant(7)
     10.6     1999 Stock Plan of the Registrant(7)
     10.7     2001 Nonqualified Stock Plan of the Registrant(8)
     10.8     Young Design, Inc. 2002 Stock Incentive Plan (9)
     10.9 Form of Indemnification Agreement, a substantially similar version of which was entered between the Registrant and each of its officers and directors(10)
    10.10 Agreement and Plan of Merger by and between Telaxis Communications Corporation and Young Design, Inc. dated as of March 17, 2003(5)
    10.11 Agreement and Plan of Merger and Reincorporation by and between Telaxis Communications Corporation and YDI Wireless, Inc. dated as of June 23, 2003(11)
    10.12     Employment Agreement by and between Young Design, Inc. and Robert
              E. Fitzgerald dated as of March 1, 1999(6)
    10.13     Employment Agreement by and between Young Design, Inc. and Michael
              F. Young dated as of March 1, 1999(6)
    10.14 Employment Agreement by and between the Registrant and John L. Youngblood dated as of December 19, 2000(12)
    10.15 Amendment 1 to Employment Agreement by and between the Registrant and John L. Youngblood dated as of January 24, 2003(13)

   Exhibit
    Number                                Description of Document
    ------                                -----------------------
    10.16 Separation Agreement and General Release by and between the Registrant and John L. Youngblood dated October 1, 2003(14)
    10.17 Employment Agreement by and between the Registrant and Dennis C. Stempel dated as of December 19, 2000(12)
    10.18 Amendment 1 to Employment Agreement by and between the Registrant and Dennis C. Stempel dated as of August 29, 2002(15)
    10.19 Amendment 2 to Employment Agreement by and between the Registrant and Dennis C. Stempel dated as of January 24, 2003(13)
    10.20 Separation Agreement and General Release by and between the Registrant and Dennis C. Stempel dated September 15, 2003(14)
    10.21 Employment Agreement by and between the Registrant and David L. Renauld dated as of December 19, 2000(12)
    10.22 Amendment 1 to Employment Agreement by and between the Registrant and David L. Renauld dated as of August 29, 2002(15)
    10.23 Amendment 2 to Employment Agreement by and between the Registrant and David L. Renauld dated as of January 24, 2003(13)
    10.24 Employment Agreement by and between the Registrant and Kenneth R. Wood dated as of December 19, 2000(12)
    10.25 Amendment 1 to Employment Agreement by and between the Registrant and Kenneth R. Wood dated as of January 24, 2003(13)
    10.26 Employment Agreement by and between the Registrant and Stephen L. Ward dated as of July 17, 2001(8)
    10.27 Letter agreement by and between the Registrant and Stephen L. Ward dated January 9, 2003(13)
    10.28 Lease Agreement by and between Young Design, Inc. and Merry Fields, LLC dated as of August 24, 2000(6)
    10.29 Lease by and between the Registrant and O'Leary-Vincunas LLC dated November 1, 2000(12) 10.30 First Amendment to Lease by and between the Registrant and O'Leary-Vincunas LLC dated January 20, 2003(13)
    10.31 Indemnification Agreement by and among the Registrant, Merry Fields, LLC, Concorde Equity, LLC, and Michael F. Young dated as of March 17, 2003(5)
    10.32 Fourth Amended and Restated Registration Rights Agreement dated September 17, 1999(16)
    10.33 Registration Rights Agreement by and between the Registrant and Boston Federal Savings Bank dated August 20, 1999(7)
    10.34 Purchase Agreement by and between the Registrant and Massachusetts Technology Development Corporation dated June 1988(16)
    10.35 First Amendment to the Purchase Agreement by and between the Registrant and Massachusetts Technology Development Corporation dated December 28, 1988(17)
    10.36 Second Amendment to the Purchase Agreement by and between the Registrant and Massachusetts Technology Development Corporation dated June 17, 1999(17)
    10.37 Letter agreement by and between the Registrant and Gary W. Havener dated October 30, 2003.
    10.38 Stock Purchase Agreement by and between the Registrant and MTB Investment Advisors, Inc. dated as of December 5, 2003(18)
     21.1     Subsidiaries of the Registrant
     23.1     Consent of Hoffman, Fitzgerald & Snyder, P.C., Independent
              Accountants
     23.2     Consent of Reznick Fedder & Silverman, Independent Accountants

   Exhibit
    Number                                   Description of Document
    ------                                   -----------------------
     23.3     Consent of Weaver and Tidwell, LLP, Independent Accountants
     23.4     Consent of Foley Hoag LLP (included in Exhibit 5.1)
     24.1     Power of Attorney (included at page II-4)
     99.1     Form of Proxy for Special Meeting of Stockholders of Phazar Corp
     99.2     Consent of George C. Witte, Business Appraiser
     99.3 Investor Agreement by and between the Registrant and Concorde Equity, LLC dated as of March 17, 2003(5)
     99.4 Investor Agreement by and between the Registrant and Michael F. Young dated as of March 17, 2003(5)
     --------
     All non-marked exhibits listed above are filed herewith.

       (1)   Included as Annex A to the proxy statement/prospectus included in
             Part I of this Registration Statement.
       (2) Incorporated herein by reference to the same-numbered exhibit to Form 10-Q filed with the SEC on August 14, 2003.
       (3) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on May 21, 2001.
       (4) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on September 12, 2002.
       (5) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on March 20, 2003.
       (6) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on August 14, 2003.
       (7) Incorporated herein by reference to the exhibits to Form S-1 filed with the SEC on September 27, 1999 (File No. 333-87885).
       (8) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on August 10, 2001.
       (9) Incorporated herein by reference to the exhibits to Form S-8 filed with the SEC on April 11, 2003 (File No. 333-104481).
      (10) Incorporated herein by reference to the exhibits to Form 10-Q filed with the Commission on November 14, 2000.
      (11) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on July 16, 2003.
      (12) Incorporated herein by reference to the exhibits to Form 10-K filed with the SEC on March 28, 2001.
      (13) Incorporated herein by reference to the exhibits to Form 10-K filed with the SEC on March 31, 2003.
      (14) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on November 10, 2003.
      (15) Incorporated herein by reference to the exhibits to Form 10-Q filed with the SEC on November 14, 2002.
      (16) Incorporated herein by reference to the exhibits to Amendment No. 1 to Form S-1 filed with the SEC on October 15, 1999 (File No. 333-87885).
      (17) Incorporated herein by reference to the exhibits to Amendment No. 2 to Form S-1 filed with the SEC on December 21, 1999 (File No. 333-87885).
      (18) Incorporated herein by reference to the exhibits to Form 8-K filed with the SEC on December 10, 2003.